As filed with the Securities and Exchange Commission on October 21, 2016

Registration No. 333-__________

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6021	20-8627710
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(205) 313-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JOHN H. HOLCOMB, III

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

813 SHADES CREEK PARKWAY, SUITE 100

BIRMINGHAM, ALABAMA 35209

(205) 313-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Christopher B. Harmon, Esq. Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North 2400 Regions/Harbert Plaza Birmingham, Alabama 35203 (205) 254-1000	Jonathan S. Hightower, Esq. Bryan Cave LLP One Atlantic Center, 14th Floor 1201 West Peachtree Street NW Atlanta, Georgia 30309 (404) 572-6600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective and the satisfaction or waiver of all other conditions to the transaction described in the proxy statement-prospectus.

 If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction,

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value	1,964,633	N/A	$22,821,898	$2,646

(1)

Represents the maximum number of shares of the registrant’s common stock estimated to be issuable in connection with the merger transaction described herein, based on the number of shares of common stock of Private Bancshares, Inc. outstanding and reserved for issuance under various plans and in connection with outstanding warrants to purchase common stock of Private Bancshares, Inc. as of October 21, 2016. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(f)(2) and (3) under the Securities Act, and solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated as follows: the product of (i) $13.54 (the book value of the common stock of Private Bancshares, Inc. as of June 30, 2016) and (ii) 2,300,049 (the maximum number of shares of common stock of Private Bancshares, Inc. that may be canceled and exchanged in the merger), less $8,320,766 (the approximate amount of cash to be paid by the registrant for the common stock of Private Bancshares, Inc. in the merger).

(3)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. National Commerce Corporation may not issue or sell the securities offered by this proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement-prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

 SUBJECT TO COMPLETION, DATED OCTOBER 21, 2016

PROSPECTUS OF NATIONAL COMMERCE CORPORATION	PROXY STATEMENT OF PRIVATE BANCSHARES, INC.

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of Private Bancshares, Inc. (“PBI”) and National Commerce Corporation (“NCC”) have each unanimously approved the proposed merger of PBI with and into NCC, with NCC surviving the merger. The merger agreement provides that the shareholders of PBI may elect to receive, for each of their shares of PBI common stock, either (i) 0.85417 shares of NCC common stock or (ii) $20.50 in cash, without interest, subject to certain allocation limitations and proration procedures set forth in the merger agreement. The total amount of cash payable in the merger will be equal as nearly as practicable to, but will not exceed, $8,320,766, subject to NCC’s option to increase the amount of cash to a maximum of $11,094,354 if the number of shares of PBI common stock with respect to which cash elections are made exhausts the initial amount of cash reserved for payment of such shares. Accordingly, elections by shareholders of PBI to receive a particular form of consideration, whether cash or shares of NCC common stock, will be prorated as necessary to cause the aggregate mix of consideration issuable to PBI shareholders in the merger to comply as nearly as possible with the foregoing allocation, and your ability to receive cash or shares of NCC in exchange for your shares of PBI will depend upon the election of other PBI shareholders. Assuming the issuance of 1,964,633 shares of NCC common stock, the maximum possible number of shares issuable, and based on the closing price for a share of NCC common stock as of [●], 2016, the most recent practicable trading day before the date of this proxy statement-prospectus, the total merger consideration is expected to be approximately $[●] million. Under these circumstances, following the merger, current NCC shareholders would own approximately 84.8% of the issued and outstanding common stock of NCC, and current PBI shareholders would own approximately 15.2% of the issued and outstanding common stock of NCC.

A total of 1,964,633 shares of NCC common stock, the maximum number of shares of NCC common stock that may be issued in the merger, are being offered by NCC pursuant to this proxy statement-prospectus. The NCC common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended. NCC’s common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” The market price of NCC common stock will fluctuate between the date of this proxy statement-prospectus and the date of the special meeting of PBI shareholders, and between the date of the special meeting and the closing of the proposed merger. Therefore, the value of the shares of NCC common stock to be received in the merger will not be known at the time that PBI shareholders vote at the special meeting described below. The amount of cash per share is fixed at $20.50; however, as described in more detail elsewhere in this proxy statement-prospectus, in the event that the average closing price for NCC common stock for a specified period prior to the closing of the merger is less than $19.20 per share and the decrease in the price of NCC common stock exceeds a specified threshold relative to the decrease in the Nasdaq Bank Index over the same period, PBI will have the right to terminate the merger agreement unless NCC elects to make a compensating cash payment to PBI shareholders who have elected to receive shares of NCC common stock.

The merger cannot be completed unless the shareholders of PBI approve the merger agreement, among other conditions. PBI will hold a special meeting of shareholders at [●], located at [●], on [●], 2016 at [●] a.m., local time, to consider and vote on the merger proposal, on a proposal to terminate the existing shareholders agreement of PBI immediately prior to the effective time of the merger and on a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies. Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement, FOR the termination of the shareholders agreement and FOR the adjournment proposal. Shareholders of PBI have dissenters’ rights in connection with the proposed merger under Georgia law, which provides that a dissenting shareholder is entitled to receive the fair value of his or her shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the applicable statute.

This proxy statement-prospectus describes the special meeting, the merger, the documents related to the merger and related matters. Please carefully read this entire proxy statement-prospectus, including “Risk Factors” beginning on page 18 for a discussion of the risks associated with the proposed merger and with owning NCC common stock. You also can obtain information about NCC from documents that it has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of NCC common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

NCC is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore permitted to take advantage of certain reduced public company reporting requirements.

The board of directors of PBI recommends that the shareholders of PBI vote FOR approval of the merger agreement, FOR approval of the termination of the shareholders agreement and FOR the approval of the adjournment proposal.

/s/ John H. Holcomb, III	/s/ Charles B. Crawford, Jr.
John H. Holcomb, III Chairman and Chief Executive Officer National Commerce Corporation	Charles B. Crawford, Jr. Chairman, President and Chief Executive Officer Private Bancshares, Inc.
This proxy statement-prospectus is dated [●], 2016 and is first being mailed to shareholders of PBI on or about [●], 2016.

ABOUT THIS DOCUMENT

This proxy statement-prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-[●]) filed by NCC with the Securities and Exchange Commission (the “SEC”). It constitutes a prospectus of NCC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules thereunder, with respect to the shares of NCC common stock to be issued to shareholders of PBI in the merger. In addition, it constitutes a proxy statement and a notice of meeting with respect to the special meeting of shareholders of PBI, at which the PBI shareholders will consider and vote, among other things, upon the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. As used in this proxy statement-prospectus, the terms “NCC” and “PBI” refer to National Commerce Corporation and Private Bancshares, Inc., respectively. Where the context requires, “NCC” may refer to NCC and one or more of its subsidiaries, including National Bank of Commerce, which may be referred to individually as “NBC,” and “PBI” may refer to PBI and its subsidiary, Private Bank of Buckhead, which may also be referred to individually as “Private Bank.” Further, unless otherwise indicated, references to “NCC” include National Commerce Corporation, an Alabama corporation, prior to its reincorporation in Delaware in April 2014, and to National Commerce Corporation, a Delaware corporation, after the reincorporation. Unless the context indicates otherwise, all references to the “Agreement and Plan of Merger” or the “merger agreement” refer to the Agreement and Plan of Merger, dated August 30, 2016, by and between NCC and PBI, which is attached to the accompanying proxy statement-prospectus as Appendix A.

Neither the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the proposed merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

AVAILABLE INFORMATION

As permitted by SEC rules, this document incorporates certain important business and financial information about NCC from other documents filed by NCC with the SEC that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request.

Your requests for documents from NCC should be directed to the following:

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

(205) 313-8100

In order to ensure timely delivery of these documents, you should make your request no later than five business days before the special meeting date, or by [●], 2016.

You also can obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information,” on page 105.

All information in this proxy statement-prospectus concerning NCC and its subsidiaries has been supplied by NCC, and all information in this proxy statement-prospectus concerning PBI and Private Bank has been supplied by PBI.

NCC and PBI have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents to which you are referred herein. If someone provides you with other information, please do not rely on it as being authorized by NCC or PBI. This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of NCC or PBI since that date that are not reflected in this document. You should assume that the information incorporated by reference into this proxy statement-prospectus is accurate as of the date of such document.

PRIVATE BANCSHARES, INC.

Three Piedmont Center

3565 Piedmont Road, Suite 210

Atlanta, Georgia 30305

(404) 264-7979

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2016

To the Shareholders of Private Bancshares, Inc.:

Private Bancshares, Inc. will hold a special meeting of shareholders at [●], located at [●], on [●], 2016 at [●] a.m., local time, for the following purposes:

1.     To authorize, approve and adopt the Agreement and Plan of Merger dated August 30, 2016, by and between National Commerce Corporation (“NCC”) and Private Bancshares, Inc. (“PBI”), pursuant to which PBI will merge with and into NCC on and subject to the terms and conditions contained therein (the “merger proposal”).

2.      To authorize and approve the termination of the Private Bancshares, Inc. Amended and Restated Shareholders Agreement, dated as of April 27, 2007, such termination to take effect immediately before the merger is effective (the “termination proposal”).

3.      To approve one or more adjournments of the special meeting, if necessary or appropriate, in order to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement or the termination of the shareholders agreement at the time of the special meeting (the “adjournment proposal”).

4.      To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Shareholders of record at the close of business on [●], 2016, the record date for the special meeting, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding common stock of PBI. The approval of the termination proposal requires the affirmative vote of holders of at least two-thirds of the issued and outstanding common stock of PBI. The approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter. After careful consideration, the board of directors of PBI supports the merger and recommends that you vote FOR (1) approval of the merger proposal, (2) approval of the termination proposal and (3) approval of the adjournment proposal.

The accompanying proxy statement-prospectus describes the merger proposal in detail and includes, as Appendix A, the complete text of the merger agreement. We urge you to read these materials for a description of the merger agreement and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 18 of the accompanying proxy statement-prospectus for a discussion of certain risk factors relating to the merger.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by following the instructions in the enclosed proxy card and returning it as soon as possible in the enclosed postage-prepaid envelope. You may revoke your proxy at any time before it is voted in the manner described in the proxy statement-prospectus.

Under Georgia law, shareholders of PBI are or may be entitled to assert dissenters’ rights with respect to the proposed merger and to obtain payment in cash of the fair value of their shares upon compliance with the requirements of Georgia law. We have described dissenters’ rights under Georgia law in the proxy statement-prospectus and we have also included a copy of Article 13 of the Georgia Business Corporation Code as Appendix B to the proxy statement-prospectus. We urge any shareholder of PBI who wishes to assert dissenters' rights to read the statute carefully and to consult legal counsel before attempting to assert dissenters' rights.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

THE BOARD OF DIRECTORS

[●], 2016

i

PROXY STATEMENT-PROSPECTUS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

      The following are some questions that you may have about the proposals to be presented at the PBI special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement-prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information” on page 105.

Q:	Why am I receiving this proxy statement-prospectus?

A:

We are delivering this document to you because it is a proxy statement being used by the PBI board of directors to solicit proxies of PBI’s shareholders in connection with approval of the merger proposal and related matters. In order to approve the merger proposal and related matters, PBI has called a special meeting of its shareholders (which we refer to as the “special meeting”). This document serves as the proxy statement for the special meeting and describes the proposals to be presented at the special meeting. This document is also a prospectus that is being delivered to PBI’s shareholders because NCC is offering shares of its common stock to PBI shareholders in connection with the merger.

This proxy statement-prospectus contains important information about the merger and the other proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	In addition to the merger proposal, what else am I being asked to vote on?

A:	In addition to the merger proposal, PBI is soliciting proxies from its shareholders with respect to the following matters:

•

approval of a proposal to terminate the existing shareholders agreement among PBI and its shareholders, to take effect immediately prior to the effective time of the merger. The completion of the merger is conditioned upon the approval of this proposal.

•

approval of a proposal providing for one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger proposal or the termination proposal at the time of the special meeting. The completion of the merger is not conditioned upon the approval of the adjournment proposal.

Q:	What is the merger?

A:

NCC and PBI have entered into an Agreement and Plan of Merger, dated August 30, 2016 (which we refer to as the “merger agreement”). Under the merger agreement, PBI will be merged with and into NCC (which we refer to as the “merger”), with NCC continuing as the surviving corporation. At the same time as the merger, PBI’s wholly owned bank subsidiary, Private Bank, will merge with and into NCC’s wholly owned bank subsidiary, NBC (which we refer to as the “bank merger”). NBC will be the surviving bank in the bank merger. A copy of the merger agreement is included in this proxy statement-prospectus as Appendix A.

Q:	Why have NCC and PBI decided to merge?

A:

NCC and PBI have agreed to merge for strategic reasons that they believe will benefit both parties. The board of directors of NCC believes that the merger will allow NCC to expand its presence in the Atlanta, Georgia market area following NBC’s opening of a loan production office earlier this year, and the board of directors of PBI believes that the financial terms of the merger offer an attractive opportunity for shareholders of PBI. See “Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 33 for additional information.

Q:	What will happen to Private Bank as a result of the merger?

A:

If the merger occurs, Private Bank, which is currently a wholly owned subsidiary of PBI, will be merged with and into NBC, which is a wholly owned subsidiary of NCC, with NBC continuing as the surviving institution. The merger agreement provides that, for a period of at least two years following the merger and the bank merger, the former banking offices and mortgage division of Private Bank will continue to operate under their current trade names but will be designated as divisions of NBC.

Q:	What vote is required to approve the merger proposal?

A:	Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of PBI common stock as of [●], 2016.

Q:	How does the PBI board of directors recommend I vote on the merger proposal?

A:	PBI’s board of directors has unanimously approved and adopted the merger agreement and recommends that the shareholders of PBI vote FOR the merger proposal.

Q:	What type of consideration will I receive in the merger?

A:

The merger agreement provides that the shareholders of PBI may elect to receive, for each of their shares of PBI common stock, either (i) 0.85417 shares of NCC common stock or (ii) $20.50 in cash, without interest, subject to certain allocation limitations and proration procedures set forth in the merger agreement. However, the merger agreement provides that the total amount of cash payable in the merger will be equal as nearly as practicable to, but will not exceed, $8,320,766, subject to NCC’s option to increase the amount of cash to a maximum of $11,094,354 if the number of shares of PBI common stock with respect to which cash elections are made exhausts the initial amount of cash reserved for payment of such shares. Accordingly, elections by PBI shareholders to receive a particular form of consideration, whether cash or shares of NCC common stock, will be prorated as necessary to cause the aggregate mix of consideration issuable to the shareholders of PBI in the merger to comply with the foregoing allocation. In addition, in lieu of any fractional shares of NCC common stock otherwise issuable in accordance with the exchange ratio above, NCC will pay to each former shareholder of PBI who otherwise would be entitled to receive a fractional share of NCC common stock an amount in cash (without interest) determined by multiplying the fraction of a share of NCC common stock otherwise issuable by the average closing price (rounded to two decimal places) for a share of NCC common stock as reported by the Nasdaq Global Select Market during the ten (10) consecutive business days ending on the fifth business day prior to the date of the closing of the merger. After the merger is completed, and assuming the issuance of the maximum possible number of shares in the merger (including shares issuable upon the exercise of outstanding options to purchase PBI common stock that are subject to accelerated vesting as a result of the merger, shares issuable upon the conversion of restricted stock units and shares issuable upon the conversion of outstanding PBI warrants), current NCC shareholders will own approximately 84.8% of the issued and outstanding common stock of NCC, and current shareholders of PBI will own approximately 15.2% of the issued and outstanding common stock of NCC. See “Proposal No. 1 – The Merger; Structure of the Merger” beginning on page 30 and “The Merger Agreement” beginning on page 50 for further explanation.

As described in more detail elsewhere in this proxy statement-prospectus, under the terms of the merger agreement, if the average closing price of NCC common stock over a designated period of time prior to the closing of the merger decreases below certain specified thresholds and other specified conditions are met, the PBI board of directors would have a right to terminate the merger agreement, unless NCC elects to make a compensating cash payment to PBI shareholders who have elected to receive shares of NCC common stock. For more information regarding these termination rights and the adjustment that may result to the merger consideration, see “The Merger Agreement – Termination of the Merger Agreement; Termination Fee” beginning on page 63.

Q:	How does the proration work?

A:

A form of election will be provided to the shareholders of PBI at a later date, and you should carefully review and follow the instructions that will be included with the election form. The deadline to make an election is 5:00 p.m. Eastern Time on the day before the special meeting (or [●], 2016). The number of shares of PBI common stock to be converted into cash will equal, as closely as possible, but will not exceed, 405,891 shares ($8,320,766 in cash), subject to the right of NCC to increase such number to a maximum of 541,188 shares ($11,094,354 in cash) if cash is elected with respect to more than 405,891 PBI shares. Therefore, the remaining shares of PBI common stock outstanding will be converted into a right to receive shares of NCC common stock. In the event that the shareholders of PBI elect to receive, in the aggregate, a particular form of consideration in an amount that exceeds the predetermined allocation, all shareholders who elected to receive such form of consideration will have their elections prorated according to a method to be mutually selected by NCC and PBI to the extent necessary to cause the aggregate mix of consideration to equal, as nearly as practicable, the allocation set forth in the merger agreement. Accordingly, shareholders of PBI may receive a consideration mix that is different from the consideration that they elect to receive, and your ability to receive cash or shares of NCC in exchange for your shares of PBI common stock in accordance with your election will depend upon the election of other PBI shareholders. See “The Merger Agreement – Proration Procedures” beginning on page 51 for further explanation.

 v

Q:	What happens if I do not make an election?

A:

If you do not submit a properly completed and signed form of election by the election deadline, you will generally be deemed to have made an election to receive shares of NCC common stock in the merger. However, shares of PBI common stock for which no election has been made may instead be converted into a right to receive cash if the aggregate number of shares of PBI common stock for which an election has been made to receive shares of NCC common stock exceeds the maximum number of shares issuable in accordance with the allocation of consideration contemplated by the merger agreement.

Q:	How was the merger consideration determined?

A:

The consideration to be paid to the shareholders of PBI in the merger was the result of an arm’s length negotiation between NCC and PBI, subject to the direction of their respective boards of directors and advice provided by their respective legal counsel and independent financial advisors. See “Proposal No. 1 – The Merger; Background of the Merger” beginning on page 30 for additional information.

Q:	Will the value of the merger consideration change between the date of this proxy statement-prospectus and the time the merger is completed?

A:

The amount of the cash consideration paid per share will remain $20.50 per share. However, because the exchange ratio is fixed (except for customary anti-dilution adjustments), if you receive NCC common stock as consideration for all or a portion of your shares of PBI common stock, the implied value of the stock consideration that you will receive will depend on the market value of the NCC common stock when you receive your shares of NCC common stock. The value of the stock consideration per share of PBI common stock, based upon NCC’s closing stock price on [●], 2016, the most recent practicable trading day before the date of this proxy statement-prospectus, was $[●] per share, after giving effect to the exchange ratio. No assurance can be given that the current market price of NCC common stock will be equivalent to the market price of NCC common stock on the date that shares of NCC common stock are received by a PBI shareholder or at any other time. At the time of completion of the merger, the market price of the stock consideration could be greater or less than the value of the cash consideration due to fluctuations in the market price of NCC common stock. You should obtain current market prices for shares of NCC common stock, which is listed on the Nasdaq Global Select Market under the symbol “NCOM.”

Q:	How will the merger affect outstanding PBI stock options?

A:

The merger agreement provides that NCC will assume all outstanding PBI stock options according to their terms, including any acceleration in vesting that will occur as a consequence of the merger. Such options will be converted automatically into options to purchase NCC common stock, with the exercise price and number of shares issuable upon exercise of such options adjusted according to the exchange ratio.

Q:	How will the merger affect restricted stock units issued by PBI?

A:

The merger agreement provides that all outstanding PBI restricted stock units will fully vest, convert into shares of PBI common stock immediately prior to the merger and be treated as outstanding shares of PBI common stock for purposes of the merger consideration allocation. Each holder of a restricted stock unit will be entitled to elect to receive cash or shares of NCC common stock and will be subject to the proration procedures described in this proxy statement-prospectus.

Q:	How will the merger affect outstanding warrants to purchase PBI common stock?

A:

Outstanding warrants to purchase shares of PBI common stock will be forfeited at the time of the merger unless previously exercised or terminated, except that warrants to purchase 30,000 shares of PBI common stock specifically identified in the merger agreement will, if not previously exercised or terminated, automatically convert into shares of NCC common stock at a rate of 0.4375 NCC shares per share of PBI common stock subject to such warrants.

Q:	What risks should I consider before I vote on the merger proposal?

A:	You should carefully review the section captioned “Risk Factors” beginning on page 18.

Q:	Will NCC stockholders receive any shares or cash as a result of the merger?

A:	No. After the merger, NCC stockholders will continue to own the same number of NCC shares that they owned before the merger.

Q:	What are the federal income tax consequences of the merger to me?

A:

Maynard, Cooper & Gale, P.C. has issued an opinion, which it will confirm as of the date of the merger, that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Shareholders of PBI receiving stock consideration in the merger will not recognize gain for U.S. federal income tax purposes as a result of the exchange of PBI common stock for receipt of NCC common stock. However, to the extent that you receive cash, whether as a result of an election to receive cash as your consideration in the merger, as a result of proration, upon your exercise of dissenters’ rights, or in lieu of fractional shares, you may recognize gain for U.S. federal income tax purposes. Notwithstanding the foregoing, your tax treatment will depend on your specific situation and many variables not within NCC’s or PBI’s control. In addition, if you receive shares of NCC common stock in the merger, you will be a stockholder in a “C” corporation, rather than an “S” corporation, which means that the income and losses of the corporation in which you hold shares will no longer automatically pass through to you on a pro rata basis. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 46 for additional information.

Q:	When do the parties expect the merger to be completed?

A:

NCC and PBI are working to complete the merger on or before December 31, 2016, shortly after the special meeting of shareholders of PBI, assuming that the shareholders of PBI and all applicable regulators approve the merger and that the other conditions to closing are met. See “The Merger Agreement – Conditions to the Merger” beginning on page 56 for additional information. The parties could experience delays in meeting these conditions or be unable to meet them at all. See “Risk Factors” beginning on page 18 for a discussion of these and other risks relating to the merger.

Q:	Will I be able to sell the NCC common stock that I receive pursuant to the merger?

A:

Yes. The NCC common stock issued in the merger will be registered under the Securities Act. NCC’s common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” Therefore, you will be able to sell or transfer without restriction the shares of NCC common stock that you receive in the merger.

Q:	Are dissenters’ rights available to me in connection with this transaction?

A:

Yes. Shareholders of PBI have dissenters’ rights in connection with the proposed merger under Georgia law, which provides that a dissenting shareholder is entitled to receive the fair value of his or her shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the applicable statute. To perfect dissenters’ rights, you must (i) give PBI written notice of your intent to dissent from the merger prior to the vote on the merger proposal at the special meeting and (ii) not vote in favor of the merger proposal at the special meeting. Within ten (10) days after the date of the merger, NCC, as the surviving corporation, will deliver a notice to all dissenting shareholders, setting forth the date by which NCC must receive a demand for payment from each dissenting shareholder, which may not be fewer than 30 or more than 60 days after the date of NCC’s notice. Each dissenting shareholder must demand payment and deposit his or her PBI stock certificates in accordance with the terms of NCC’s notice. You should read carefully the more detailed description of this procedure beginning on page 68, as well as the full text of the relevant statutory provisions, which are attached to this proxy statement-prospectus as Appendix B. NCC’s board of directors may terminate the merger agreement and abandon the merger transaction if the holders of more than 7.5% of the outstanding shares of PBI common stock exercise dissenters’ rights.

Q:	Why am I being asked to vote on the termination of the PBI shareholders agreement?

A:

The PBI shareholders agreement, which was amended and restated in 2007, contains certain restrictions on the transfer of PBI common stock that are designed, among other things, to preserve PBI’s status as an S corporation under the Internal Revenue Code. A copy of the shareholders agreement is attached to this proxy statement-prospectus as Appendix D. These restrictions will no longer be necessary if the merger occurs, and it will therefore be necessary to terminate the shareholders agreement, to be effective immediately prior to the effective time of the merger. Approval of the termination proposal is a condition to the completion of the merger. See “Proposal No. 2 – Termination of the Shareholders Agreement” beginning on page 43 for additional information.

Q:	What vote is required to approve the termination proposal?

A:	Approval of the termination proposal requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of PBI common stock as of [●], 2016.

Q:	What votes are required to adjourn or postpone the special meeting?

A:	The approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter.

Q:	What should I do now?

A:

After carefully reading and considering the information in this proxy statement-prospectus, follow the voting instructions included in the enclosed proxy card in order to vote your shares as soon as possible, so that your shares will be represented at the special meeting.

NOTE: If you sign and send in your proxy card and do not indicate otherwise, your proxy will be voted FOR the merger proposal, FOR the termination proposal and FOR the adjournment proposal.

Q:	When and where is the special meeting?

A:	The PBI special meeting will be held at [●], located at [●], on [●], 2016 at [●] a.m., local time.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of PBI common stock at the special meeting will constitute a quorum. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What if I do not vote?

A:

If you do not vote, it will be more difficult for PBI to obtain the necessary quorum to hold its special meeting. In addition, if you do not vote, it (i) will have the same effect as voting your shares against the merger proposal (but will not be considered a vote against the merger agreement for purposes of perfecting dissenters’ rights), (ii) will have the same effect as voting your shares against the termination proposal and (iii) will have no effect on the adjournment proposal.

Q:	Can I attend the special meeting and vote in person?

A:

Yes. All record shareholders of PBI are invited to attend the special meeting. Holders of record of PBI common stock can vote by proxy or in person at the special meeting. Because voting by proxy in favor of the termination proposal will also constitute the appointment of an attorney-in-fact to sign a written termination of the shareholders agreement, it will be necessary for the holders of two-thirds of the outstanding shares of PBI common stock to execute proxies voting in favor (or deemed to vote in favor) of the termination proposal or to otherwise appoint an agent to sign the written termination on their behalf. Therefore, whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure that your vote is counted and that an agent may sign the termination document on your behalf if you so desire.

Q:	Can I change my vote after I deliver my proxy?

A:

Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do so in three ways. First, you can revoke your proxy by giving written notice of revocation to PBI’s corporate secretary. Second, you can submit a new properly executed proxy with a later date at or before the special meeting. The latest proxy actually received before the special meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:	Are there any voting agreements in place between NCC and existing PBI shareholders?

A:

Yes. At the time of the execution of the merger agreement, each director and certain executive officers of PBI executed a voting agreement with NCC, in which each such shareholder has agreed, among other things, to vote or cause to be voted all of his or her shares of PBI common stock (i) in favor of the merger proposal, (ii) against any action or agreement that would result in a breach of any covenant or agreement by PBI in the merger agreement and (iii) against any other acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger; provided, however, that such voting agreements do not preclude the directors of PBI from taking action in a manner consistent with their fiduciary duties in their capacity as directors under applicable law. The shareholders who have entered into these agreements held approximately 37.9% in the aggregate of PBI’s outstanding common stock as of the date of this proxy statement-prospectus. The obligations of these shareholders will terminate in the event that the merger agreement is terminated for any reason in accordance with its terms, without the merger having been consummated. The form of voting agreement executed by these shareholders is included as an exhibit to the registration statement of which this proxy statement-prospectus is a part. For further information, see “The Merger Agreement – Voting Agreements” on page 67.

Q:	Should I send in my stock certificates or other equity agreements now?

A:

No. If the merger is completed, NCC’s exchange agent will send all former shareholders of PBI written instructions for exchanging their PBI common stock certificates and applicable equity award agreements for the merger consideration that they are entitled to receive. In any event, do not send your stock certificates or agreements with your proxy card.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of PBI common stock will not receive any consideration for their shares. Instead, both PBI and NCC will remain independent companies. In addition, if the merger agreement is terminated under certain circumstances, a termination fee may be required to be paid to NCC by PBI. See “The Merger Agreement – Termination of the Merger Agreement; Termination Fee” beginning on page 63 for a discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact:

Private Bancshares, Inc.

Three Piedmont Center, Suite 210

3565 Piedmont Road

Atlanta, Georgia 30305

Attention: Charles B. Crawford, Jr.

(404) 264-7979

A copy of any of the documents incorporated by reference in this proxy statement-prospectus will be provided to you promptly without charge if you call or write to:

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

(205) 313-8100

The documents incorporated herein by reference have been previously filed with the SEC. See “Where You Can Find More Information” on page 105.

SUMMARY

This summary is a brief overview of the key aspects of the merger and the issuance of shares of NCC common stock and cash in the merger. This summary only identifies those aspects of the merger that we believe are most significant to you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of cash and shares of NCC common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices included in this proxy statement-prospectus. For more information about NCC, see “Where You Can Find More Information” on page 105. We have included page references in this summary to direct you to other places in this proxy statement-prospectus where you can find a more complete description of the topics we have summarized. You are urged to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting.

The Companies (See page 70)

National Commerce Corporation and National Bank of Commerce

NCC, a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama. NCC engages in the business of banking through NBC, its wholly owned banking subsidiary.

NBC provides a broad array of banking and other financial services to businesses, business owners, and professionals. In Alabama, NBC operates seven full-service banking offices, located in Birmingham, Huntsville, Auburn-Opelika, and Baldwin County. In Florida, NBC operates ten full-service banking offices under three trade names, including National Bank of Commerce (Vero Beach), “United Legacy Bank, a division of National Bank of Commerce” (Longwood, Winter Park, Orlando and Oviedo), and “Reunion Bank of Florida, a division of National Bank of Commerce” (Tavares, Ormond Beach, Port Orange and St. Augustine Beach). NBC also operates a loan production office in Atlanta, Georgia.

NCC also engages in the business of factoring commercial receivables through NBC’s ownership of a 70% equity interest in CBI Holding Company, LLC (“CBI”). CBI owns Corporate Billing, LLC (“Corporate Billing”), a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection, and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

In November 2015, NCC formed National Commerce Risk Management, Inc. (“NCRM”) as a wholly owned subsidiary. NCRM was created to insure NCC and its subsidiaries against certain risks arising from their operations and to pool resources with similar insurance company subsidiaries of other financial institutions in order to spread a limited amount of risk among themselves.

As of June 30, 2016, NCC had total assets of $1.7 billion, total loans of $1.4 billion, total deposits of $1.5 billion and total stockholders’ equity of $226 million.

NCC’s common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” NCC’s principal executive office is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, and its telephone number is (205) 313-8100. NCC does not maintain a standalone website, but additional information about NCC may be found on NBC’s website at www.nationalbankofcommerce.com. Information contained on the website is not part of this proxy statement-prospectus, and is not incorporated by reference herein.

Private Bancshares, Inc. and Private Bank of Buckhead

PBI, a Georgia corporation, is a bank holding company headquartered in Atlanta, Georgia. Through its bank subsidiary, Private Bank, a Georgia state-chartered bank, PBI offers a relationship-driven community banking model to its customers designed to provide a personalized and tailored financial experience. PBI operates two full-service banking offices, with its headquarters in the Buckhead area of Atlanta, Georgia, and a branch office in Decatur, Georgia that operates under the trade name “Private Bank of Decatur, a division of Private Bank of Buckhead.” In addition, Private Bank’s PrivatePlus Mortgage division, based in Atlanta, offers a number of mortgage-related products and services and originates mortgages in all 50 states and the District of Columbia.

As of June 30, 2016, PBI had total assets of $291 million, total loans of $267 million, total deposits of $253 million and total shareholders’ equity of $26 million.

PBI’s principal executive office is located at Three Piedmont Center, 3565 Piedmont Road, Suite 210, Atlanta, Georgia 30305, and its telephone number is (404) 264-7979. PBI does not maintain a standalone website, but additional information about PBI may be found on Private Bank’s website at www.privatebankofbuckhead.com. Information contained on the website is not part of this proxy statement-prospectus, and is not incorporated by reference herein.

The Merger Agreement (See page 50)

Under the terms of the merger agreement, PBI will merge with and into NCC, with NCC as the surviving corporation. At the time of the merger of PBI with and into NCC, Private Bank will merge with and into NBC, with NBC as the surviving bank. Both NCC and NBC will continue their existence under Delaware law and the laws of the United States, respectively, while PBI and Private Bank will cease to exist as separate corporations; however, subject to applicable laws and non-objection from applicable regulatory authorities, NCC and PBI intend for the former banking offices and mortgage division of Private Bank to continue to operate and conduct business under the trade names “Private Bank of Buckhead, a division of National Bank of Commerce,” “Private Bank of Decatur, a division of National Bank of Commerce,” and “PrivatePlus Mortgage, a division of National Bank of Commerce,” as appropriate, for a period of at least two years. The merger agreement is attached to this proxy statement-prospectus as Appendix A and is incorporated into this proxy statement-prospectus by reference. You are encouraged to read the entire merger agreement carefully, as it is the legal document that governs the proposed merger.

What You Will Receive in the Merger (See page 50)

If the merger is completed, shareholders of PBI will have the opportunity to elect to receive, for each of their shares of PBI common stock, either (i) 0.85417 shares of NCC common stock, which is referred to herein as the “exchange ratio,” or (ii) $20.50 in cash, without interest. However, the merger agreement provides that the total amount of cash payable in the merger will be equal as nearly as practicable to, but will not exceed, $8,320,766, subject to NCC’s option to increase the amount of cash to a maximum of $11,094,354 if the number of shares of PBI common stock with respect to which cash elections are made exhausts the initial amount of cash reserved for payment of such shares. Accordingly, elections by shareholders of PBI to receive a particular form of consideration, whether cash or shares of NCC common stock, will be prorated as necessary to cause the aggregate mix of consideration issuable to shareholders of PBI in the merger to comply with the foregoing allocation. Any shares of PBI common stock for which no valid election has been made will be converted into the right to receive shares of NCC common stock; provided, however, that such shares of PBI common stock may instead be converted into a right to receive cash if the aggregate number of shares of PBI common stock for which an election has been made to receive shares of NCC common stock exceeds the maximum number of shares issuable in accordance with the consideration allocation contemplated by the merger agreement. For more information, including an example applying the proration formula, see “The Merger Agreement – Proration Procedures” beginning on page 51.

While the amount of the cash consideration paid per share for which an election to receive cash is made will remain $20.50 per share, the market value of the stock consideration will fluctuate with the market price of NCC common stock.

No fractional shares of NCC common stock will be issued in the merger. Instead, NCC will make a cash payment (without interest) to each shareholder of PBI who would otherwise receive a fractional share of NCC common stock in an amount determined by multiplying the fraction of a share of NCC common stock otherwise issuable by the average closing price (rounded to two decimal places) for a share of NCC common stock as reported by the Nasdaq Global Select Market during the ten (10) consecutive business days ending on the fifth business day prior to the date of the closing of the merger. The amount of cash available for cash payments in lieu of fractional shares will not be affected by the cash limitation described above, nor will the amount of cash payable pursuant to cash elections be affected by cash payments in lieu of fractional shares.

Cash and Stock Elections (See page 50)

A form of election will be provided to shareholders of PBI at a later date, and shareholders of PBI should carefully review and follow the instructions that will be included with the election form. The deadline to make an election is 5:00 p.m. Eastern Time on the day prior to the special meeting (or [●], 2016). In the event that shareholders of PBI elect to receive, in the aggregate, a particular form of consideration in an amount that exceeds the predetermined allocation, all shareholders who elected to receive such form of consideration will have their elections prorated as necessary to cause the aggregate mix of consideration to equal, as nearly as practicable, the allocation set forth in the merger agreement. Accordingly, shareholders of PBI may receive a consideration mix that is different from the consideration that they elect to receive.

What Holders of PBI Stock Options Will Receive (See page 53)

Under the terms of the merger agreement, upon completion of the merger, NCC will assume all outstanding PBI stock options according to their terms, including any acceleration in vesting that will occur as a consequence of the merger. Such options will be converted automatically into options to purchase NCC common stock, with the exercise price and number of shares issuable upon exercise of such options adjusted according to the exchange ratio.

What Holders of PBI Restricted Stock Units Will Receive (See page 54)

Under the terms of the merger agreement, all outstanding PBI restricted stock units will fully vest and convert into shares of PBI common stock immediately prior to the merger and will be treated the same as outstanding shares of PBI common stock for purposes of the merger consideration allocation. Each holder of a restricted stock unit will be entitled to elect to receive cash or shares of NCC common stock and will be subject to the proration procedures described in this proxy statement-prospectus.

What Holders of PBI Warrants Will Receive (See page 54)

Outstanding warrants to purchase shares of PBI common stock will be forfeited at the time of the merger unless previously exercised or terminated, except that warrants to purchase up to 30,000 shares of PBI common stock specifically identified in the merger agreement will automatically convert into shares of NCC common stock at a rate of 0.4375 NCC shares per share of PBI common stock subject to such warrants.

Your Expected Tax Treatment as a Result of the Merger (See page 46)

In general, shareholders of PBI who receive only NCC common stock for their shares of PBI common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. Maynard, Cooper & Gale, P.C. has issued an opinion, which it will confirm as of the effective date of the merger, that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that shareholders of PBI will not recognize gain or loss in connection with the exchange of their shares (except with respect to any cash received). The opinion will not bind the Internal Revenue Service, which could take a different view. This tax treatment will not apply to any shareholder of PBI who receives cash consideration in the merger in exchange for PBI common stock, or who receives cash pursuant to the exercise of dissenters’ rights. Any shareholder of PBI who receives cash in the merger, whether as a result of the cash election, the receipt of cash in lieu of fractional shares, as a result of perfecting dissenters’ rights or otherwise, will recognize gain to the extent that the cash received exceeds the shareholder’s tax basis in his or her PBI common stock. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 46 for additional information.

In addition, to the extent that you receive shares of NCC common stock in the merger, you will be a stockholder of a traditional “C” corporation rather than of an “S” corporation, which means that the income and losses of the corporation in which you hold your shares will no longer automatically pass through to you on a pro rata basis.

Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within NCC’s or PBI’s control. For these reasons, you are urged to consult with your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.

Dissenters’ Rights (See page 68)

If the merger is completed, shareholders of PBI who do not vote in favor of the merger and who comply with all of the requirements and procedures required by Georgia law and described in this proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash. If you exercise and perfect your dissenters’ rights, you will not receive any merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Georgia law. Failure to adhere strictly to the requirements and procedures of the dissenters’ rights provisions under Georgia law may result in the loss, termination or waiver of a shareholder’s dissenters’ rights. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. Pursuant to the merger agreement, if holders of more than 7.5% of the outstanding shares of PBI exercise dissenters’ rights, the NCC board of directors may terminate the merger agreement and abandon the merger.

A shareholder of PBI who wishes to exercise dissenters’ rights with respect to the merger must (i) deliver to PBI, before the vote is taken at the special meeting, written notice of the shareholder’s intent to demand payment if the merger is consummated, (ii) not vote, or cause or permit to be voted, his or her shares of PBI common stock in favor of the merger proposal and (iii) otherwise comply with the applicable procedural requirements of Georgia law. Failure to vote will not constitute a waiver of a shareholder’s dissenters’ rights under Georgia law; however, if you sign and send in your proxy card and do not indicate how you want to vote on the merger proposal, your proxy will be voted FOR the merger proposal, and you will effectively waive your dissenters’ rights. Therefore, a shareholder who submits a proxy and who also wishes to exercise dissenters’ rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. Appendix B includes the relevant provisions of Georgia law regarding these rights. See “Dissenters’ Rights” beginning on page 68 for additional information on how to assert dissenter’s rights. In view of the complexity of the procedures specified under Georgia law, shareholders who wish to pursue dissenters’ rights should promptly consult their legal, financial and tax advisors.

What NCC Stockholders Will Receive (See page 53)

NCC stockholders will not receive any consideration in the merger. After the merger, NCC stockholders will continue to own the same number of NCC shares owned before the merger.

Comparative Stock Prices (See page 26 for NCC and page 27 for PBI)

NCC

NCC common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” The closing price of NCC common stock on [●], 2016, the last practicable date before the mailing of this proxy statement-prospectus, was $[●]. The value of the shares of NCC common stock to be issued in the merger will fluctuate between now and the closing of the merger.

PBI

PBI common stock does not currently trade on any securities exchange or interdealer quotation system. The last known sale price for a share of PBI common stock prior to the mailing of this proxy statement-prospectus was $[●] on [●], 2016.

NCC Dividends (See page 67)

NCC’s board of directors has not declared a dividend since its inception and does not expect to do so in 2016. Future determinations regarding dividend policy will be made at the discretion of NCC’s board of directors based on factors that it deems relevant at that time.

NCC’s Reasons for the Merger

NCC’s board of directors considered a number of financial and nonfinancial factors in making its decision to merge with PBI, including its respect for the ability and integrity of the PBI board of directors, management and staff. The board of directors of NCC believes that expanding NCC’s operations in the market areas where PBI operates will provide financial and strategic benefits to NCC and PBI as a combined company.

PBI’s Reasons for the Merger (See page 33)

PBI’s board of directors considered a number of factors, both financial and non-financial in nature, as part of its consideration of the proposed merger with NCC. The board of directors of PBI believes that the proposed acquisition of PBI by NCC will provide significant value to the shareholders of PBI and will benefit the customers and communities served by PBI.

See “Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 33 for additional information.

Opinion of PBI’s Financial Advisor (See page 34)

In deciding to approve the merger, PBI’s board of directors considered the opinion of its financial advisor, BSP Securities, LLC, a subsidiary of Banks Street Partners, LLC (“BSP”). BSP, an investment banking and financial advisory firm, has delivered an opinion to the PBI board of directors that the consideration to be received by shareholders of PBI is fair, from a financial point of view, to the shareholders of PBI. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that BSP considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix C. All shareholders of PBI are urged to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by BSP in providing its opinion. See “Proposal No. 1 – The Merger; Opinion of PBI’s Financial Advisor” beginning on page 34 for additional information.

The PBI Board of Directors Recommends Shareholder Approval of the Merger Proposal (See page 42)

The PBI board of directors has unanimously approved the merger agreement and believes that the merger is in the best interests of the shareholders of PBI. The board unanimously recommends that you vote FOR approval of the merger proposal.

Information About the Special Meeting of Shareholders (See page 28)

A special meeting of the shareholders of PBI will be held on [●], 2016, at [●] a.m., local time. The special meeting will be held at [●], located at [●]. At the special meeting, the shareholders of PBI will vote on the merger proposal and the other proposals described herein. If the shareholders approve the merger agreement and the conditions to completing the merger are satisfied, the parties expect to complete the merger as soon as practicable after the special meeting. See “The PBI Special Meeting” beginning on page 28 for additional information.

Quorum and Vote Required at the Special Meeting (See page 28)

Shareholders who own PBI common stock at the close of business on [●], 2016, the record date, will be entitled to vote at the special meeting. A majority of the issued and outstanding shares of PBI common stock as of the record date for the special meeting must be present in person or by proxy at the special meeting in order for a quorum to be present. If a quorum is not present at the special meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. Approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of PBI common stock issued and outstanding on the record date. Approval of the termination proposal requires the affirmative vote of holders of at least two-thirds of the shares of PBI common stock issued and outstanding on the record date. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote on the matter. See “The PBI Special Meeting – Record Date; Quorum and Voting Requirement” beginning on page 28 for additional information.

Termination of the Shareholders Agreement (See page 43)

PBI shareholders are also being asked to vote at the special meeting in favor of a proposal to terminate the shareholders agreement, to take effect immediately prior to the effective time of the merger. We urge you to read the shareholders agreement, which is attached as Appendix D and incorporated by reference into this document, carefully and in its entirety. The affirmative vote of PBI shareholders representing at least two-thirds of the shares of PBI common stock (or 1,372,352 shares) is required to approve the termination proposal. In addition, the termination of the shareholders agreement requires a written termination to be executed by the holders of at least two-thirds of the outstanding shares of PBI common stock. A shareholder’s execution of a proxy voting in favor (or deemed to vote in favor) of the termination proposal will constitute the appointment an attorney-in-fact to execute the written termination on behalf of the shareholder. See “Proposal No. 2 – Termination of the Shareholders Agreement” beginning on page 43 for additional information.

Share Ownership of Management (See page 73 for PBI)

PBI

As of the record date for the special meeting, directors and executive officers of PBI had or shared voting or dispositive power over approximately 37.9% of the issued and outstanding PBI common stock. PBI’s directors and certain executive officers have entered into written agreements with NCC providing that they will vote the shares over which they have voting power, subject to their fiduciary duties, in favor of the merger proposal.

The directors and executive officers of NCC do not have or share voting or dispositive power over any of the issued and outstanding shares of PBI common stock.

NCC

As of the date of this proxy statement-prospectus, directors and executive officers of NCC have or share voting or dispositive power over approximately 22.5% of the issued and outstanding shares of NCC common stock.

The directors and executive officers of PBI do not currently have or share voting or dispositive power over any of the issued and outstanding shares of NCC common stock.

Structure of the Merger (See page 30)

As a result of the merger and the bank merger, PBI and Private Bank will cease to exist as separate corporations. Subsequent to the merger and the bank merger, and subject to applicable laws and non-objection from applicable regulatory authorities, NCC and PBI intend for the former banking offices and mortgage division of Private Bank to continue to operate and conduct business under the trade names “Private Bank of Buckhead, a division of National Bank of Commerce,” “Private Bank of Decatur, a division of National Bank of Commerce,” and “PrivatePlus Mortgage, a division of National Bank of Commerce,” as appropriate, for a period of at least two years.

Regulatory Approvals (See page 45)

In general, the merger of a bank holding company into another bank holding company requires the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Under the Federal Reserve Board’s Regulation Y, certain transactions are eligible for a waiver from the general application and approval requirements. NCC filed a waiver request with the Federal Reserve Board on September 27, 2016, which was granted on October 7, 2016. In addition, the proposed bank merger cannot be completed unless it is approved by the Office of the Comptroller of the Currency (the “OCC”), and NCC’s acquisition of control of Private Bank through the merger of PBI into NCC must also be approved by the Georgia Department of Banking and Finance (the “GDBF”). The GDBF will review the acquisition to determine, among other things, whether the public convenience and advantage will be served by the transaction. Although the parties do not know of any reason why the necessary regulatory approvals could not be obtained in a timely manner, there can be no certainty as to whether or when such approvals will be obtained, or what, if any, conditions may be imposed in connection with such approvals.

Conditions to Completing the Merger (See page 56)

The merger will only be completed if certain conditions are met, including the following:

•	approval by shareholders of PBI of the merger proposal and termination proposal by the required vote;

•	approval of the merger and the transactions contemplated thereby by applicable regulatory authorities;

•

receipt of all third-party consents (other than the regulatory consents described above) necessary to consummate the merger, other than those that would not have a material adverse effect on the party required to obtain the consent if not obtained;

•	receipt by PBI and NCC of an opinion from Maynard, Cooper & Gale, P.C. that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of NCC common stock to be issued in the merger;

•	immediately prior to the merger, PBI will have a minimum adjusted shareholders’ equity of not less than $31,000,000;

•	the repayment by PBI of all outstanding indebtedness and the release of all liens on its property;

•	subject to the materiality standards set forth in the merger agreement, the accuracy of the representations and warranties of PBI and NCC;

•

the absence of a stop order suspending the effectiveness of NCC’s registration statement under the Securities Act and any action, suit, proceeding or investigation for that purpose with respect to the shares of NCC common stock to be issued to shareholders of PBI; and

•

the absence of an order, decree or injunction enjoining or prohibiting completion of the merger, or the initiation of or known threat of any action or proceeding seeking to restrain consummation of the merger, that renders such transactions impossible or inadvisable in the opinion of either party.

If these and certain other conditions specific to the respective parties are satisfied, NCC and PBI contemplate that they will complete the merger on or before December 31, 2016. See “The Merger Agreement – Conditions to the Merger” beginning on page 56 for additional information.

Termination and Termination Fee (See page 63)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail elsewhere in this proxy statement-prospectus. If NCC terminates the merger agreement because PBI’s board withdraws or changes its recommendation of the merger agreement, cancels the meeting at which the shareholders of PBI will vote on the merger agreement, allows the acquisition by any person of a majority of PBI’s outstanding common stock or recommends, approves or announces a transaction for the sale to or merger with an entity other than NCC, or if PBI terminates the merger agreement because it has received an offer for such an acquisition transaction, then PBI (or its successor) must pay NCC a termination fee of $1,750,000.

PBI’s board of directors may terminate the merger agreement if the average closing price of NCC common stock over the ten-day period ending on the fifth business day prior to the effective time of the merger is less than $19.20 and if NCC’s common stock underperforms the Nasdaq Bank Index by more than a specified threshold, unless NCC elects to make a compensating cash payment with respect to the shares of PBI common stock to be converted into shares of NCC common stock.

NCC’s board of directors may terminate the merger agreement and abandon the merger if holders of more than 7.5% of the outstanding shares of PBI common stock exercise dissenters’ rights.

Some of PBI’s Directors and Executive Officers Have Interests in the Merger that Differ from the Interests of PBI’s Shareholders Generally (See page 64)

Some of the executive officers and directors of PBI have interests in the merger that are different from, or in addition to, those of the shareholders of PBI generally. These interests and arrangements may create potential conflicts of interest. PBI’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that PBI’s shareholders vote in favor of the merger proposal. These interests include the following:

•

Pursuant to the merger agreement, PBI’s executives, along with all full-time employees of PBI, will be eligible to participate in any benefit plans and arrangements that are made available to all NCC and NBC full-time employees, which include health and dental insurance, vision insurance, life insurance and short and long-term disability insurance.

•

Under the terms of the merger agreement, NCC has agreed to maintain director and officer liability insurance for the benefit of PBI’s officers and directors and to indemnify PBI’s officers and directors against certain liabilities.

•

The merger agreement provides that one representative of PBI will join the board of directors of NCC following the merger. The parties have selected Joel S. Arogeti, a current member of the PBI board of directors, to serve as a director of NCC subject to the consummation of the merger.

•

Under the terms of the merger agreement, NCC will assume all outstanding PBI stock options according to their terms, including any acceleration in vesting that will occur as a consequence of the merger. Such options will be converted automatically into options to purchase NCC common stock, with the exercise price and number of shares issuable upon exercise of such options adjusted according to the exchange ratio. All outstanding PBI restricted stock units will fully vest and convert into shares of PBI common stock immediately prior to the merger and will be treated the same as outstanding shares of PBI common stock for purposes of the merger consideration allocation. Outstanding PBI warrants to purchase shares of PBI common stock will be forfeited at the time of the merger unless previously exercised or terminated, except that warrants to purchase up to 30,000 shares of PBI common stock specifically identified in the merger agreement will automatically convert into shares of NCC common stock at a rate of 0.4375 NCC shares per share of PBI common stock subject to such warrants. Certain executive officers of PBI hold options and restricted stock units, and certain directors of PBI hold PBI warrants, as described in “Security Ownership of Certain Beneficial Owners and Management of PBI” on page 73.

•

PBI and Private Bank intend to pay bonus and incentive compensation payments to officers and employees pursuant to the terms of certain incentive plans. PBI and Private Bank will pay prorated bonuses or incentive compensation prior to the merger for any partial years covered by such plans and, to the extent that such plans call for the grant of restricted stock units, PBI or Private Bank will pay such compensation in cash.

•

As of the date of this proxy statement-prospectus, certain of the executive officers of PBI have accepted offers of employment and signed employment agreements with NBC that are effective upon completion of the merger. Following the merger, L. Brent Adams, II will be employed as Executive Vice President, Charles B. Crawford, Jr. will be employed as Market President for the Atlanta Region, Michael Keller will be employed as Executive Vice President, and Daniel R. Smith will be employed as Executive Vice President.

•

Terence B. Freeman, Chief Financial Officer and Chief Operating Officer of Private Bank, is party to a Change in Control Agreement with Private Bank pursuant to which, following the merger, Mr. Freeman will be entitled to specified severance payments following a qualifying termination of employment by NBC within the 12-month period following the completion of the merger.

For a more complete description of these interests, see “The Merger Agreement – Interests of Certain Persons in the Merger” beginning on page 64.

Employee Benefits of PBI Employees after the Merger (See page 62)

NCC has agreed to offer to all current employees of PBI and Private Bank who become NCC or NBC employees as a result of the merger substantially similar employee benefits to those that NCC and NBC offer to employees in similar positions.

Differences in Rights of Shareholders of PBI after the Merger (See page 92)

Shareholders of PBI who receive NCC common stock in the merger will become NCC stockholders as a result of the merger. Their rights as stockholders of NCC after the merger will be governed by Delaware law and by NCC’s certificate of incorporation and bylaws. The rights of NCC stockholders are different in certain respects from the rights of shareholders of PBI. See “Comparison of Rights of NCC Stockholders and PBI Shareholders” beginning on page 92 for additional information.

Risk Factors (See page 18)

You should consider all of the information contained in or incorporated by reference into this proxy statement-prospectus in deciding how to vote for the proposals presented in the proxy statement-prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 18.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NCC

The following tables set forth selected historical consolidated financial and other data of NCC for the periods and as of the dates indicated. The historical consolidated financial data have been derived in part from NCC’s financial statements and related notes incorporated into this proxy statement-prospectus by reference. The information as of and for the six months ended June 30, 2016 and 2015 is unaudited. However, in the opinion of management of NCC, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2016 is not necessarily indicative of a full year’s operations. You should read the information set forth below together with NCC’s consolidated financial statements and related notes included in NCC’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. NCC’s Annual Report on Form 10-K for the year ended December 31, 2015 was filed with the SEC on March 11, 2016 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 was filed with the SEC on August 8, 2016. All such reports are incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 105.

	Six Months Ended		Twelve Months Ended
(Amounts in thousands, except share and per share information)	June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011
Net interest income	$33,315	$22,809	$50,049	$28,473	$20,699	$16,672	$13,446
Noninterest income	6,482	3,970	8,459	5,065	5,255	4,665	2,401
Total revenue	39,797	26,779	58,508	33,538	25,954	21,337	15,847
Provision for credit losses	2,434	281	1,113	978	-	125	600
Net gains/(losses) on sale of securities	-	-	-	(33)	47	-	64
Noninterest expense	24,307	18,906	40,245	23,453	19,685	18,084	14,600
Income before income taxes	13,056	7,592	17,150	9,074	6,316	3,128	711
Income tax expense	4,155	2,356	5,476	3,159	2,310	1,071	169
Net income before minority interest	8,901	5,236	11,674	5,915	4,006	2,057	542
Net income attributable to minority interest	768	1,059	2,069	512	-	-	-
Net income to common shareholders	8,133	4,177	9,605	5,403	4,006	2,057	542
Performance ratios
Return on average assets	0.93%	0.71%	0.72%	0.66%	0.60%	0.38%	0.14%
Return on average common shareholders' equity	7.23	4.82	5.55	5.55	4.61	2.43	0.66
Total equity to total assets (at period end)	13.03	13.90	12.29	11.96	11.23	18.86	19.57
Total average equity to total average assets	12.63	13.20	13.03	11.93	13.12	15.51	20.46
Per common share data
Shares outstanding at end of period	10,870,033	9,438,541	10,824,969	7,541,541	5,730,114	5,730,114	5,730,114
Weighted average diluted shares outstanding	11,059,906	8,687,986	9,395,741	5,960,199	5,764,285	5,740,400	5,153,945
Book value per share	$20.80	$18.50	$20.01	$18.05	$15.52	$14.98	$14.57
Basic earnings per share	0.75	0.49	1.04	0.92	0.70	0.36	0.11
Diluted earnings per share	0.74	0.48	1.02	0.91	0.69	0.36	0.11
Balance sheet (at period end)
Total loans	$1,406,576	$970,653	$1,319,414	$888,721	$582,002	$441,452	$300,086
Total assets	1,735,782	1,256,614	1,763,369	1,138,426	791,781	693,359	426,380
Total deposits	1,460,877	1,051,483	1,514,458	971,060	678,031	580,294	324,578
Long-term debt	31,540	22,000	22,000	22,000	22,000	24,695	17,031
Total shareholders' equity	226,120	174,629	216,636	136,161	88,939	85,850	83,460
Average balance sheet
Total loans	$1,372,263	$924,081	$1,011,921	$629,040	$485,769	$356,081	$252,336
Total assets	1,750,696	1,186,175	1,327,688	815,705	663,062	546,490	400,466
Total deposits	1,504,106	999,760	1,124,156	691,698	548,974	429,586	296,522
Long-term debt	14,783	22,000	21,974	22,007	23,781	29,712	19,363
Total shareholders' equity	221,044	156,579	172,954	97,326	86,969	84,782	81,917
Asset quality ratios
Allowance for loan losses to period end loans	0.83%	0.96%	0.75%	1.10%	1.57%	2.27%	3.45%
Allowance for loan losses to period end nonperforming loans	310.21	167.79	249.35	189.90	270.51	4,106.56	5,978.61
Net charge-offs to average loans	0.09	0.18	0.11	0.05	0.19	0.13	0.45
Nonperforming assets to period end loans and foreclosed and repossessed property	0.42	0.74	0.60	0.73	0.72	0.07	0.88
Capital ratios (at period end)
Common Equity Tier 1 Capital Ratio	11.25%	12.86%	11.18%	N/A %	N/A %	N/A %	N/A %
Tier 1 Leverage Ratio	9.51	11.09	9.68	10.68	12.18	12.42	18.00
Tier 1 Risk-based Capital Ratio	11.25	12.86	11.18	10.66	14.58	17.60	25.35
Total Risk-based Capital Ratio	13.79	13.78	11.91	11.75	15.83	18.86	26.63

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PBI

The following tables set forth selected consolidated historical financial and other data of PBI for the periods and as of the dates indicated. The historical consolidated financial data as of and for each of the years ended December 31, 2015 and 2014 have been derived in part from PBI’s audited financial statements and related notes included with this proxy statement-prospectus. The information as of and for the six months ended June 30, 2016 and 2015 is unaudited. However, in the opinion of management of PBI, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2016 is not necessarily indicative of a full year’s operations. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PBI,” PBI’s audited consolidated financial statements as of and for the years ended December 31, 2015 and 2014 and PBI’s unaudited consolidated financial statements as of and for the six months ended June 30, 2016 and 2015 included herewith.

	Six Months Ended		Twelve Months Ended
(Amounts in thousands, except share and per share information)	June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014
Net interest income	$6,832	$5,865	$11,916	$10,142
Noninterest income	3,918	4,193	7,384	3,365
Total revenue	10,750	10,058	19,300	13,507
Provision for credit losses	401	(355)	(42)	6
Noninterest expense	8,499	7,075	14,060	11,817
Income before income taxes	1,850	3,338	5,282	1,684
Income tax expense	-	-	-	-
Net income	1,850	3,338	5,282	1,684
Performance ratios
Return on average assets (pre-tax)	1.28%	2.61%	2.01%	0.73%
Return on average common shareholders' equity (pre-tax)	14.95	29.95	22.16	8.64
Total equity to total assets	8.99	8.94	9.21	8.55
Total average equity to total average assets	8.49	8.72	9.07	8.45
Per common share data
Shares outstanding	1,933,527	1,919,268	1,926,027	1,919,268
Weighted average shares outstanding - basic	1,929,777	1,919,268	1,922,648	1,919,268
Weighted average shares outstanding - diluted	2,141,977	2,092,391	2,095,771	2,092,268
Book value per share	13.54	12.30	13.41	10.95
Diluted earnings per share	0.86	1.60	2.52	0.80
Balance sheet (at period end)
Total loans (including MLHFS)	$267,199	$218,102	$250,647	$203,465
Total assets	291,239	263,996	280,476	245,744
Total deposits	252,714	217,526	214,188	185,047
Total shareholders' equity	26,178	23,609	25,836	21,017
Average balance sheet
Total loans (including MLHFS)	$257,267	$212,844	$221,430	$179,761
Total assets	291,387	255,706	262,816	230,735
Total deposits	240,419	210,336	217,408	188,374
Total shareholders' equity	24,744	22,294	23,838	19,488
Asset quality ratios
Allowance for credit losses to period end loans	1.30%	1.26%	1.29%	1.61%
Allowance for credit losses to period end nonperforming loans	5.62	4.16	4.29	1.64
Net charge-offs to average loans	0.10	0.23	0.10	0.00
Nonperforming assets to period end loans and foreclosed property	0.23	1.12	0.30	1.82
Capital ratios of bank subsidiary (at period end)
Common Equity Tier 1 Capital Ratio	9.79%	11.41%	10.46%	N/A %
Tier 1 Leverage Ratio	8.38	9.37	9.13	9.52
Tier 1 Risk-based Capital Ratio	9.79	11.41	10.46	11.30
Total Risk-based Capital Ratio	11.03	12.57	11.66	12.55

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 and unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2016 and the year ended December 31, 2015 have been prepared to reflect the acquisition by NCC of PBI through the merger of PBI with and into NCC after giving effect to the adjustments described in the notes to the unaudited pro forma condensed consolidated financial statements.

The merger will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure. Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their fair value as of the acquisition date, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The summary unaudited pro forma condensed financial statements have been prepared assuming that: (i) the 1,933,527 shares of PBI common stock outstanding as of June 30, 2016 are issued and outstanding at the effective time of the merger, (ii) 29,713 restricted stock units issued by PBI fully vest immediately prior to the effective time of the merger as set forth in the merger agreement, (iii) 534,000 warrants to purchase shares of PBI common stock are exercised prior to the effective time of the merger, (iv) 36,000 warrants held by organizers of PBI as of June 30, 2016 are automatically converted into shares of NCC common stock at the effective time of the merger at a rate of 0.4375 NCC shares per warrant, (v) options to purchase 172,700 shares of PBI common stock remain outstanding at the effective time of the merger, and (vi) NCC does not exercise its option to increase the portion of the merger consideration payable in cash. As of June 30, 2016, based on the assumptions described above and a per-share price of $26.92 for NCC common stock (the closing price of NCC common stock on the date of the public announcement of the merger), the value of the transaction would have been approximately $58.5 million.

The unaudited pro forma condensed consolidated balance sheet has been prepared assuming that the transaction was consummated on June 30, 2016. The unaudited pro forma condensed consolidated statements of income have been prepared assuming that the transaction was consummated on January 1, 2015. The summary unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the acquisition been consummated on June 30, 2016 or January 1, 2015, as the case may be, or future results of operations or financial condition. The summary unaudited pro forma condensed financial information is based upon assumptions and adjustments that NCC believes are reasonable. Only such adjustments as have been described in the accompanying footnotes have been applied in order to give effect to the proposed transaction described in this proxy statement-prospectus. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined. The dollar amounts in the following tables and related notes are in thousands, except share and per share data. The information in the following table is based on, and should be read together with, the historical consolidated financial information that NCC has presented in its prior filings with the SEC and which are incorporated into this proxy statement-prospectus and the historical financial information of PBI that appears elsewhere in the proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 105 and “Index to Financial Statements of Private Bancshares, Inc.” beginning on page F-1.

National Commerce Corporation and Private Bancshares, Inc.

Unaudited Pro Forma Combined Condensed Balance Sheet

June 30, 2016

(amounts in thousands)

	Historical
	NCC	PBI	PBI Pro Forma Adjustments		Pro Forma Combined
Cash and due from banks	$27,283	$1,774	$(2,736)	i	$23,340
			(8,321)	h
			5,340	e
Interest-bearing deposits in banks	58,880	3,643			62,523

Investment securities	89,495	15,514			105,009
Mortgage loans held-for-sale	19,468	23,447			42,915
Loans	1,406,576	243,753	(6,094)	a	1,644,235
Allowance for loan losses	(11,642)	(3,158)	3,158	a	(11,642)
Net loans	1,394,934	240,595	(2,936)		1,632,593
Premises and equipment, net	32,496	653			33,149
Accrued interest receivable	3,690	673			4,363
Other investments	7,715	571			8,286
Goodwill	50,748	-	26,972	g	77,720
Core deposit intangible, net	2,406	-	3,416	b	5,822
Bank owned life insurance	27,631	3,249			30,880
Other real estate	2,160	-			2,160
Deferred taxes	13,853	-	2,568	c	16,421
Other assets	5,023	1,119			6,142
Total assets	$1,735,782	$291,238	$24,303		$2,051,323

Noninterest-bearing demand	$384,854	$112,975	$-		$497,829
Interest-bearing demand	207,673	30,957			238,630
Savings and money market	584,347	83,769			668,116
Time	284,003	25,013			309,016
Total deposits	1,460,877	252,714	-		1,713,591

FHLB advances	7,000	7,500	290	d	14,790
Securities sold under agreements to repurchase	-	3,494			3,494
Accrued interest payable	671	27			698
Subordinated debt	24,540	-			24,540
Other liabilities	16,574	1,325			17,899
Total liabilities	1,509,662	265,060	290		1,775,012

Common stock	109	1,934	(2,468)	f	127
			18	h
			534	e
Additional paid-in capital	203,370	19,356	(24,162)	f	253,543
			50,173	h
			4,806	e
Retained earnings	14,285	4,850	(4,850)	f	14,285
Noncontrolling interest	7,362	-			7,362
Accumulated other comprehensive income	994	38	(38)	f	994
Total equity	226,120	26,178	24,013		276,311

Total liabilities and equity	$1,735,782	$291,238	$24,303		$2,051,323

Notes to Pro Forma Balance Sheet Consolidation

1.

NCC will acquire 100% of the outstanding shares of common stock of PBI. As consideration, NCC will pay $20.50 per share in cash with respect to 405,891 shares of PBI common stock (or $8,320,766) and the remainder in NCC common stock, subject to NCC’s right to increase the number shares of PBI common stock receiving cash to 541,188 (representing a total cash payment of $11,094,354). Each share of PBI common stock not receiving cash will receive 0.85417 shares of NCC common stock. Additionally, each PBI warrant outstanding will receive 0.4375 shares of NCC common stock, and 29,713 outstanding PBI restricted stock units will automatically vest and be treated as outstanding shares of PBI common stock as of the effective time of merger. Based on 1,933,527 shares of PBI common stock outstanding as of June 30, 2016, and the accelerated vesting of 29,713 outstanding restricted stock units, and assuming (i) the exercise of 534,000 non-capital warrants, (ii) the non-exercise of 172,700 PBI options (iii) the conversion of 36,000 warrants outstanding as of June 30, 2016 at a ratio of 0.4375 and (iv) that NCC does not elect to increase the total amount of cash payable, NCC expects to pay approximately $8,320,766 in cash and issue 1,802,118 shares of NCC common stock in the merger.

2.

Detailed below are the preliminary fair value adjustments and related pro forma adjustments assuming the merger was completed on June 30, 2016. These amounts are estimates only and will be refined and based on account balances on the date on which the merger is completed.

a.

At the date of the merger, the allowance for loan losses of PBI will be eliminated. The total allowance at June 30, 2016 was $3.2 million. NCC will analyze the loan portfolio of PBI and record the acquired loans at fair value. The portion of this adjustment related to credit will be recorded as non-accretable difference, and the portion related to interest rates and other factors will be recorded as accretable yield. Based on preliminary estimates from diligence performed, the total fair value adjustments yield a total discount of $6.1 million, with $1.8 million assigned to loans with evidence of credit deterioration. The book value of these loans at June 30, 2016, was approximately $5.2 million and will be accounted for as purchased credit impaired loans. These loans were identified during diligence after reviewing current risk ratings, payment history, past due status, loan to collateral values, guarantors, debt service coverage ratios, credit scores and other relevant data to support a decline in credit quality since the date of origination.

b.

Based on deposit balances at June 30, 2016, NCC expects to record a core deposit intangible asset of approximately $3.4 million. The recorded intangible will be amortized over seven years using an accelerated method of amortization. The actual amount recorded will vary based on actual deposit balances at the date on which the merger is completed.

c.	This is an estimate of the deferred tax asset recognized as a result of the purchase accounting entries and related fair value adjustments.

d.	Entry to record the fair value of FHLB advances.

e.	Entry to record the exercise of PBI warrants.

f.	Entry to eliminate the equity of PBI.

g.	Based on current estimates of fair value on the June 30, 2016 balance sheet of PBI, NCC would record approximately $27.0 million of goodwill. A preliminary calculation is shown in the following table:

Purchase Price	$58,512

Equity of PBI at June 30, 2016	26,178
Non-capital warrant exercise	5,340
Adjusted Equity of PBI at June 30, 2016	31,518

Core deposit intangible asset	3,416
Merger-related expenses paid by PBI	(2,736)
FHLB adjustment	(290)
Eliminate allowance for loan losses	3,158
Adjust loans to fair value	(6,094)
Deferred tax asset	2,568
Adjusted equity of PBI	31,540

Goodwill	$26,972

h.	Entry to record the purchase price, cash paid and NCC common stock issued to PBI shareholders.

NCC shares issued	$18
Cash paid to PBI shareholders	8,321
Assumed stock options	1,678
Additonal paid-in capital on shares	48,495
Purchase Price	$58,512

i.

Entry to reflect estimated closing costs associated with the transaction paid by PBI prior to or at closing. This total includes estimated costs for legal, accounting and other costs totaling $1.7 million and payments related to employment contracts and deferred compensation plans of certain PBI employees totaling $1.1 million.

The following unaudited pro forma combined condensed statement of income combines the consolidated historical income statements of NCC and PBI assuming that the companies had been combined as of January 1, 2015 on a purchase accounting basis.

National Commerce Corporation and Private Bancshares, Inc.

Unaudited Pro Forma Combined Condensed Statement of Income

For the Six Months Ended June 30, 2016

(amounts in thousands, except share and per share data)

	Historical		PBI
As if combined January 1, 2015	NCC	PBI	Pro Forma Adjustments		Pro Forma Combined
Interest on and dividends on securities	$1,196	$188	$-		$1,384
Interest and fees on loans	35,152	6,992	339	a	42,483
Interest on federal funds sold and other investments	347	49	-		396
Total interest income	36,695	7,229	339		44,263
Interest on deposits	3,045	249	-		3,294
Interest on borrowed money	335	149	(29)	c	455
Total interest expense	3,380	398	(29)		3,749
Net interest income	33,315	6,831	368		40,514
Provision for loan losses	2,434	401	-		2,835
Net interest income after provision for loan losses	30,881	6,430	368		37,679
Total noninterest income	6,482	3,918	-		10,400
Total noninterest expenses	24,307	8,498	263	b	33,068
Income before income taxes	13,056	1,850	105		15,011
Provision for income taxes	4,155	-	40	d	4,898
			703	e
Net income before minority interest	8,901	1,850	(638)		10,113
Net income attributable to minority interest	768	-	-		768
Net income to common shareholders	$8,133	$1,850	$(638)		$9,345

PER COMMON SHARE
Net Income Basic	$0.75	$0.96	$(0.35)		$0.74
Net Income Diluted	$0.74	$0.86	$(0.32)		$0.72
Average Shares Outstanding, Basic	10,861,330	1,929,777	1,802,118		12,663,448
Average Shares Outstanding, Diluted	11,059,906	2,141,977	1,983,373		13,043,279

Notes to Pro Forma Unaudited Income Statement Consolidations for the Six Months Ended June 30, 2016

1.

The pro forma income statement assumes that the merger of NCC and PBI occurred at the beginning of the earliest period presented and purchase accounting marks applied to the PBI balance sheet as of January 1, 2015.

2.	The following adjustments were made to the historical income statements to reflect the purchase accounting entry and related fair value adjustments.

a.	Entry to record the accretable yield recognized during the period. The accretable portion of the recorded discount will be accreted using an effective yield method.

b.	Entry to record the core deposit amortization during the period. The core deposit intangible will be amortized over seven years using an accelerated method.

c.	Entry to record amortization of the fair value adjustment on the FHLB advances.

d.	Entry to record tax effect of the pro forma adjustments assuming a tax rate of 38%.

e.	PBI is a pass-through entity for tax purposes and records no federal or state income tax expense. This entry records income tax expense on the historical net income of PBI at an assumed rate of 38%.

The following unaudited pro forma combined condensed statement of income combines the consolidated historical income statements of NCC and PBI assuming that the companies had been combined as of January 1, 2015 on a purchase accounting basis.

National Commerce Corporation and Private Bancshares, Inc.

Unaudited Pro Forma Combined Condensed Statement of Income

For the Year Ended December 31, 2015

(amounts in thousands, except share and per share data)

	Historical			Reunion		PBI
				Pro Forma		Pro Forma		Pro Forma
As if combined January 1, 2015	NCC	Reunion (1)	PBI (2)	Adjustments (1)		Adjustments (2)		Combined
Interest on and dividends on securities	$1,620	$473	$416	$-		$-		$2,509
Interest and fees on loans	52,720	9,013	12,215	322	a	678	d	74,948
Interest on federal funds sold and other investments	505	23	64	-		-		592
Total interest income	54,845	9,509	12,695	322		678		78,049
Interest on deposits	4,354	1,438	466	-		-		6,258
Interest on borrowed money	442	-	313	-		(58)	e	697
Total interest expense	4,796	1,438	779	-		(58)		6,955
Net interest income	50,049	8,071	11,916	322		736		71,094
Provision for loan losses	1,113	792	(42)	-		-		1,863
Net interest income after provision for loan losses	48,936	7,279	11,958	322		736		69,231
Total noninterest income	8,459	587	7,384	-		-		16,430
Total noninterest expenses	40,245	5,870	14,059	417	b	614	f	61,205
Income before income taxes	17,150	1,996	5,283	(95)		122		24,456
Provision for income taxes	5,476	633	-	(36)	c	46	g	8,127
						2,008	h
Net income before minority interest	11,674	1,363	5,283	(59)		(1,932)		16,329
Net income attributable to minority interest	2,069	-	-	-		-		2,069
Net income to common shareholders	$9,605	$1,363	$5,283	$(59)		$(1,932)		$14,260

PER COMMON SHARE
Net Income Basic	$1.04	$0.59	$2.75	$(0.04)		$(1.07)		$1.15
Net Income Diluted	$1.02	$0.58	$2.52	$(0.04)		$(0.99)		$1.12
Average Shares Outstanding, Basic	9,238,784	2,301,773	1,922,648	1,339,129		1,802,118		12,380,031
Average Shares Outstanding, Diluted	9,395,741	2,335,376	2,095,771	1,363,568		1,949,994		12,709,303

Notes to Pro Forma Unaudited Income Statement Consolidations for the Year Ended December 31, 2015

During 2015, NCC acquired 100% of Reunion Bank of Florida (“Reunion Bank”), a Florida banking corporation headquartered in Tavares, Florida.

1.

The pro forma income statement assumes that the acquisition of Reunion Bank occurred at the beginning of the earliest period presented and purchase accounting marks applied to the Reunion Bank balance sheet as of January 1, 2015.

The amounts under the historical column for the year ended December 31, 2015 for Reunion Bank are Reunion Bank’s results of operations from January 1, 2015 through October 31, 2015, the date of NCC’s acquisition of Reunion Bank. The pro forma presentation excludes, approximately $610 thousand in losses on sale of securities recorded by Reunion Bank in October 2015. The results of Reunion Bank from the acquisition date through December 31, 2015 are included in the NCC historical column.

a.	Entry to record the accretable yield recognized during the period. The accretable portion of the recorded discount will be accreted using an effective yield method.

b.	Entry to record the core deposit amortization during the period. The core deposit intangible will be amortized over seven years using an accelerated method.

c.	Entry to record tax effect of the pro forma adjustments assuming a tax rate of 38%.

2.

The pro forma income statement assumes that the merger of NCC and PBI occurred at the beginning of the earliest period presented and purchase accounting marks applied to the PBI balance sheet as of January 1, 2015.

d.	Entry to record the accretable yield recognized during the period. The accretable portion of the recorded discount will be accreted using an effective yield method.

e.	Entry to record amortization of the fair value adjustment on the FHLB advances.

f.	Entry to record the core deposit amortization during the period. The core deposit intangible will be amortized over seven years using an accelerated method.

g.	Entry to record tax effect of the pro forma adjustments assuming a tax rate of 38%.

h.	PBI is a pass-through entity for tax purposes and records no federal or state income tax expense. This entry records income tax expense on the historical net income of PBI at an assumed rate of 38%.

HISTORICAL AND PRO FORMA PER SHARE DATA FOR NCC AND PBI

The table below shows the book value, dividends and earnings per share for NCC and PBI on a historical and a pro forma combined basis. The pro forma data was derived by combining historical financial information of NCC and PBI using the acquisition method of accounting for business combinations. The information in the table below should be read in conjunction with NCC’s historical financial statements and related notes, which are incorporated herein by reference, PBI’s historical financial statements and related notes, which are included with this proxy statement-prospectus, and the financial data included elsewhere in this proxy statement-prospectus. The pro forma combined information assumes that 405,891 shares of PBI common stock are exchanged for cash, as provided in the merger agreement. Additionally, the pro forma combined information for 2015 includes adjustments for the merger of NBC and Reunion Bank. The information in the following table is based on, and should be read together with, the pro forma combined financial information that appears elsewhere in this proxy statement-prospectus, the historical consolidated financial information that NCC has presented in its prior filings with the SEC and which are incorporated into this proxy statement-prospectus and the historical financial information of PBI that appears elsewhere in the proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 105 and “Index to Financial Statements of Private Bancshares, Inc.” beginning on page F-1.

	At or For the Six Months Ended June 30, 2016	At or For the Year Ended December 31, 2015
Book Value Per Share
NCC	$20.80	$20.01
PBI	$13.54	$13.41
Pro forma combined	$21.80	$21.13
PBI merger equivalent*	$18.62	$18.05
Dividends declared per share
NCC	$—	$—
PBI	$1.00	$0.30
Pro forma combined	$0.15	$0.06
PBI merger equivalent*	$0.13	$0.05
Basic earnings per share
NCC	$0.75	$1.04
PBI	$0.96	$2.75
Pro forma combined	$0.74	$1.15
PBI merger equivalent*	$0.63	$0.98
Diluted earnings per share
NCC	$0.74	$1.02
PBI	$0.86	$2.52
Pro forma combined	$0.72	$1.12
PBI merger equivalent*	$0.61	$0.96

*	Calculated by multiplying the pro forma combined information by the exchange ratio of 0.85417.

The market prices of NCC common stock will fluctuate between the date of this proxy statement-prospectus and the date of completion of the merger. No assurance can be given concerning the market price of NCC common stock before or after the effective date of the merger. Changes in the market price of NCC common stock prior to the completion of the merger will affect the market value of the merger consideration that PBI shareholders will receive upon completion of the merger.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the heading “A Warning About Forward-Looking Statements,” commencing on page 23, and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by NCC for the year ended December 31, 2015, as updated by other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on approval of the merger agreement.

Because the market price of NCC common stock will fluctuate, PBI shareholders cannot be sure of the exact market value of the NCC common stock they may receive as merger consideration.

Upon completion of the merger, each share of PBI common stock will be converted into the right to receive merger consideration consisting of either (i) 0.85417 shares of NCC common stock, which is referred to herein as the “exchange ratio,” or (ii) $20.50 in cash, without interest, subject to the limitations on the maximum amount of shares that may be issued and cash paid and the proration provisions of the merger agreement, which will apply in the event that PBI shareholders making elections as to their preferred form of consideration oversubscribe for shares of NCC common stock or cash. The market value of the NCC common stock constituting a portion of the merger consideration may vary from the closing price of NCC common stock on the date the parties initially announced the merger, on the date that this proxy statement-prospectus was first mailed or delivered to PBI shareholders, on the date of the special meeting and on the date the merger is completed and thereafter. Any change in the market price of NCC common stock prior to completion of the merger will affect the market value of the portion of the merger consideration consisting of NCC shares. Accordingly, at the time of the special meeting, PBI shareholders will not know or be able to calculate the exact market value of the NCC common stock constituting the stock portion of the merger consideration that PBI shareholders may receive upon completion of the merger. However, PBI’s board of directors may terminate the merger agreement if the average closing price of NCC common stock over a designated period of time immediately prior to the effective time of the merger is less than $19.20 and if NCC’s common stock underperforms the Nasdaq Bank Index by more a specified threshold, unless NCC elects to make a compensating cash payment with respect to each PBI share to be converted into shares of NCC common stock. Other than a possible compensating adjustment by NCC under these limited circumstances, the merger agreement does not provide for any adjustment to the exchange ratio based on changes in the stock price of NCC.

Upon completion of the merger, holders of PBI common stock will become holders of NCC common stock. NCC’s business and operations differ in certain important respects from that of PBI and, accordingly, the results of operations of the combined company and the market price of NCC common stock following completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of NCC and PBI. Stock prices may change as a result of a variety of factors, including general market and economic conditions, changes in NCC’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of NCC. You should obtain current market quotations for shares of NCC common stock.

PBI shareholders may not receive the form of merger consideration that they elect.

The form of merger consideration that you will receive will depend in part on the elections made by other PBI shareholders. In the merger, 405,891 shares of PBI common stock will be converted into the right to receive $20.50 per share in cash, and the aggregate cash consideration to be paid in respect of these cash election shares will be equal to, as nearly as practicable, but will not exceed $8,320,766. The remaining shares of PBI common stock will be converted into the right to receive shares of NCC common stock at the exchange ratio. However, if the total number of shares of PBI common stock as to which a cash election is made exceeds the foregoing limitation, then at NCC’s sole option and election, NCC may increase the cash election shares to a maximum of 541,188 shares of PBI common stock ($11,094,354 in cash). If PBI shareholders elect to receive more of one form of consideration than is available, the available amount will be prorated among the PBI shareholders electing to receive that form of consideration according to an equitable procedure to be mutually selected by NCC and PBI, and those PBI shareholders will receive the other form of consideration for the balance of their shares of PBI common stock. Accordingly, you may receive a form of merger consideration that differs from your election. See “The Merger Agreement – Proration Procedures” beginning on page 51 for a more detailed discussion of allocation procedures under the merger agreement.

Because there is no public market for PBI’s common stock, it is difficult to determine the fair value of PBI’s common stock relative to the shares of NCC common stock to be received in the merger.

The outstanding shares of PBI’s common stock are privately held and are not traded in any public market. The lack of a public market makes it difficult to determine the fair value of such stock, and, accordingly, the relative value of PBI’s common stock as compared to NCC’s common stock. PBI’s board of directors obtained a fairness opinion from its financial advisor relating to the fairness, from a financial point of view, of the consideration being paid by NCC to PBI shareholders; however, because there is no public market for PBI’s common stock, such opinion may not be indicative of the true fair value of the shares of PBI’s common stock.

The fairness opinion obtained by PBI will not be updated before the closing of the merger.

The fairness opinion obtained by PBI is dated August 30, 2016, which is the date on which the merger agreement was signed, and speaks only as of that date. The financial, market and economic conditions and assumptions that supported the opinion may change prior to the closing of the merger, and BSP is not required to update its fairness opinion to take into account such potential changes. Please refer to the section entitled “Proposal No. 1 – The Merger; Opinion of PBI’s Financial Advisor” for more information. The fairness opinion is attached as Appendix C to this proxy statement-prospectus.

Combining NBC and Private Bank may be more difficult, costly or time-consuming than expected.

NBC and Private Bank have operated, and, until the completion of the bank merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, a disruption of ongoing business, or inconsistencies in the banks’ respective standards, procedures and policies that would adversely affect the ability of the combined bank to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. If difficulties arise with respect to the integration process, the economic benefits expected to result from the merger might not occur. As with any merger of financial institutions, there also may be business disruptions that cause the combined bank to lose customers or cause customers to move their business to other financial institutions.

NBC and Private Bank will be subject to business uncertainties while the merger and bank merger are pending, which could adversely affect the banks’ respective businesses.

Uncertainty about the effect of the bank merger on employees and customers may have an adverse effect on NBC and Private Bank and consequently on the business and stock price of NCC after the merger. Although the banks intend to take steps to reduce any adverse effects, these uncertainties may impair their ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others who do business with the banks to change their existing business relationships. Employee retention could be particularly challenging during the merger, as employees may experience uncertainty about their roles in the combined bank following the merger. A departure of key employees due to the perceived uncertainty and difficulty of integration or a desire not to remain with the combined bank could adversely affect NCC’s business and the market price of its common stock.

Required regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

In general, the merger of a bank holding company into another bank holding company requires the approval of the Federal Reserve Board. Under the Federal Reserve Board’s Regulation Y, certain transactions are eligible for a waiver from the general application and approval requirements. NCC filed a waiver request with the Federal Reserve Board on September 27, 2016, which was granted on October 7, 2016. The bank merger must be approved by the OCC. The OCC will consider, among other factors, the competitive impact of the bank merger, the financial and managerial resources of the parties and the convenience and needs of the communities to be served. As part of that consideration, NBC and PBI expect that the OCC will review the respective banks’ capital position, safety and soundness, legal and regulatory compliance and performance under the Community Reinvestment Act. In addition, NCC’s acquisition of control of Private Bank through the merger of PBI with and into NCC must be approved by the GDBF. As of the date of this proxy statement-prospectus, the parties have applied for and are awaiting the OCC’s and GDBF’s respective approvals of the proposed transactions. There can be no assurance as to whether such approvals will be received, the timing of such approvals, whether any conditions will be imposed in connection with such approvals, or whether such approvals will be later modified, suspended or revoked.

The merger will increase NBC’s exposure to commercial real estate loans.

One of NBC’s significant lines of business is commercial real estate lending, and Private Bank also engages in commercial real estate lending. As of June 30, 2016, NBC’s non-owner occupied commercial real estate loans represented 269% of NCC’s total risk-based capital. On a pro forma basis giving effect to the merger, NBC’s non-owner occupied commercial real estate loans would have represented 290% of NCC’s total risk-based capital as of June 30, 2016. Given this level of exposure, NBC may be more sensitive to negative developments in the commercial real estate markets, particularly in the markets where it operates. In addition, NBC’s regulators will expect it to continue to have increased risk management of the commercial real estate segment of its loan portfolio. As a result, NBC may be required to reduce growth in its commercial real estate lending portfolio or raise additional capital. Either of these actions or negative developments in the commercial real estate market could adversely affect NCC’s business and the market price of its common stock.

The merger agreement limits PBI’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit PBI’s ability to discuss competing third-party proposals to acquire all or a significant part of PBI. In addition, PBI has agreed to pay NCC a fee of $1,750,000 if the transaction is terminated because PBI decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of PBI from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per-share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per-share price to acquire PBI than it might otherwise have proposed to pay.

If the conditions to the merger are not met or waived, the merger will not occur.

Specified conditions in the merger agreement must be satisfied or waived in order to complete the merger, including shareholder approval of the merger proposal and the termination proposal being submitted to shareholders of PBI. Neither NCC nor PBI can assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, which could cause some or all of the intended benefits of the merger to be lost.

If the merger is not consummated by March 28, 2017, either NCC or PBI may choose not to proceed with the merger.

Either NCC or PBI may terminate the merger agreement if the merger has not been completed by March 28, 2017, unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations, and subject to a possible automatic extension to May 27, 2017 (270 days after the date of the merger agreement) in the event of a pending application for regulatory approval or certain shareholder litigation.

If the merger is not completed, NCC and PBI will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of NCC and PBI has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement-prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, NCC and PBI would have to recognize these expenses without realizing the expected benefits of the merger.

The unaudited pro forma combined condensed consolidated financial information included in this document is preliminary, and the actual financial condition and results of operations of NCC following completion of the merger may differ materially.

The unaudited pro forma combined condensed consolidated financial information included in this document is presented for illustrative purposes only and is not necessarily indicative of what NCC’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the PBI identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based on the actual purchase price and the fair value of the assets and liabilities of PBI as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

Please see “Summary Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 11 for additional information regarding these financial statements.

Certain directors and executive officers of PBI have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of PBI have interests in the merger other than their interests as shareholders. PBI’s board of directors was aware of these interests at the time that it approved the merger. These interests may cause PBI’s directors and executive officers to view the merger proposal differently than you may view it. See “The Merger Agreement – Interests of Certain Persons in the Merger” beginning on page 64 for additional information.

PBI shareholders will experience a reduction in their respective percentage ownership interests and effective voting power through their stock ownership in NCC relative to their percentage ownership interest and voting power in PBI prior to the merger.

If the merger is consummated, and assuming the issuance of the maximum number of shares of NCC common stock issuable under the terms of the merger agreement, current PBI shareholders would own approximately 15.2% of NCC’s issued and outstanding common stock, based on the number of shares of NCC’s common stock outstanding as of October 20, 2016. Accordingly, even if former shareholders of PBI were to vote as a group, such a group could still be outvoted by NCC’s other shareholders.

The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

The merger has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned upon the receipt by each of NCC and PBI of an opinion of Maynard, Cooper & Gale, P.C., dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of NCC and PBI) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. The tax opinion to be delivered in connection with the merger will not be binding on the Internal Revenue Service or the courts, and neither NCC nor PBI intends to request a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, a PBI shareholder would likely recognize gain or loss on each share of PBI exchanged for NCC common stock in the amount of the difference between the fair market value of the NCC common stock and cash received by the PBI shareholder in exchange and the shareholder’s adjusted tax basis in the PBI shares surrendered.

In addition, the federal income tax consequences of the merger for PBI shareholders will depend on the merger consideration received, whether cash, shares of NCC common stock, or a combination thereof. In general, a PBI shareholder exchanging shares of PBI common stock solely for cash will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash received and such shareholder’s adjusted tax basis in the shares of PBI common stock. A PBI shareholder exchanging shares of PBI common stock solely for shares of NCC common stock generally will not recognize any gain or loss for federal income tax purposes (except with respect to any cash received in lieu of fractional shares of NCC common stock). A PBI shareholder exchanging shares of PBI common stock for a combination of cash and shares of NCC common stock generally will not recognize loss but will recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the NCC common stock received pursuant to the merger over that holder’s adjusted tax basis in his or her shares of PBI common stock surrendered, and (2) the amount of cash consideration received by that holder pursuant to the merger.

See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 46 for a more detailed discussion of the federal income tax consequences of the transaction.

The market price of NCC’s common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volumes, prices, and times desired.

The trading price of NCC’s common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

•	actual or anticipated fluctuations in NCC’s operating results, financial condition, or asset quality;

•	market conditions in the broader stock market in general, or in the financial services industry in particular;

•

publication of research reports about NCC, its competitors, or the bank and non-bank financial services industries generally, or changes in, or failure to meet, securities analysts’ estimates of NCC’s financial and operating performance, or lack of research reports by industry analysts or ceasing of coverage;

•	future issuances of NCC’s common stock or other securities;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving NCC or its competitors;

•	additions or departures of key personnel;

•	trades of large blocks of NCC’s stock;

•	economic and political conditions or events;

•	regulatory developments; and

•	other news, announcements, or disclosures (whether by NCC or others) related to NCC or its competitors or core markets, or the bank and non-bank financial services industries.

These and other factors may cause the market price and demand for NCC’s common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of NCC’s common stock.

NCC has not historically paid dividends to its shareholders and cannot guarantee that it will pay dividends to its stockholders in the future.

The holders of NCC common stock will receive dividends if and when declared by NCC’s board of directors out of legally available funds. NCC’s board of directors has not declared a dividend on NCC common stock since the company’s inception. Any future determination relating to NCC’s dividend policy will be made at the discretion of the board of directors and will depend on a number of factors, including the company’s future earnings, capital requirements, financial condition, future prospects, regulatory restrictions, and other factors that NCC’s board of directors may deem relevant.

NCC’s principal business operations are conducted through NBC. Cash available to pay dividends to NCC’s stockholders is derived primarily, if not entirely, from dividends paid by NBC to NCC. The ability of NBC to pay dividends to NCC, as well as NCC’s ability to pay dividends to its stockholders, will continue to be subject to, and limited by, certain legal and regulatory restrictions. Further, any lenders making loans to NCC or NBC may impose financial covenants that may be more restrictive with respect to dividend payments than the regulatory requirements.

A future issuance of stock could dilute the value of NCC common stock.

NCC’s certificate of incorporation provides that NCC may issue up to 30,000,000 shares of common stock. As of October 20, 2016, 10,929,151 shares of NCC common stock were issued and outstanding. Those shares outstanding do not include the potential issuance, as of October 20, 2016, of 394,373 shares of NCC common stock that have been reserved for issuance upon exercise of outstanding stock options, 160,692 shares of NCC common stock potentially issuable pursuant to outstanding performance awards (based on projections of the earned percentages of outstanding performance awards as of such date), 73,258 additional shares of NCC common stock that have been reserved for issuance under the National Commerce Corporation 2011 Equity Incentive Plan (the “Incentive Plan”) or 37,331 shares potentially issuable under the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors (the “Deferral Plan”). Future issuance of any new shares could cause further dilution in the value of outstanding shares of NCC common stock.

NCC’s directors and executive officers beneficially own a significant portion of the company’s outstanding common stock and have substantial influence over the company.

NCC’s directors and executive officers, as a group, beneficially owned approximately 22.5% of the outstanding shares of NCC common stock as of October 20, 2016. As a result of this level of ownership, NCC’s directors and executive officers have the ability, by taking coordinated action, to exercise significant influence over NCC’s affairs and policies. The interests of NCC’s directors and executive officers may not be consistent with your interests as a shareholder. This influence may also have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of NCC’s other shareholders to approve transactions that they may deem to be in the best interests of the company.

Shares of NCC common stock are not insured deposits and may lose value.

Shares of NCC common stock are not savings or deposit accounts and are not insured by the FDIC or any other agency or private entity. Such shares are subject to investment risk, including the possible loss of some or all of the value of your investment.

The laws that regulate NCC’s and NBC’s operations are designed for the protection of depositors and the public, not NCC’s stockholders.

The federal and state laws and regulations applicable to NCC’s and NBC’s operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the FDIC’s Deposit Insurance Fund and not for the purpose of protecting stockholders. These laws and regulations can materially affect the company’s future business. Laws and regulations now affecting NCC and NBC may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change.

The shares of NCC common stock to be received by PBI shareholders as a result of the merger will have different rights from the shares of PBI common stock.

Upon completion of the merger, PBI shareholders will become NCC stockholders and their rights as stockholders will be governed by the NCC’s certificate of incorporation and bylaws. In addition, PBI is incorporated under the laws of the State of Georgia, and NCC is incorporated under the laws of the State of Delaware. The rights associated with PBI common stock are different from the rights associated with NCC common stock. Please see “Comparison of Rights of NCC Stockholders and PBI Shareholders” beginning on page 92 for a discussion of the different rights associated with NCC common stock.

In addition, PBI elected to be an S corporation for U.S. federal income tax purposes. NCC is not an S corporation and, following completion of the merger, former PBI shareholders will no longer own shares in an S corporation. PBI shareholders should consult with their tax advisors about the tax consequences of owning shares of common stock in a company that is not an S corporation for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 46.

NCC’s corporate governance documents, and certain corporate and banking laws applicable to NCC, could make a takeover more difficult.

Certain provisions of NCC’s certificate of incorporation and bylaws, and corporate and federal banking laws, could make it more difficult for a third party to acquire control of NCC or conduct a proxy contest, even if those events were perceived by many of NCC’s stockholders as beneficial to their interests. These provisions, and the corporate and banking laws and regulations applicable to NCC:

•	empower NCC’s board of directors, without stockholder approval, to issue preferred stock, the terms of which, including voting power, are set by the board;

•	only permit NCC’s board of directors or the chairman thereof to call a special stockholders’ meeting;

•	prohibit the stockholders of NCC from taking any action by written consent without a meeting of stockholders;

•	require at least 120 days’ advance notice of nominations for the election of directors and the presentation of stockholder proposals at meetings of stockholders; and

•	require prior regulatory application and approval of any transaction involving control of NCC.

These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which NCC’s stockholders might otherwise receive a premium over the market price of NCC common stock.

Risk Factors Relating to NCC’s and NBC’s Business

NCC is, and will continue to be, subject to the risks described in NCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC, and incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information” on page 105.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements.” Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “potential,” “predict,” “probably,” “project,” “seek,” “shall,” “should,” “target,” “will” and other similar words and expressions of future intent or the negative version thereof. Forward-looking statements contained in this proxy statement-prospectus are based upon historical performance and on current plans, estimates, and expectations in light of currently available information. The ability of NCC and PBI to predict results or the actual effect of future plans or strategies is inherently uncertain. The inclusion of this forward-looking information should not be regarded as a representation by NCC, PBI, or any other person that the future plans, estimates, or expectations contemplated herein will be achieved. Accordingly, you should not place undue reliance on any forward-looking statement. Although NCC and PBI believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

•	the costs of integrating NBC’s and Private Bank’s operations, which may be greater than expected;

•	potential adverse effects to the businesses of NBC and Private Bank during the pendency of the merger, such as employee departures;

•	an economic downturn or return of recessionary conditions, especially one affecting our core market areas;

•	difficult or unfavorable conditions in the market for financial products and services generally;

•	the susceptibility of our small to medium-sized business and entrepreneurial customers to downturns in the economy, which could impair their ability to repay their loans;

•	a failure to effectively execute our growth strategy as a result of insufficient capital, competitive factors, changes in banking laws or lack of ability to control costs;

•	interest rate fluctuations, which could have an adverse effect on our profitability;

•	external economic factors, such as changes in monetary policy and inflation or deflation, which may have an adverse impact on our financial condition;

•	losses resulting from a decline in the credit quality of the assets that we hold;

•	the occurrence of various events that negatively impact the real estate market, since a significant portion of our loan portfolio is secured by real estate;

•	changes in demand for new home purchases or mortgage loan refinancings, which could impact our mortgage operations;

•	inadequacies in our allowance for estimated loan losses, which could require us to take a charge to earnings and thereby adversely affect our financial condition;

•

inaccuracies or changes in the appraised value of real estate securing the loans that we originate, which could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

•	a lack of liquidity at the bank or holding company level resulting from decreased loan repayment rates, lower deposit balances or other factors;

•	potential restraints on the ability of NBC to pay dividends to NCC, which could limit NCC’s liquidity;

•	the loss of our largest loan and depositor relationships;

•	changes in regulations or other occurrences in the transportation and automotive parts and services industry that negatively impact our factoring business, which is concentrated in such industries;

•	the potential impact of fraud on our asset-based lending and factoring products and services;

•	an inability to adequately measure and limit the credit risk associated with our loan portfolio;

•	continued or increasing competition from other financial services providers, many of which are subject to different regulations than we are;

•	limitations on our ability to lend and to mitigate the risks associated with our lending activities as a result of our size and capital position;

•	inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance;

•	the departure of key members or our management personnel;

•	costs arising from the environmental risks associated with making loans secured by real estate;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies;

•	failures or interruptions in our information technology systems;

•	unauthorized access to nonpublic personal information of our customers, which could expose us to litigation or reputational harm;

•	disruptions, security breaches or other adverse events affecting the third-party vendors who perform several of our critical processing functions;

•	a failure in the internal controls that we have implemented to address the risks inherent to the business of banking;

•	the occurrence of adverse weather or manmade events, which could negatively affect our core markets or disrupt our operations;

•	additional regulatory requirements and restrictions on our business, which could impose additional costs on us;

•	an increase in FDIC deposit insurance assessments, which could adversely affect our earnings; and

•	increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all.

The factors identified above should not be construed as an exhaustive list of factors that could cause actual results to differ materially from those contained in the forward-looking statements and should be read in conjunction with the other cautionary statements that are included in this proxy statement-prospectus, including those discussed under the heading “Risk Factors” beginning on page 18. Furthermore, new risks and uncertainties arise from time to time, and it is impossible to predict those events or how they may affect the assertions contained in any forward-looking statements herein. The forward-looking statements made in this proxy statement-prospectus are made only as of the date of this proxy statement-prospectus. NCC and PBI do not intend, and undertake no obligation, to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments, changes in assumptions or other factors affecting such statements, or otherwise.

MARKET PRICES OF AND DIVIDENDS ON NCC COMMON STOCK

NCC common stock is listed and trades on the Nasdaq Global Select Market under the symbol “NCOM.” As of October 20, 2016, there were 10,929,151 shares of NCC common stock outstanding and approximately 588 stockholders of record of NCC common stock. Prior to the listing of NCC common stock on the Nasdaq Global Select Market on March 19, 2015, shares of NCC common stock were traded only through privately negotiated transactions. The following table shows, for the indicated periods, the high and low sale prices per share for NCC common stock as reported on the Nasdaq Global Select Market or, for periods prior to the listing of NCC common stock on the Nasdaq Global Select Market, the high and low sale prices as known to management. For quarters in which there were no sales of NCC common stock to management’s knowledge, neither high nor low prices are given. NCC did not pay cash dividends on its common stock during the periods indicated.

	High	Low
2016
Fourth Quarter (through October 20, 2016)	$27.53	$26.55
Third Quarter	$28.74	$22.32
Second Quarter	$24.50	$21.37
First Quarter	$25.30	$20.50

2015
Fourth Quarter	$28.32	$22.17
Third Quarter	$27.00	$21.25
Second Quarter	$29.54	$21.25
First Quarter*	$22.45	$20.51

2014
Fourth Quarter	—	—
Third Quarter	$16.13	$15.97
Second Quarter	$15.97	$15.75
First Quarter	—	—

      *     Shares of NCC common stock were first publicly traded on March 19, 2015.

The table above does not include (i) the June 2014 exercise of warrants to purchase an aggregate of 30,000 shares of NCC common stock by two of NCC’s directors at an exercise price of $20.00 per share or (ii) 163,485 shares sold by NCC at $18.35 per share during July and August of 2014 in a private placement of NCC common stock in connection with NCC’s entry into the Vero Beach, Florida market area, which private placement was completed on August 8, 2014. The payment of dividends by NCC and NBC is subject to certain regulations that may limit or prevent the payment of dividends in certain circumstances. Moreover, the payment of dividends is further subject to the discretion of the boards of directors of NCC and NBC. NCC’s board of directors has not declared a dividend since its inception and does not expect to do so in 2016. Future determinations regarding dividend policy will be made at the discretion of NCC’s board of directors based on factors that it deems relevant at that time. No assurances can be given that any dividends on NCC’s common stock will be declared in the future or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods.

MARKET PRICES OF AND DIVIDENDS ON PBI COMMON STOCK

There is currently no established public trading market for shares of PBI common stock. As a result, any market in PBI common stock prior to the merger should be characterized as illiquid and irregular. As of October 20, 2016, PBI had approximately 108 shareholders of record. The last known privately negotiated trade of PBI common stock of which management of PBI was aware prior to the date of this proxy statement-prospectus and the August 31, 2016 announcement of the proposed merger occurred on August 17, 2016 at a price of $12.00 per share. Information available to PBI management regarding the high and low trade prices (to the extent known to management) for PBI common stock is provided below. For quarters where there were no sales of PBI common stock to management’s knowledge, neither high nor low prices are given.

	High		Low		Dividends
2016
Fourth Quarter (through October 20, 2016)	—		—		—
Third Quarter	$12.00	*	$12.00	*	—
Second Quarter	—		—		—
First Quarter	$14.00	*	$14.00	*	$1.00

2015
Fourth Quarter	$13.00	*	$13.00	*	—
Third Quarter	—		—		—
Second Quarter	—		—		—
First Quarter	—		—		$0.30

2014
Fourth Quarter	$10.50	*	$10.50	*	—
Third Quarter	$10.00	*	$10.00	*	—
Second Quarter	$10.01	*	$10.01	*	—
First Quarter	—		—		$0.31

     * All known transactions during the quarter were executed at the same price.

The table above does not include (i) the August 2016 exercise of warrants to purchase 75,000 shares of PBI common stock by a director of PBI at an exercise price of $10.00 per share or (ii) the September 2016 exercise of warrants to purchase 50,000 shares of PBI common stock at an exercise price of $10.00 per share. The payment of dividends by PBI and Private Bank is subject to certain regulations that may limit or prevent the payment of dividends in certain circumstances. Moreover, the payment of dividends is further subject to the discretion of PBI’s board of directors. PBI has historically paid dividends to its shareholders in amounts sufficient to pay estimated federal, state and local income taxes on the income that passes through to the shareholder by virtue of PBI’s status as an “S” corporation under the Internal Revenue Code, which typically represents 40% of PBI’s estimated taxable income each year.

THE PBI SPECIAL MEETING

Purpose

PBI will hold a special meeting of shareholders on [●], 2016, at [●], located at [●] at [●] a.m. local time. Shareholders of PBI are receiving this proxy statement-prospectus because on [●], 2016, the record date for the special meeting, they owned shares of the common stock of PBI, and the board of directors of PBI is soliciting proxies for the matters to be voted on at the special meeting, as described in more detail below. Each copy of this proxy statement-prospectus is being mailed to holders of PBI common stock on or about [●], 2016 and is accompanied by a proxy card for use at the special meeting and at any adjournment(s) of the special meeting.

At the special meeting, shareholders of PBI will consider and vote upon the merger proposal, the termination proposal, the adjournment proposal and any other matters that are properly brought before the special meeting, or any adjournments(s) of the special meeting. If you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, you are requested to instruct the proxy holder how to vote your shares in advance of the special meeting in case your plans change. In the event that other matters arise at the special meeting, the proxy holder will vote your shares according to his or her discretion. If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be the same as a vote against the merger proposal (but will not be considered a vote against the merger agreement for purposes of perfecting dissenters’ rights) and against the termination proposal, but there will be no effect on the adjournment proposal.

Record Date; Quorum and Vote Required

The record date for the special meeting is [●], 2016. Shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of October 20, 2016, there were 2,058,527 shares of PBI common stock issued and outstanding and entitled to vote at the special meeting. The issued and outstanding shares are held by approximately 108 holders of record.

The presence, in person or by proxy, of a majority of the shares of PBI common stock entitled to vote is necessary to constitute a quorum at the special meeting. Each share of PBI common stock outstanding on the record date entitles its holder to one vote on the merger proposal, the termination proposal, the adjournment proposal and any other proposal that may properly come before the meeting. In order to determine the presence of a quorum at the special meeting, PBI will also count as present at the special meeting the shares of PBI common stock present in person but not voting, and the shares of common stock for which PBI has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions, as described in “The PBI Special Meeting – Solicitation and Revocation of Proxies” below. On [●], 2016, the record date for the meeting, there were 2,058,527 shares of PBI common stock issued and outstanding. Therefore, at least 1,029,264 shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of PBI common stock as of the record date for the special meeting. Accordingly, approval of the merger proposal will require the affirmative vote of the holders of at least 1,029,264 shares of PBI common stock. Approval of the termination proposal requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of PBI common stock as of the record date for the special meeting. Accordingly, approval of the termination proposal will require the affirmative vote of the holders of at least 1,372,351 shares of PBI common stock. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote on the matter.

As of the record date for the special meeting, PBI’s directors and executive officers owned a total of 779,682 shares, or approximately 37.9% of the issued and outstanding shares, of PBI common stock. The directors and certain executive officers of PBI have entered into written agreements with NCC requiring them to vote their shares in favor of the merger proposal, except as may be limited by their fiduciary obligations.

Adjournments or Postponements

In accordance with Georgia law, if a quorum is not present or represented at the special meeting, then holders of a majority of the shares represented, and who would be entitled to vote at the special meeting if a quorum were present, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Any signed proxies received by PBI will be voted in favor of an adjournment or postponement in these circumstances. In addition, shareholders will be asked to approve the adjournment proposal, which provides for one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the proposals at the time of the special meeting. At any adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the special meeting as originally notified. If after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the special meeting. Any adjournment or postponement of the special meeting will allow shareholders who have already delivered their proxies to revoke them at any time before they are used.

Solicitation and Revocation of Proxies

If you have delivered a signed proxy card for the special meeting, you may revoke it at any time before it is voted by:

•	attending the special meeting and voting in person;

•	giving written notice of your revocation to PBI’s corporate secretary prior to the date of the special meeting; or

•	submitting a new properly executed proxy that is dated later than your initial proxy.

The proxy holders will vote as directed on all valid proxies that are received at or prior to the special meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger proposal, FOR approval of the termination proposal and FOR approval of the adjournment proposal. If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. PBI’s board of directors is not aware of any matter to be presented at the special meeting other than the merger proposal, the termination proposal and the adjournment proposal.

PBI will bear the cost of soliciting proxies from its shareholders. PBI will solicit shareholder votes by mail, and may also solicit certain shareholders by other means of communication, including by telephone or in person. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so.

How to Vote Your Shares

Please follow the instructions on your enclosed proxy card.

You should not send any stock certificates or equity agreements with your proxy card. If the merger agreement is approved, you will receive instructions for exchanging your stock certificates and applicable agreements after the merger has been completed.

Dissenters’ Rights

Shareholders of PBI have dissenters’ rights with respect to the merger under applicable law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of the relevant statutes will be entitled to receive payment of the value of their shares in cash, determined in accordance with Georgia law. For more information regarding the exercise of these rights, see “Dissenters’ Rights” on page 68.

Recommendation of the PBI Board of Directors

PBI’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of PBI and its shareholders and recommends that you vote FOR approval of the merger proposal, FOR approval of the termination proposal and FOR approval of the adjournment proposal.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, PBI’s board of directors, among other things, consulted with its legal advisor, Bryan Cave LLP, regarding the legal terms of the merger agreement, and with its financial advisor, BSP, regarding the fairness of the merger consideration to shareholders of PBI from a financial point of view. For a discussion of the factors considered by the board of directors in reaching its conclusion, see, “Proposal No. 1 – The Merger; Background of the Merger” beginning on page 30, and “Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 33. You should note that certain of PBI’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of PBI. See “The Merger Agreement – Interests of Certain Persons in the Merger” beginning on page 64.

PROPOSAL NO. 1 – THE MERGER

Structure of the Merger

If the merger is completed, PBI will merge with and into NCC, with NCC surviving the merger. At the same time, and subject to the completion of the merger, Private Bank will merge with and into NBC, with NBC surviving the bank merger. As a result of the merger and the bank merger, PBI and Private Bank will cease to exist as separate corporations. Subsequent to the merger and the bank merger, and subject to applicable laws and non-objection from applicable regulatory authorities, NCC and PBI intend for the former banking offices and mortgage division of Private Bank to continue to operate and conduct business under the trade names “Private Bank of Buckhead, a division of National Bank of Commerce,” “Private Bank of Decatur, a division of National Bank of Commerce,” and “PrivatePlus Mortgage, a division of National Bank of Commerce,” as appropriate, for a period of at least two years.

The merger agreement provides that the shareholders of PBI may elect to receive, for each of their shares of PBI common stock, either (i) 0.85417 shares of NCC common stock or (ii) $20.50 in cash, without interest, subject to certain allocation limitations and proration procedures set forth in the merger agreement. However, the merger agreement provides that the total amount of cash payable in the merger will be equal as nearly as practicable to, but will not exceed, $8,320,766, subject to NCC’s option to increase the amount of cash to a maximum of $11,094,354 if the number of shares of PBI common stock with respect to which cash elections are made exhausts the initial amount of cash reserved for payment of such shares. Accordingly, elections by shareholders of PBI to receive a particular form of consideration, whether cash or shares of NCC common stock, will be prorated as necessary to cause the aggregate mix of consideration issuable to shareholders of PBI in the merger to comply as nearly as possible with the foregoing allocation. If the merger is completed, NCC will assume all outstanding PBI stock options according to their terms, including any acceleration in vesting that will occur as a consequence of the merger. PBI options will be converted automatically into options to purchase NCC common stock, with the exercise price and number of shares issuable upon exercise of such options adjusted according to the exchange ratio. All outstanding PBI restricted stock units will fully vest and convert into shares of PBI common stock immediately prior to the merger and will be treated the same as outstanding shares of PBI common stock for purposes of the merger consideration allocation. Outstanding warrants to purchase shares of PBI common stock will be forfeited at the time of the merger unless previously exercised or terminated, except that warrants to purchase up to 30,000 shares of PBI common stock will automatically convert into shares of NCC common stock at a rate of 0.4375 NCC shares per share of PBI common stock subject to such warrants. Assuming the issuance of the maximum possible number of shares in the merger (including shares issuable upon the exercise of outstanding PBI options, shares issuable upon the conversion of PBI restricted stock units and shares issuable upon the conversion of PBI organizer warrants), current NCC shareholders will own approximately 84.8% of the issued and outstanding common stock of NCC, and current PBI shareholders will own approximately 15.2% of the issued and outstanding common stock of NCC.

Background of the Merger

Members of NCC’s management team have known Charles B. Crawford, Jr., President, Chief Executive Officer and Chairman of PBI, for several years as a result of relationships established while NCC’s senior management team was serving at another banking organization. Mr. Crawford was familiar with the past performance and success of certain members of the NCC board and management team, specifically the results achieved while these individuals served at their prior bank. This knowledge provided PBI’s board and management with insight into the performance, growth strategies and philosophy of service of NCC.

PBI’s board has consistently focused on taking actions with the goal of benefitting the shareholders of PBI from a financial perspective. In pursuit of this goal, PBI’s board regularly met with financial advisors and other consultants regarding the state of the banking market and bank valuations. In addition, PBI’s board held annual strategic planning sessions during which it focused on the decision to seek a sale or merger transaction or to remain independent.

Like PBI’s board, NCC’s board engages in regular assessments of strategic alternatives for maximizing stockholder value. NCC’s objective is to build, through organic growth and acquisitions, a community banking organization of sufficient size to address efficiently the compliance and capital requirements presented by the current regulatory and economic environment, while enhancing stockholder value, expanding product lines and continuing to deliver personalized customer service with local decision-making. Based on their experience from serving at another banking organization, NCC’s board and management team believe that a properly executed strategy to acquire well-managed community banks in markets with favorable growth potential can lead to enhanced stockholder value. Discussions about potential acquisition strategies and targets are regularly held at NCC’s board meetings, and the NCC board encourages management’s pursuit of discussions with potential merger partners. From time to time, NCC’s executive officers engage in informal, non-binding discussions with potential acquisition candidates. Because members of NCC’s management team had known Mr. Crawford for several years and believed that the two management teams had similar cultures and management goals, they realized that a strategic transaction resulting in the consolidation of the management experience, local market knowledge and operational capabilities of NCC and PBI had the potential of enhancing stockholder value for both parties.

NCC’s discussions regarding a potential transaction with PBI began in in early 2016. On February 12, 2016, John H. Holcomb, III, Chief Executive Officer and Chairman of the Board of Directors of NCC, and Richard Murray, IV, President, Chief Operating Officer and director of NCC, traveled to Atlanta, Georgia for an initial meeting with Mr. Crawford, at which the three discussed their respective companies, banking philosophies and strategic goals. At that time, NCC had no operations in the Atlanta market, and Messrs. Holcomb and Murray expressed a desire to expand into the state, and in particular to establish operations in the metropolitan Atlanta area.

On March 15, 2016, Mr. Crawford traveled to Birmingham, and met with Messrs. Holcomb and Murray, as well as William E. Matthews, V, Vice Chairman of the Board of Directors and Chief Financial Officer of NCC, and several other officers of NCC and NBC. At the meeting, the parties discussed the operating philosophies and common beliefs shared by the two management teams and boards. Both parties expressed an interest in continuing the dialogue following the conclusion of the meeting.

On March 25, 2016, NCC announced the opening of a loan production office for NBC in Atlanta, Georgia, and the hiring of four banking professionals in the Atlanta market.

PBI had engaged BSP in October 2015 to prepare a valuation of PBI’s common stock for the primary purpose of determining the appropriate exchange ratio for a net settlement of its outstanding stock options and warrants. Consideration of a merger transaction was not a purpose for obtaining the valuation from BSP. BSP prepared the valuation on a minority share basis with an appropriate discount for lack of liquidity in PBI’s common stock. On April 13, 2016, BSP delivered a preliminary report of its valuation to PBI’s board and explained the various discounts that were applied in the valuation and the reasons why the valuation of PBI on a standalone, minority basis is different from the valuation on a change of control basis. Following the presentation by BSP, BSP left the meeting, and the PBI board discussed the information BSP had provided. A focus of the discussion was the material difference between the standalone valuation of PBI stock and the prices that BSP indicated PBI could command in a sale transaction. Following a discussion, the board voted to engage BSP to represent it in assessing potential merger opportunities to maximize value for shareholders. Following negotiations, PBI engaged BSP to represent it in pursuing strategic alternatives on April 22, 2016.

After consultation with BSP, PBI’s board directed BSP to pursue a marketing process to identify potential strategic partners. PBI’s management and board concluded that the chosen marketing process would enhance the ability to maintain confidentiality, minimize the time frame to consummate a transaction, emphasize buyers with a good strategic fit and limit business disruption, while also creating the ability to obtain indications of interest from multiple potential partners. A number of potential partners were considered. PBI’s board, with the assistance of BSP, evaluated a number of factors with respect to potential partners, including financial performance, performance of the potential partner’s stock in recent periods, credit profile, geographic considerations, strength of management teams and track records of successful acquisitions and building long term shareholder value, culture and fit for community, management, employees and customers.

Following that evaluation, PBI selected 21 parties, including NCC, for BSP to contact regarding their interest in pursuing a transaction with PBI. BSP contacted those parties, and 14 expressed interest, 13 of which executed non-disclosure agreements to obtain more information regarding the opportunity. Twelve of the 13 parties were given a confidential information memorandum providing them with greater detail regarding PBI and other information needed to submit a preliminary bid to PBI to pursue a merger. Five parties held meetings with PBI’s management as they evaluated the opportunity.

NCC began its formal evaluation of the opportunity with PBI following its execution of the non-disclosure agreement related to the transaction. In early June 2016, NCC contacted Keefe, Bruyette & Woods, a Stifel company (“KBW”) concerning the engagement of KBW by NCC to render financial advisory services to NCC in connection with the possible acquisition by NCC of PBI. On June 15, 2016, Messrs. Murray, Matthews and John R. Bragg, Executive Vice President – Bank Operations of NCC and NBC, traveled to Atlanta and held a dinner meeting with Messrs. Crawford and Jeff Adams, Managing Director of BSP. On June 16, these representatives met and discussed PBI’s operating structure and costs and determined the most appropriate operating structure for the combined entity if the two companies were to merge. The parties also discussed anticipated cost savings achievable as the result of a potential merger transaction, allowing NCC to prepare an offer to present to PBI’s board. At the meeting, Messrs. Murray, Matthews and Bragg conveyed their desire to merge the two companies and continue to look for strategic opportunities for the combined entity. Both parties expressed an interest in continuing the dialogue following the conclusion of the meeting.

Ultimately, two parties provided BSP with non-binding indications of interest relative to a merger with PBI. The two parties were NCC and a privately held bank holding company based in the southeastern United States, which we refer to as “Party A.” On July 19, 2016, NCC delivered to PBI a non-binding indication of interest expressing a desire to merge the two companies at a price of $19.50 per share of PBI common stock, with the shareholders of PBI having the right to elect to receive the merger consideration in cash or shares of NCC common stock, subject to the limitation that the total cash consideration would only be paid with respect to 15% of PBI’s outstanding common stock. The $19.50 per PBI share value was calculated based on the closing price of $24.00 per share for NCC common stock as reported on the Nasdaq Global Select Market on July 18, 2016. On July 19, 2016, Party A expressed its non-binding indication of interest at a price of $20.47 per share of PBI common stock, with 50% of the consideration to be paid in Party A stock and 50% to be paid in cash. Each of NCC and Party A requested exclusive negotiations with PBI upon acceptance of the preliminary non-binding offer.

On July 21, 2016, the PBI board met with BSP to discuss the two proposals and determine the best course of action for PBI and its shareholders. BSP discussed with the board the various characteristics of the two potential partners. Ultimately, the PBI board determined that it preferred the opportunity offered by NCC primarily because of its view of the prospects for NCC as well as the greater liquidity of its publicly traded stock and its greater experience in completing mergers. The PBI board authorized BSP to pursue a counteroffer with NCC with the primary focus of achieving an increase in the consideration to be paid to PBI shareholders. Given the strategic preference of the PBI board to pursue a transaction with NCC, PBI did not invite Party A to improve its offer.

On July 22, Mr. Matthews received a call from Mr. Adams of BSP, during which Mr. Adams indicated that PBI had considered the terms of the merger transaction proposed by NCC in its indication of interest letter, and that while many members of the PBI board expressed an interest in the merger and a belief that the merger would benefit PBI strategically, members of the PBI board and management still had concerns about the proposed merger consideration. Mr. Adams indicated that the PBI board was inclined to pursue a transaction on exclusive terms if NCC would increase the merger consideration to $21.00 per share and offer to PBI a seat on the NCC board.

On July 25, 2016, Messrs. Holcomb, Murray and Matthews traveled to Atlanta to meet with Messrs. Crawford and Adams. The parties discussed the rationale for a strategic combination transaction between PBI and NCC and addressed various aspects of the proposed transaction, including the purchase price and exchange ratio, the timing of the transaction, NCC’s growth strategies that included PBI and various employment-related matters. Following that discussion, NCC delivered to PBI a revised non-binding indication of interest at a price of $20.50 per share of PBI common stock, equating to an exchange ratio of 0.85417 shares of NCC common stock for a share of PBI common stock, based on a closing price of $24.00 per share for NCC common stock as reported on the Nasdaq Global Select Market on July 18, 2016. The revised indication of interest letter also provided for a member of PBI’s board to serve on the NCC board following the merger. The remaining terms of the indication of interest letter, including the election by PBI shareholders to receive cash or stock of NCC and the cash limitation, remained unchanged.

On July 26, 2016, the PBI board met to consider the revised offer from NCC. After discussion, the PBI board unanimously approved the execution of the revised indication of interest from NCC. Mr. Crawford signed and returned the letter of intent to NCC on July 26, 2016. On the same day, BSP informed Party A that PBI was pursuing exclusive negotiations with a different party.

Over the next few weeks, each of NCC and PBI conducted due diligence on the other, with the assistance of financial and legal advisors. From August 1 through 15, 2016, a team consisting of members of NCC’s senior management, including Messrs. Matthews and Murray, as well as Executive Vice President and Senior Lender M. Davis Goodson, Jr., Executive Vice President and Chief Risk Management Officer William R. Ireland, Jr. and others, conducted both virtual and on-site due diligence on PBI. Following its review, the NCC diligence team determined that PBI’s asset quality and other performance indicators were satisfactory for NCC’s standards and confirmed the merits of a proposed transaction.

From late July through mid-August, 2016, both NCC and PBI performed additional due diligence with respect to the other party, including on-site due diligence of PBI by NCC senior management from August 8 through 11, 2016, and on-site due diligence of NCC by PBI senior management, BSP, and PBI’s counsel on August 26, 2016.

On August 11, 2016, Maynard, Cooper & Gale, P.C., counsel to NCC, provided an initial draft of the proposed definitive merger agreement to Bryan Cave LLP, counsel for PBI and on August 15, provided drafts of the ancillary documents such as the proposed voting agreements between NCC and the directors and certain officers of PBI. For the remainder of the month of August, the parties and their advisors negotiated the terms of the merger agreement and continued their respective due diligence processes.

On August 23, 2016, the NCC and NBC boards of directors held a joint special meeting at which both boards approved the merger and the merger agreement and authorized NCC’s management to execute the merger agreement.

On August 27, 2016, PBI’s management delivered information regarding the possible merger, including a memorandum of counsel regarding the legal duties of directors in considering the merger, a summary of the definitive merger agreement, and the current draft of the definitive merger agreement and ancillary documents to each director, together with confirmation of a special meeting of the board of directors to be held on August 30, 2016.

On August 30, 2016, the PBI and Private Bank boards of directors held a joint special meeting and discussed the terms and conditions of the proposed definitive merger agreement. Certain members of management of PBI and representatives of Bryan Cave LLP and BSP also attended the meeting. At the meeting, BSP reviewed its financial analyses with respect to NCC, PBI and the proposed merger. Thereafter, representatives of BSP delivered to the PBI board of directors an oral opinion (which was confirmed in writing by delivery of BSP’s written opinion dated August 30, 2016) that, as of August 30, 2016 and based on and subject to various assumptions, qualifications and limitations described in BSP’s opinion, the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the PBI shareholders. Representatives of Bryan Cave LLP also reviewed with the PBI directors the most recent draft of the proposed merger agreement and related transaction documents and the legal standards applicable to the board’s decisions and actions with respect to the proposed transaction. Following a discussion of these matters and the other factors listed below under “– PBI’s Reasons for the Merger,” the board concluded that the proposed merger was fair to and in the best interest of PBI and its shareholders and unanimously approved the merger agreement in substantially the form presented.

Subsequent to the PBI board meeting on the evening of August 30, 2016, the parties executed and delivered the merger agreement and ancillary documents. The execution of the merger agreement was publicly announced on August 31, 2016.

Reasons for the Merger

The financial and other terms of the merger agreement resulted from arm’s length negotiations between NCC’s and PBI’s representatives. In reaching its determination to approve the merger and to recommend that the shareholders of PBI approve the merger, PBI’s board of directors consulted with its management, as well as its legal counsel and financial advisor, and considered a number of factors, including the following:

●

The value of the consideration to be received by PBI shareholders relative to the book value and earnings per share of PBI common stock, including particularly the relationship between the consideration and PBI’s tangible book value;

●	Information concerning the financial condition, regulatory condition and business prospects of NCC;

●

The financial terms of recent business combinations in the financial services industry, particularly in the Southeast, and a comparison of the multiples of selected combinations with the terms of the proposed transaction with NCC;

●	The alternatives to the proposed merger, including remaining an independent institution;

●	The competitive and regulatory environment for financial institutions generally;

●	The business prospects for PBI going forward, as projected by management and viewed in light of the changing regulatory and competitive landscape;

●

The fact that the proposed merger will enable PBI shareholders to exchange their shares of PBI common stock for shares of NCC common stock or cash (subject to certain restrictions set forth in the merger agreement), thereby providing a liquidity opportunity to PBI shareholders;

●	The opinion of BSP that the consideration to be received by PBI’s shareholders as a result of the merger is fair, from a financial point of view, as well as the financial analysis provided by BSP; and

●	In accordance with PBI’s Articles of Incorporation, PBI’s board of directors specifically considered:

●

the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of PBI and Private Bank, and on the communities within which PBI and Private Bank operate (it being understood that any Private Bank is charged with providing support to and being involved in the communities it serves); and

●

the consideration being offered by NCC in relation to the current value of PBI in a freely negotiated transaction and in relation to the estimate of PBI’s board of directors as to the future value of PBI as an independent entity.

The PBI board of directors also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with NCC were likely to outweigh substantially these risks and factors. These risks and potential negative factors included:

●	The lack of control of the PBI board of directors and PBI shareholders over the future operations and strategy of the combined company;

●

The fact that certain benefits of the merger depend on the successful operation of NCC in the future, as opposed to selling PBI entirely for cash, which would deliver all value to PBI shareholders upon the closing of such a sale;

●	The limited liquidity of NCC common stock, even though it is quoted on the Nasdaq Global Select Market; and

●	That, under the merger agreement, PBI is not permitted to solicit competing proposals for the acquisition of PBI.

The foregoing presentation of the information and factors considered by the PBI board of directors is not intended to be exhaustive but describes several of the material factors that the PBI board of directors considered in determining whether to approve the merger agreement and the merger. The PBI board of directors did not assign any relative or specific weight to these factors, and individual directors may have given certain factors greater weight than others.

Opinion of PBI’s Financial Advisor

Pursuant to its engagement, PBI requested that BSP render a written opinion to the PBI board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid by NCC to PBI shareholders as set forth in the merger agreement. BSP is an investment banking firm that specializes in providing investment banking services to financial institutions. BSP has been involved in numerous bank-related business combinations. No limitations were imposed by PBI upon BSP with respect to rendering its opinion.

At the August 30, 2016 meeting at which the PBI board of directors considered and approved the merger agreement, BSP delivered to the board its written opinion that, as of such date, the merger consideration was fair to PBI shareholders from a financial point of view.

The full text of BSP’s opinion is attached as Appendix C to this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

The opinion speaks only as of the date of the opinion. The opinion was directed to PBI’s board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to PBI’s shareholders. It does not address PBI’s underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

For purposes of the opinion and in connection with its review of the proposed transactions, BSP, among other things, did the following:

●	Reviewed the terms of the merger agreement;

●

Participated in discussions with PBI management concerning PBI’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and PBI’s and NCC’s future financial performance;

●	Reviewed PBI’s audited financial statements for the years ended December 31, 2015 and 2014 and unaudited financial statements for the quarter ended June 30, 2016;

●

Reviewed NCC’s recent reports filed with the SEC, including its annual reports on Form 10-K for the years ended December 31, 2015 and 2014, as well as quarterly reports on Form 10-Q for the quarters ended June 30, 2016 and March 31, 2016;

●	Reviewed certain financial forecasts and projections of PBI, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the merger;

●	Analyzed certain aspects of PBI’s financial performance and condition and compared such financial performance with similar data of publicly traded companies that BSP considered to be similar to PBI;

●	Reviewed historical trading activity of NCC and analysts’ consensus estimates for NCC’s future earnings;

●

Compared the proposed financial terms of the merger with the financial terms of certain other recent merger and acquisition transactions, involving acquired companies that BSP considered to be relevant to PBI; and

●	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as BSP deemed relevant.

BSP assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by PBI, NCC, and their respective representatives, and of the publicly available information that was reviewed by it. BSP is not an expert in the evaluation of allowances for loan losses, has not independently verified such allowances and has relied on and assumed that such allowances of PBI and NCC were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP was not retained to, and did not, conduct a physical inspection of any of the properties or facilities of PBI or NCC, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of PBI or NCC, was not furnished with any such evaluation or appraisal other than third party loan reviews and did not review any individual credit files. BSP’s opinion was necessarily based on economic, market, and other conditions in effect on, and the information made available to it as of, August 30, 2016.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities, and valuations for other purposes. In rendering its fairness opinion, BSP acted on behalf of PBI’s board of directors.

BSP's opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of PBI common stock in the merger and does not address the ability of the parties to consummate the merger, the satisfaction of the conditions precedent contained in the merger agreement, or the likelihood of the merger receiving regulatory approval. Although BSP was retained on behalf of PBI’s board of directors, the opinion does not constitute a recommendation to any director of PBI as to how such director or any shareholder should vote with respect to the merger agreement.

Based upon and subject to the foregoing and based on BSP’s experience as an investment banker, BSP’s activities described above, and other factors BSP deemed relevant, BSP rendered its opinion that, as of August 30, 2016, the merger consideration to be paid to the holders of PBI common stock in the merger is fair, from a financial point of view, to the holders of PBI common stock.

The following is a summary of material analyses performed by BSP in connection with its opinion to the PBI board of directors on August 30, 2016. The summary does not purport to be a complete description of the analyses performed but summarizes the material analyses performed and presented in connection with such opinion.

Summary of the Proposed Merger

BSP reviewed the financial terms of the proposed transaction. In accordance with the terms of the merger agreement, each share of PBI common stock issued and outstanding immediately prior to the effective time of the merger, excluding any cancelled shares and any dissenting shares, will be converted into the right to receive either: (i) 0.85417 shares of NCC common stock (the “Exchange Ratio”), plus cash in lieu of fractional shares; or (ii) $20.50 in cash (the “Per Share Cash Consideration”). Based on NCC’s closing stock price of $26.89 on August 26, 2016, the total implied, fully diluted merger consideration is $53.7 million, or $22.60 per share of PBI common stock. BSP summarized the merger terms, based on PBI’s financial information as of June 30, 2016, in the table below.

Pricing
Total Transaction Value	$53,704,388

Offer per Common Share	$22.60

Price/LTM Earnings (x)[1]	21.8
Price/2016 Estimated Earnings (x)[1]	17.1
Price/Adjusted Tangible Book Value (%)[2,3]	210.4%
Price/Assets (%)	18.4%
Premium/Core Deposits (%)	12.0%

1PBI net income tax effected at 35% rate

2PBI Equity adjusted for 35% tax rate applied to 6/30/16 YTD net income

3 Calculation does not include the exercise of 534,000 PBI warrants with a weighted average exercise price of $10.00 per warrant.

Selected Peer Group Analysis- PBI

BSP used publicly available information to compare selected financial information for PBI to a peer group of publicly traded financial institutions that BSP considered to be similar to PBI and therefore relevant for purposes of its analysis. BSP compared selected operating results of PBI to 13 southeastern U.S. banks with total assets of less than $1 billion, trailing twelve months return on average assets greater than 0.75%, Adjusted NPAs/Assets less than 2.0%, and one-month average daily trading volume greater than 100 shares (the “PBI Comparable Trading Group”). The comparisons between PBI and the PBI Comparable Trading Group are summarized in the table below.

Private Bancshares, Inc.	PBI Comparable Trading Group Median
Financial Metrics[1]
Assets (mm)	$291.2	$545.7
TCE Ratio	8.8%	10.2%
LTM ROAA	0.89%	0.97%
LTM ROAE	10.28%	8.98%
Adj. NPAs/Assets	1.66%	0.80%

Market Pricing Metrics[2]
Price/LTM EPS	21.8	x	13.2	x
Price/Tangible Book Value[3]	210.4%	102.7%
Price/Assets	18.4%	12.4%

1PBI financial metrics as of 06/30/16, 35% Tax rate applied to ROAA and ROAE & equity adjusted for 35% tax rate applied to YTD net income; peer financial metrics as of most recent twelve months available

2PBI information reflects intrinsic merger metrics; trading group metrics based on closing stock prices as of 8/26/16

3 Calculation does not include the exercise of 534,000 PBI warrants with a weighted average exercise price of $10.00 per warrant.

Selected Peer Mergers Analysis

BSP used publicly available information to compare selected financial information for PBI to six peer groups of publicly announced merger transactions that BSP considered to be relevant for purposes of its analysis. BSP compared selected operating results of PBI to (a) nine mergers announced since January 1, 2015 for whole banks based in Georgia with total assets between $100 million and $600 million (the “Georgia Group”); (b) 17 southeastern U.S. mergers announced since January 1, 2015 for whole banks with total assets between $100 million and $700 million and based in one of the following MSAs: Miami, Richmond, Washington DC, Charleston, Huntsville, Virginia Beach, Nashville, Atlanta, Orlando, Savannah and Charlotte (the “High Growth Southeast Market Group”); (c) 20 southeastern U.S. mergers announced since January 1, 2015 for whole banks with total assets between $200 million and $500 million (the “Asset Size Group”); (d) 27 southeastern U.S. mergers announced since January 1, 2015 for whole banks with total assets between $100 million and $600 million and tangible equity/tangible assets between 7.0% and 10.0% (the “Capital Group”); (e) 23 southeastern U.S. mergers announced since January 1, 2015 for whole banks with total assets less than $600 million and last twelve-month return on average assets between 0.70% and 1.10% (the “Profitability Group”); and (f) 24 southeastern U.S. mergers announced since January 1, 2015 for whole banks with total assets less than $600 million and NPAs/Assets between 1.0% and 2.0% (the “Asset Quality Group”). The comparisons between the transaction metrics of the proposed merger of PBI with NCC and the median transaction metrics for the six merger peer groups are summarized in the table below.

		Deal Price/		Premium/
Buyer Name/Target Name	Deal Value ($mm)	LTM Earnings (x)	MRQ TBV (%)	MRQ Assets (%)	Core Deposits (%)
Private Bancshares, Inc./National Commerce Corp.[1]	53.7	21.8	210.4	18.4	12.0
Georgia Group Median	27.4	19.6	140.2	15.7	7.3
High Growth Southeast Market Group Median	39.2	19.6	141.6	15.2	6.7
Asset Size Group Median	46.1	17.5	137.9	13.4	5.6
Capital Group Median	37.1	16.6	138.3	12.5	4.9
Profitability Group Median	39.2	17.7	141.6	15.4	9.0
Asset Quality Group Median	29.1	17.0	138.0	14.0	5.5

               1PBI net income tax effected at 35% rate; PBB Equity adjusted for 35% tax rate applied to 6/30/16 YTD net income

No company used in the selected peer mergers analysis described above is identical to PBI. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger as well as public trading or other values of the companies to which they are being compared.

Net Present Value Analysis – PBI

BSP performed a net present value analysis to estimate a range of present values of PBI’s projected 2019 terminal value, on a standalone basis, based on management’s internal earnings forecast for 2016 through 2019. In determining the present value of PBI’s common stock, BSP utilized a terminal value based on a range of terminal earnings multiples of 10x to 16x of 2019 full year tax-effected earnings. BSP acknowledged the trading multiples of PBI’s publicly traded peers to arrive at the range of terminal earnings multiples. The terminal value was then discounted to the present using an estimated discount rate range of 11% to 15%, chosen to reflect the risk of the current operating environment and the risk of PBI based on BSP’s experience as a financial advisor.

As illustrated in the table below, the range of values, on a present value basis, based on the assumptions regarding terminal earnings multiples and discount rates ranged from $12.67 to $22.95 per share.

Terminal Earnings Multiples
Discount Rates	10.0	12.0	14.0	16.0
11%	$14.34	$17.21	$20.08	$22.95
12%	$13.90	$16.68	$19.46	$22.24
13%	$13.47	$16.17	$18.86	$21.56
14%	$13.06	$15.68	$18.29	$20.90
15%	$12.67	$15.20	$17.74	$20.27

BSP noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Relative Contribution Analysis

BSP reviewed the relative contributions of PBI and NCC to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on reported 2015 net income and the projected financial statements of both parties as of December 31, 2016, using PBI management projections and the mean analyst projections at the time for NCC. BSP then compared these contributions to the pro forma stock ownership interests of PBI and NCC shareholders based on the exchange ratio.

The following table indicates what PBI’s and NCC’s percentage contributions would have been on a pro forma basis to the combined company, excluding merger synergies and merger accounting adjustments, in the categories listed:

	National Commerce Corp. ($000)	Private Bancshares, Inc. ($000)	Combined (Unmarked) ($000)	Seller Contribution
Estimated 12/31/16 Balance Sheet:
Total Assets	1,833,680	313,511	2,147,191	14.6%
Total Loans	1,516,044	281,960	1,798,004	15.7%
Total Deposits	1,550,877	267,714	1,818,591	14.7%
Tangible Common Equity[1]	181,236	33,451	214,687	15.6%

Historical and Projected Net Income:
2015 Net Income[1]	11,674	3,434	15,108	22.7%
2016 Estimated Net Income[1,2]	16,800	3,136	19,936	15.7%
2017 Estimated Net Income[1,2]	19,250	3,567	22,817	15.6%

Average Contribution:				16.4%
Seller Pro Forma Common Ownership:				14.4%
Seller Pro Forma Common Ownership, If All Stock:				16.4%

1PBI net income tax effected at 35% rate; PBB Equity adjusted for 35% tax rate applied to 6/30/16 YTD net income

2NCC projected income reflect analyst consensus estimates

Selected Peer Group Analysis- NCC

BSP used publicly available information to compare selected financial information for NCC to a group of 11 publicly traded, liquid financial institutions that BSP considered to be relevant for purposes of its analysis. The primary attributes that BSP used in selecting the peer banks were southeastern U.S. banks with total assets between $1 billion and $5 billion, last twelve months return on average assets greater than 0.50%, adjusted NPAs/assets less than 1.0%, and three months’ average daily trading volume of more than 1,000 shares (the “NCC Comparable Trading Group”). BSP compared selected operating results at or for the 12 months ended June 30, 2016 and trading metrics based on the closing stock price on August 26, 2016 for NCC to those of the peer group members. The results of the comparison are shown in the table below:

	NCC Comparable Trading Group
	NCC	Median	25th Percentile	75th Percentile
Total Assets ($000)	1,735,782	1,601,651	1,404,766	2,128,903
Adjusted Nonperforming Assets/ Assets (5)	0.32	0.48	0.42	0.57
Tangible Common Equity/ Tangible Assets (%)	9.8	9.5	9.0	10.4
Last Twelve Months Return on Average Assets (%)	0.95	1.06	0.95	1.18
Last Twelve Months Return on Average Equity (%)	7.48	9.70	8.64	11.66
Market Capitalization ($mm)	292.8	269.0	216.8	387.5
Three-Month Average Daily Trading Volume (shares)	26,445	41,277	12,193	56,317
Price/ Last Twelve Months Earnings per Share (x)	21.2	15.3	13.6	17.6
Price/ 2016 Estimated Earnings per Share (x)	17.7	15.1	14.2	17.4
Price/ 2017 Estimated Earnings per Share (x)	15.5	14.1	13.5	15.7
Price/ Tangible Book Value (%)	176.8	168.0	151.2	184.1
Current Dividend Yield (%)	0.00	1.85	0.98	2.73

No company used in the selected peer group analysis described above is identical to NCC. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgements concerning financial and operating characteristics and other factors that could affect the merger, as well as public trading or other values of the companies to which they are being compared.

Net Present Value Analysis – NCC

BSP performed a net present value analysis to estimate a range of present values of NCC’s projected 2019 terminal value and earnings, on a standalone basis, based on analyst estimates for 2016 through 2019. In determining the present value of NCC’s common stock, BSP utilized a terminal value based on a range of terminal tangible book value multiples of 140% to 200% of 2019 tangible book value and earnings multiples of 14x to 20x of 2019 full year earnings. BSP acknowledged the trading multiples of NCC’s publicly traded peers to determine the range of terminal tangible book value multiples and terminal earnings multiples. The terminal values were then discounted to the present using an estimated discount rate range of 10% to 14%, chosen to reflect the risk of the current operating environment and the risk of NCC based on BSP’s experience as a financial advisor.

As shown below, the range of values per share of NCC common stock, on a present value basis, based on the assumptions regarding terminal tangible book value multiples and discount rates ranged from $20.16 to $32.64. The range of values per share of NCC common stock, on a present value basis, based on the assumptions regarding terminal earnings multiples and discount rates ranged from $19.78 to $32.03.

Terminal Tangible Book Multiples
Discount Rates	140%	160%	180%	200%
10%	$22.85	$26.11	$29.38	$32.64
11%	$22.14	$25.30	$28.46	$31.62
12%	$21.45	$24.52	$27.58	$30.65
13%	$20.79	$23.76	$26.74	$29.71
14%	$20.16	$23.04	$25.92	$28.80

Terminal Earnings Multiples
Discount Rates	14.0	16.0	18.0	20.0
10%	$22.42	$25.62	$28.83	$32.03
11%	$21.72	$24.82	$27.93	$31.03
12%	$21.05	$24.05	$27.06	$30.07
13%	$20.40	$23.32	$26.23	$29.15
14%	$19.78	$22.61	$25.43	$28.26

BSP noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Total Return Analysis

BSP evaluated the total return performance of NCC stock compared to its publicly traded peer group and certain other broader market indicators, from the date of NCC’s initial public offering on March 18, 2015 to August 26, 2016. The results are shown in the tables below. BSP noted that past performance is not an indication of future results.

Conclusion

Based on the results of the various analyses described above, BSP concluded that the merger consideration to be received under the terms of the merger agreement is fair, from a financial point of view, to PBI shareholders.

The opinion expressed by BSP was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets of PBI or NCC, could materially affect the assumptions used in preparing the opinion.

As described above, BSP’s opinion was among the many factors taken into consideration by PBI’s board of directors in making its determination to approve the merger agreement. For purposes of rendering its opinion, BSP assumed that, in all respects material to its analyses:

●	the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof;

●	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

●	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

●	all conditions to the completion of the merger will be satisfied without any waivers; and

●

in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

BSP cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement-prospectus, BSP has no reason to believe that any of these conditions will not be satisfied.

Compensation to BSP

BSP regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, and mergers and acquisitions. Upon its engagement by PBI to provide advice regarding potential merger opportunities, BSP was paid a $20,000 fee. Under the terms of its engagement, BSP has been paid a fee of $25,000 in connection with the delivery of its fairness opinion to PBI’s board of directors, and was paid $60,000 at the time of the execution of the merger agreement. PBI also agreed to pay BSP a fee equal to 1.0% of the value of the total merger consideration, less the $20,000 engagement fee previously paid by PBI to BSP, which will become payable upon the closing of the merger. In addition, PBI has agreed to indemnify BSP and its directors, officers and employees from liability in connection with the merger, and to hold BSP harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP’s acts or decisions made in good faith and in the best interest of PBI. During the two years preceding the date of the opinion, BSP has provided a stock valuation to PBI, for which it received $2,500 in compensation. During the two years preceding the date of the opinion, BSP did not provide advisory services to NCC with respect to which compensation was received or that BSP contemplates will be received after the closing of the merger.

Certain PBI Unaudited Prospective Financial Information

PBI does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, PBI is including in this proxy statement-prospectus certain unaudited prospective financial information that it made available to BSP in connection with the merger. The inclusion of this information should not be regarded as an indication that any of PBI, BSP, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

Management of PBI approved the use of the following unaudited prospective financial information. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to PBI’s business, all of which are difficult to predict and many of which are beyond PBI’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. PBI can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to PBI’s business, industry performance, general business and economic conditions, competition, and adverse changes in applicable laws, regulations or rules.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with U.S. generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The independent public accountants of PBI have not, nor have any other independent accountants, compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. PBI can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement-prospectus, similar estimates and assumptions would be used. PBI does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects PBI of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on PBI of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on PBI of any possible failure of the merger to occur.

None of PBI, BSP, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to PBI shareholder or other person regarding PBI’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this proxy statement-prospectus should not be deemed an admission or representation by PBI that it is viewed as material information of PBI, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger proposal, but is being provided solely because it was made available to BSP in connection with the merger.

In light of the foregoing, and considering that the special meeting will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders of PBI are cautioned not to place unwarranted reliance on such information, and PBI urges its shareholders to review the financial statements of PBI and other information contained elsewhere in this proxy statement-prospectus for a description of the business and reported financial results of PBI.

The following table presents a summary of selected PBI unaudited prospective financial data as of and for the periods presented (dollars in millions):

	As of and for the Years Ending December 31,
	2016	2017	2018	2019	2020
Balance Sheet
Total assets	$308.2	335.0	375.2	412.2	453.4
Gross loans	277.4	310.7	348.0	382.8	421.1
Total deposits	253.5	283.9	318.0	349.8	384.8
Total stockholders’ equity	28.1	31.7	35.7	40.2	45.3

Income Statement
Net interest income	$13.6	15.6	17.2	19.3	21.9
Provision for loan losses	0.8	0.9	1.0	1.1	1.3
Total noninterest income	8.1	9.4	10.2	11.5	12.9
Total noninterest expense	16.3	18.7	20.2	22.9	25.8
Tax provision	1.7	1.9	2.1	2.4	2.7
Net income	3.1	3.6	4.0	4.5	5.1

Vote Required

At the special meeting, approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of PBI common stock as of the record date for the special meeting. Abstentions will be treated as present at the meeting for purposes of determining a quorum but will have the same effect as a vote against the merger proposal.

Recommendation of the PBI Board of Directors

THE PBI BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2 – TERMINATION OF THE SHAREHOLDERS AGREEMENT

General

PBI has elected to be taxed as an S corporation for U.S. federal income tax purposes. PBI and the owners of all of its issued and outstanding shares of common stock are parties to the amended and restated shareholders agreement, dated as of April 26, 2007, a copy of which is attached to this proxy statement-prospectus as Appendix D. The purpose of the shareholders agreement is to prevent, among other things, transfers of PBI common stock that would cause the termination of PBI’s status as an S corporation under the Internal Revenue Code. The shareholders agreement restricts the sale, transfer, encumbrance, pledge, assignment or other disposition of, and issuance of, PBI common stock. Under the terms of the shareholders agreement, any disposition of PBI common stock in violation of the shareholders agreement is null and void and without legal effect. Accordingly, termination of the shareholders agreement is necessary in order to consummate the merger, and approval of the termination proposal is a condition to the completion of the merger.

Following completion of the merger, former PBI shareholders will no longer own shares in an S corporation. PBI shareholders should consult with their tax advisors about the tax consequences of owning shares of common stock in a company that is not an S corporation for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 46.

NCC has agreed that PBI may declare and pay dividends to its shareholders prior to closing in an amount sufficient to pay federal, state and local income taxes on the income that passes through to the PBI shareholders by virtue of its current status as an S corporation. Accordingly, PBI will be permitted to pay (i) a distribution equal to 40% of the reasonably estimated taxable earnings of PBI from January 1, 2016 to the earlier of the closing of the merger or December 31, 2016 and (ii) if the closing occurs after January 1, 2017, a distribution equal to 40% of the reasonably estimated taxable earnings of PBI from January 1, 2017 to the date of closing.

The shareholders agreement provides that it must be terminated in writing. By executing (and not revoking) a proxy with instruction for the proxies to vote in favor of the termination proposal or with no direction to the proxies on the termination proposal, PBI shareholders will thereby appoint the individuals named on the proxy card as proxies, or either of them, as their attorney-in-fact for purposes of executing a formal termination of the shareholders agreement.

Vote Required

At the special meeting, approval of the termination proposal requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of PBI common stock as of the record date for the special meeting. Abstentions will be treated as present at the meeting for purposes of determining a quorum but will have the same effect as a vote against the termination proposal. In addition, the shareholders agreement requires that a written termination be executed by the holders of 66 2/3% of the outstanding shares of PBI common stock. Therefore, PBI must collect executed proxies or other authorizations for termination of the shareholders agreement as required by the merger agreement.

Recommendation of the PBI Board of Directors

THE PBI BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE TERMINATION PROPOSAL.

PROPOSAL NO. 3 – ADJOURNMENT

General

If the number of shares of PBI common stock voting FOR approval of the merger proposal or FOR approval of the termination proposal at the special meeting is not sufficient to approve the merger proposal or the termination proposal at the special meeting, then the persons designated as the proxy holders in the proxy card of PBI intend to move to adjourn the PBI special meeting in order to enable the PBI board of directors to solicit additional proxies for approval of the merger proposal or the termination proposal, as necessary.

In the adjournment proposal, PBI is asking its shareholders to grant discretionary authority to the person(s) designated as the proxy holder(s) stated in the proxy card to move to adjourn the special meeting if the number of shares voting for approval of the merger proposal or termination proposal is not sufficient to approve these proposals at the special meeting. If the shareholders of PBI approve the adjournment proposal, PBI could adjourn the special meeting to another time and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted on the merger proposal and the termination proposal. Among other things, approval of the adjournment proposal could mean that, even if PBI has received proxies representing a sufficient number of votes against the merger proposal or the termination proposal, PBI could adjourn the special meeting without a vote on these proposals and seek to convince the holders of those shares to change their votes to votes in favor of the merger proposal and termination proposal. In general, if the PBI special meeting is adjourned so that the PBI board can solicit additional proxies to approve the merger proposal or the termination proposal, as necessary, PBI is not required to give any notice of the adjourned meeting other than an announcement at the special meeting of the place, date and time of the adjourned meeting.

Vote Required

At the special meeting, approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter. Abstentions will be treated as present at the meeting for purposes of determining a quorum but will have no effect on the adjournment proposal.

Recommendation of the PBI Board of Directors

THE PBI BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

REGULATORY AND OTHER REQUIRED APPROVALS

In general, the merger of a bank holding company into another bank holding company requires the approval of the Federal Reserve Board. Under the Federal Reserve Board’s Regulation Y, certain transactions are eligible for a waiver from the general application and approval requirements. NCC filed a waiver request with the Federal Reserve Board on September 27, 2016, which was granted on October 7, 2016.

The merger of a state-chartered bank with and into a national bank requires the approval of the OCC. NBC has filed an Interagency Bank Merger Act Application for approval of the bank merger with the OCC, which is currently pending. In evaluating the proposed bank merger, the OCC will review the transaction under the criteria of the Bank Merger Act and will consider, among other factors, the effect of the bank merger on competition, the financial and managerial resources and future prospects of the banks, the convenience and needs of the communities to be served, the effectiveness of the banks in combating money laundering activities, the percent of the total amount of deposits of insured depositary institutions in the United States that would be controlled by the banks and the risk of the transaction to the stability of the United States banking or financial system. The parties believe that the proposed bank merger is compatible with these regulatory requirements and criteria; however, there can be no assurance that the approval of the OCC will be obtained, that NCC, NBC, PBI and Private Bank will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined bank after the bank merger. After approval of the application, the parties must wait at least 30 days (which may be shortened to 15 days) before they may complete the bank merger. During this waiting period, the U.S. Department of Justice may challenge the bank merger on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the OCC, unless a court of competent jurisdiction should specifically order otherwise. The OCC’s approval of the proposed bank merger will expire one year from the approval date, unless the OCC grants an extension of the time period. NCC and PBI expect to complete the bank merger shortly after the PBI special shareholders’ meeting, provided that the OCC approval has been obtained and is still in effect.

Georgia law requires that the approval of the GDBF be obtained in connection with the acquisition of a Georgia state-chartered bank by an out-of-state bank holding company. As a result of the proposed merger of PBI with and into NCC, NCC will acquire control of Private Bank. Accordingly, NCC has applied for the approval of the GDBF in connection with the proposed transactions.

Although NCC and PBI believe that the requisite regulatory approvals will be obtained, there can be no assurance regarding the timing of the approval, whether the approval may be obtained on satisfactory terms, whether the approval will be later modified, suspended or revoked (either as a result of a change in the information upon which the regulatory authority relied or otherwise) or the absence of litigation challenging such approval or otherwise. Similarly, there can be no assurance that any state attorney general or other regulatory authority will not attempt to challenge the merger or bank merger on antitrust grounds or for other reasons, or, if such a challenge is made, what the projected result thereof would be. Completion of the merger and the bank merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the bank merger. A regulator’s approval of the merger or the bank merger reflects only its view that that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness, and does not represent an opinion by such regulator that the transaction is financially favorable to the shareholders of either party or that the regulator has considered the adequacy of the terms of the transaction. SUCH APPROVAL IS NOT AN ENDORSEMENT OF, OR RECOMMENDATION FOR, THE MERGER.

NCC, NBC, PBI and Private Bank are not aware of any regulatory approvals required for completion of the transactions contemplated by the merger agreement other than those described above. Should any other approvals be required, those approvals will be sought, but there can be no assurance that they will be obtained.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary description of the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. Shareholders (as defined below) who hold their common stock of PBI as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary description deals only with the U.S. federal income tax consequences of the merger. No information is provided regarding the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws. The following is not intended to be a complete description of the U.S. federal income tax consequences of the merger to all PBI shareholders in light of their particular circumstances or to PBI shareholders subject to special treatment under U.S. federal income tax laws, such as:

•	tax-exempt organizations;

•	qualified retirement plans and individual retirement accounts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons whose functional currency is not the U.S. dollar;

•	shareholders who received their stock upon the exercise of employee stock options or otherwise acquired their stock as compensation;

•	persons who purchased or will sell their shares of PBI common stock as part of a wash sale; or

•

shareholders who hold their shares of PBI common stock as part of a “hedge,” “straddle” or other risk reduction, “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code.

This discussion is based on, and subject to, the Internal Revenue Code, the treasury regulations promulgated under the Internal Revenue Code, existing interpretations, administrative rulings and judicial decisions, all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. You are urged to consult a tax advisor regarding the tax consequences of the merger to you.

U.S. Shareholders

For purposes of this discussion, the term “U.S. Shareholder” means a beneficial owner of PBI common stock who is a United States individual, an estate or trust, and is a permitted S corporation shareholder.

Qualification of the Merger as a Reorganization

NCC and PBI have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligations of NCC and PBI to complete the merger are conditioned upon their receipt of a tax opinion from Maynard, Cooper & Gale, P.C. to the effect that:

•	the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•

the exchange in the merger of PBI common stock solely for NCC common stock will not give rise to a gain or loss to a shareholder of PBI with respect to such exchange, except to the extent of any cash received;

•

the exchange in the merger of PBI common stock for a combination of NCC common stock and cash will result in the recognition of gain, if any, but not loss by a shareholder of PBI with respect to such exchange, but further limited to the amount of cash received by such shareholder; and

•	neither PBI nor NCC will recognize gain or loss as a consequence of the merger.

The tax opinion has been filed as Exhibit 8.1 to the registration statement of which this proxy statement-prospectus is a part. The opinion is based on law existing on the date of the opinion and on certain facts, assumptions, limitations, representations and covenants, including those contained in representation letters executed by officers of PBI and NCC that, if incorrect in certain material respects, would jeopardize the conclusions reached by Maynard, Cooper & Gale, P.C. in its opinion. The tax opinion does not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger.

Tax Consequences to U.S. Shareholders

The following discussion summarizes the material U.S. federal income tax consequences of the merger to owners of PBI common stock that are U.S. Shareholders and exchange their shares of PBI common stock for shares of NCC common stock in the merger.

The U.S. federal income tax consequences of the merger to an owner of PBI common stock that is a U.S. Shareholder generally will depend on whether the U.S. Shareholder exchanges PBI common stock solely for cash, solely for NCC common stock, or for a combination of cash and NCC common stock.

Exchange Solely for NCC Stock

No gain or loss will be recognized by U.S. Shareholders upon the exchange of shares of PBI common stock solely for shares of NCC common stock pursuant to the merger, except in respect of cash received in lieu of the issuance of a fractional share of NCC common stock (as discussed below).

Exchange for Cash and NCC Common Stock

A U.S. Shareholder who receives a combination of cash (not including cash received in lieu of the issuance of a fractional share of NCC common stock) and NCC common stock in exchange for PBI common stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for PBI common stock in the merger (excluding cash received in lieu of a fractional share) plus the fair market value of NCC common stock (including the fair market value of any fractional share) received in the merger, over (b) the U.S. Shareholder’s adjusted tax basis in the shares of PBI common stock exchanged, or (ii) the amount of cash (excluding cash received in lieu of a fractional share) received in the merger. Any taxable gain to a U.S. Shareholder on the exchange of PBI common stock generally will be treated as capital gain (either long-term or short-term capital gain depending on whether the shareholder has held such PBI common stock for more than one (1) year in the case of long-term capital gain or one (1) year or less in the case of short-term capital gain). If a U.S. Shareholder acquired different blocks of PBI common stock at different times or at different prices, such U.S. Shareholder’s basis and holding period in its shares of NCC common stock may be determined with reference to each block of PBI common stock. Such U.S. Shareholder should consult his or her individual tax advisor regarding the manner in which gain or loss should be determined.

Exchange of Cash in Lieu of Fractional Share

A U.S. Shareholder who receives cash in lieu of the issuance of a fractional share of NCC common stock will generally be treated as having received such factional share pursuant to the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized in an amount equal to the difference between (i) the amount of cash received instead of the fractional share and (ii) the portion of the U.S. Shareholder’s aggregate adjusted tax basis of the PBI shares exchanged in the merger that is allocable to the fractional share of NCC common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares of PBI common stock is more than one year.

Tax Basis of NCC Common Stock Received in the Merger

The aggregate tax basis of the NCC common stock (including a fractional share deemed received and sold for cash as described above) received in the merger will equal the aggregate tax basis of the PBI common stock surrendered in the exchange, reduced by the amount of cash received, if any, that is treated as received in exchange for PBI common stock (excluding any cash received in lieu of a fractional share of NCC common stock), and increased by the amount of gain, if any, recognized in the exchange (including any portion of the gain that is treated as a dividend but excluding any gain resulting from a fractional share deemed received and sold for cash as described above).

Holding Period of NCC Common Stock Received in the Merger

The holding period for any NCC common stock received in the merger will include the holding period of the PBI common stock surrendered in the exchange.

Exchange Solely for Cash

A U.S. Shareholder who receives solely cash in exchange for PBI common stock, whether as a result of exercising dissenters’ rights, receiving cash in exchange for shares, or otherwise, will generally recognize gain or loss in an amount equal to the difference between the cash received and the U.S. Shareholder’s adjusted tax basis in the shares of PBI common stock surrendered by such shareholder. Any taxable gain to a U.S. Shareholder on the exchange of PBI common stock will generally be treated as either long-term or short-term capital gain, depending on such shareholder’s holding period for the PBI common stock. Each holder of PBI common stock who contemplates exercising statutory dissenters’ rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Tax Consequences of C Corporation Status

PBI is taxed as an S corporation, while NCC is taxed as a C Corporation, under the Internal Revenue Code. Certain tax consequences will change for U.S. Shareholders as a result of holding stock in a C Corporation as compared to holding stock in an S corporation including, but not limited to, the following:

•

The income of an S corporation is deemed to accrue ratably to its shareholders on a daily basis for federal income tax purposes. As a result, holders of PBI common stock have been required to include their pro rata portion of PBI’s income on their tax returns and have been directly liable for the federal income taxes imposed on their portion of PBI’s income. PBI, except in limited situations, did not incur any separate federal income tax liability.

•

As a C Corporation, the liability for taxes on income of NCC does not accrue to holders of its common stock, but instead this liability is imposed on, and payable by, NCC at the entity level for federal income tax purposes. Accordingly, holders of NCC common stock do not recognize taxable income when NCC recognizes taxable income, but instead recognize income when they receive a distribution from NCC, which is treated as a dividend, a return of capital or capital gain income. Distributions, if any, from NCC to holders of its common stock are treated as a dividend to the extent of NCC’s current or accumulated undistributed earnings and profits. Distributions in excess of NCC’s current or accumulated earnings and profits are treated first as a return of capital to the extent of a holder’s tax basis in their NCC common stock and then as capital gain.

•

As an S corporation, if PBI incurred losses during any taxable year, a pro rata share of such losses was available (subject to certain limitations) to holders of its common stock to offset such holder’s taxable income during such year. Losses of NCC remain with NCC and holders of NCC common stock do not have the ability to offset taxable income with pass-through losses.

•

A holder’s federal income tax basis in S corporation stock generally is increased by the holder’s pro rata share of the S corporation’s income retained by the S corporation as capital (and generally is decreased by the holder’s pro rata share of the S corporation’s losses). Any net increase in tax basis reduces the amount of gain on the sale of stock by the holder and any net decrease in tax basis increases the amount of taxable gain on such sale. The earnings or losses of NCC do not impact the tax basis of a holder’s NCC common stock.

Tax Consequences to NCC and PBI

Neither NCC nor PBI will recognize taxable gain or loss as a result of the merger.

Tax Consequences if the Merger Does Not Qualify as a Reorganization

If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the merger will be a fully taxable transaction to both PBI, Private Bank, and the shareholders of PBI. Initially, each of PBI and Private Bank will be deemed to have sold all of its assets to NCC in a taxable sale in which gain or loss is recognized for U.S. federal income tax purposes in an amount equal to the difference between (1) the full value of the merger consideration plus the sum of the liabilities of PBI and Private Bank, and (2) the basis of the assets of PBI and Private Bank. Gain or loss is computed separately for each of PBI’s and Private Bank’s assets based upon their relative fair market values. This gain or loss will pass-through and be taxable to the PBI shareholders. Because some of PBI’s and Private Bank’s assets may not be capital assets, the gain or loss can be a combination of ordinary gain or loss and capital gain or loss. After the PBI shareholders have taken into account any income, gain or loss from the deemed sale of assets by PBI and Private Bank and determined the basis of their PBI stock, each PBI shareholder will recognize gain or loss on a deemed liquidation of their PBI common stock in an amount to the difference between the total consideration received in the merger and such shareholders’ tax basis in the shares of PBI common stock surrendered in the merger as adjusted. Each PBI shareholder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated among different blocks of PBI common stock surrendered in the merger. The aggregate tax basis in the shares of NCC common stock received pursuant to the merger will be equal to the fair market value of such NCC common stock as of the closing date of the merger. The holding period of such shares of NCC common stock will begin on the date immediately following the closing date of the merger.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to shareholders of PBI common stock in connection with the merger, unless an exemption applies. Backup withholding may be imposed on the above payments at a rate of 28% if a U.S. Shareholder (i) fails to provide a taxpayer identification number or appropriate certificates, or (ii) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to shareholders of PBI common stock under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against your applicable U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. U.S. Shareholders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

Rates of Taxation under Current Law

Currently, net long-term capital gains and qualified dividend income are taxed generally at a maximum rate of 20% (for individuals with taxable income of $415,050 or more per year and married individuals filing jointly with taxable income of $466,950 or more per year, or $233,475 or more per year for married individuals filing separately). PBI shareholders should consult their own tax advisors regarding the availability of the preferential tax rates in light of such shareholders’ particular circumstances. In addition, individuals having net capital gains and qualified dividend income with taxable income that is otherwise subject to tax at rates of 25% to 35% may be taxed at a maximum of 15% on their capital gains and qualified dividend income. Trusts and estates that are otherwise subject to tax on their net long-term capital gains and qualified dividend income also are eligible for the maximum tax rates applicable to these types of income and gain.

Additionally, a holder of PBI common stock whose investment in such stock is considered a passive activity is subject to a 3.8% Medicare tax on certain net investment income earned by such holder. For this purpose, net investment income generally includes a shareholder’s allocable share of income and gain realized by a shareholder from a sale of stock, including gain recognized with respect to PBI common stock in connection with the merger. In the case of an individual, the tax will be imposed on the lesser of (i) the shareholder’s net investment income or (ii) the amount by which the shareholder’s modified adjusted gross income exceeds a certain threshold (which is $250,000 in the case of married individuals filing jointly, $125,000 in the case of married individuals filing separately, and $200,000 in all other cases). Holders of PBI common stock should consult their tax advisers as to whether their investment in PBI common stock is considered to be a passive activity.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain provisions of the merger agreement. It is not intended to include every term of the merger, but rather addresses only certain significant aspects of the merger. This discussion is qualified in its entirety by reference to the full text of the merger agreement, which is attached to this proxy statement-prospectus as Appendix A, and incorporated herein by reference. You are urged to carefully read the merger agreement in its entirety, as well as the discussion in this document.

General; Effect of the Merger; Business and Operations after the Merger

If the shareholders of PBI approve the merger proposal and the other conditions to the consummation of the merger are satisfied, PBI will merge with and into NCC, NCC will be the surviving corporation in the merger and PBI will cease to exist as a separate entity. At the effective time of the merger:

•	the certificate of incorporation and bylaws of NCC in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation;

•

the directors of NCC as the surviving corporation in the merger will be the directors of NCC immediately prior to the effective time of the merger, with the addition to NCC’s board of Joel S. Arogeti, a current director of PBI selected by NCC and approved by PBI; and

•

all rights, franchises and interests of PBI and NCC in and to every type of property will be vested in NCC as the surviving corporation, and all liabilities and obligations of PBI and NCC will be deemed to have been assumed by NCC as the surviving corporation.

At the time of the merger, Private Bank will be merged with and into NBC, with NBC as the surviving bank. Subject to applicable laws and non-objection from applicable regulatory authorities, NCC and PBI intend for the former banking offices and mortgage division of Private Bank to continue to operate and conduct business under the trade names “Private Bank of Buckhead, a division of National Bank of Commerce,” “Private Bank of Decatur, a division of National Bank of Commerce,” and “PrivatePlus Mortgage, a division of National Bank of Commerce,” as appropriate, for a period of at least two years.

Merger Consideration

Shareholders of PBI will have the opportunity to elect to receive, for each of their shares of PBI common stock, either (i) 0.85417 shares of NCC common stock or (ii) $20.50 in cash, without interest. However, the merger agreement provides that the total number of shares of PBI common stock as to which a cash election can be made will be equal to, as nearly as practicable, but will not exceed 405,891 shares (the “cash election shares”), and that the aggregate cash consideration to be paid in respect of the cash election shares will be equal to, as nearly as practicable, but will not exceed $8,320,766. If the total number of shares of PBI common stock as to which a cash election is made exceeds the foregoing limitation, then at NCC’s sole option and election, NCC may increase the cash election shares to a maximum of 541,188 and the total cash amount may be increased to a maximum of $11,094,354. Elections by shareholders of PBI to receive a particular form of consideration, whether cash or shares of NCC common stock, will be prorated as necessary to cause the total amount of cash payable by NCC in the merger to equal, as nearly as practicable, the total cash amount.

No fractional shares of NCC common stock will be issued in connection with the merger. Instead, NCC will make a cash payment (without interest), to each shareholder of PBI who would otherwise receive a fractional share of NCC common stock in an amount determined by multiplying the fraction of a share of NCC common stock otherwise issuable by the average closing price (rounded to two decimal places) for a share of NCC common stock as reported by the Nasdaq Global Select Market during the ten (10) consecutive business days ending on the fifth business day prior to the date of the closing of the merger. The amount of cash available for cash payments in lieu of fractional shares will not affect, and will not be affected by, the total cash amount described above.

Election Procedures; Surrender of PBI Stock Certificates

A form of election will be provided to shareholders of PBI at a later date, and shareholders should carefully review and follow the instructions that will be included with the election form. The deadline to make an election will be 5:00 p.m. Eastern Time on the day before the special meeting (or [●], 2016). In the event that the number of shares of PBI common stock as to which holders have elected to receive cash would result in a cash payout that is either greater or less than the total cash amount, certain shareholders will have their elections prorated, as described in further detail below, to ensure that the amount of cash to be paid in the merger is equal to, as nearly as practicable, but does not exceed, the total cash amount.

Any shares of PBI common stock as to which a shareholder of PBI does not submit a properly completed election form prior to the election deadline, and any shares of PBI common stock as to which a shareholder of PBI has elected to receive NCC common stock, will be converted into shares of NCC common stock at the effective time of the merger. However, some of these shares may instead be converted into a right to receive cash if the amount of cash otherwise payable as a result of cash elections by shareholders of PBI is less than the total cash amount. Election forms may be revoked or amended at any time prior to the election deadline. At the effective time of the merger, shareholders of PBI who will receive NCC common stock in the merger will automatically become entitled to all of the rights and privileges afforded to NCC shareholders as of that time; however, because NCC common stock is issued in “book entry” form only, former shareholders of PBI will not receive a physical certificate representing shares of NCC common stock in exchange for their PBI stock certificates. Shareholders of PBI who receive cash in the merger will be entitled to receipt of that cash upon the surrender of their PBI stock certificates. Broadridge Corporate Issuer Solutions, Inc. will serve as exchange agent for the merger. Within five business days after the effective date of the merger, NCC will send or cause to be sent to all former shareholders of PBI (other than any shareholders who have exercised their dissenters’ rights) a letter of transmittal with instructions for exchanging their PBI stock certificates and applicable equity award agreements for the merger consideration to which they are entitled. Each PBI stock certificate issued and outstanding immediately prior to the effective time of the merger as well as applicable equity award agreements, will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when the certificates are actually exchanged. You should not send in your PBI stock certificate(s) or equity award agreements until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificate(s) or other agreement with your proxy card.

Beginning on the date that is six months after the effective date of the merger, NCC will delay paying former shareholders of PBI who become holders of NCC common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of NCC common stock, until such time as they have surrendered their certificates evidencing their PBI common stock, at which time NCC will pay any such dividends or other distributions without interest. When the exchange agent receives your PBI certificate(s) or award agreement, as applicable, together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of a record of the book entry of shares of NCC common stock that have been issued to you (together with any withheld dividends or other distributions, but without interest thereon) and any cash payments due for cash elections or in lieu of fractional shares, in each case without interest.

Shareholders who cannot locate their stock certificates may receive the merger consideration to which they are otherwise entitled upon presentation of the following: (a) evidence to the reasonable satisfaction of NCC that any such stock certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity to be procured at the shareholder’s sole expense as may be reasonably requested by NCC or its exchange agent to indemnify and hold NCC and the exchange agent harmless; and (c) evidence satisfactory to NCC that such person is the owner of the shares represented by each certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present the certificate for exchange pursuant to the merger agreement.

Proration Procedures

No guarantee can be made that you will receive the amount of cash or number of shares of NCC common stock that you elect to receive in the merger. As a result of the proration procedures and other limitations outlined in this proxy statement-prospectus and in the merger agreement, you may receive NCC common stock or cash in amounts that vary from the amounts that you elect to receive.

Your right to receive cash or shares of NCC common stock in the merger is subject to certain proration procedures designed to ensure that the aggregate cash consideration to be paid by NCC to shareholders of PBI (not including cash paid in lieu of fractional shares or cash paid to dissenting shareholders) is equal as nearly as practicable to, but does not exceed, the total cash amount. If NCC does not elect to increase the total cash amount, then the $8,320,766 to be paid in the merger will represent an aggregate of 405,891 shares of PBI common stock that will be converted into the right to receive cash. If the total number of shares of PBI common stock as to which a cash election is made exceeds the foregoing limitation, then at NCC’s sole option and election, NCC may increase the cash election shares to a maximum of 541,188 and the total cash amount may be increased to a maximum of $11,094,354.

Oversubscription of Cash Elections

Shares of NCC common stock may be issued to shareholders of PBI who make cash elections if the total cash elections are oversubscribed, such that the aggregate cash amount that would otherwise be paid in the merger pursuant to such elections would be greater than the total cash amount described above. If the aggregate cash elections exceed the total cash amount, then:

•

each PBI shareholder making either a stock election, no election or an invalid cash election will receive NCC common stock for each share of PBI common stock as to which that shareholder made a stock election, no election or an invalid cash election;

•

the number of shares of PBI common stock as to which a shareholder has submitted a valid cash election will be automatically reduced to the number of shares equal to the product of (A) the total number of such shareholder’s cash election shares and (B) a fraction, the numerator of which is the total number of shares of PBI common stock with respect to which cash may be paid (405,891, unless increased by NCC up to a number not to exceed 541,188), and the denominator of which is the aggregate number of cash election shares designated in all valid cash elections;

•	each cash election share remaining after the foregoing adjustment will be converted into the right to receive the per-share cash consideration; and

•

each share of PBI common stock that would have been a cash election share but for the foregoing adjustment will automatically be deemed to be a stock election share, and the holder will receive shares of NCC common stock at the exchange ratio with respect to such shares.

For example, assuming that (i) a PBI shareholder owning 1,000 shares of PBI common stock makes a valid cash election with respect to all 1,000 shares, (ii) the total number of shares of PBI common stock as to which valid cash elections are made is 500,000 and (iii) NCC does not elect to increase the permissible number of cash election shares, then:

•	such shareholder’s cash election shares will be reduced to 1,000 x (405,891/ 500,000), or 811.782 shares;

•	such shareholder will receive cash in the amount of $16,641.53 (calculated as $20.50 x 811.782); and

•

with respect to the remaining 188.218 shares of PBI common stock owned, such shareholder will receive 160 shares of NCC common stock (calculated as 188.218 multiplied by the exchange ratio of 0.85417) and a small amount of cash in lieu of the remaining fractional share following the conversion.

If NCC elects to increase the cash election shares in the event of an oversubscription, then the proration procedures described above will apply with slightly different results. Following the example above, and assuming that NCC elects to increase the cash election shares to 541,188, then the total number of shares of PBI common stock as to which valid cash elections are made (500,000) would be less than the cash election limitation, such that all shares for which a valid election has been made to receive cash will be converted into a right to receive the per-share cash consideration.

However, assuming that (i) a PBI shareholder owning 1,000 shares of PBI common stock makes a valid cash election with respect to all 1,000 shares, (ii) the total number of shares of PBI common stock as to which valid cash elections are made is 600,000 and (iii) NCC elects to increase the permissible number of cash election shares to 541,188, then:

•	such shareholder’s cash election shares will be reduced to 1,000 x (541,188/ 600,000), or 901.98 shares;

•	such shareholder will receive cash in the amount of $18,490.59 (calculated as $20.50 x 901.98); and

•

with respect to the remaining 98.02 shares of PBI common stock owned, such shareholder will receive 83 shares of NCC common stock (calculated as 98.02 multiplied by the exchange ratio of 0.85417) and a small amount of cash in lieu of the remaining fractional share following the conversion.

Undersubscription of Cash Elections

If the aggregate amount of cash elected by PBI shareholders is less than the total cash amount, then certain shares of PBI common stock will be converted into a right to receive cash until the aggregate amount of cash payable equals the total cash amount, as follows:

•	any shares for which a valid election has been made to receive cash will be converted into a right to receive the per-share cash consideration;

•

shares of PBI common stock with respect to which an election to receive NCC common stock is deemed to have been made as a result of a failure by the holders thereof to submit an effective, properly completed election form by the election deadline will be converted into a right to receive the per-share cash consideration through an equitable proration process to be agreed upon by NCC and PBI prior to the effective time of the merger;

•

if, after the conversion of all such shares, the amount of cash deemed elected by PBI shareholders is still less than the total cash amount, then shares of PBI common stock with respect to which a valid election has been made to receive NCC common stock will be converted through an equitable proration process to be agreed upon by NCC and PBI into the right to receive the per-share cash consideration in a number necessary to cause the aggregate amount of cash payable to equal as closely as practicable, but not to exceed, the total cash amount; and

•

each share of PBI common stock with respect to which an election to receive NCC common stock has been made (or is deemed to have been made) that is not modified pursuant to the proration procedures described above will be converted into a right to receive NCC common stock in accordance with the exchange ratio and the other conversion provisions described herein.

For example, assuming 2,058,527 shares of PBI common stock outstanding as of the determination date and further assuming that (i) elections to receive NCC common stock are made with respect to 1,877,760 shares of PBI common stock; (ii) elections to receive cash are made with respect to 140,597 shares of PBI common stock; (iii) no election is made with respect to 40,170 shares of PBI common stock; and (iv) NCC and PBI agree to use a traditional proration procedure equally applicable across all electing shares, then, in order to ensure that the aggregate amount of cash payable in the merger equals as closely as practicable the total cash amount:

•	all shares of PBI common stock with respect to which a cash election has been made (140,597 shares) will be converted into the right to receive cash;

•	all shares of PBI common stock with respect to which no election has been made (40,170 shares) will be converted into the right to receive cash;

•

all elections to receive NCC common stock will be prorated by approximately 11.989% (calculated as (405,891 – 180,767) / 1,877,760), such that shares subject to the proration will instead be converted into the right to receive cash; and

•

the remaining shares for which an election has been made to receive NCC common stock that are not subject to the proration procedure will each be converted into a right to receive NCC common stock according to the exchange ratio.

In this example, a shareholder of PBI owning 1,000 shares of PBI common stock who makes an election to receive NCC common stock with respect to all such shares would receive approximately $2,458 (calculated as $20.50 x (1,000 x 11.989%)) in cash as a result of the proration, 751 shares of NCC common stock (calculated as 880.11 PBI shares x the exchange ratio of 0.85417), and a small amount of cash in lieu of the remaining fractional share following the conversion.

Effect of the Merger on NCC Common Stock

Each share of NCC common stock issued and outstanding immediately prior to the effective time of the merger will continue to be an issued and outstanding share of NCC common stock from and after the effective time of the merger.

Dissenters’ Rights

Holders of shares of PBI common stock who properly elect to exercise the dissenters’ rights available to them under Georgia law will not have their shares converted into the right to receive merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his, her or its pro rata portion of the merger consideration. See “Dissenters’ Rights” beginning on page 68 and Appendix B for additional information.

Shareholders of PBI should be aware that the merger agreement may be terminated by NCC’s board of directors if holders of more than 7.5% of the outstanding shares of PBI common stock exercise dissenters’ rights. See “Termination of the Merger Agreement; Termination Fee” below.

Effect of the Merger on PBI Options

As of August 30, 2016, the date of the merger agreement, PBI had granted options to purchase 172,700 shares of PBI common stock at a weighted average exercise price of $10.11 per share. The merger agreement provides that each outstanding and unexercised option to purchase shares of PBI common stock will cease to represent an option to purchase PBI common stock and will be converted automatically into an option to purchase NCC common stock, and NCC will assume PBI’s stock option plan and each PBI stock option subject to its terms, including any acceleration in vesting that will occur as a consequence of the merger; provided, however, that after the effective time of the merger:

•

the number of shares of NCC common stock purchasable upon exercise of each PBI option will equal the product of (A) the number of shares of PBI common stock that were purchasable under the PBI option immediately before the effective time of the merger and (B) the exchange ratio, rounded to the nearest whole share; and

•

the per share exercise price for each PBI option will equal the quotient obtained by dividing (A) the per share exercise price of the PBI option in effect immediately before the effective time of the merger by (B) the exchange ratio, rounded to the nearest cent.

In the event that a holder of a PBI option makes a valid exercise of the option after the election deadline but prior to the effective time of the merger, the PBI common stock acquired upon such exercise will be deemed to be stock election shares. The merger agreement provides that, as soon as practicable after the effective time of the merger, NCC will file a registration statement with the SEC with respect to the shares of NCC common stock subject to converted or substituted PBI options.

Effect of the Merger on PBI Restricted Stock Units

 As of August 30, 2016, the date of the merger agreement, there were outstanding restricted stock units for 29,713 shares of PBI common stock. The merger agreement provides that each outstanding PBI restricted stock unit will become fully vested and will be treated as an outstanding share of PBI common stock as of the effective time of the merger. Each holder of a restricted stock unit will be entitled to make an election to receive NCC common stock or cash in the merger, and will be subject to the election and proration procedures described above.

Effect of the Merger on PBI Warrants

As of August 30, 2016, the date of the merger agreement, there were outstanding warrants to purchase 495,000 shares of PBI common stock. At the time of the execution of the merger agreement, PBI entered into amendments to the PBI warrants with each warrant holder, which provide for the termination of the PBI warrant immediately prior to the effective time of the merger, in the event that the merger occurs prior to any other event of termination set forth in such PBI warrant. Upon any such termination, the PBI warrants will no longer be exercisable, will be forfeited in their entirety, and will not be assumed by NCC or converted into the right to receive shares of PBI common stock, NCC common stock, cash or other consideration. With respect to 30,000 warrants only, if such warrant has not been previously exercised or terminated but is terminated immediately prior to, and as a result of the occurrence of, the merger pursuant to the amendment to the applicable warrant agreements, then the warrant will be automatically converted into and exchanged for the right to receive 0.4375 shares of NCC common stock for each share of PBI common stock subject to the warrant.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger proposal and termination proposal are approved by PBI’s shareholders;

•	all required regulatory consents and approvals are obtained; and

•	all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived. See “Conditions to the Merger” below.

If all of these conditions are met, the closing of the merger will occur on the last business day of the month in which all of the closing conditions are satisfied or waived, unless otherwise mutually agreed upon in writing by the chief executive officers of NCC and PBI.

Representations and Warranties in the Merger Agreement

The merger agreement contains generally customary representations and warranties of PBI, on the one hand, and of NCC, on the other hand, relating to their respective businesses. The representations and warranties of each of PBI and NCC were made solely for the benefit of the other. The assertions embodied in those representations and warranties are modified or qualified by information in confidential disclosure schedules that the parties have exchanged in connection with their execution of the merger agreement on August 30, 2016. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between PBI and NCC.

Additionally, the representations and warranties of the parties that are contained in the merger agreement were made only as of the date of the merger agreement or such other date as is specified therein and will not survive the effective time of the merger, except for those that by their terms apply in whole or in part after the effective time.

PBI’s representations and warranties are contained in Article 5 of the merger agreement and relate to, among other things:

•	organization, standing and power;

•	authority; no breach by agreement;

•	capital stock;

•	subsidiaries;

•	financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	tax matters;

•	loan portfolio;

•	assets; real property; insurance;

•	environmental matters;

•	compliance with laws;

•	labor relations; employees;

•	employee benefit plans;

•	material contracts;

•	legal proceedings;

•	reports;

•	statements true and correct;

•	accounting, tax and regulatory matters;

•	offices;

•	data processing systems;

•	intellectual property;

•	fiduciary responsibilities;

•	financial advisor;

•	regulatory approvals;

•	opinion of counsel;

•	repurchase agreements; derivatives; securitizations;

•	antitakeover provisions;

•	transactions with management;

•	absence of certain business practices;

•	privacy of customer information;

•	deposits;

•	accounting controls; and

•	registration obligations.

NCC’s representations and warranties are contained in Article 6 of the merger agreement and relate to, among other things:

•	organization, standing and power;

•	authority; no breach by agreement;

•	capital stock;

•	reports and financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with laws;

•	material contracts;

•	legal proceedings;

•	statements true and correct;

•	tax and regulatory matters;

•	Securities Act and Exchange Act compliance;

•	regulatory approvals;

•	opinion of counsel; and

•	financial advisor.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are able to be waived) in order to complete the merger. The respective obligations of each party to complete the merger are subject to the fulfillment or waiver of the following, among other things:

•	approval by PBI’s shareholders of the merger agreement by the required vote;

•	approval of the merger and the bank merger by the OCC and the GDBF;

•	receipt of all third-party consents necessary to consummate the merger and the bank merger, other than those that would not have a material adverse effect on the party required to obtain the consent;

•

the absence of (i) any law or order by a regulatory authority or court of competent jurisdiction prohibiting, restricting or making illegal the merger or bank merger or (ii) any threatened or pending action or proceeding by any person that renders the consummation of the merger or bank merger impossible or inadvisable;

•

the receipt of a favorable tax opinion from Maynard, Cooper & Gale, P.C. that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that the merger will not give rise to gain or loss to PBI shareholders (except to the extent of any cash received), and that neither PBI nor NCC will recognize gain or loss as a consequence of the merger, subject to certain possible exceptions;

•

this registration statement on Form S-4 shall have been declared effective under the Securities Act by the SEC, no stop order suspending its effectiveness shall have been issued, no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC, and all state securities permits, authorizations or exemptions shall have been received or confirmed, as applicable, as are necessary for the issuance of NCC common stock pursuant to the terms of the merger agreement; and

•	the authorization for listing on the Nasdaq Global Select Market of, or the delivery of notice to such exchange regarding, the shares of NCC common stock to be issued in the merger.

The obligations of NCC to complete the merger are subject to the satisfaction (or waiver by NCC) of the following additional conditions:

•	the accuracy of PBI’s representations and warranties;

•	the performance by PBI of all of its covenants and obligations required to be performed prior to the effective time of the merger;

•

the delivery by PBI of a certificate signed by its chief executive officer and chief financial officer attesting to the satisfaction of the conditions above and certain other conditions, as well as certified copies of the resolutions of the board of directors and shareholders of PBI evidencing the authorization of the merger agreement, the merger and the bank merger;

•	immediately prior to the merger, PBI will have a minimum adjusted shareholders’ equity of not less than $31,000,000;

•	PBI shall have delivered to NCC payoff letters and lien terminations relating to its indebtedness, and all such indebtedness shall have been paid, satisfied or discharged in full;

•

the completion of any adjustments to charge-offs, reserves and accruals in PBI’s records that are reasonably requested by NCC in order to conform PBI’s loan, accrual, capital, reserve and other accounting policies to those of NBC;

•	NCC’s satisfaction that the merger will not trigger any “excess parachute payment,” as defined in Section 280G of the Internal Revenue Code;

•

the receipt by NCC of satisfactory documentation of (i) the termination of all employment agreements in effect at PBI and Private Bank prior to the effective time of the merger and (ii) the execution of new employment agreements between NBC and certain employees of PBI;

•

the absence of any action by a regulatory authority with respect to PBI (i) asserting that PBI is not in compliance with applicable laws and orders, (ii) revoking any material permit, or (iii) imposing or requiring a cease and desist order, formal agreement or similar arrangement that is likely to restrict or impair PBI’s business or prospects;

•

the absence of any fact, litigation, claim, event or condition that NCC determines in its reasonable judgment (i) would have (or may be foreseen to have) a material adverse effect on PBI or the consummation of the merger, (ii) would be materially adverse to the interests of NCC on a consolidated basis or (iii) would render the merger impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on any national securities exchange;

•

the receipt of all consents and approvals from persons whose consent or approval is required to permit the succession by NCC to any obligation, right or interest of PBI under any agreement or instrument, except for those for which failure to obtain such consent or approval would not have a material adverse effect on NCC as the surviving corporation or on the consummation of the merger;

•

the absence of any action taken, or any statute, rule or regulation applied to the merger by any regulatory authority that would, in NCC’s opinion, would be materially and unreasonably burdensome on NCC’s business following the effective time of the merger or that would reduce the economic benefits of the merger;

•	the amount of brokered deposits of PBI shall not exceed $25,000,000;

•	no material increase in PBI’s classified loans since the date of the merger agreement;

•

the receipt by NCC of evidence and documentation regarding the termination, modification or continuation of certain of PBI’s employee benefit plans and the cessation of accruals thereunder, as may be requested by NCC;

•	the execution and delivery of the merger agreement relating to the bank merger and the approval of the bank merger by PBI as the sole shareholder of Private Bank; and

•	the termination of the shareholders agreement.

PBI’s obligation to complete the merger is subject to the satisfaction (or waiver by PBI) of the following additional conditions:

•	the accuracy of NCC’s representations and warranties;

•	the performance by NCC of all of its covenants and obligations required to be performed prior to the effective time of the merger;

•

the delivery by NCC of a certificate signed by its chief executive officer and chief financial officer attesting to the satisfaction of the conditions above, as well as certified copies of the resolutions of the boards of directors of NCC evidencing the authorization of the merger agreement, the merger and the bank merger; and

•

the absence of any action by a regulatory authority with respect to NCC or any of its subsidiaries (i) asserting that such entity is not in compliance with applicable laws and orders or (ii) imposing or requiring a cease and desist order, formal agreement or similar arrangement that is likely to restrict or impair such entity’s business or prospects.

The conditions to the merger are set forth in Article 9 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, there can be no assurance that all conditions will be satisfied or waived.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. Any change in the terms of the merger agreement after the special meeting that requires the approval of shareholders under applicable law may require a resolicitation of votes from PBI’s shareholders with respect to the amended merger agreement.

Business of PBI and NCC Pending the Merger

The merger agreement requires each party to continue to operate its business in the ordinary course prior to the merger, to preserve its business organization, goodwill, assets, business relationships and rights and franchises pending the merger and to refrain from taking any action that would materially adversely affect the receipt of required regulatory or other consents or materially adversely affect any party’s ability to perform its covenants and agreements under the merger agreement. Additionally, NCC and PBI have each agreed to have its designated representative confer periodically with the representative of the other regarding its operations, to permit the other party to investigate its business, properties and financial and legal condition and to notify the other party of certain events or circumstances, such as material changes in its business, government actions or breaches of representations, warranties or covenants under the merger agreement.

In addition, subject to certain specified exceptions as provided in section 7.2 of the merger agreement, PBI may not, without NCC’s consent, take or agree to take any of the following actions, among others:

•	amend its articles of incorporation, bylaws or other governing instruments;

•

incur any additional debt or other obligation, except in the ordinary course of business and consistent with past practices, or permit the existence of or impose a lien on any share of stock held by PBI;

•

redeem, repurchase, or otherwise acquire or exchange any shares of its capital stock (except exchanges in connection with the exercise of options or warrants to purchase PBI common stock) or declare or pay any distribution or dividend on its capital stock; provided, however, that PBI will be permitted to pay (i) a distribution equal to 40% of the reasonably estimated taxable earnings of PBI from January 1, 2016 to the earlier of the closing of the merger or December 31, 2016 and (ii) if the closing occurs after January 1, 2017, a distribution equal to 40% of the reasonably estimated taxable earnings of PBI from January 1, 2017 to the date of closing.

•

issue, sell, grant, award, pledge, encumber (or enter into a contract to do any of the foregoing), authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or any rights to acquire such stock or securities convertible into such stock, except pursuant to the exercise of currently outstanding options, warrants and restricted stock units;

•

adjust, split, combine or reclassify any shares of its common stock or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its common stock, or sell, lease, mortgage or otherwise encumber any shares of its capital stock or, other than in the ordinary course of business for reasonable and adequate consideration, any of its assets;

•	acquire any direct or indirect equity interest in any person, other than in connection with foreclosures in the ordinary course of business or solely in a fiduciary capacity;

•

grant any increase in compensation or benefits to its directors, officers or employees, except in accordance with past practices with respect to employees; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the PBI board of directors prior to the date of the merger agreement; or enter into or amend any severance agreements, change in control agreements or similar agreements with any of its directors, officers or employees;

•

enter into or amend any employment contract that PBI does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time of the merger;

•

adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan;

•	make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP or regulatory accounting principles;

•	commence any litigation other than in accordance with past practice or settle any litigation involving any liability of PBI for material monetary damages or restrictions upon PBI’s operations;

•	enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable laws;

•	fail to file timely any report required to be filed by it with any regulatory authority;

•

make any loan or advance to any 5% shareholder, director or officer, or any immediate family member of the foregoing, or any known related interest of any of the foregoing, except for certain advances under unfunded loan commitments in existence on the date of the merger agreement or renewals of any loans or advances outstanding on the date of the merger agreement on terms and conditions substantially similar to the original loan or advance;

•

cancel without payment in full, or modify in any material respect any contract relating to any loan or other obligation receivable from any 5% shareholder, director or officer of PBI, or any immediate family member of the foregoing, or any known related interest of the foregoing;

•

enter into any contract for services or otherwise with any 5% shareholder, director, officer or employee of PBI or its subsidiaries, with any immediate family member of the foregoing, or with any related interest of the foregoing;

•	modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

•	file any application to relocate or terminate the operations of any of its banking offices;

•

except as may be required by applicable law or to comply with any request or recommendation made by any regulatory authority, change its lending, investment, liability management or other material banking policies in any material respect;

•	intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to complete the merger;

•	take any action that would cause the transactions provided for in the merger agreement to be subject to requirements imposed by any takeover law;

•

make or renew any loan to any person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly) owes, or would as a result of such loan or renewal owe, more than an aggregate of $1,000,000 of secured indebtedness or more than $150,000 of unsecured indebtedness except for loans secured by a residential mortgage and that will be sold in the secondary market;

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past policies;

•

purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation with NCC), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, Federal National Mortgage Association or Home Loan Mortgage Corporation;

•

except for residential real property, “other real estate owned” and mobile home property owned by and reflected on the books of PBI as of the date of the merger agreement, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $100,000;

•	make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000;

•	take any action that is likely to materially impair or delay PBI’s ability to perform any of its obligations under the merger agreement; or

•	agree or commit to do any of the foregoing.

In addition to the general limitations set forth above, NCC may not, without PBI’s consent, take or agree to take any action that is likely to materially impair or delay NCC’s ability to consummate the merger or the bank merger.

No Solicitation of Alternative Transactions

Upon execution of the merger agreement, PBI and its officers, directors, employees, representatives and agents were prohibited from, directly or indirectly, (i) soliciting, initiating or knowingly encouraging any inquiries or proposals with respect to, (ii) entering into any letter of intent or agreement (other than a confidentiality agreement) related to, or (iii) participating in any discussions or negotiations regarding, or knowingly taking any other action to facilitate any inquiries or the making of, any of the following: (a) any tender offer or exchange offer for PBI stock, (b) any proposal for a merger or consolidation with, acquisition of all of the stock or assets of, or other business combination involving PBI, or (c) any proposal or offer to acquire more than 10% of the voting power in, or 10% of the business, assets or deposits of, PBI (an “Acquisition Proposal”); provided, however, that if prior to the special meeting PBI receives an unsolicited bona fide written Acquisition Proposal that, in the good faith judgment of the PBI board of directors after consultation with a financial adviser, is, or is reasonably likely to lead to the delivery of, a “Superior Proposal” (as defined below) and the PBI board of directors determines in good faith, after consultation with outside legal counsel, that failure to participate in discussions regarding such Acquisition Proposal would likely result in a violation of its fiduciary duties under applicable law, then PBI may furnish any information regarding PBI pursuant to a confidentiality agreement and may participate in negotiations or discussions concerning such Acquisition Proposal.

As defined in the merger agreement, a “Superior Proposal” means a bona fide written acquisition proposal (including (i) any tender offer or exchange offer for PBI stock, (ii) any proposal for a merger or consolidation with, acquisition of all of the stock or assets of, or other business combination involving, PBI, or (iii) any proposal or offer to acquire 100% of the voting power in, or 100% of the business, assets or deposits of, PBI), that the PBI board of directors concludes in good faith to be materially more favorable from a financial point of view to its shareholders than the merger with NCC and the other transactions contemplated by merger agreement. However, the PBI board of directors must reach such conclusion only after (i) receiving the advice of its financial advisor, (ii) taking into account the likelihood of consummation of such transaction on the terms set forth in the proposal (as compared to, and with due regard for, the terms of the merger agreement with NCC), and (iii) taking into account all legal, financial, regulatory and other aspects of the proposal and other relevant factors permitted under applicable law. With respect to certain actions taken in connection with a Superior Proposal, PBI’s board of directors may not withdraw or modify its recommendation to its shareholders, approve or recommend to its shareholders any alternative Acquisition Proposal, or enter into any letter of intent or other agreement (other than a confidentiality agreement) related to an Acquisition Proposal. PBI is also required to notify NCC promptly if it receives any inquiries from third parties. A termination of the merger agreement by PBI in respect of an alternative Acquisition Proposal may under certain circumstances give rise to a right by NCC to collect a termination fee in the amount of $1,750,000. For more information, see “The Merger Agreement – Termination of the Merger Agreement; Termination Fee.”

Additional Covenants and Agreements

The merger agreement contains certain additional agreements and covenants on the part of NCC and PBI, including the following:

•

NCC agreed to file a registration statement on Form S-4 with the SEC in connection with the shares to be issued in the merger and cause the listing of the NCC common stock issuable in the merger on the Nasdaq Global Select Market (or to notify Nasdaq of the issuance of the shares of NCC common stock in the merger within the requisite time period after the closing date of the merger);

•	NCC agreed to use commercially reasonable efforts to obtain all necessary state securities law permits and approvals;

•	PBI agreed to provide the necessary information and otherwise cooperate in the foregoing efforts and to mail the proxy statement-prospectus and notice of the special meeting to its shareholders;

•

each party agreed to indemnify and hold harmless the other party and its officers, directors and employees for any liabilities arising out of or based upon statements or omissions in this proxy statement-prospectus for which such party is responsible;

•	each party agreed to afford the officers, employees, accountants, counsel and other representatives of the other party access to its properties, books and records;

•

the parties agreed to use their commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable to consummate the transactions provided for in the merger agreement;

•

PBI agreed to call a meeting of its shareholders as soon as practicable after the effective date of the registration statement of which this proxy statement-prospectus is a part and to perform certain other actions in connection with such meeting;

•

PBI agreed to deliver to NCC, within three business days after its shareholders meeting, a certificate setting forth the name of, and number of shares held by, any of its shareholders who dissented in writing or voted against the merger agreement;

•	the parties agreed to cooperate with respect to the publication of any public announcement regarding the merger agreement and the merger;

•	each party agreed to pay its own costs and expenses incurred in connection with the merger and bank merger;

•

each party agreed to consummate the merger upon the completion of all closing conditions and not to take any action reasonably calculated to prevent the closing of the merger or to unreasonably delay any action reasonably required to be taken by it to facilitate the closing of the merger;

•

each party agreed to use its commercially reasonable efforts to cause the merger and bank merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes;

•	PBI agreed to take, or cause to be taken, all commercially reasonable steps requested by NCC to cure any deficiencies in regulatory compliance should any deficiencies arise;

•

PBI agreed to record all charge-offs, reserves and accruals reasonably requested by NCC in order to conform Private Bank’s loan, accrual, capital, reserve and other accounting policies to those of NBC;

•	The parties agreed to take all action necessary and appropriate to consummate the bank merger at the time of the merger;

•

NCC agreed to indemnify PBI’s directors and officers against certain liabilities and to provide directors’ and officers’ insurance to such directors and officers, as described in further detail under the caption “Indemnification and Insurance” below;

•

PBI agreed to cause its directors, officers and employees to, and to use commercially reasonable efforts to cause its data processing consultants and software providers to, cooperate and assist Private Bank and NBC in connection with the electronic and systematic conversion of all applicable Private Bank data to the NBC system, including the training of PBI employees;

•

PBI agreed to cause its chief executive officer or another senior officer to assist and confer with the officers of NBC on a weekly basis with respect to the development, coordination and implementation of the operating and integration plans of NBC, as the resulting institution in the merger;

•

the parties made certain representations and agreed to certain terms regarding the termination of the employment agreements then in effect for certain PBI employees and the execution by certain PBI directors and officers of noncompetition agreements, releases of claims and new employment agreements, as applicable;

•

the parties agreed to work together in good faith to attempt to implement mutually satisfactory arrangements such that the merger will not trigger or result in any payment, including any “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G;

•	the parties agreed to take certain actions in connection with their respective employee benefit and welfare plans, as described below under the caption “Employment Matters”; and

•

PBI agreed not to permit any of its shareholders to revoke PBI’s election to be taxed as an S corporation or take or allow any action or fail to take any action that would result in the termination of PBI’s status as an S corporation.

Employment Matters

The merger agreement provides that, following the effective time of the merger, NCC will maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of PBI’s full-time active employees (as a group) on the closing date that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its subsidiaries, as applicable. Subject to applicable law and the terms and conditions of NCC’s benefit plans and the requirements of the insurers thereunder, NCC will give such covered PBI employees full credit for their prior service with PBI (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by NCC and in which covered employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by NCC (not including any severance obligations). Each such covered employee’s accrued paid time off and unused sick time will be credited towards one or a combination of NCC’s welfare benefit plans.

With respect to any employee benefit plan of NCC that is a health, dental, vision or other welfare plan in which any such covered employee is eligible to participate, for the plan year in which such covered employee is first eligible to participate, NCC will use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such NCC plan to be waived with respect to such covered employee to the extent such condition was or would have been covered under the PBI benefit plan in which such covered employee participated immediately prior to the effective time of the merger and (ii) recognize any health, dental, vision or other welfare expenses incurred by such covered employee in the year that includes the closing date (or, if later, the year in which such covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

PBI has agreed that, prior to the effective time of the merger, it will take all actions requested by NCC that may be necessary or appropriate to (i) cause one or more PBI benefit plans to terminate as of or immediately prior to the effective time of the merger, (ii) cause benefit accruals and entitlements under any PBI benefit plan to cease as of or immediately prior to the effective time of the merger, (iii) cause the continuation after the effective time of the merger of any contract, arrangement or insurance policy relating to any PBI benefit plan for such period as may be requested by NCC or (iv) facilitate the merger of any PBI benefit plan into any employee benefit plan maintained by NCC. NCC and NBC retain the right to amend or terminate any PBI employee benefit plan to the extent permitted by the terms of the applicable plan.

Unless otherwise provided in an individual employment agreement, if the employment of any covered PBI employee is terminated by NCC or its subsidiaries within nine months after the effective time of the merger, NCC has agreed to pay severance to such employee in an amount equal to two weeks of base salary for each twelve months of such employee’s prior employment with PBI; provided, however, that in no event will the total amount of severance for any single employee exceed $45,000 in the aggregate. Any severance to which an employee may be entitled in connection with a termination occurring more than nine months after the effective time of the merger will be as set forth in the severance policies of NCC and its subsidiaries then in effect.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the following circumstances under which the parties may terminate the merger agreement and abandon the merger:

•	by mutual written consent of PBI’s board of directors and NCC’s board of directors;

•

by the board of directors of NCC or PBI in the event of an inaccuracy of any representation or warranty in the merger agreement that (i) cannot be, or has not been, cured within 30 days after the giving of written notice to the breaching party and (ii) is reasonably likely, in the opinion of the non-breaching party, to have a material adverse effect on the breaching party;

•

by the board of directors of NCC or PBI if the other party materially breaches any covenant, agreement or other obligation under the merger agreement, and such breach is not cured within 30 days after written notice from the non-breaching party;

•

by the board of directors of NCC or PBI, if any consent of any regulatory authority required for consummation of the merger is denied by final, non-appealable action, or if PBI’s shareholders do not approve the merger agreement;

•

by the board of directors of NCC or PBI, if a material adverse effect with respect to the other party has occurred, or if any facts or circumstances arise after the date of the merger agreement that are reasonably likely to cause such a material adverse effect, and such fact, circumstance or effect has not been remedied by such other party within 15 days after receipt of notice of the situation by the terminating party and a request that it be remedied;

•

by the board of directors of NCC or PBI, if the merger has not been consummated or a condition precedent cannot be satisfied or fulfilled by March 28, 2017 (210 days after the date of the merger agreement), so long as the failure to consummate is not caused by a breach of the merger agreement by the party electing to terminate and subject to a possible automatic extension to May 27, 2017 (270 days after the date of the merger agreement) in the event of a pending application for regulatory approval or certain shareholder litigation;

•

by the board of directors of NCC or PBI, if any of the conditions to the obligations of the other party cannot be satisfied or fulfilled by March 28, 2017, and the failure of such condition was not caused by the terminating party;

•	by the board of directors of NCC, if the holders of more than 7.5% of the outstanding shares of PBI common stock exercise dissenters’ rights;

•

by the board of directors of NCC, if PBI’s board of directors (i) withdraws, modifies or fails upon NCC’s request to reconfirm its recommendation of the merger agreement to its shareholders; (ii) approves or recommends to PBI’s shareholders an Acquisition Proposal other than the merger with NCC; or (iii) fails to call the shareholders’ meeting at which the shareholders will vote on the merger agreement; or (iv) if any person or group becomes the beneficial owner of 50% or more of PBI’s outstanding common stock;

•

by the board of directors of PBI, if PBI receives an Acquisition Proposal that the PBI board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, and that a failure to terminate the merger agreement to enter into a definitive agreement with respect to the Superior Proposal would violate the PBI board’s fiduciary duties; provided, however, that PBI must first provide NCC at least three business days’ prior written notice of its intent to terminate the merger agreement, as well as a description of the terms of such Superior Proposal and copies of the related documents, and must also negotiate in good faith with NCC during the notice period to facilitate a revision to the terms of the merger agreement as necessary to cause the competing Acquisition Proposal to no longer constitute a Superior Proposal. The foregoing requirements, including the notice period, apply to any changes in the terms of a Superior Proposal as well. Further, PBI has agreed not to enter into a definitive agreement with respect to a Superior Proposal until at least the fifth business day after providing the required notice to NCC and to notify NCC of any change in its intention to enter into such an agreement; and

•	by the board of directors of PBI, if both of the following conditions are satisfied:

•

the average closing price of a share of NCC common stock on the Nasdaq Global Select Market for the 10-day period ending on the fifth business day prior to the closing of the merger (the “Average Quoted Price”) is less than $19.20; and

•

the quotient obtained by dividing the Average Quoted Price by $24.00 is less than 80% of the quotient obtained by dividing the closing price of the Nasdaq Bank Index on the fifth business day prior to the closing of the merger by $3,014.79, the closing price of the Nasdaq Bank Index on August 30, 2016 (the date of the execution of the merger agreement).

If PBI elects to exercise this termination right, it must elect to terminate the merger agreement by written notice to NCC at any time during the two-business day period following the fifth business day prior to the closing of the merger (provided that such notice of election to terminate may be withdrawn at any time prior to the deadline). During the two-day period commencing with its receipt of such notice, NCC has the option, but not the obligation, to increase the consideration to be paid with respect to each share of PBI common stock to be converted into shares of NCC common stock by making a cash payment (rounded to the nearest cent) equal to the product of (x) the exchange ratio (0.85417) and (y) the difference between $19.20 and the Average Quoted Price. If NCC so elects within such two-day period, it must give prompt written notice to PBI of such election, in which event no termination will have occurred and the merger agreement will remain in effect in accordance with its terms, except (i) as to the adjusting payment described above and (ii) that NCC may extend the date of the closing of the merger transaction for up to ten business days.

If NCC terminates the merger agreement because PBI’s board withdraws or changes its recommendation of the merger agreement, cancels or fails to call the meeting at which PBI’s shareholders will vote on the merger agreement, or approves or recommends an Acquisition Proposal other than the merger with NBC, or if PBI terminates the agreement (i) at a time that NCC could terminate the merger agreement based on one of the foregoing reasons, or (ii) in order to enter into a definitive agreement for a Superior Proposal, then PBI (or its successor) must pay NCC a termination fee of $1,750,000. PBI will also be required to pay the termination fee if it enters into a definitive agreement with respect to an alternative Acquisition Proposal within nine months of a termination of the merger agreement by either party in connection with a disapproval of the merger by PBI shareholders that follows a public disclosure of an alternative Acquisition Proposal prior to the special meeting. Certain provisions of the merger agreement, including those regarding confidentiality and payment of expenses, will survive the termination of the merger agreement.

The respective representations, warranties, covenants and agreements of NCC and PBI will not survive the effective time of the merger, except for those covenants and agreements which by their terms apply in whole or in part after the effective time of the merger.

Payment of Expenses Relating to the Merger

Subject to any obligations for damages arising in the event of a willful breach of the merger agreement, each party will pay all of its own expenses incurred in connection with the merger, including registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of such party. Each party has agreed to indemnify the other party against any liability arising from any such fee or payment incurred by such party.

Interests of Certain Persons in the Merger

Some of PBI’s directors and executive officers have interests in the merger transaction that are different from, or in addition to, those of PBI shareholders generally. These interests are described below. PBI’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Payments upon Termination or Amendment of PBI and Private Bank Employment Agreements

At the time of the execution of the merger agreement, PBI and Private Bank had an employment agreement in effect with Charles B. Crawford, Jr., and Private Bank had an employment agreement in effect with Daniel R. Smith. In connection with the proposed merger, these individuals executed agreements terminating their respective employment agreements effective upon the consummation of the merger and waiving all rights under such agreements and all claims arising out of their employment with PBI and Private Bank, as applicable. In connection with the termination of Mr. Crawford’s employment agreement, Mr. Crawford will receive a one-time lump sum cash payment from PBI or Private Bank in the amount of $711,955. The payment will be made at or around the effective time of the merger and is in addition to, and separate from, amounts payable under Mr. Crawford’s new employment agreement with NBC, described below. At the time of the execution of the merger agreement, Mr. Smith and Private Bank also entered into an amendment to his employment agreement with Private Bank, pursuant to which Mr. Smith agreed to certain non-solicitation provisions that will survive the merger, in consideration for a payment to Mr. Smith of $75,000 at the time of the execution of the amendment. This payment is also in addition to, and separate from, amounts payable under Mr. Smith’s new employment agreement with NBC, described below. Each termination agreement will become effective immediately prior to, and subject to the occurrence of, the effectiveness of the merger and will terminate automatically and immediately upon the termination of either the merger agreement or the employment of the respective employee.

Employment Agreements of Certain Executive Officers

In connection with the merger, NBC entered into employment agreements with four current officers of Private Bank that take effect as of the effective date of the merger and provide for an initial term of either five years or four years (each, an “Employment Agreement”). Under the terms of the Employment Agreements, each of these employees has agreed to serve in a specified role with NBC upon consummation of the merger of Private Bank and NBC. Specifically, the agreements provide for the following terms and for the performance of all duties incident to the designated positions:

Employee	Term	Position
Charles B. Crawford	5 years	Market President for the Atlanta Region
L. Brent Adams, II	5 years	Executive Vice President
Daniel R. Smith	5 years	Executive Vice President
Michael Keller	4 years	Executive Vice President

Each of the Employment Agreements contains substantially similar terms, except as otherwise noted. Under the terms of the Employment Agreements, each employee is entitled to a minimum annual base salary and will also receive a lump-sum signing bonus and a grant of performance shares under NCC’s Incentive Plan following the effective time of the merger, as follows: Mr. Crawford: $307,500 base salary, $50,000 signing bonus and 3,000 performance shares; Mr. Adams: $212,500 base salary, $40,000 signing bonus and 2,000 performance shares; and Mr. Keller: $165,000 salary, $25,000 signing bonus and 1,500 performance shares. Mr. Smith’s compensation will be based on the pre-tax net income of NBC’s residential mortgage department during the term of his employment. He will be entitled to receive a designated percentage of such pre-tax income, less a $20,000 recoverable monthly draw against such compensation, and is guaranteed a minimum salary of $240,000 during his first year of employment with NBC. Pre-tax income will be computed for each period in accordance with GAAP.

Each Employment Agreement also provides for vacation days, paid holidays and sick days, reimbursement of specified types of business expenses and certain perquisites as set forth in the respective agreements (including membership dues in professional organizations, a $750 monthly automobile allowance for Mr. Crawford, and a $500 monthly automobile allowance for Messrs. Adams and Keller). Each of the employees is also eligible to receive an annual bonus, participate in employer-sponsored health and retirement plans and receive equity-based incentive compensation awards under plans adopted by NCC in which senior executives of NBC are eligible to participate.

The Employment Agreements also set forth the procedures and amounts payable in connection with a termination of employment under various circumstances. Each of the Employment Agreements provides that, if employment is terminated by NBC “for cause,” or if the employee resigns or terminates his employment for any reason other than for “good reason” (as defined in the Employment Agreements), then the employee will not be entitled to any further compensation or benefits, except for accrued but unpaid base salary or as provided under an applicable employee benefit plan. If NBC terminates the employment other than “for cause,” or if the employee terminates his employment for “good reason,” then (i) with respect to each employee other than Mr. Smith, the employee will continue to receive salary payments equal to his base salary then in effect for a period of 24 months following the termination of employment, and (ii) Mr. Smith will receive a severance benefit equal to the average annual compensation received by him for the immediately preceding three calendar years, subject to a minimum and maximum amount. For a period of 24 months following a termination of employment, the employees other than Mr. Smith will generally be subject to certain non-competition provisions, except that Mr. Crawford’s and Mr. Adams’ agreements provide that the non-competition period will be shortened to 12 months if their termination occurs within 12 months following a change in control.  Mr. Smith’s Employment Agreement imposes certain employee non-solicitation restrictions for a period of 24 months following a termination “for cause” or resignation or voluntary termination without “good reason,” which may be shortened to 12 months if Mr. Smith is involuntarily terminated other than “for cause” or resigns or otherwise voluntarily terminates his employment for “good reason.”

Change in Control Agreement

Private Bank is a party to a Change in Control Agreement with Terence B. Freeman, its Chief Financial Officer and Chief Operating Officer, that provides certain severance benefits following a “qualifying termination of employment” within the 12-month period following a “change in control” of Private Bank. Specifically, if Mr. Freeman is involuntarily terminated from employment with NBC (as successor by merger to Private Bank) without cause or resigns for “good reason” within 12 months following the completion of the bank merger, then for the 12-month period following the termination of employment, Mr. Freeman will be entitled to receive (i) a monthly payment equal to the sum of his annual base salary and average annual bonus for the preceding three-year period, divided by 12, and (ii) for each month in which Mr. Freeman and his beneficiaries are eligible for COBRA health insurance continuation coverage, a monthly supplemental subsidy payment. The Change in Control Agreement imposes certain customary non-solicitation provisions on Mr. Freeman for a period 12 months following his termination of employment for any reason.

Participation in NCC Benefit Plans

Pursuant to the merger agreement, PBI’s executives, along with all full-time employees of PBI, who are retained following the consummation of the merger will be eligible to participate in benefit plans and arrangements that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its subsidiaries, which benefits include health and dental insurance, vision insurance, life insurance and short and long-term disability.

 Options, Restricted Stock Units and Warrants

Under the terms of the merger agreement, each outstanding and unexercised option to purchase shares of PBI common stock will cease to represent an option to purchase PBI common stock at the effective time of the merger and will be converted automatically into an option to purchase NCC common stock, and NCC will assume PBI’s option plan and each PBI option subject to its terms, including any acceleration in vesting that will occur as a consequence of the merger. See “The Merger Agreement — Effect of the Merger on PBI Options” on page 53. In addition, all outstanding PBI restricted stock units will fully vest, will convert into shares of PBI common stock immediately prior to the merger and will be treated as outstanding shares of PBI common stock for purposes of the merger consideration allocation. Each holder of a restricted stock unit will be entitled to elect to receive cash or shares of NCC common stock and will be subject to the proration procedures described in this proxy statement-prospectus. See “The Merger Agreement — Effect of the Merger on PBI Restricted Stock Units” on page 54. Outstanding warrants to purchase shares of PBI common stock will be forfeited at the time of the merger unless previously exercised or terminated, except that warrants to purchase 30,000 shares of PBI common stock will, if not previously exercised or terminated, automatically convert into shares of NCC common stock at a rate of 0.4375 NCC shares per share of PBI common stock subject to such warrants. See “The Merger Agreement — Effect of the Merger on PBI Warrants” on page 54. Certain executive officers of PBI hold options and restricted stock units, and certain directors of PBI hold PBI warrants, as described in “Security Ownership of Certain Beneficial Owners and Management of PBI” on page 73.

Addition to NCC Board of Directors

Under the terms of the merger agreement, NCC is required to increase the size of its board of directors by one seat as of the effective date of the merger and to fill the vacancy with a current director of PBI selected by NCC and approved by PBI. NCC and PBI have agreed that Joel S. Arogeti, a current director of PBI and Private Bank, will serve on the NCC board of directors in this capacity. NCC has further agreed to include Mr. Arogeti in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the effective date of the merger, unless Mr. Arogeti is disqualified from service as a director based on the occurrence of certain specified events. Mr. Arogeti will hold office until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Arogeti, age 59, is an attorney with more than 33 years of experience in the practice of business and estate planning law. He is a shareholder in the Atlanta law firm of Kitchens Kelley Gaynes, P.C., where he serves as its Chief Executive Officer and President. He is also the current chair of PBI’s audit committee. He is a member of the State Bar of Georgia, Atlanta Bar Association, American Bar Association and the Atlanta Estate Planning Council. The NCC board of directors believes that Mr. Arogeti’s extensive contacts in the community, as well as his widely recognized leadership strengths, skills and professional experience, give him a wide range of knowledge on topics important to NCC’s business and operations and will allow him to contribute important insight to the NCC board of directors.

As of the date of this proxy statement-prospectus, Mr. Arogeti is the beneficial owner of 119,764 shares of PBI common stock, including 3,000 organizer warrants and 47,000 director warrants, each exercisable at a price of $10.00 per share. Under the terms of the merger agreement, at the effective time of the merger the 3,000 organizer warrants, unless earlier exercised, will be converted into 1,313 shares of NCC common stock at the exchange ratio of 0.4375 shares of NCC common stock per warrant. Assuming (i) the exercise of the 47,000 director warrants and subsequent conversion into shares of NCC common stock and (ii) the conversion of the remaining 69,764 shares of PBI common stock beneficially owned by Mr. Arogeti into shares of NCC common stock, each at the exchange ratio of 0.85417, Mr. Arogeti would be the beneficial owner of 101,049 shares of NCC common stock at the effective time of the merger. See “Security Ownership of Certain Beneficial Owners and Management of PBI,” beginning on page 73. As with all non-employee directors of NCC other than the lead independent director, Mr. Arogeti will be entitled to receive an annual retainer of $30,000, an additional $1,000 for each board meeting attended, $500 for each committee meeting attended in person, and $300 for any committee meeting attended telephonically.

Indemnification and Insurance

NCC has agreed to indemnify each director and officer of PBI for a period of three years after the effective time of the merger against all liabilities arising out of actions or omissions occurring on or prior to the effective time of the merger to the extent permitted under the articles of incorporation and bylaws of PBI as in effect on the date of the merger agreement. During the period beginning on the third anniversary of the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, NCC has agreed to indemnify each such director and officer against all liabilities arising out of actions or omissions occurring on or prior to the effective time of the merger to the extent mandated under the articles of incorporation and bylaws of PBI or Georgia law, all as in effect on the date of the merger agreement. NCC’s indemnification obligations described above are subject to the limitations and requirements of PBI’s articles of incorporation and bylaws and applicable law.

NCC has agreed to use its commercially reasonable efforts for a period of six years following the effective time of the merger to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of PBI with respect to claims against such directors and officers arising from facts or events occurring on or prior to the effective time of the merger, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified party, as the coverage provided by PBI as of the date of the merger agreement; provided, however, that (i) if NCC is unable to maintain or obtain such insurance coverage, then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of PBI may be required to apply and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations, NCC may require PBI to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the effective time of the merger. Whether or not NCC or PBI procures such coverage, in no event will PBI expend, or will NCC be required to expend, for such tail insurance a premium amount in excess of $160,000. If the cost of such tail insurance exceeds this amount, then PBI or NCC, as applicable, will obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such amount.

Resale of NCC Common Stock

The shares of NCC common stock to be issued in the merger will be registered under the Securities Act. PBI shareholders who are not affiliates of NCC may generally freely trade their NCC common stock upon completion of the merger. For this purpose, with respect to NCC, the term “affiliate” generally means any person that either directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, NCC. The SEC has stated that an individual’s status as a director, officer, or 10% shareholder is one fact that must be taken into consideration in determining affiliate status.

Those shareholders who are deemed to be affiliates of NCC may only sell their NCC common stock as permitted under the Securities Act or under a “safe harbor” from the restrictions generally applicable to the sale of “control securities,” such as those acquired from an affiliate of the issuer. Rule 144 requires, among other things, the availability of current public information about the issuer, a holding period for shares issued without SEC registration, volume limitations and other restrictions on the manner of sale of the shares.

Trading Market for NCC Stock

NCC common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.”

NCC Dividends

The holders of NCC common stock are entitled to receive dividends only if and when declared by the NCC board of directors, out of legally available funds. NCC’s board of directors has not declared a dividend since its inception and does not expect to do so in 2016. Instead, NCC’s board currently anticipates that all earnings, if any, will be used for working capital, to support NCC’s operations and to finance the growth and development of its business, including the merger and integration of PBI. Any future determination relating to dividend policy will be made at the discretion of NCC’s board of directors and will depend on a number of factors, including NCC’s future earnings, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that the board of directors may deem relevant.

Voting Agreements

At the time of the execution of the merger agreement, each director and executive officer of PBI, in his or her capacity as a shareholder of PBI, executed a voting agreement with NCC, in which each such shareholder has agreed, among other things, to vote all of his or her shares of PBI common stock (i) in favor of adoption and approval of the merger agreement, (ii) against any action or agreement that would result in a breach of any covenant or agreement by PBI in the merger agreement and (iii) against any other acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger; provided, however, that such voting agreements will terminate if the merger agreement is terminated, and such voting agreements do not preclude the directors from taking action in a manner consistent with their fiduciary duties in their capacity as directors under applicable law. While these agreements are in effect, and except for certain specific transfers set forth in the agreement, the shareholder may not directly or indirectly transfer any of his or her PBI common stock until the closing date of the merger without prior written consent of NCC. The total number of shares of PBI common stock subject to these voting agreements is 779,682, constituting 37.9% of the shares of PBI common stock outstanding on the record date for the special meeting of shareholders. These agreements may have the effect of discouraging third parties from making a proposal for an acquisition transaction involving PBI. The form of voting agreement executed by these shareholders is included as an exhibit to the registration statement of which this proxy statement-prospectus is a part.

Non-Competition Agreements

At the time of the execution of the merger agreement, each non-employee director of PBI executed a non-competition agreement with NCC, in which each such director has agreed, among other things:

•

not to disclose confidential information or trade secrets relating to the business of PBI and Private Bank and of which the director became aware as a consequence of his relationship with PBI and Private Bank;

•

for a period of two years after the effective time of the merger, directly on his own behalf or on behalf any other person: (i) not to solicit any customer of NCC, NBC, PBI or Private Bank, including actively sought prospective customers at the effective time of the merger, for the purpose of providing competitive products or services; and (ii) not to solicit or recruit or attempt to solicit or recruit any employee of NCC, NBC, PBI or Private Bank; and

•

for a period of one year after the effective time of the merger, not to act as a director, manager, officer, employee, consultant or organizer of any business that is the same or essentially the same as the business conducted by NCC, NBC, PBI or Private Bank and that has an office located within Fulton or DeKalb County, Georgia.

Claims Letters with Directors

At the time of the execution of the merger agreement, each director and executive officer of PBI executed a letter agreement with NCC, pursuant to which each such director released and discharged, effective upon the consummation of the merger, PBI, Private Bank, their directors and officers (in their capacities as such), and their respective successors and assigns (including NCC and NBC), of and from any and all liabilities or claims that the director or officer had, may have or may claim to have solely in his capacity as an officer, director or employee of PBI or Private Bank, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) other contract rights relating to severance, employment, stock options and restricted stock grants that have been disclosed in writing to NCC on or prior to the date of the merger agreement and have not been released or waived pursuant to an employment agreement termination letter; (iii) claims that the director may have in any capacity other than as an officer, director or employee of PBI or Private Bank, such as claims as a borrower under loan commitments and loan agreements, claims as a depositor under any deposit account or as the holder of any certificate of deposit, claims on account of any services rendered by the director, claims in his or her capacity of a shareholder of PBI and claims as a holder of any check issued by any other depositor of Private Bank; or (iv) any other claims specifically identified in an individual letter agreement.

Accounting Treatment of the Merger

NCC is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under GAAP. Under purchase accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of PBI at the effective time of the merger will be recorded at their respective fair values and added to those of NCC. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Consolidated financial statements of NCC issued after the merger will reflect those fair values and will not be restated retroactively to reflect the historical financial position or results of operations of PBI.

DISSENTERS’ RIGHTS

Under Georgia law, holders of PBI common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of their shares of PBI common stock. Set forth below is a summary of the procedures that must be followed by the holders of PBI common stock in order to exercise their dissenters' rights. This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this proxy statement-prospectus as Appendix B.

Any holder of record of PBI common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code (the “GBCC”) (but not otherwise), will be entitled to demand and receive payment of the "fair value" for all of his or her shares of PBI common stock if the merger is consummated.

A shareholder of PBI who objects to the merger and desires to receive payment of the “fair value” of his or her PBI stock (i) must deliver to PBI, prior to the time the shareholder vote on the merger proposal is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the merger proposal.

A failure to vote against the merger will not constitute a waiver of dissenters’ rights. A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.

Any notice required to be given to PBI must be sent to PBI’s principal executive offices at Three Piedmont Center, 3565 Piedmont Road, Suite 210, Atlanta, Georgia 30305, Attention: Corporate Secretary.

If the merger is completed, NCC, as the surviving corporation in the merger will mail, no later than ten days after the effective date of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished PBI in writing or, if none, at the shareholder's address as it appears on the records of PBI. The dissenter’s notice will (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares are to be deposited; (ii) set a date by which NCC must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date on which the dissenter’s notice is delivered); and (iii) be accompanied by a copy of Article 13 of the GBCC.

Within ten days after the later of the effective date of the merger or the date on which NCC receives a payment demand, NCC will send a written offer to each shareholder who complied with the provisions set forth in the dissenter’s notice to pay each such shareholder an amount that NCC estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by (i) PBI’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making the offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim statements, if any; (ii) a statement of NCC’s estimate of the fair value of the shares; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.

A dissenting shareholder choosing to accept NCC’s offer of payment must do so by written notice to NCC within 30 days after receipt of NCC’s offer of payment. A dissenting shareholder not responding to that offer within the 30-day period will be deemed to have accepted the offer of payment. NCC must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of PBI common stock.

If a dissenting shareholder does not accept, within 30 days after NCC’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then NCC, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of Fulton County, Georgia, to determine the rights of the dissenting shareholder and the fair value of his or her shares. If NCC does not commence the proceedings within the 60-day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against NCC, except that the court may assess these costs against all or some of the dissenters in amounts that the court finds to be equitable to the extent that the court finds that the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters' provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts that the court finds equitable:

•	against NCC and in favor of any or all dissenters if the court finds that NCC did not substantially comply with the dissenters’ provisions; or

•

against NCC or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters' provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against NCC, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PBI shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of PBI common stock will result in the recognition of gain or loss realized for U.S. federal income tax purposes.

Failure by a PBI shareholder to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, you should consult with your legal advisors if you hold PBI common stock and are considering dissenting from the approval of the merger agreement and exercising your dissenters' rights under the GBCC.

The foregoing discussion is intended to provide a summary of the material applicable provisions of Georgia law relating to the exercise of dissenters’ rights; however, it is qualified in its entirety by reference to the full text of such provisions, a copy of which is attached to this proxy statement-prospectus as Appendix B. PBI urges any shareholder wishing to exercise dissenters’ rights to read this summary and the text of the these provisions carefully, and to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in the applicable provisions of Georgia law may result in the loss of your dissenters’ rights.

INFORMATION ABOUT NCC AND NBC

NCC is a financial holding company headquartered in Birmingham, Alabama. NCC engages in the business of banking through its wholly owned banking subsidiary, NBC.

NBC provides a broad array of banking and other financial services to businesses, business owners, and professionals. In Alabama, NBC operates seven full-service banking offices, located in Birmingham, Huntsville, Auburn-Opelika, and Baldwin County. In Florida, NBC operates ten full-service banking offices under three trade names, including National Bank of Commerce (Vero Beach), “United Legacy Bank, a division of National Bank of Commerce” (Longwood, Winter Park, Orlando and Oviedo), and “Reunion Bank of Florida, a division of National Bank of Commerce” (Tavares, Ormond Beach, Port Orange and St. Augustine Beach). NBC also operates a loan production office in Atlanta, Georgia.

NCC engages in the business of factoring commercial receivables through NBC’s ownership of a 70% equity interest in CBI, which owns Corporate Billing, a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection, and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

In November 2015, NCC formed NCRM as a wholly owned subsidiary. NCRM was created to insure NCC and its subsidiaries against certain risks arising from their operations and to pool resources with similar insurance company subsidiaries of other financial institutions in order to spread a limited amount of risk among themselves.

As of June 30, 2016, NCC had total assets of $1.7 billion, total loans of $1.4 billion, total deposits of $1.5 billion, and total shareholders’ equity of $226 million.

NCC’s principal executive office is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, and its telephone number is (205) 313-8100. NCC does not maintain a standalone website, but additional information about NCC may be found on NBC’s website at www.nationalbankofcommerce.com. Information contained on the website is not part of this proxy statement-prospectus, and is not incorporated by reference herein.

The foregoing information concerning NCC does not purport to be complete. Certain additional information relating to NCC’s business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by NCC with the SEC and listed under “Where You Can Find More Information” on page 105. Additional information about NCC and its subsidiaries is included in documents incorporated by reference in this proxy statement-prospectus. See “Where You Can Find More Information” on page 105.

INFORMATION ABOUT PBI AND PRIVATE BANK

Overview

PBI, a Georgia corporation, is a bank holding company headquartered in Atlanta, Georgia. Through its bank subsidiary, Private Bank, a Georgia state-chartered bank, PBI offers a relationship-driven community banking model to its customers designed to provide a personalized and tailored financial experience. PBI operates two full-service banking offices, with its headquarters in the Buckhead area of Atlanta, Georgia, and a branch office in Decatur, Georgia that operates under the trade name “Private Bank of Decatur, a division of Private Bank of Buckhead.” In addition, Private Bank’s PrivatePlus Mortgage division, based in Atlanta, offers a number of mortgage-related products and services and originates mortgages in all 50 states and the District of Columbia. PBI and Private Bank have no other subsidiaries.

As of June 30, 2016, PBI had total assets of $291 million, total loans of $267 million, total deposits of $253 million and total shareholders’ equity of $26 million.

PBI’s principal executive office is located at Three Piedmont Center, 3565 Piedmont Road, Suite 210, Atlanta, Georgia 30305, and its telephone number is (404) 264-7979. PBI does not maintain a standalone website, but additional information about PBI may be found on Private Bank’s website at www.privatebankofbuckhead.com. Information contained on the website is not part of this proxy statement-prospectus, and is not incorporated by reference herein.

Market Area

Private Bank’s branches are located in Fulton and DeKalb counties, Georgia. Its market area is concentrated in the Atlanta-Sandy Springs-Roswell Metropolitan Statistical Area (“MSA”).

Competition

Private Bank competes for deposits in its banking market with commercial banks, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, Private Bank competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in the Atlanta-Sandy Springs-Roswell MSA and in Georgia as a whole is extremely competitive.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Most of Private Bank’s competitors have greater resources, broader geographic markets and higher lending limits than Private Bank does, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can Private Bank.

In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking (including those most recently implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act), a bank headquartered in Georgia may be required to compete not only with other Georgia-based financial institutions, but also with out-of-state financial institutions which may acquire Georgia institutions, establish or acquire branch offices in Georgia, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general.

To counter its competitive disadvantages, Private Bank attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact and its ability to make credit and other business decisions locally. Private Bank also depends on its reputation as a community bank in its banking markets and its involvement in the communities it serves.

Banking Services

Commercial Banking. Private Bank focuses its commercial loan originations on small and mid-sized businesses (generally up to $50 million in annual sales), and such loans are usually accompanied by related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. Private Bank offers a range of cash management services and deposit products to commercial customers. Online banking is currently available to commercial customers.

Mortgage Banking. Private Bank’s mortgage banking division, PrivatePlus, is structured to provide a source of fee income largely from the process of originating products for sale on the secondary market. Mortgage banking capabilities include conventional and nonconforming mortgage underwriting and construction and permanent financing.

Employees

As of June 30, 2016, Private Bank had 100 full-time employees. None of Private Bank’s employees is covered by a collective bargaining agreement. Private Bank believes its relations with its employees to be good.

Properties

As of June 30, 2016, Private Bank operated two branches. Private Bank’s main office is located at Three Piedmont Center, 3565 Piedmont Road, Suite 210, Atlanta, Georgia 30305. In addition to serving as the main office for Private Bank and PBI, this facility also houses the main offices of Private Bank’s mortgage division. As of June 30, 2016, Private Bank leases approximately 22,945 square feet at this location, which has been in operation since Private Bank commenced operations in 2006.

Private Bank also operates a branch located at One Decatur Town Center, Suite 120, 150 East Ponce de Leon Avenue, Decatur, Georgia 30030. As of June 30, 2016, Private Bank leases approximately 4,944 square feet at this location, which has been in operation since 2012.

Regulation

As a registered bank holding company, PBI is regulated by the Federal Reserve and the GDBF, and Private Bank is regulated by the GDBF and by the FDIC as a state-chartered non-member bank. PBI and Private Bank are subject to various regulatory capital requirements administered by the respective authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on PBI’s financial statements. In addition, regulators have examination and enforcement authority over virtually all aspects of the banking business, including lending, servicing, internal controls and information privacy, among other things. Complying with current regulations and any regulations promulgated in the future could be expensive and thereby have a direct adverse effect on earnings.

Legal Proceedings

From time to time as part of their respective businesses, PBI and/or Private Bank are subject to routine litigation, including routine collection and foreclosure matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PBI

The following table sets forth certain information regarding the beneficial ownership of PBI’s outstanding common stock as of October 20, 2016, by (i) each director of PBI, (ii) each executive officer of PBI and (iii) all executive officers and directors of PBI as a group. Other than certain directors listed below, PBI is not aware of any person who beneficially owns 5% or more of its common stock. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the “beneficial owner” of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, PBI common stock issuable pursuant to options or warrants exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentages in the table have been rounded to the nearest hundredth, and the calculations of percentage ownership reflect 2,058,527 shares of PBI common stock outstanding as of October 20, 2016. Except as disclosed in the footnotes to this table, PBI believes that each beneficial owner identified in the table possesses sole voting and investment power over all PBI common stock shown as beneficially owned by the beneficial owner. The address for each director and executive officer is: c/o Private Bancshares, Inc., Three Piedmont Center, Suite 210, 3565 Piedmont Road, NE, Atlanta, GA 30305.

Name of Beneficial Owner	Position	Number of PBI Shares Beneficially Owned		Percentage of Outstanding Shares of PBI Common Stock
L. Brent Adams, II	Executive Vice President, Senior Banking Officer and President, Private Bank of Decatur	18,954	(1)	*
Joel S. Arogeti	Director	119,764	(2)	5.68%
Marvin R. Banks, Jr.	Director	55,441	(3)	2.65%
Ronald J. Beerman	Director	117,000		5.68%
Louis Adolph Casal, MD	Director	113,500	(4)	5.38%
Charles B. Crawford, Jr.	Chairman, President and Chief Executive Officer	232,390	(5)	12.96%
M. Bryan Freeman	Director	153,750	(6)	7.21%
Terence B. Freeman	Chief Financial Officer and Chief Operating Officer	31,406	(7)	1.50%
James M. Givan	Director	81,765	(8)	3.91%
Richard E. Huddleston	Director	100,000	(9)	4.74%
Donny R. Jackson	Director	81,200	(10)	3.85%
Jill K. Jinks	Director	104,412		5.07%
Michael T. Keller	Executive Vice President and Chief Risk Officer	1,250	(11)	*
Jeffrey L. Lemming	Director	81,050	(12)	3.87%
John Lewis, Jr.	Director	0		*
Daniel R. Smith	President, PrivatePlus Mortgage	35,500	(13)	1.72%

All directors and executive officers as a group (16 persons)		1,327,382		52.85%

 *     Owns less than 1% of the outstanding shares of PBI common stock.

(1)	Includes 17,613 options to purchase shares of PBI common stock vested and exercisable as of October 20, 2016. Does not include restricted stock units equivalent to 6,330 shares.

(2)

Includes 3,000 organizer warrants and 47,000 director warrants, each exercisable at $10.00 per share as of October 20, 2016. Under the terms of the merger agreement, at the effective time of the merger, the 3,000 organizer warrants, unless earlier exercised, will be converted into 1,313 shares of NCC common stock at the exchange ratio of 0.4375 shares of NCC common stock per warrant. Assuming (i) the exercise of the 47,000 director warrants prior to the effective time of the merger and subsequent conversion into shares of NCC common stock and (ii) the conversion of the remaining 69,764 shares of PBI common stock beneficially owned by Mr. Arogeti into shares of NCC common stock, each at the exchange ratio of 0.85417, Mr. Arogeti would be the beneficial owner of 101,049 shares of NCC common stock at the effective time of the merger, constituting less than 1.0% of the total number of shares of NCC common stock issued and outstanding.

(3)	Includes 3,000 organizer warrants and 32,000 director warrants, each exercisable at $10.00 per share as of October 20, 2016.

(4)	Includes 3,000 organizer warrants and 47,000 director warrants, each exercisable at $10.00 per share as of October 20, 2016.

(5)	Includes 120,825 options to purchase shares of PBI common stock vested and exercisable as of October 20, 2016. Does not include restricted stock units equivalent to 6,576 shares.

(6)	Includes 3,000 organizer warrants and 72,000 director warrants, each exercisable at $10.00 per share as of October 20, 2016.

(7)	Includes 29,262 options to purchase shares of PBI common stock vested and exercisable as of October 20, 2016. Does not include restricted stock units equivalent to 11,598 shares.

(8)	Includes 3,000 organizer warrants and 32,000 director warrants, each exercisable at $10.00 per share as of October 20, 2016.

(9)	Includes 3,000 organizer warrants and 47,000 director warrants, each exercisable at $10.00 per share as of October 20, 2016.

(10)	Includes 3,000 organizer warrants and 47,000 director warrants, each exercisable at $10.00 per share as of October 20, 2016.

(11)	Does not include restricted stock units equivalent to 1,994 shares.

(12)	Includes 3,000 organizer warrants and 32,000 director warrants, each exercisable at $10.00 per share as of October 20, 2016.

(13)	Does not include restricted stock units equivalent to 871 shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PBI

All dollar amounts in the tables in this section are in thousands of dollars, except per share data or when specifically identified.

Introduction

The following is a narrative discussion and analysis of significant changes in PBI’s results of operations for the three and six months ended June 30, 2016 and 2015 and the years ended December 31, 2015 and 2014, and its financial condition at June 30, 2016 and December 31, 2015 and 2014. The purpose of this discussion is to focus on information about PBI’s financial condition and results of operations that is not otherwise apparent from the financial statements of PBI. This discussion and analysis should be read in conjunction with PBI’s financial statements and related footnotes included elsewhere in this proxy statement-prospectus.

Critical Accounting Policies and Estimates

PBI’s financial statements are prepared based on the application of certain accounting policies, the most significant of which are described in Note 1 to PBI’s audited financial statements included in this proxy statement-prospectus. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variation and may significantly affect PBI’s reported results and financial position for the current period or future periods. The use of estimates, assumptions, and judgments are necessary when financial assets and liabilities are required to be recorded at, or adjusted to reflect, fair value. Assets carried at fair value inherently result in more financial statement volatility. Fair values and information used to record valuation adjustments for certain assets and liabilities are either based on quoted market prices or provided by other independent third-party sources, when available. When such information is not available, management estimates valuation adjustments. Changes in underlying factors, assumptions or estimates in any of these areas could have a material impact on PBI’s future financial condition and results of operations.

The following briefly describes PBI’s policies relating to the calculation of its allowance for loan losses, which involves a significant amount of judgments about valuation and the application of complex accounting standards and interpretations.

Allowance for Loan Losses

PBI records estimated probable inherent credit losses in the loan portfolio as an allowance for loan losses. The methodologies and assumptions for determining the adequacy of the overall allowance for loan losses involve significant judgments to be made by management. Some of the more critical judgments supporting PBI’s allowance for loan losses include judgments about the creditworthiness of borrowers, including the estimated value of a borrower’s underlying collateral, assumptions about personal cash flow of an individual obligor and/or the cash flows of an operating business, determination of loss factors for estimating credit losses, and the impact of current events, conditions, and other factors impacting the level of inherent losses. Under different conditions or using different assumptions, the actual or estimated credit losses ultimately realized by PBI may be different than management’s estimates provided in PBI’s financial statements, included elsewhere in this proxy statement-prospectus.

For a more complete discussion of the methodology employed to calculate the allowance for loan losses, see Note 1 to PBI’s audited financial statements included in this proxy statement-prospectus.

Comparison of Results of Operations for the three and six months ended June 30, 2016 and 2015 and the years ended December 31, 2015 and 2014

Net Income

During the three months ended June 30, 2016, PBI’s net income was $975 thousand, compared to $2.0 million for the three months ended June 30, 2015. PBI’s net income for the six months ended June 30, 2016 and 2015 was $1.9 million and $3.3 million, respectively. The decrease in net income for the three- and six-month periods in 2016 compared to the corresponding periods in 2015 was due to PBI’s adoption of the fair value method of accounting for mortgage loans held-for-sale at the beginning of 2015. The adoption of this accounting method at the beginning of 2015 increased mortgage origination fee income and net income by $905 thousand during the three- and six-month periods ended June 30, 2015. Net interest income increased during the 2016 periods compared to the 2015 periods due to higher levels of loan volume and other earning assets. These increases in income were partially offset by an increase in noninterest expense of $908 thousand for the three-month period ended June 30, 2016 as compared to the three-month period ended June 30, 2015 and $1.4 million during the six-month period ended June 30, 2016 as compared to the six-month period ended June 30, 2015, due to the increased size of Private Bank.

Net income for the year ended December 31, 2015 was $5.3 million, compared to $1.7 million for the year ended December 31, 2014. The increase in net income for the year ended December 31, 2015 compared to the year ended December 31, 2014 was due to the adoption of the fair value method of accounting for mortgage loans held-for-sale at the beginning of 2015. Additionally, net interest income increased $1.8 million during the year ended December 31, 2015, compared to the year ended December 31, 2014, primarily due to an increase in loans and other interest-earning assets. These increases in income were partially offset by an increase in noninterest expense of $2.2 million for the year ended December 31, 2015 due to the increased size of Private Bank.

Net Interest Income and Net Interest Margin Analysis

Comparison of net interest income for the six months ended June 30, 2015 and 2014

The largest component of PBI’s net income is its net interest income, which is the difference between the income earned on interest-earning assets and the interest paid on deposits and borrowed funds used to support its assets. Net interest income divided by average earning assets represents PBI’s net interest margin. The major factors that affect net interest income and net interest margin are changes in volumes, the yield on interest-earning assets and the cost of interest-bearing liabilities. PBI’s margin can also be affected by economic conditions, the competitive environment, loan demand, and deposit flow. Management’s ability to respond to changes in these factors by using effective asset-liability management techniques is critical to maintaining the stability of the net interest margin and the primary source of earnings.

The following table shows, for the periods indicated, the average balances of each principal category of PBI’s assets, liabilities, and stockholders’ equity and the average yields on assets and average costs of liabilities. Such yields and costs are calculated by dividing income or expense by the average daily balances of the associated assets or liabilities.

AVERAGE BALANCE SHEETS & NET INTEREST ANALYSIS The Six Months Ended
(Dollars in thousands, except yields and rates)	June 30, 2016			June 30, 2015
Interest-earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans	$235,238	$6,549	5.61%	$198,803	$5,690	5.77%
Mortgage loans (held-for-sale)	22,029	443	4.06	14,041	283	4.06
Investment securities	16,973	213	2.53	19,847	273	2.77
Cash balances in other banks	12,326	25	0.41	16,163	14	0.17
Total interest-earning assets	286,566	$7,230	5.09	248,854	$6,260	5.07
Noninterest-earning assets	4,821			6,852
Total assets	$291,387			$255,706

Interest-bearing liabilities
Interest-bearing transactions accounts	$33,942	$20	0.12%	$28,877	$18	0.13%
Savings & money market deposits	72,246	133	0.37	73,339	136	0.37
Time deposits	23,554	96	0.82	20,760	77	0.75
Federal Home Loan Bank & other borrowed money	25,077	149	0.99	21,729	164	1.52
Total interest-bearing liabilities	154,819	$398	0.52	144,705	$395	0.55
Noninterest-bearing deposits	110,677			87,360
Total funding sources	265,496			232,065
Noninterest-bearing liabilities	1,147			1,347
Shareholders' equity	24,744			22,294
	$291,387			$255,706
Net interest rate spread			4.58%			4.52%
Net interest income/margin		$6,832	4.81%		$5,865	4.75%

Net interest income increased $967 thousand, or 16.5%, to $6.8 million for the six months ended June 30, 2016, compared to $5.9 million for the same period in 2015. The increase was due to an increase in interest income of $970 thousand, offset by a slight increase in interest expense of $3 thousand. The resulting net interest margin for the six months ended June 30, 2016 increased to 4.81%, from 4.75% during the six months ended June 30, 2015.

Interest-earning assets averaged $286.6 million for the six months ended June 30, 2016, compared to $248.9 million for the six months ended June 30, 2015, an increase of $37.7 million, or 15.2%. The yield on average interest-earning assets improved two basis points to 5.09% for the six months ended June 30, 2016, compared to 5.07% for the six months ended June 30, 2015. The yield on earning assets increased due to higher average loan balances relative to total earning assets. Loan yield during the six months ended June 30, 2016 declined to 5.61%, from 5.77% during the six months ended June 30, 2015. The loan rates on new loans were generally lower than the current portfolio average, contributing to an overall decline in loan portfolio yield. For the six months ended June 30, 2016, the yield on mortgage loans held-for-sale remained unchanged at 4.06%, as compared to the same period in 2015. The yield on securities during the six months ended June 30, 2016 was 2.53%, compared to 2.77% recorded during the six months ended June 30, 2015. This decrease was due to lower yields on new securities added to the portfolio.

Interest-bearing liabilities averaged $154.8 million for the six months ended June 30, 2016, compared to $144.7 million for six months ended June 30, 2015, an increase of $10.1 million, or 7.0%. The average rate paid on interest-bearing liabilities was 0.52% for the six months ended June 30, 2016, compared to 0.55% for the six months ended June 30, 2015. PBI’s funding costs have decreased as a result of historically low interest rates.

The following table reflects, for the periods indicated, the changes in net interest income due to changes in the volume of earning assets and interest-bearing liabilities and the associated rates paid or earned on these assets and liabilities.

ANALYSIS OF CHANGES IN NET INTEREST INCOME The Six Months Ended

(Dollars in thousands)	June 30, 2015 vs. 2014
	Variance due to
Interest-earning assets	Volume	Yield/Rate	Total
Loans	$1,014	$(155)	$859
Mortgage loans (held-for-sale)	161	(1)	160
Investment securities	(36)	(24)	(60)
Cash balances in other banks	(8)	19	11
Total interest-earning assets	$1,131	$(161)	$970

Interest-bearing liabilities
Interest-bearing transactions accounts	$3	$(1)	$2
Savings & money market deposits	(2)	(1)	(3)
Time deposits	11	8	19
Federal Home Loan Bank & other borrowed money	16	(31)	(15)
Total interest-bearing liabilities	$30	$(27)	$3

Net interest income
Net interest income	$1,101	$(134)	$967

Comparison of net interest income for the three months ended June 30, 2016 and 2015

The following table shows, for the three months ended June 30, 2016 and 2015, the average balances of each principal category of PBI’s assets, liabilities, and stockholders’ equity and the average yields on assets and average costs of liabilities.

AVERAGE BALANCE SHEETS & NET INTEREST ANALYSIS The Three Months Ended
(Dollars in thousands, except yields and rates)	June 30, 2016			June 30, 2015
Interest-earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans	$239,943	$3,307	5.53%	$201,538	$2,839	5.65%
Mortgage loans (held-for-sale)	21,172	212	4.02	16,232	161	3.98
Investment securities	16,700	106	2.55	19,429	123	2.54
Cash balances in other banks	13,043	13	0.40	22,372	10	0.18
Total interest-earning assets	290,858	$3,638	5.02	259,571	$3,133	4.84
Noninterest-earning assets	6,905			6,159
Total assets	$297,763			$265,730

Interest-bearing liabilities
Interest-bearing transactions accounts	$32,873	$9	0.11%	$31,780	$10	0.13%
Savings & money market deposits	77,163	71	0.37	73,290	68	0.37
Time deposits	24,487	52	0.84	20,709	39	0.76
Federal Home Loan Bank & other borrowed money	21,379	67	1.26	20,374	79	1.56
Total interest-bearing liabilities	155,902	$199	0.51	146,153	$196	0.54
Noninterest-bearing deposits	114,700			95,805
Total funding sources	270,602			241,958
Noninterest-bearing liabilities	1,277			604
Shareholders' equity	25,884			23,168
	$297,763			$265,730
Net interest rate spread			4.50%			4.30%
Net interest income/margin		$3,439	4.74%		$2,937	4.54%

Net interest income increased $502 thousand, or 17.1%, to $3.4 million for the three months ended June 30, 2016, compared to $2.9 million for three months ended June 30, 2015. This increase was due to an increase in interest income of $505 thousand, which was offset by an increase in interest expense of $3 thousand. The resulting net interest margin for three months ended June 30, 2016 increased to 4.74%, compared to 4.54% during the three months ended June 30, 2015.

Interest-earning assets averaged $290.9 million for the three months ended June 30 2016, compared to $259.6 million for the three months ended June 30, 2015, an increase of $13.3 million. The primary reason for the increase in interest income was an increase in average loans. During the three months ended June 30, 2016, average loans increased by $38.4 million, compared to the three months ended June 30, 2015, while average mortgages held-for-sale balances increased $4.9 million over the same period. Although the average yield on loans during the three months ended June 30, 2016 was 5.53%, compared to 5.65% during the three months ended June 30, 2015, the substantial increase in volume offset the yield reduction and led to an overall increase in interest income. The 12 basis point reduction in loan yield is due to the lower interest rates on new loans compared to the average yield on the loan portfolio during the same three-month period of 2015.

Interest-bearing liabilities averaged $155.9 million for three months ended June 30, 2016, compared to $146.2 million for the three months ended June 30, 2015, an increase of $9.7 million. The average rate paid on interest-bearing liabilities was 0.51% for the three months ended June 30, 2016, compared to 0.54% for three months ended June 30, 2015. PBI’s funding costs have decreased as a result of historically low interest rates.

The following table reflects, for the periods indicated, changes in net interest income due to changes in the volume of earning assets and interest-bearing liabilities and the associated rates paid or earned on these assets and liabilities.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

The Three Months Ended

(Dollars in thousands)	June 30, 2016 vs. 2015
	Variance due to
Interest-earning assets	Volume	Yield/Rate	Total
Loans	$529	$(61)	$468
Mortgage loans (held-for-sale)	1	50	51
Investment securities	1	(18)	(17)
Cash balances in other banks	(9)	12	3
Total interest-earning assets	$521	$(16)	$505

Interest-bearing liabilities
Interest-bearing transactions accounts	$0	$(1)	$(1)
Savings & money market deposits	4	(0)	3
Time deposits	8	5	13
Federal Home Loan Bank & other borrowed money	-	(12)	(12)
Total interest-bearing liabilities	$12	$(8)	$3

Net interest income
Net interest income	$509	$(8)	$502

Comparison of net interest income for the years ended December 31, 2015 and 2014

     The following table shows, for the years ended December 31, 2015 and 2014, the average balances of each principal category of PBI’s assets, liabilities, and shareholders’ equity and the average yields on assets and average costs of liabilities.

AVERAGE BALANCE SHEETS & NET INTEREST ANALYSIS

The Twelve Months Ended

(Dollars in thousands, except yields and rates)	2015			2014
Interest-earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans	$205,373	$11,579	5.64%	$176,419	$10,349	5.87%
Mortgage loans (held-for-sale)	16,057	636	3.96	3,342	138	4.13
Investment securities	20,829	526	2.53	28,984	715	2.47
Cash balances in other banks	13,303	23	0.17	14,169	26	0.18
Total interest-earning assets	255,562	$12,764	4.99	222,914	$11,228	5.04
Noninterest-earning assets	7,254			7,821
Total assets	$262,816			$230,735

Interest-bearing liabilities
Interest-bearing transactions accounts	$30,829	$37	0.12%	$21,948	$29	0.13%
Savings & money market deposits	72,073	269	0.37	65,828	264	0.40
Time deposits	21,644	160	0.74	23,650	234	0.99
Federal Home Loan Bank & other borrowed money	20,395	313	1.53	20,998	452	0.99
Total interest-bearing liabilities	144,941	$779	0.54	132,424	$979	0.74
Noninterest-bearing deposits	92,862			76,948
Total funding sources	237,803			209,372
Noninterest-bearing liabilities	1,175			1,875
Shareholders' equity	23,838			19,488
	$262,816			$230,735
Net interest rate spread			4.46%			4.30%
Net interest income/margin		$11,985	4.69%		$10,249	4.60%

Net interest income increased $1.7 million, or 16.9%, to $12.0 million for 2015, compared to $10.2 million for 2014. This increase was primarily due to an increase in interest income of $1.5 million resulting from higher loan volume and a decrease in interest expense of $200 thousand. The resulting net interest margin for 2015 increased to 4.69% from 4.60% in 2014.

Interest-earning assets averaged $255.6 million for 2015, compared to $222.9 million for 2014, an increase of $32.7 million. Average loans increased by $29.0 million and average mortgage loans held-for-sale increased $12.7 million during 2015 compared to 2014. The average yield on loans during 2015 was 5.64%, compared to 5.87% during 2014. The 23 basis point reduction in loan yield was due to the lower loan rates on new loans in 2015 compared to the average yield on the loan portfolio during the same period of 2014.

Interest-bearing liabilities averaged $144.9 million for 2015, compared to $132.4 million for 2014, an increase of $12.5 million. The average rate paid on interest-bearing liabilities was 0.54% for 2015, compared to 0.74% for 2014. Each category of deposits experienced rate reductions during 2015. PBI has benefitted from historically low interest rates and repriced time deposits at maturity during 2015 at lower current rates and also lowered rates on other deposit accounts to lower market rates. The volume of noninterest-bearing deposit accounts increased $15.9 million during 2015 to $92.9 million, also contributing to the increased net interest margin during 2015 compared to 2014.

     The following table reflects, for the periods indicated, the changes in PBI’s net interest income due to changes in the volume of earning assets and interest-bearing liabilities and the associated rates paid or earned on these assets and liabilities.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

The Twelve Months Ended

(Dollars in thousands)	2015 vs. 2014
	Variance due to
Interest-earning assets	Volume	Yield/Rate	Total
Loans	$1,632	$(402)	$1,230
Mortgage loans (held-for-sale)	504	(6)	498
Investment securities	(206)	17	(189)
Cash balances in other banks	(1)	(2)	(3)
Total interest-earning assets	$1,928	$(392)	$1,536

Interest-bearing liabilities
Interest-bearing transactions accounts	$11	$(3)	$8
Savings & money market deposits	23	(18)	5
Time deposits	(15)	(59)	(74)
Federal Home Loan Bank & other borrowed money	(9)	(130)	(139)
Total interest-bearing liabilities	$10	$(210)	$(200)

Net interest income
Net interest income	$1,918	$(182)	$1,736

Provision for Loan Losses

During the six months ended June 30, 2016, PBI recorded a provision for loan loss expense of $401 thousand, compared to a reduction in the allowance for loan losses of $355 thousand for the comparable period in 2015. The reduction in the allowance for loan losses for the year ended December 31, 2015 was $42 thousand, and the provision for loan losses was $6 thousand for the year ended December 31, 2014. PBI’s policy is to maintain an allowance for loan losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio. The allowance is increased by a provision for loan losses, which is a charge to earnings, and is decreased by charge-offs and increased by loan recoveries. In determining the adequacy of the allowance for loan losses, management considers the historical loan loss experience of Private Bank, the general economic environment, the overall portfolio composition, and other information. As these factors change, the level of loan loss provision changes. The relatively small changes in provision expense, including reductions of the allowance in certain of the periods presented, were the result of overall improvements in the credit quality of the loan portfolio. PBI has not experienced significant credit quality problems in the periods presented and has experienced recoveries on certain loans written down in previous periods.

Noninterest Income

In addition to net interest margin, PBI generates other types of recurring noninterest income from its operations, including revenue from service charges and fees on deposit accounts and from the origination and sale of mortgage and SBA loans. In addition to these types of recurring noninterest income, Private Bank owns life insurance on several key employees and records income on the increase in the cash surrender value of these policies.

The following table sets forth the principal components of noninterest income for the periods indicated.

NONINTEREST INCOME

	The Three Months Ended		The Six Months Ended		The Twelve Months Ended
(Dollars in thousands)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014

Service charge income	$126	$123	$248	$220	$302	$264
Mortgage fee income	2,084	1,883	3,567	3,837	6,485	2,658
Other income	18	112	102	135	597	443

Total noninterest income	$2,228	$2,118	$3,917	$4,192	$7,384	$3,365

Noninterest income for the six months ended June 30, 2016 and 2015 was $3.9 million and $4.2 million, respectively. Noninterest income for the three months ended June 30, 2016 and 2015 was $2.2 million and $2.1 million, respectively. Noninterest income for the years ended December 31, 2015 and 2014 was $7.4 million and $3.4 million, respectively. Our mortgage operations increased significantly during all periods presented, resulting in increases in mortgage fee income. The 2015 results were positively impacted by the adoption of the fair value method of accounting for mortgage loans held-for-sale.

Noninterest expense

The following table presents the primary components of noninterest expense for the periods indicated.

NONINTEREST EXPENSE

	The Three Months Ended		The Six Months Ended		The Twelve Months Ended
(Dollars in thousands)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014

Salaries and employee benefits	$2,727	$2,161	$5,030	$4,253	$8,399	$6,025
Occupancy and equipment expense	262	256	521	481	1,015	913
Data processing expenses	151	126	269	259	502	309
Advertising and marketing expenses	342	295	697	599	1,163	1,103
Legal fees	47	14	60	24	46	200
FDIC insurance assessments	40	45	76	90	163	186
Accounting and audit expenses	53	44	89	84	169	94
Telecommunications expenses	18	17	36	35	73	56
Other noninterest expense	892	666	1,721	1,250	2,530	2,930
Total noninterest expense	$4,532	$3,624	$8,499	$7,075	$14,060	$11,816

Noninterest expense for the six months ended June 30, 2016 and 2015 was $8.5 million and $7.1 million, respectively. The largest component of noninterest expense is salaries and employee benefits, which includes mortgage loan officer commissions. Salaries and marketing/advertising expenses continue to increase as a result of expanded bank and mortgage division presence in current markets. Noninterest expense for the three months ended June 30, 2016 and 2015 was $4.5 million and $3.6 million, respectively. This increase was driven by growth in the bank and mortgage division, which resulted in higher salaries and benefits and marketing expenses. Occupancy and other operating expenses increased in the 2016 periods compared to the 2015 periods due to continued growth in Private Bank and its mortgage division.

Noninterest expense for the years 2015 and 2014 was $14.1 million and $11.8 million, respectively. Salaries and employee benefits totaled $8.4 million during 2015, compared to $6.0 million during 2014. This increase was due mainly due to PBI’s increased mortgage operations. Increases in occupancy, data processing, marketing, audit, and telecommunication expense were due to growth in bank and mortgage division business and related support.

Comparison of Balance Sheets at June 30, 2016, December 31, 2015 and 2014

Overview

PBI’s total assets increased $10.8 million, or 3.8%, from December 31, 2015 to June 30, 2016. Gross loans increased by $20.7 million during the first six months of 2016, and cash and cash equivalents declined by $3.7 million. PBI’s total assets increased $34.7 million, or 14.1%, from December 31, 2014 to December 31, 2015. During 2015, gross loans increased $29.4 million, or 15.2%, and totaled $223.0 million at December 31, 2015. This increase in loans was partially offset by a reduction in cash and cash equivalents and securities available-for-sale. During 2015, cash and cash equivalents decreased $5.7 million and totaled $9.1 million at December 31, 2015. Total deposits at December 31, 2015 totaled $214.2 million, an increase of $29.2 million, or 15.8%, compared to December 31, 2014. Noninterest-bearing deposits increased $22.2 million, or 31.5%, and interest-bearing deposits increased $6.9 million, or 6.1%.

Investment Securities

PBI maintains its securities portfolio primarily to enhance its overall yield on interest-earning assets, as a source of liquidity, and as a tool to manage its balance sheet sensitivity and regulatory capital ratios. When PBI’s liquidity position exceeds its current needs and expected loan demand, PBI considers other investments as a secondary earnings alternative. As investments mature, they are used to meet current cash needs or are reinvested to maintain PBI’s desired liquidity position. PBI has designated all of its securities as available-for-sale to provide flexibility, in case an immediate need for liquidity arises. Management of PBI believes that the composition of the portfolio offers needed flexibility in managing its liquidity position and interest rate sensitivity, without adversely impacting its regulatory capital levels. Securities available-for-sale are reported at fair value, with unrealized gains or losses reported as a separate component of other comprehensive income. Purchase premiums and discounts are recognized in income using the interest method over the terms of the securities.

The following table summarizes the amortized cost and fair value of securities available-for-sale at June 30, 2016, December 31, 2015 and December 31, 2014.

INVESTMENT SECURITIES

	As of		As of
(Dollars in thousands)	June 30, 2016		December 31, 2015		December 31, 2014
	Cost	Market	Cost	Market	Cost	Market
U.S. government sponsored enterprises	$8,996	$9,010	$9,984	$9,865	$12,732	$12,499
Mortgage backed securities (MBS)	6,480	6,504	6,978	6,852	10,068	10,031
Total investment securities	$15,476	$15,514	$16,962	$16,717	$22,800	$22,530

PBI invests primarily in mortgage-backed securities and obligations of government-sponsored entities and agencies of the United States. All of PBI’s mortgage-backed securities are residential securities issued by FNMA, GNMA or FHLMC. During 2014, PBI sold $2.8 million in mortgage-backed securities and $3.3 million in agency bonds to fund loan growth. In addition, PBI experienced $2.4 million in called agency bonds. PBI purchased $6.5 million in mortgage-backed securities and $1.0 million in agency bonds to deploy excess liquidity and replace securities sold and called. During 2015, PBI sold $4.1 million in mortgage-backed securities to fund loan growth and had $8.8 million in called agency securities. PBI also purchased $2 million in mortgage-backed securities and $6 million in agency bonds in 2015 to deploy excess liquidity when market conditions were favorable.

Loans

Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks that management attempts to control and counterbalance. Total loans, including mortgage loans held-for-sale, averaged $257.3 million during the six months ended June 30, 2016, or 89.8% of earning assets, compared to $212.8 million, or 85.5% of average earning assets, for the six months ended June 30, 2015. At June 30, 2016, total loans, including mortgage loans held-for-sale, were $267.2 million, compared to $250.6 million at December 31, 2015, an increase of $16.6 million. Total loans, including mortgage loans held-for-sale, averaged $221.4 million during the year ended December 31, 2015, or 86.6% of earning assets, compared to $179.8 million, or 80.6% of average earning assets, for the year ended December 31, 2014. At December 31, 2015, total loans, including mortgage loans held-for-sale, were $250.6 million, compared to $203.5 million at December 31, 2014, an increase of $47.1 million, or 23.2%.

The growth in PBI’s loan portfolio is attributable to strong demand in its primary markets and increases in its portfolio of mortgage loans held-for-sale. PBI’s bankers are expected to maintain calling efforts to develop relationships with customers, and PBI’s philosophy is to be responsive to customer needs by providing decisions in a timely manner.

The table below provides a summary of the loan portfolio composition at the dates indicated.

COMPOSITION OF LOAN PORTFOLIO

	As of		As of
	June 30,		December 31,
(Dollars in thousands, except percentages)	2016		2015		2014
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Construction, land development, and other land loans	$61,305	22.98%	$54,374	21.72%	$44,758	22.02%
Secured by farmland	53	0.02	75	0.03	81	0.04
Secured by 1-4 family residential properties, including mortgage loans held-for-sale	77,178	28.93	66,266	26.47	47,603	23.42
Secured by multifamily (5 or more) residential properties	7,656	2.87	10,665	4.26	8,882	4.37
Secured by nonfarm nonresidential properties	91,584	34.33	94,705	37.83	82,117	40.40
Loans secured by real estate	237,777	89.13	226,085	90.31	183,441	90.25
Commercial and industrial loans	26,784	10.04	21,655	8.65	18,293	9.00
Consumer loans	2,214	0.83	2,604	1.04	1,524	0.75
Total gross loans	266,775	100.00%	250,343	100.00%	203,259	100.00%
Deferred loan fees	425		304		205
Total loans, net of deferred fees	267,200		250,647		203,464
Allowance for loan losses	(3,158)		(2,876)		(3,120)
Total net loans	$264,042		$247,771		$200,344

In the context of this discussion, a “real estate mortgage loan” is defined as any loan secured by real estate, regardless of the purpose of the loan (other than loans for construction purposes). It is common practice for financial institutions in PBI’s market areas, and for PBI in particular, to obtain a security interest in or lien on real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. In general, PBI prefers real estate collateral to many other potential collateral sources, such as accounts receivable, inventory and equipment.

The principal component of PBI’s loan portfolio is real estate mortgage loans. At June 30, 2016, this category totaled $237.8 million and represented 89.1% of the total loan portfolio, compared to $226.1 million, or 90.3% of the total loan portfolio, and $183.4 million, or 90.3% of the total loan portfolio, at year-end 2015 and 2014, respectively.

Loans secured by real estate increased $11.7 million from December 31, 2015 to June 30, 2016. This loan category increased $42.6 million, or 23.2%, from December 31, 2014 to December 31, 2015, due to increased loan demand during 2015.

Loans secured by nonfarm nonresidential properties (“commercial mortgage loans”) decreased $3.1 million to $91.6 million at June 30, 2016, compared to $94.7 million at December 31, 2015 due to loan maturities and pay-offs of outstanding loan balances by PBI customers. Commercial mortgage loans comprise the single largest category of PBI’s loan portfolio, and at June 30, 2016, accounted for 34.3% of the portfolio. PBI’s management team has a great deal of experience and expertise in commercial mortgages.

Real estate construction, land development and other land loans totaled $61.3 million at June 30, 2016, an increase of $6.9 million from $54.4 million at December 31, 2015. Real estate construction loans increased $9.6 million during 2015 over year-end 2014. At June 30, 2016, this loan type accounted for 23.0% of the total loan portfolio. A large portion of the real estate construction portfolio is direct lending to consumers who are building or renovating their primary residence.

Commercial and industrial loans totaled $26.8 million at June 30, 2016, compared to $21.7 million at December 31, 2015. During 2015, commercial and industrial loans increased $3.4 million compared to year-end 2014. PBI expects this trend to continue as economic conditions improve and its employees continue their calling efforts on commercial customers.

Allowance for Loan Losses, Provision and Asset Quality

Allowance for Loan Losses and Provision

The allowance for loan losses represents management’s estimate of probable inherent credit losses in the loan portfolio. Management determines the allowance based on an ongoing evaluation of risk as it correlates to potential losses within the portfolio. Increases to the allowance are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

In the determination of the allowance, management utilizes credit administration’s independent analysis of the minimum required loan loss reserve. In this analysis, problem loans are reviewed for impairment or for loss exposure based on their payment performance, probability of default, and value of the collateral. These totals are then specifically allocated to the reserve. The loan portfolio is then divided into various homogeneous risk pools utilizing primarily collateral codes and internal risk ratings. Historical losses are used to estimate the probable loss in the current portfolio using both an average loss methodology and a migration loss methodology. In the absence of actual historical loss experience on a particular segment of loans, PBI utilizes the loss experience of its peer group as obtained from published sources and adjusted for environmental and economic conditions and other factors. The methodologies considered are subjective and vary for each risk pool based on systematic risk relative to management’s ability to estimate losses. Loss allocations are adjusted for changes in the economy, problem loans, payment performance, loan policy, management, credit administration systems, credit concentrations, loan growth, and other elements over the time periods utilized in the methodology. The adjusted loss allocations are then applied to the current balances in their respective loan pools. Loss allocations are totaled, yielding the required allowance for loan losses.

Management incorporates the data from the allowance calculation with interim changes to that data in its ongoing determination of the allowance for loan losses. Management then takes into consideration other factors that may support an allowance in excess of required minimums. These factors include systems changes, historically high loan growth, changes in the economy, and bank management and lending practices at the time the loans were made. Management of PBI believes that the data it uses in determining the allowance for loan losses is sufficient to estimate the potential losses in the loan portfolio; however, actual results could differ from management’s estimates.

The following table presents a summary of changes in the allowance for loan losses for the periods and dates indicated.

ALLOWANCE FOR LOAN LOSSES

	The Six Months Ended		The Twelve Months Ended
	June 30,	June 30,	December 31,	December 31,
(Dollars in thousands, except percentages)	2016	2015	2015	2014
Total loans outstanding, net of deferred costs	$243,753	$201,367	$223,048	$193,662
Average loans outstanding, net of deferred costs	$235,238	$198,803	$205,373	$176,419
Allowance for loan losses at beginning of period	$2,876	$3,120	$3,120	$3,120
Charge-offs:
Loans secured by real estate	-	226	226	-
Commercial and industrial loans	123	-	-	19
Consumer loans	-	-	-	-
All other loans	-	-	-	-
Total charge-offs	123	226	226	19
Recoveries:
Loans secured by real estate	-	-	17	13
Commercial and industrial loans	2	-	-	-
Consumer loans	-	-	-	-
All other loans	1	1	7	-
Total recoveries	3	1	24	13
Net charge-offs	120	225	202	6
Provision for loan losses	401	(355)	(42)	6
Allowance for loan losses at period end	$3,157	$2,540	$2,876	$3,120
Allowance for loan losses to period end loans	1.30%	1.26%	1.29%	1.61%
Net charge-offs to average loans	0.10%	0.23%	0.10%	0.00%

Asset quality indicators have continued to improve. However, loan growth resulted in a provision expense of $401 thousand during the six months ended June 30, 2016. Provision expense of $(42) thousand and $6 thousand were recognized for the years ended December 31, 2015 and December 31, 2014, respectively.

Allocation of the Allowance for Loan Losses

While no portion of the allowance is in any way restricted to any individual loan or group of loans and the entire allowance is available to absorb losses from any and all loans, the following table represents management’s allocation of the allowance for loan losses to specific loan categories as of the dates indicated.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	As of		As of
	June 30,		December 31,
(Dollars in thousands, except percentages)	2016		2015		2014
	Amount	Percent of Loans in each Category to Total Loans	Amount	Percent of Loans in each Category to Total Loans	Amount	Percent of Loans in each Category to Total Loans
Real estate - commercial	$990	31.35%	$1,096	38.11%	$1,688	54.11%
Real estate - residential	840	26.60	687	23.89	579	18.56
Real estate - construction development land	945	29.92	688	23.92	527	16.89
Commercial	373	11.81	389	13.53	282	9.04
Consumer and other	10	0.32	16	0.56	44	1.41
	$3,158	100.00%	$2,876	100.00%	$3,120	100.00%

Nonperforming Assets

The following table presents PBI’s nonperforming assets as of the dates indicated.

NONPERFORMING ASSETS

	As of		As of
	June 30,	June 30,	December 31,	December 31,
(Dollars in thousands, except percentages)	2016	2015	2015	2014
Nonaccrual Loans	$562	$611	$670	$1,899
Loans past due 90 days or more and still accruing	-	-	-	-
Total nonperforming loans	562	611	670	1,899
Other real estate owned	-	1,658	-	1,658
Total nonperforming assets	$562	$2,269	$670	$3,557
Allowance for loan losses to period end loans	1.30%	1.26%	1.29%	1.61%
Allowance for loan losses to period end non-performing loans	5.62	4.16	4.29	1.64
Net charge-offs to average loans	0.10	0.23	0.10	0.00
Nonperforming assets to period end loans and foreclosed property	0.23	1.12	0.30	1.82
Nonperforming loans to period end loans	0.23%	0.30%	0.30%	0.98%

Accrual of interest is discontinued on a loan when management of PBI believes that, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that the collection of interest is doubtful. In addition to consideration of these factors, PBI has a consistent and continuing policy of placing all loans on nonaccrual status if they become 90 days or more past due. When a loan is placed on nonaccrual status, all accrued interest on the loan is reversed and deducted from earnings as a reduction of interest income. No additional interest is accrued on the loan balance until collection of both principal and interest becomes reasonably certain. Payments received while a loan is on nonaccrual status will be applied to the outstanding principal balance. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan, which would necessitate additional charges to the allowance for loan losses.

Total nonperforming assets decreased $108 thousand to $562 thousand at June 30, 2016, from $670 thousand at December 31, 2015. Strong asset quality has been and will continue to be a primary focus of management.

Deposits

Deposits, which include noninterest-bearing demand deposits, interest-bearing demand deposits, money market accounts, and savings and time deposits, are PBI’s primary funding source. PBI offers a variety of products designed to attract and retain customers, with a primary focus on building and expanding customer relationships. Management continues to focus on establishing a comprehensive relationship with consumer and business borrowers, seeking deposits as well as lending relationships.

The following table details the composition of PBI’s deposit portfolio at the dates indicated.

COMPOSITION OF DEPOSITS

	As of		As of
	June 30,		December 31,
(Dollars in thousands, except percentages)	2016		2015		2014
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Noninterest-bearing demand deposits	$112,975	44.70%	$92,837	43.34%	$70,616	38.16%
Interest-bearing demand deposits	30,957	12.25	35,055	16.37	24,127	13.04
Savings and money market deposits	83,769	33.15	63,427	29.61	69,053	37.32
Time less than $100k	8,868	3.51	4,806	2.24	4,455	2.41
Time greater than $100k and less than $250k	7,773	3.08	8,198	3.83	8,478	4.58
Time greater than $250k	8,372	3.32	9,865	4.62	8,318	4.49
Total deposits	$252,714	100.00%	$214,188	100.00%	$185,047	100.00%

Total deposits were $252.7 million at June 30, 2016, an increase of $38.5 million from December 31, 2015. A primary focus of management has been on maintaining and building noninterest-bearing deposit growth, which currently totals $113.0 million, or 44.7% of total deposits. During the year ended December 31, 2015, noninterest-bearing deposits increased $22.2 million, a 31.5% increase from year-end 2014. Interest-bearing demand deposits also increased during 2015, while savings and money market accounts experienced a slight decline. Time deposits are a relatively small portion of total deposits and experienced a small increase in 2015.

Other Funding Sources

PBI supplements its deposit funding with wholesale funding to improve the net interest margin, manage interest rate risk and support earning asset growth. At June 30, 2016, PBI had $10.4 million in available unsecured federal funds lines of credit, $42.5 million in available FHLB borrowing capacity, $17.4 million in Federal Reserve borrowing capacity and $7 million in available bank repurchase agreement borrowing capacity. These funding sources totaled $77.3 million in available capacity, representing 30.6% of total deposits.

Liquidity

Market and public confidence in PBI’s financial strength and financial institutions in general will largely determine PBI’s access to appropriate levels of liquidity. This confidence is significantly dependent on PBI’s ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. PBI measures its liquidity position by giving consideration to both on− and off−balance sheet sources of and demands for funds on a daily, weekly and monthly basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments and unexpected deposit outflows. In this process, PBI focuses on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet its needs.

Funds are available from a number of basic banking activity sources, including the core deposit base, the repayment and maturity of loans and investment security cash flows. Other potential funding sources include FHLB borrowings, federal funds purchased, bank repurchase agreements and the Federal Reserve discount window.

Cash and cash equivalents at June 30, 2016, December 31, 2015 and December 31, 2014 were $5.4 million, $9.1 million, and $14.8 million, respectively. Based on the balance of cash and cash equivalents, combined with $77.3 in wholesale borrowing capacity, PBI’s liquidity resources were sufficient at June 30, 2016 to fund loans and meet other cash needs as necessary.

Contractual Obligations

While PBI’s liquidity monitoring and management considers both present and future demands for and sources of liquidity, the following table of contractual commitments focuses only on future obligations.

CONTRACTUAL OBLIGATIONS

June 30, 2016

(Dollars in thousands)	Due in 1 year or less	Due after 1 through 3 years	Due after 3 through 5 years	Due after 5 years	Total
Federal Home Loan Bank advances	$-	$7,500	$-	$-	$7,500
Other borrowings	27	-	-	-	27
Lease commitments	610	945	917	1,946	4,418
Certificates of deposit of less than $100k	3,497	5,124	247	-	8,868
Certificates of deposit of $100k or more	8,550	6,868	727	-	16,145
Total contractual obligations	$12,684	$20,437	$1,891	$1,946	$36,958

Credit Extension Commitments

PBI is party to credit related financial instruments with off-balance sheet risks in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recorded in the balance sheets. PBI’s exposure to credit loss is represented by the contractual amounts of these commitments. PBI follows the same credit policies in making commitments as it does for on-balance sheet instruments.

PBI’s off-balance sheet arrangements are summarized in the following table as of the dates indicated.

CREDIT EXTENSION COMMITMENTS

	As of	As of
	June 30,	December 31,
	2016	2015	2014
Unfunded lines	$82,664	$73,156	$48,511
Letters of credit	1,851	2,142	1,056
Total credit extension commitments	$84,515	75,298	49,567

Interest Sensitivity and Market Risk

Interest Sensitivity

PBI monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring techniques employed by PBI are simulation analyses to estimate the impact of changes in interest rates on its net interest margin and economic value of equity. These techniques are augmented by “gap” analysis.

In simulation analysis, management reviews each individual asset and liability category and their projected behavior in various interest rate environments. These projected behaviors are based on management’s past experiences and current competitive environments, including the various environments in the different markets in which PBI competes. Using this projected behavior and differing rate scenarios as inputs, the simulation analysis generates as output projections of net interest income and economic value of equity, at such varying interest rates. PBI also periodically verifies the validity of this approach by comparing actual results with those that were projected in previous models.

Another technique used in interest rate management, but to a lesser degree than simulation analysis, is the measurement of the interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets and liabilities, selling securities available-for-sale, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability.

PBI evaluates interest rate sensitivity risk and then formulates guidelines regarding asset generation and repricing, and sources and prices of off-balance sheet commitments in order to decrease interest sensitivity risk. PBI uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

The following table illustrates PBI’s interest rate sensitivity at June 30, 2016, assuming the relevant assets and liabilities are collected and paid, respectively, based on historical experience rather than their stated maturities.

INTEREST SENSITIVITY ANALYSIS June 30, 2016

(Dollars in thousands)
Interest-earning assets	0-3 Mos	3-12 Mos	1-3 Yrs	> 3 Yrs	Total
Loans	$121,616	$72,411	$36,080	$36,557	$266,664
Securities	2,262	5,759	1,753	6,274	16,048
Cash balances in other banks	94	-	-	-	94
Total interest-earning assets	$123,972	$78,170	$37,833	$42,831	$282,806

Interest-bearing liabilities
Interest-bearing transaction accounts	$6,314	$1,963	$7,948	$14,733	$30,958
Savings and money market deposits	31,514	13,409	36,443	2,403	83,769
Time deposits and other borrowed funds	5,017	11,030	18,986	973	36,006
Total interest-bearing liabilities	$42,845	$26,402	$63,377	$18,109	$150,733

Interest sensitivity gap
Period gap	$81,127	$51,768	$(25,544)	$24,722	$132,073
Cumulative gap	81,127	132,895	107,351	132,073
Cumulative gap RSA/RSL	289.35%	291.91%	180.94%	187.62%

PBI generally benefits from increasing market rates of interest when it has an asset-sensitive gap (a cumulative positive number) and generally benefits from decreasing market interest rates when it is liability-sensitive (a cumulative negative number). As shown in the table above, PBI is asset-sensitive on a cumulative basis throughout all time horizons. The interest sensitivity analysis presents only a static view of the timing and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those are viewed by management as significantly less interest-sensitive than market-based rates, such as those paid on non-core deposits. For this and other reasons, management relies more on the simulation analysis (as noted above) in managing interest rate risk. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Market Risk

PBI’s earnings are dependent, to a large degree, on its net interest income, which is the difference between interest income earned on all earning assets (primarily loans and securities) and interest paid on all interest-bearing liabilities (primarily deposits). Market risk is the risk of loss from adverse changes in market prices and interest rates. PBI’s market risk arises primarily from inherent interest rate risk in its lending, investing and deposit gathering activities. Management seeks to reduce PBI’s exposure to market risk through actively monitoring and managing interest rate risk. Management relies on simulation analysis to evaluate the impact of varying levels of prevailing interest rates and the sensitivity of specific earning assets and interest-bearing liabilities to changes in those prevailing rates. Simulation analysis consists of evaluating the impact on net interest income given changes from 400 basis points below the current prevailing rates to 400 basis points above the current prevailing rates. Management makes certain assumptions as to the effect that varying levels of interest rates have on certain earning assets and interest-bearing liabilities, which assumptions consider both historical experience and consensus estimates of outside sources. Simulation analysis is augmented by review of PBI’s static “gap” analysis to determine the degree of mismatch in the maturity and repricing distribution of interest-earning assets and interest-bearing liabilities, which helps quantify the degree of market risk inherent in PBI’s balance sheet.

The following table illustrates the results of PBI’s simulation analysis to determine the extent to which market risk would affect its net interest margin for the next twelve months if prevailing interest rates increased or decreased by the specified amounts from current rates. As noted above, this model uses estimates and assumptions in asset and liability account rate reactions to changes in prevailing interest rates. However, to isolate the market risk inherent in the balance sheet, the model assumes that no growth in the balance sheet occurs during the projection period. This model also assumes an immediate and parallel shift in interest rates, which would result in no change in the shape or slope of the interest rate yield curve. Because of the inherent use of these estimates and assumptions in the simulation model to derive this market risk information, the actual results of the future impact of market risk on PBI’s net interest margin may differ from those found in the table.

MARKET RISK

	As of	As of
Change in prevailing interest rates	June 30, 2016	December 31, 2015
+400 basis points	31.16%	24.41%
+300 basis points	23.48	18.20
+200 basis points	15.62	12.02
+100 basis points	7.54	5.52
0 basis points	-	-
-100 basis points	(7.65)	(8.49)
-200 basis points	(15.36)	(16.95)
-300 basis points	(22.88)	(25.04)
-400 basis points	(29.93)	(32.41)

Capital Resources

Total stockholders’ equity at June 30, 2016 was $26.2 million, or 9.0% of total assets. Total stockholders’ equity increased in 2016 due to earnings and an increase in accumulated other comprehensive income, partially offset by dividends declared and paid by PBI. The slight decrease in stockholders’ equity to total assets during 2016 was due to PBI’s assets growing at a rate faster than its stockholders’ equity. At December 31, 2015, total stockholders’ equity was $25.8 million, or 9.2% of total assets, compared to $21.0 million, or 8.6% of total assets, at December 31, 2014. The increase in stockholders’ equity as a percentage of total assets from December 2014 is primarily a result of earnings generated during 2015.

The bank regulatory agencies have established risk-based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off−balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity, such as preferred stock, that may be included in capital. Certain items, such as goodwill and other intangible assets, are deducted from total capital in arriving at the various regulatory capital measures, such as Tier 1 capital and total risk-based capital. PBI intends to maintain its current status as a “well−capitalized institution,” as that term is defined by its regulators. As of June 30, 2016, Private Bank was considered to be well-capitalized under the regulatory framework for prompt corrective action.

Under the terms of the regulatory guidelines, banks must meet minimum capital adequacy based on both total assets and risk-adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk-weighted assets of 8%, a minimum ratio of Tier 1 capital to risk-weighted assets of 6%, a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5%, and a minimum ratio of Tier 1 capital to average assets of 4% (“leverage ratio”). Adherence to these guidelines has not had an adverse impact on Private Bank.

The following table has selected capital ratios at June 30, 2016, and December 31, 2015 and 2014, for Private Bank.

CAPITAL ADEQUACY ANALYSIS

(Dollars in thousands, except percentages)	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
As of June 30, 2016	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$28,122	11.03%	$20,397	8.00%	$25,496	10.00%
Tier I Capital (to Risk-Weighted Assets)	$24,964	9.79%	$15,300	6.00%	$20,400	8.00%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$24,964	9.79%	$11,475	4.50%	$16,575	6.50%
Tier I Capital (to Average Assets)	$24,964	8.38%	$11,916	4.00%	$14,895	5.00%
As of December 31, 2015
Total Capital (to Risk-Weighted Assets)	$27,839	11.66%	$19,095	8.00%	$23,868	10.00%
Tier I Capital (to Risk-Weighted Assets)	$24,963	10.46%	$14,321	6.00%	$19,095	8.00%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$24,963	10.46%	$10,741	4.50%	$15,514	6.50%
Tier I Capital (to Average Assets)	$24,963	9.13%	$10,937	4.00%	$13,672	5.00%
As of December 31, 2014
Total Capital (to Risk-Weighted Assets)	$25,464	12.55%	$16,228	8.00%	$20,286	10.00%
Tier I Capital (to Risk-Weighted Assets)	$22,921	11.30%	$8,114	4.00%	$12,171	6.00%
Tier I Capital (to Average Assets)	$22,921	9.52%	$9,632	4.00%	$12,040	5.00%

COMPARISON OF RIGHTS OF NCC STOCKHOLDERS AND PBI SHAREHOLDERS

If the merger is completed, holders of PBI common stock will receive shares of NCC common stock in exchange for shares of PBI common stock that are not converted into the right to receive cash pursuant to the terms of the merger agreement. PBI is a corporation organized under the laws of the State of Georgia, and NCC is a corporation organized under the laws of the State of Delaware. The following is a summary comparison of certain provisions of Georgia and Delaware law, as well as the governing documents of PBI and NCC, particularly as they relate to the rights of PBI shareholders under the GBCC, as well as PBI’s articles of incorporation and bylaws, and the rights of NCC’s stockholders under the Delaware General Corporation Law (the “DGCL”) and NCC’s certificate of incorporation and bylaws. While this summary provides a comparison of the material provisions of Georgia and Delaware law and of the governing documents of PBI and NCC, it may not contain all of the information that is important to you. NCC urges you to read the governing documents of each company and the provisions of Georgia and Delaware law that are relevant to a full understanding of the governing documents, fully and in their entirety. NCC has previously filed copies of its certificate of incorporation and bylaws with the SEC. To find out where you can obtain these documents, see “Where You Can Find More Information,” beginning on page 105. Copies of PBI’s articles of incorporation and bylaws are available from PBI upon written request.

PBI	NCC

CAPITAL STOCK

Authorized Capital Stock:

PBI’s articles of incorporation authorize the issuance of 20,000,000 shares of common stock, par value $1.00 per share, divided into 10,000,000 shares of voting common stock and 10,000,000 shares of nonvoting common stock.

As of October 20, 2016, PBI had 2,058,527 shares of common stock outstanding, all of which are shares of voting common stock.

NCC’s certificate of incorporation authorizes the issuance of 30,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $0.01 per share.

As of October 20, 2016, NCC had 10,929,151 shares of common stock and no shares of preferred stock outstanding.

Assuming that (i) no holders of PBI common stock dissent from the merger, (ii) there is no adjustment to the exchange ratio, (iii) the number of shares of PBI common stock with respect to which cash is elected equals the maximum number permitted under the merger agreement, and (iv) the maximum number of shares of NCC common stock are issued in the merger (including shares issuable upon the exercise of outstanding options to purchase PBI common stock that are subject to accelerated vesting as a result of the merger, shares issuable upon the conversion of restricted stock units and shares issuable upon the conversion of outstanding warrants), the holders of PBI common stock and options will have the right to receive, in the aggregate, a maximum of 1,964,633 shares of NCC common stock as a result of the merger.

Voting Rights (Other than Election of Directors):

The GBCC provides that, unless the articles of incorporation provide otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders’ meeting. PBI’s articles of incorporation authorize the issuance of nonvoting common stock, although no such shares are outstanding. If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation, a bylaw adopted by the shareholders or the GBCC requires a greater number of affirmative votes.

PBI’s bylaws provide that if a quorum is present, the affirmative vote of the majority of shares represented at a meeting and entitled to vote shall be the act of the shareholders, except as otherwise required by law or by the articles of incorporation.

The DGCL provides that, unless otherwise set forth in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise required by the DGCL or by the certificate of incorporation or bylaws, under the DGCL, all matters brought before a stockholders’ meeting require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at a stockholders’ meeting at which a quorum is present.

NCC’s certificate of incorporation provides that each record holder of common stock is entitled to one vote for each share held. The voting rights, if any, of the holders of NCC preferred stock remain undetermined until fixed by resolution of NCC’s board of directors.

PBI	NCC
NCC’s bylaws provide that, except as otherwise provided by law, its certificate of incorporation or its bylaws or in respect of the election of directors, all matters to be voted on by its stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.

Preemptive Rights:

Under the GBCC, with certain exceptions, the shareholders of a corporation do not have a preemptive right to acquire the corporation’s unissued or treasury shares, if any, except to the extent that the articles of incorporation so provide. PBI’s articles of incorporation do not provide for preemptive rights.

Under the DGCL, stockholders of a corporation are denied preemptive rights unless such rights are expressly granted to stockholders in the certificate of incorporation. NCC’s certificate of incorporation does not provide for preemptive rights.

Dividends:

Under the GBCC, the board of directors of a corporation may authorize, and the corporation may make, distributions to its shareholders, subject to restriction by the articles of incorporation; provided, however, that no distribution may be made if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Under the DGCL, a corporation may pay dividends to the extent of its surplus, and, if no surplus is available, dividends may be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by NCC are derived from NCC’s bank subsidiary, NBC, and there are various statutory limitations on the ability of NBC to pay dividends to NCC.

NCC’s bylaws provide that dividends, if any, may be declared by the board at any regular or special meeting and may be paid in cash, in property or in shares of stock.

BOARD OF DIRECTORS

Duties of Directors Generally:

The GBCC provides that all corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its board of directors, subject to any limitation set forth in the articles of incorporation, in certain rights, options, or warrants permitted by the GBCC or in an agreement among the shareholders meeting certain statutory requirements. PBI’s articles of incorporation do not contain any limitations on the power of the board of directors.

Under the GBCC, a director shall discharge his duties as a director, including his duties as a member of a committee: (i) in a manner that he believes in good faith to be in the best interests of the corporation; and (ii) with the care that an ordinarily prudent person in a like position would exercise under similar circumstances.

In discharging his duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (i) one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants, investment bankers, or other persons as to matters that the director reasonably believes are within the person's professional or expert competence; or (iii) a committee of the board of directors of which he is not a member if the director reasonably believes that the committee merits confidence. A director is not liable to the corporation or to its shareholders for any action taken as a director, or any failure to take any action, if he performed the duties of his office in compliance with these provisions.

The DGCL provides that the business and affairs of every corporation organized under Delaware law will be managed by or under a board of directors, except as may be otherwise provided in the certificate of incorporation.

The standards of conduct for directors have developed through Delaware case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing the corporation’s affairs to use that level of care that ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Neither the DGCL nor NCC’s certificate of incorporation or bylaws contains provisions specifically allowing directors to consider the interests of other constituencies; however, Delaware case law permits such consideration under certain circumstances, provided that the interests to be considered bear some rational relationship to the interests of the stockholders.

PBI	NCC
The GBCC permits a corporation’s articles of incorporation to contain a provision that, in discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors that such directors consider pertinent; provided, however, that any such provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered. PBI’s articles of incorporation contain such a provision.

Size of the Board of Directors and Qualifications of Directors:

The GBCC provides that a corporation’s board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The articles of incorporation or bylaws may authorize the shareholders or the board of directors to fix or change the number of directors or may establish a variable range for the size of the board of directors by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or, if the articles or bylaws so provide, by the board of directors.

The GBCC permits the articles of incorporation or bylaws to prescribe qualifications for directors. PBI’s bylaws provide that, in order to be eligible for election as a director, the candidate must be nominated in accordance with the procedures described in PBI’s bylaws. The bylaws also provide that no person shall be eligible for election as a director if such person is age 72 or older at the time of such election.

PBI’s articles of incorporation provide for an initial board of directors consisting of 12 members. PBI’s bylaws provide that the board of directors shall consist of not less than five nor more than 25 members, and that the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote or by the affirmative vote of two-thirds of the directors then in office. In addition, the articles of incorporation require that any amendment to the bylaws of PBI establishing or changing the number of directors shall require the affirmative vote of two-thirds of the directors then in office or the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote.

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, or determined in the manner provided in, the bylaws or the certificate of incorporation, and where the number is fixed by the certificate of incorporation, a change in the number of directors may be made only by amendment of the certificate.

The DGCL permits the certificate of incorporation or bylaws to prescribe qualifications for directors. NCC’s bylaws provide that, in order to be eligible for election as a director, the candidate must be nominated in accordance with the procedures described in NCC’s bylaws or corporate governance guidelines, as applicable, and must provide certain prescribed information to NCC.

NCC’s certificate of incorporation and bylaws provide that the board of directors shall consist of such number of members to be fixed from time to time by resolution adopted by the board of directors; provided, however, that the total number of directors may never be less than three or more than 20.

NCC’s board of directors is currently composed of 13 members; however, under the merger agreement, NCC has agreed to take all steps required under its organizational documents to increase the size of the board of directors as of the effective time of the merger, and to appoint a current PBI director to the board. See “The Merger Agreement; Interests of Certain Persons in the Merger; Addition to NCC Board of Directors” on page 66. All directors are elected annually for a one-year term and until a successor is elected and qualified.

PBI	NCC
Classification of Board of Directors:

The GBCC provides that the articles of incorporation or a bylaw adopted by the shareholders may provide for staggering the terms of the directors by dividing the total number of directors into two or three groups, with each group containing one-half or one-third of the total, as near as may be. In that event, the terms of directors in the first group expire at the first annual shareholders' meeting after their election, the terms of the second group expire at the second annual shareholders' meeting after their election, and the terms of the third group, if any, expire at the third annual shareholders’ meeting after their election. At each annual shareholders’ meeting held thereafter, directors shall be chosen for a term of two years or three years, as the case may be, to succeed those whose terms expire.

PBI’s articles of incorporation provide for the division of PBI’s board of directors into three classes, as nearly equal in number as possible. Each director serves for a term of three years, with the terms of the classes staggered so that the shareholders of PBI elect a separate class of directors annually.

The DGCL permits, but does not require, a classified board of directors, which can be divided into classes with staggered terms of office, with only one class of directors standing for election each year.

NCC does not have a classified board of directors.

Shareholder Voting Rights for Election of Directors:

The GBCC provides that, unless the articles of incorporation provide otherwise, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Action to elect directors may be taken at a meeting only if a quorum is present. PBI’s articles of incorporation do not alter this standard.

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, the directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election at a stockholders meeting at which a quorum is present.

NCC’s bylaws provide that election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and a plurality of the votes cast by shares of NCC common stock at any meeting for the election of directors at which a quorum is present shall elect directors.

Cumulative Voting:

The GBCC provides that shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide. PBI’s articles of incorporation do not provide for cumulative voting in the election of directors.

The DGCL provides that cumulative voting is not permissible in the election of directors unless a corporation’s certificate of incorporation provides otherwise. NCC’s certificate of incorporation does not provide for cumulative voting in the election of directors.

Shareholder Nominations of Directors:

PBI’s bylaws provide that, in order to make a nomination for director before the annual meeting of shareholders, a shareholder (1) must be entitled to vote for the election of directors at such meeting and (2) must comply with the procedures in the bylaws as to such nominations.

NCC’s bylaws provide that, in order to make a nomination for director before the annual meeting of stockholders, a stockholder (1) must be a stockholder of record at the time of giving of notice of such annual meeting and at the time of the annual meeting, (2) must be entitled to vote at such annual meeting and (3) must comply with the procedures in the bylaws as to such nominations.

PBI	NCC

Nominations by shareholders must be made in writing and delivered or mailed to the Secretary of PBI not later than 30 days prior to the meeting of shareholders; provided, however, that if less than 40 days’ notice of the date of the meeting is given to shareholders, then the nomination must be received not later than the close of business on the 10th day following the day on which the notice of the meeting was mailed.

A shareholder’s notice must set forth, among other things, (1) all information relating to such nominee as would be required to be disclosed in a proxy statement or other filing required in connection with a contested election or otherwise pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (2) as to the shareholder making the nomination, the name and address of such shareholder and the class and number of shares of PBI stock beneficially owned by such shareholder.

Nominations by stockholders must be made in writing and delivered or mailed to the Secretary of NCC no earlier than 150 nor later than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or 70 days after such anniversary, or if no annual meeting was held in the preceding year, then notice must be received no earlier than 150 days before nor less than 120 days before the annual meeting, unless the first public announcement of the date of such meeting is less than 130 days before the date of such annual meeting, in which case notice must be given no later than the 10th day following the day on which such announcement is made.

A stockholder’s notice must set forth, among other things, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (A) the name and address of such stockholder, as they appear on NCC’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, (B) (i) the class or series and number of shares of NCC that are, directly or indirectly, owned beneficially or of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert with them, (ii) certain details about all ownership interests in NCC common stock held by the stockholder and any beneficial owner, including any hedging, derivative, short or other economic interests and any rights to vote NCC common stock, (iii) any direct or indirect interest of such stockholder in any contract with NCC, any affiliate of NCC or any principal competitor of NCC, (iv) any rights to dividends on the shares of NCC held by such stockholder and any beneficial owner that are separated or separable from the underlying shares of NCC, (v) any proportionate interest in shares NCC held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (vi) any performance-related fees (other than an asset-based fee) that such stockholder or any beneficial owner is entitled to, based on any increase or decrease in the value of shares of NCC, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (vii) any direct or indirect interest of such stockholder or beneficial owner in any contract with NCC, any affiliate of NCC or any principal competitor of NCC (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (viii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Regulation 14A under the Exchange Act.

PBI	NCC
As to any proposed nominee, the stockholder’s notice must also set forth: (i) all information relating to such nominee as would be required to be disclosed in a proxy statement or other filing required in connection with a contested election or otherwise pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) a notarized affidavit executed by the nominee attesting to the nominee’s eligibility and willingness to serve as a director and providing consent to be named in a proxy statement as a nominee, (iii) a description of all direct and indirect compensation and any other material relationships between or among the stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, (iv) a description of any voting commitments and/or any other arrangements or obligations by which the nominee is or will be bound as a director, (v) a questionnaire completed by the proposed nominee containing, among other things, information relating to stock exchange listing requirements for director independence that are applicable to NCC and (vi) any other information relating to the proposed nominee that is required to be disclosed in a proxy statement on Schedule 14A for solicitation of proxies for election of directors under the Exchange Act and pursuant to any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of NCC are traded.

Removal of Directors:

Under the GBCC, shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. In addition, if the directors have staggered terms as permitted by the GBCC, then directors may be removed only for cause, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise.

PBI’s articles of incorporation and bylaws provide that the shareholders may remove one or more directors with or without cause.

Under the DGCL, a majority of the shares entitled to vote may effect a removal of any director with or without cause.

Vacancies on the Board of Directors:

PBI’s bylaws provide that the directors, even though less than a quorum, may fill any vacancy on the board, including a vacancy created by an increase in the number of directors. Any appointment by the directors shall continue until the expiration of the term of the director whose place has become vacant or, in the case of an increase in the size of the board, until the next meeting of shareholders.

When any vacancy occurs on NCC’s board of directors, whether as a result of the creation of a new directorship or the death, resignation, disqualification or removal of a director, a majority of the remaining members of the board may appoint a director to fill such vacancy until the next election of directors.

Liability of Directors and Officers:

The GBCC provides that a corporation may include in its articles of incorporation a provision eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for any appropriation, in violation of his or her duties, of any business opportunity of the corporation, for acts or omissions that involve intentional misconduct or a knowing violation of law, for certain unlawful distributions and for any transaction from which the director received an improper personal benefit.

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, for certain unlawful dividends and redemptions and for any transaction from which the director derived an improper personal benefit.

PBI	NCC
PBI’s articles of incorporation contain a provision consistent with the GBCC, and further provide that any repeal or modification of such provision by the shareholders shall be prospective only and shall not adversely affect any right or protection of a director of PBI existing at the time of such repeal or modification. In addition, the articles of incorporation of PBI provide that the foregoing provision may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares entitled to vote, unless two-thirds of the directors then in office have approved the proposed change.	NCC’s certificate of incorporation contains a provision consistent with the DGCL and further provides that any amendment to the DGCL authorizing corporate action that would further eliminate or limit the liability of directors will have the effect of eliminating the personal liability of NCC directors to the fullest extent permitted by such amendment. Conversely, any repeal or modification of the provisions of the NCC certificate of incorporation that limit director liability will not adversely affect any right or protection of a director of NCC existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Indemnification:

The GBCC provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct.

The GBCC further provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

The GBCC further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

PBI’s articles of incorporation and bylaws provide that its directors, officers and other agents will be indemnified by PBI to the fullest extent authorized by Georgia law against all expenses, liabilities and loss incurred in connection with their service as directors, officers or other agents on behalf of the corporation.

The DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

The DGCL further provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

PBI	NCC
PBI’s bylaws further provide for the advancement of expenses to directors and officers in defending any proceeding prior to its final disposition; provided, that an advancement of expenses will be made only upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to indemnification for such expenses. The bylaws also permit PBI to provide for indemnification and advancement of expenses to employees and other agents to the extent and in the manner permitted by the GBCC.

Under the DGCL, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

NCC’s bylaws provide that its directors, officers and (to the extent approved by the board of directors) other agents will be indemnified by NCC to the fullest extent authorized by Delaware law as it now exists or may in the future be amended to provide additional indemnification, against all expenses, liabilities and loss incurred in connection with their service as directors, officers or other agents on behalf of the corporation.

NCC’s bylaws further provide for the advancement of expenses to directors and officers in defending any proceeding prior to its final disposition; provided, that to the extent required by law, an advancement of expenses will be made only upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to indemnification for such expenses. The bylaws also permit NCC’s board of directors to provide for indemnification and advancement of expenses to employees and other agents to the extent and in the manner permitted by the DGCL.

NCC’s bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in NCC’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. In this regard, NCC has entered into an indemnification agreement with each of its directors and executive officers that provides a contractual right to indemnification and advancement of expenses. These indemnification agreements require NCC to indemnify its directors and executive officers to the fullest extent permitted by Delaware law and for certain liabilities incurred as a result of actions brought, or threatened to be brought, against such directors and executive officers in connection with their duties, subject to certain limitations. NCC is also required to advance expenses to its directors and executive officers upon request to the fullest extent permitted by Delaware law and subject to the same restrictions applicable to indemnification payments. The agreements also contain various covenants by NCC regarding the maintenance of directors’ and officers’ liability insurance.

NCC’s bylaws authorize NCC to purchase and maintain insurance on behalf of its directors, officers, employees, and agents, and persons serving at NCC’s request in any position or capacity for any other entity, against any liability asserted against or incurred by him or her, or arising out of his or her status as such, whether or not NCC would have the power or obligation to indemnify such person against the liability.

PBI	NCC

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

The GBCC precludes an interested shareholder (one owning 10% or more of the company's outstanding voting stock) from entering into certain business combinations (which are broadly defined) with the company for a period of five years from the date of becoming an interested shareholder unless (i) prior to the acquisition in which he or she became an interested shareholder, approval of the board of directors of the acquisition or business combination was obtained; (ii) the interested shareholder acquired 90% of the outstanding voting stock as a result of the transaction in which he or she became an interested shareholder; or (iii) the interested shareholder, after the acquisition in which he or she became an interested shareholder, acquired 90% of the outstanding voting stock and the business combination was approved by a majority of the voting shares not held by the interested shareholder. The protection of the statute is available only if the company “opts in” by adopting a bylaw provision specifically providing that the statute shall apply. PBI has not opted into this statute.

PBI’s articles of incorporation provide that in any case in which the GBCC or other applicable law requires shareholder approval of a merger, share exchange or sale of all or substantially all of the assets of PBI, approval of such action requires either (1) the affirmative vote of two-thirds of the directors then in office and the affirmative vote of the holders of a majority of the issued and outstanding shares or (2) the affirmative vote of a majority of the directors then in office and the affirmative vote of the holders of two-thirds of the issued and outstanding shares.

PBI’s board of directors has unanimously approved and adopted the merger agreement and recommends that the shareholders of PBI vote FOR the merger proposal; accordingly, the approval of the merger proposal will require the affirmative vote of holders of at least a majority of the issued and outstanding common stock of PBI.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person beneficially owning 15% or more of the corporation’s voting stock for three years following the time that such person becomes a 15% beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL.

NCC has not opted out of the protections of Section 203 of the DGCL.

MEETINGS AND ACTIONS BY SHAREHOLDERS

Ability to Call Special Meetings of Shareholders:

The GBCC provides that a corporation shall hold a special meeting of shareholders: (1) on the call of its board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws; (2) if the holders of at least 25%, or such greater or lesser percentage as may be provided in the articles of incorporation or bylaws, of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, sign, date and deliver to the corporation one or more demands in writing or by electronic transmission for the meeting describing the purpose or purposes for which it is to be held; or (3) in the case of a corporation having 100 or fewer shareholders of record, if the holders of at least 25%, or such lesser percentage as may be provided in the articles of incorporation or bylaws, of all the votes entitled to be cast on any issue to be considered at the proposed special meeting sign, date and deliver to the corporation one or more demands in writing or by electronic means for the meeting describing the purpose or purposes for which it is to be held.

Under the DGCL, special meetings of stockholders may be called by the board of directors, or by any person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

NCC’s bylaws provide that special meetings of stockholders may be called only by a resolution of the board of directors. The bylaws further provide that only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to NCC’s notice of meeting.

PBI	NCC
PBI’s bylaws provide that special meetings of shareholders may be called at any time by the board of directors, the president or at the request of the holders of at least 25% of the issued and outstanding capital stock of PBI.

Notice of Meetings of Shareholders:

The GBCC provides that a corporation shall notify shareholders of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 nor more than 60 days before the meeting date. Notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called, but notice of a special meeting must include a description of the purpose or purposes for which the meeting is called.

The bylaws may fix or provide the manner of fixing the record date for one or more voting groups in order to determine the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action. If the bylaws do not fix or provide for fixing a record date, the board of directors of the corporation may fix a future date as the record date; however, a record date may not be more than 70 days before the meeting or action requiring a determination of shareholders.

The DGCL provides that written notice of an annual or special meeting must be given or mailed to each stockholder entitled to vote at such meeting at least 10 but not more than 60 days prior to the meeting. Such notice must state the location, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. A notice of a special meeting must describe the order of business to be addressed at the meeting. In the case of a stockholders meeting called to vote on a merger, consolidation or sale of substantially all of the assets of the corporation, stockholders must be given written notice not less than 20 days before the meeting. NCC’s bylaws provide for stockholder notice consistent with the DGCL.

Quorum for Shareholder Meetings:

The GBCC generally provides that a quorum for a shareholders’ meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the articles of incorporation provide otherwise.

PBI’s bylaws provide that generally a majority of the voting power of all outstanding shares entitled to vote at a meeting is necessary and sufficient to constitute a quorum.

The DGCL generally provides that a quorum for a stockholders’ meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

NCC’s bylaws provide that generally a majority of the voting power of all outstanding shares of common stock entitled to vote at a meeting is necessary and sufficient to constitute a quorum.

Submission of Shareholder Proposals:

PBI’s bylaws do not contain any procedures for shareholders to follow in connection with making any proposal to be considered at a meeting of shareholders.

NCC’s bylaws contain certain requirements for stockholders to follow in connection with making any proposal to be considered at a meeting of stockholders. These requirements are similar to those required for the nomination of directors, as described above. If the stockholder’s notice relates to a proposal of business other than a director nomination, the notice must also set forth (1) a brief description of the business proposed, (2) the reasons for conducting such business, (3) any material interest of such stockholder and beneficial owner, if any, in such business, (4) the text of the proposal and (5) a description of all agreements, arrangements and understandings between the stockholder, the beneficial owners, if any, and any other person related to such business proposal.

PBI	NCC
Shareholder Action Without a Meeting:

The GBCC provides that action required or permitted be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action or, if provided in the articles of incorporation, by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. PBI’s articles of incorporation contain such a provision.

The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NCC’s certificate of incorporation provides that no action of stockholders may be taken without a meeting of stockholders, and the stockholders do not have the power to take any action by written consent.

Rights of Inspection:

Under the GBCC, a shareholder of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation if the shareholder gives the corporation written notice of his demand at least five (5) business days before the date on which he wishes to inspect and copy: (1) excerpts from minutes of any meeting of the board of directors, any committee of the board of directors and records of action taken by the shareholders or board of directors without a meeting; (2) accounting records of the corporation; and (3) the list of shareholders; provided, however, that a shareholder may inspect and copy these records only if: (a) his demand is made in good faith and for a proper purpose that is reasonably relevant to his legitimate interest as a shareholder; (b) he describes with reasonable particularity his purpose and the records he desires to inspect; (c) the records are directly connected with his purpose; and (d) the records are to be used only for the stated purpose.

List of Stockholders. Under the DGCL, a corporation generally is required to prepare, at least 10 days prior to a stockholders’ meeting, a list of stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours, at the principal place of business of the corporation. The list is also required to be made available for inspection during the stockholders’ meeting by any stockholder who is present.

Corporate Books and Records. Under the DGCL, a stockholder has the right during normal business hours to inspect and make copies and extracts from the corporation’s stock ledger, a list of the corporation’s stockholders and other books and records of the corporation, after making a written demand under oath stating the purpose, so long as the purpose is reasonably related to the person’s interest as a stockholder.

RIGHTS OF DISSENTING SHAREHOLDERS

The dissenters’ rights of PBI shareholders are governed in accordance with the GBCC. Under the GBCC, a record shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions: (1) the consummation of a plan of merger to which the corporation is party if shareholder approval is required and the shareholder is entitled to vote on the merger (subject to certain exceptions), or if the corporation is a subsidiary that is merged with its parent; (2) the consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (3) the consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange (subject to certain exceptions); (4) an amendment to the corporation's articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; (5) any corporate action taken pursuant to a shareholder vote to the extent that the GBCC, the corporation's articles of incorporation or bylaws or a resolution of the corporation's board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or (6) a transaction, to the extent that the corporation's articles of incorporation, bylaws or a resolution of the corporation's board of directors provides for dissenters' rights relating to such a transaction.

NCC stockholders are not entitled to vote on the merger described herein and therefore do not have appraisal rights with respect to the merger.

PBI	NCC
PBI shareholders will have dissenters’ rights with respect to the merger. See “Dissenters’ Rights” beginning on page 68.

AMENDMENT OF GOVERNING DOCUMENTS

Amendments to Articles or Certificate of Incorporation:

The GBCC provides that an amendment to a corporation’s articles of incorporation must be adopted by the board of directors through a resolution setting forth the proposed amendment and that the shareholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any); provided, however, that the articles of incorporation may require a greater vote.

PBI’s articles of incorporation provide that, unless two-thirds of the directors then in office shall approve the proposed amendment, the following provisions of the articles of incorporation may only be amended by the vote of the holders of two-thirds of the shares entitled to vote: (1) the provisions of the articles of incorporation establishing a classified board of directors; (2) the provisions of the articles of incorporation limiting the personal liability of directors to PBI or its shareholders; and (3) the provisions of the articles of incorporation establishing the required vote for business combination transactions.

The DGCL generally provides that an amendment to a corporation’s certificate of incorporation must be adopted by the board of directors through a resolution setting forth the proposed amendment and that, subject to certain exceptions, the stockholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

NCC’s certificate of incorporation provides that any provisions of the certificate of incorporation may be amended, altered, changed or repealed, subject to any requirements or restrictions of the DGCL.

Amendments to the Bylaws:

The GBCC provides that the board of directors may amend or repeal the bylaws or adopt new bylaws unless the articles of incorporation reserve this power exclusively to the shareholders in whole or in part, or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal the bylaws or adopt new bylaws even though the bylaws may also be amended or repealed by the board of directors.

PBI’s articles of incorporation provide that any amendment of the bylaws establishing or changing the number of directors of PBI requires the affirmative vote of two-thirds of the directors then in office or the affirmative vote of the holders of two-thirds of the shares entitled to vote.

The DGCL provides that the stockholders, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

NCC’s certificate of incorporation provides that the board of directors is expressly authorized to make, repeal, alter, amend or rescind from time to time any or all of the bylaws. NCC’s bylaws provide that they may be amended, altered or repealed or added to by the board of directors or the stockholders.

SHAREHOLDER RIGHTS PLANS

PBI does not have a shareholder rights plan currently in effect.	NCC does not have a stockholder rights plan currently in effect.

PBI	NCC

SHARE TRANSFER RESTRICTIONS

The transfer of PBI common stock is governed by the shareholders agreement. In general, under the terms of the shareholders agreement, no shareholder of PBI may transfer shares of PBI common stock except as expressly provided in the shareholders agreement. Each certificate representing shares of PBI common stock bears a legend referencing such transfer restrictions.

NCC does not have a stockholders agreement, and transfer of NCC common stock is not restricted, except as required by law.

EXCLUSIVE FORUM

The GBCC does not affirmatively permit the articles of incorporation or bylaws to contain an “exclusive forum” provision, and neither PBI’s articles of incorporation nor its bylaws contain such a provision.

The DGCL provides that the certificate of incorporation or the bylaws may require, consistent with applicable jurisdictional requirements, that any or all internal corporate claims shall be brought solely and exclusively in any or all of the courts in the State of Delaware, and no provision of the certificate of incorporation or the bylaws may prohibit bringing such claims in the courts of Delaware.

NCC’s certificate of incorporation provides that the certificate of incorporation, bylaws and internal affairs of NCC shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless NCC consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NCC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of NCC to the company or its stockholders, (iii) any action asserting a claim against NCC or any current or former director, officer or other employee of NCC arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against NCC or any current or former director, officer or other employee of NCC governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the requirement that the court have personal jurisdiction over the indispensable parties named as defendants. NCC or any current or former director or officer of NCC made a party to any actual or threatened action to which the foregoing provision applies shall be entitled to an injunction and/or specific performance without any requirement to post bond. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of NCC shall be deemed to have notice of and to have consented to the foregoing provisions.

LEGAL MATTERS

Maynard, Cooper & Gale, P.C. has provided an opinion to NCC as to the validity of the shares of common stock that NCC will issue in the merger. The material U.S. federal income tax consequences of the merger have also been passed upon by Maynard, Cooper & Gale, P.C. Certain additional legal matters relating to the merger will be passed upon for NCC by Maynard, Cooper & Gale, P.C. and for PBI by Bryan Cave LLP. Members of Maynard, Cooper & Gale, P.C. own shares of NCC common stock representing on an aggregate basis less than 1.0% of the total number of shares of NCC’s common stock outstanding.

EXPERTS

The audited consolidated financial statements of NCC, incorporated by reference into this document, have been audited by Porter Keadle Moore, LLC, independent registered public accountants, to the extent and for the periods indicated in their report thereon, and have been so incorporated by reference in this document in reliance upon such report of Porter Keadle Moore, LLC given on the authority of such firm as experts in auditing and accounting.

The audited consolidated financial statements of PBI as of December 31, 2015 and 2014 have been included herein and have been audited by Porter Keadle Moore, LLC, independent auditors, in reliance upon the report of such firm appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

OTHER MATTERS

PBI’s management is not aware of any other matters to come before the special meeting. If any other matter not mentioned in this proxy statement-prospectus is brought before the special meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

NCC

If the merger is completed, PBI shareholders will become stockholders of NCC. In order for a proposal by a stockholder of NCC to be eligible to be included in the proxy statement for the 2017 annual meeting of stockholders pursuant to the proposal process prescribed by SEC Rule 14a-8, the proposal must be received by the Corporate Secretary at National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, on or before December 23, 2016.

If a stockholder proposal is submitted outside the proposal process mandated by SEC Rule 14a-8, and is submitted instead under NCC’s advance notice bylaw provision (Section 1.4(a) of the bylaws), the proposal must be received by the Corporate Secretary at National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209 not earlier than December 25, 2016 or later than January 24, 2017, together with the necessary supporting documentation required under that bylaw provision.

PBI

If the merger occurs, there will be no PBI annual meeting of shareholders for 2017. If the merger is not completed, PBI will hold its 2017 annual meeting in accordance with its current governing documents and as required by Georgia law.

WHERE YOU CAN FIND MORE INFORMATION

NCC has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of NCC common stock to be issued in connection with the merger. This proxy statement-prospectus is a part of that registration statement and constitutes the prospectus of NCC in addition to being a proxy statement for PBI shareholders. The registration statement, including this proxy statement-prospectus and the attached annexes and exhibits, contains additional relevant information about NCC and NCC common stock.

NCC also files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, such as NCC, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by NCC with the SEC are also available, at no cost, at NCC’s website at http://www.nationalbankofcommerce.com, or by contacting NCC at the address and telephone number set forth below.

The web addresses of the SEC and NCC are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement-prospectus, information on those web sites is not part of this proxy statement-prospectus.

As permitted by SEC rules, NCC “incorporates by reference” into this proxy statement-prospectus the information in documents it files with the SEC, which means that NCC can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement-prospectus. Some information contained in this proxy statement-prospectus updates the information incorporated by reference and some information filed by NCC subsequently with the SEC will automatically update this proxy statement-prospectus.

This proxy statement-prospectus incorporates by reference the documents listed below that NCC previously filed with the SEC (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the date of the special meeting). They contain important information about NCC and its financial condition.

SEC Filing (SEC File No. 001-36878)	Period or Date Filed

Annual Report on Form 10-K	For the year ended December 31, 2015, filed on March 11, 2016

Proxy Statement on Schedule 14A	Filed on April 22, 2016

Quarterly Reports on Form 10-Q	For the quarter ended March 31, 2016, filed on May 6, 2016 For the quarter ended June 30, 2016, filed on August 8, 2016 (except for information that is furnished but not filed)

Current Reports on Form 8-K	Filed on March 25, 2016, April 21, 2016, May 19, 2016, May 24, 2016, July 27, 2016 and August 31, 2016

Description of NCC’s common stock contained in a registration statement filed under the Exchange Act

Form 8-A, filed on March 16, 2015, which in turn incorporates by reference the description of NCC's common stock under the caption "Description of Capital Stock" in the prospectus forming part of NCC's Registration Statement on Form S-1, originally filed with SEC on January 5, 2015 (Registration No. 333-201371), as amended, and any prospectus relating thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act

In addition, NCC also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement-prospectus and the date of the special meeting, provided that NCC is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, NCC has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to NCC, and PBI has supplied all information contained in this proxy statement-prospectus relating to PBI.

You can obtain any of the documents incorporated by reference from the SEC. Documents incorporated by reference are also available from NCC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from NCC at the following address and phone number:

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

(205) 313-8100

PBI shareholders requesting documents must do so by [●], 2016, to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from NCC, NCC will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

PBI does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither NCC nor PBI has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that have been incorporated in this proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement-prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement-prospectus does not extend to you. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than the date of this proxy statement-prospectus, and neither the mailing of this proxy statement-prospectus to PBI shareholders nor the issuance of NCC common stock in the merger shall create any implication to the contrary.

Private Bancshares, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2016	December 31, 2015
Assets
Cash and due from banks	$1,774	1,735
Interest-bearing deposits with banks	3,643	7,334
Cash and cash equivalents	5,417	9,069
Investment securities available-for-sale	15,514	16,716
Other investments	571	1,709
Mortgage loans held-for-sale	23,447	27,599
Loans, net of unearned income	243,753	223,048
Less: allowance for loan losses	3,158	2,876
Loans, net	240,595	220,172
Premises and equipment, net	653	775
Bank owned life insurance	3,249	3,204
Accrued interest receivable and other assets	1,792	1,232
	291,238	280,476

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand deposits	$112,975	92,837
Interest-bearing demand deposits	30,957	35,055
Savings and money market deposits	83,769	63,427
Time	25,013	22,868
Total deposits	252,714	214,188
Securities sold under agreements to repurchase	3,494	3,976
Federal Home Loan Bank advances	7,500	35,000
Notes payable	27	-
Accrued interest payable and other liabilities	1,325	1,476
Total liabilities	265,060	254,640
Commitments
Shareholders’ equity:
Common stock, $1 par value: 20,000,000 shares authorized; 1,933,527 and 1,926,027 shares issued and outstanding, respectively	1,934	1,926
Additional paid-in capital	19,356	19,229
Retained earnings	4,851	4,926
Accumulated other comprehensive income (loss)	37	(245)
Total shareholders’ equity	26,178	25,836
	$291,238	$280,476

See accompanying notes to unaudited financial statements.

Private Bancshares, Inc.

Unaudited Consolidated Statements of Earnings

(In thousands, except per share data)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Interest and dividend income:
Interest and fees on loans	$3,519	$3,000	$6,992	$5,973
Interest and dividends on taxable investment securities	92	108	188	250
Interest on non-taxable investment securities	14	7	25	15
Interest on interest-bearing deposits and federal funds sold	14	17	25	22
Total interest income	3,638	3,132	7,230	6,260
Interest expense:
Interest on deposits	133	116	249	231
Interest on borrowings	67	79	149	164
Total interest expense	200	195	398	395
Net interest income	3,439	2,937	6,832	5,865
Provision for loan losses	159	(534)	401	(355)
Net interest income after provision for loan losses	3,280	3,471	6,431	6,220
Other income:
Service charges and fees on deposit accounts	126	123	248	220
Mortgage origination and fee income	2,084	1,883	3,567	3,837
Other income	18	112	102	135
Total other income	2,228	2,119	3,917	4,193
Other expense:
Salaries and employee benefits	2,727	2,161	5,030	4,253
Occupancy and equipment	262	256	521	481
Other operating	1,544	1,207	2,948	2,341
Total other expense	4,532	3,624	8,499	7,075
Earnings before income taxes	975	1,966	1,850	3,338
Income tax expense	-	-	-	-
Net earnings	$975	$1,966	$1,850	$3,338

Basic earnings per common share	$0.50	1.02	$0.96	$1.74
Diluted earnings per common share	$0.45	0.94	$0.86	$1.60

See accompanying notes to unaudited financial statements.

Private Bancshares, Inc.

Unaudited Consolidated Statements of Comprehensive Income

(In thousands)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net earnings	$975	1,966	$1,850	3,338
Other comprehensive income (loss) consisting of unrealized gains (losses) on investment securities available-for-sale	49	(406)	283	(201)
Comprehensive income	$1,024	$1,560	$2,133	$3,137

See accompanying notes to unaudited financial statements.

Private Bancshares, Inc.

Unaudited Consolidated Statement of Changes in Stockholders' Equity

(In thousands)

		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Loss	Total
Balance, December 31, 2015	1,926	19,229	4,926	(245)	25,836
Share-based compensation expense	8	127	-	-	135
Net earnings	-	-	1,850	-	1,850
Dividends	-	-	(1,925)	-	(1,925)
Change in unrealized loss on securities available-for- sale, net of tax	-	-	-	282	282
Balance, June 30, 2016	1,934	19,356	4,851	37	26,178

See accompanying notes to unaudited financial statements.

Private Bancshares, Inc.

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	For The Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities:
Net earnings	$1,850	3,338
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Provision for loan losses	401	(355)
Depreciation, amortization and accretion	161	158
Stock-based compensation	135	31
Change in:
Mortgage loans held-for-sale	4,152	(6,932)
Cash surrender value of life insurance	(45)	(42)
Other assets	(560)	(583)
Other liabilities	(151)	315
Net cash provided (used) by operating activities	5,943	(4,070)
Cash flows from investing activities:
Purchases of securities available-for-sale	(16,989)	(5,163)
Proceeds from sale of securities available-for-sale	16,616	3,189
Proceeds from calls, maturities and paydowns of securities	1,857	1,278
Proceeds from sale of other investments	1,138	862
Net increase in loans	(20,824)	(7,930)
Purchases of premises and equipment	(39)	(94)
Net cash used by investing activities	(18,241)	(7,858)
Cash flows from financing activities:
Net change in deposits	38,526	32,479
Net change in repurchase agreements	(482)	5,429
Repayment of FHLB advances	(27,500)	(20,000)
Cash dividends paid	(1,925)	(577)
Repayment of other borrowings		(2,562)
Proceeds from other borrowings	27	-
Net cash provided by financing activities	8,646	14,769
Net change in cash and cash equivalents	(3,652)	2,841
Cash and cash equivalents at beginning of the period	9,069	14,776
Cash and cash equivalents at end of period	$5,417	17,617

See accompanying notes to unaudited financial statements.

Private Bancshares, Inc.

Notes to Unaudited Financial Statements

(Dollar amounts in tables in thousands, except per share data)

Note 1 – Basis of Presentation

General

The unaudited financial statements include the accounts of Private Bancshares, Inc. (“PBI”) and its wholly-owned subsidiary, Private Bank of Buckhead (the “Bank”). The Bank provides a full range of commercial and consumer banking services throughout metropolitan Atlanta, Georgia. The Bank is primarily regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“DBF”), and undergoes periodic examinations by these regulatory agencies.

In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly PBI’s consolidated financial statements for the periods presented, and all such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

These interim financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission and, therefore, certain information and footnote disclosures normally presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted or abbreviated. These financial statements should be read in conjunction with PBI’s audited financial statements and footnotes contained elsewhere in this proxy statement-prospectus.

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Bank may undertake in the future. Estimates are used in accounting for, among other items, the allowance for loan losses, useful lives for depreciation and amortization, the fair value of financial instruments, and contingencies. Estimates that are particularly susceptible to significant change, and are therefore critical accounting policies, include the determination of the allowance for loan losses and valuation of other real estate. Management does not anticipate any material changes to estimates in the near term. Factors that may cause sensitivity to the aforementioned estimates include, but are not limited to, external market factors such as market interest rates and employment rates, changes to operating policies and procedures, and changes in applicable banking regulations and economic conditions. Actual results may ultimately differ from estimates, although management does not generally believe such differences would materially affect the financial statements in any individual reporting period presented.

Note 2 – Reclassifications

Certain prior period amounts have been reclassified to conform to the presentation used in 2015. These reclassifications had no material effect on the operations, financial condition or cash flows of the Bank.

Note 3 – Net Earnings per Common Share

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share are computed by dividing net income by the sum of dilutive common shares issuable and the weighted-average number of shares of common stock outstanding during the period.

The reconciliation of the components of basic and diluted earnings per share is as follows:

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net earnings available to common shareholders	$975	1,966	$1,850	3,338
Weighted average common shares outstanding	1,933,527	1,919,268	1,929,777	1,919,268
Dilutive effect of stock options	212,200	173,123	212,200	173,123
Diluted common shares	2,145,727	2,092,391	2,141,977	2,092,391
Basic earnings per common share	$0.50	1.02	$0.96	1.74
Diluted earnings per common share	$0.45	0.94	$0.86	1.60

Note 4 – Investment Securities

Investment securities available-for-sale at June 30, 2016 and December 31, 2015 were as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
June 30, 2016	Cost	Gains	Losses	Value
US government sponsored enterprises	$8,997	14	-	9,011
Mortgage-backed securities	6,480	23	-	6,503
	$15,478	37	-	15,514

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2015	Cost	Gains	Losses	Value
US government sponsored enterprises	$9,983	-	(119)	9,864
Mortgage-backed securities	6,978	-	(126)	6,852
	$16,961	-	(245)	16,716

Management evaluates securities for other-than-temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

There were no investment securities with unrealized losses as of June 30, 2016. Details concerning investment securities with unrealized losses as of December 31, 2015 are as follows:

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
US government sponsored enterprises	7,909	78	1,955	41	9,864	119
Mortgage-backed securities	3,971	49	2,881	77	6,852	126
	11,880	127	4,836	118	16,716	245

As of December 31, 2015, the Bank did not consider securities with unrealized losses to be other-than-temporarily impaired. The unrealized losses in each category occurred as a result of changes in interest rates, market spreads and market conditions subsequent to purchase. The Bank has the ability and intent to hold its securities for a period of time sufficient to allow for a recovery in fair value. There were no other-than-temporary impairments charged to earnings during the three- and six- month periods ended June 30, 2016 and 2015.

The amortized cost and estimated fair value of securities available-for-sale at June 30, 2016, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
June 30, 2016	Cost	Value
US government sponsored enterprises:
Within 1 year	$-	-
1 to 5 years	-	-
5 to 10 years	1,000	1,005
Over 10 years	7,997	8,006
Mortgage-backed securities	6,480	6,503
	$15,478	15,514

Note 5 – Loans, Allowance for Loan Losses and Credit Quality

Major classifications of loans at June 30, 2016 and December 31, 2015 are summarized as follows:

	June 30,	December 31,
	2016	2015

Commercial real estate	$131,307	$124,342
Commercial non-real estate	35,806	32,894
Construction	46,858	36,501
Consumer	29,782	29,311
	243,753	223,048
Allowance for loan losses	(3,158)	(2,876)
	$240,595	$220,172

The Bank makes real estate, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans primarily in the metro Atlanta area. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market. Portfolio segments utilized by the Bank are identified below. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to-income, collateral type and loan-to-value ratios for consumer loans.

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method for the periods indicated:

June 30, 2016		Commercial
	Commercial	Non-Real
	Real Estate	Estate	Construction	Consumer	Total

Balance at beginning of the period	$1,458	549	442	427	2,876

Provision for loan losses	217	(60)	227	17	401
Charge offs	(122)	-	-	-	(122)
Recoveries	2	-	-	1	3

Ending Balance	$1,555	489	669	445	3,158

Ending balance individually evaluated for impairment	$146	-	-	22	168
Ending balance collectively evaluated for impairment	1,409	489	669	423	2,990
	$1,555	489	669	445	3,158

Loans:
Individually evaluated for impairment	$5,543	616	-	1,274	7,433
Collectively evaluated for impairment	125,764	35,190	46,858	28,508	236,320
	$131,307	35,806	46,858	29,782	243,753

December 31, 2015		Commercial
	Commercial	Non-Real
	Real Estate	Estate	Construction	Consumer	Total

Balance at beginning of the period	$1,699	320	478	623	3,120

Provision for loan losses	(241)	229	(36)	6	(42)
Charge offs	-	-	-	(226)	(226)
Recoveries	-	-	-	24	24

Ending Balance	$1,458	549	442	427	2,876

Ending balance individually evaluated for impairment	$52	123		37	212
Ending balance collectively evaluated for impairment	1,406	426	442	390	2,664
	$1,458	549	442	427	2,876

Loans:
Individually evaluated for impairment	$8,034	813		1,352	10,199
Collectively evaluated for impairment	116,308	32,081	36,501	27,959	212,849
	$124,342	32,894	36,501	29,311	223,048

The Bank individually evaluates for impairment all loans that are on nonaccrual status. Additionally, all troubled debt restructurings are individually evaluated for impairment. A loan is considered impaired when, based on current events and circumstances, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest payments received on impaired loans are generally applied as a reduction of the outstanding principal balance. During the six months ended June 30, 2016 and the year ended December 31, 2015, the Bank did not modify any material loans that would be considered a troubled debt restructuring.

The following tables present impaired loans by class of loans as of June 30, 2016 and December 31, 2015.

	As of June 30, 2016
	Recorded	Unpaid Principal	Specific	Average Recorded	Interest Income
	Investment	Balance	Allowance	Investment	Recognized
With a specific allowance recorded:	$4,131	$4,120	$146	$4,147	$-
Commercial real estate	-	-	-	794	-
Commercial non-real estate	-	-	-	-	-
Construction	789	788	22	-	-
Consumer	4,920	4,908	168	4,941	-

Without a specific allowance recorded:
Commercial real estate	$1,277	$1,423	$-	$1,434	$74
Commercial non-real estate	446	616	-	633	34
Construction	-	-	-	-	-
Consumer	486	486	-	517	26
	2,209	2,525	-	2,584	134
Total	$7,129	$7,433	$168	$7,525	$134

	As of December 31, 2015
		Unpaid		Average	Interest
	Recorded	Principal	Specific	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With a specific allowance recorded:
Commercial real estate	$4,549	$4,973	$52	$5,032	$239
Commercial non-real estate	123	123	123	137	-
Construction	-	-	-	-	-
Consumer	804	804	37	813	37
	$5,476	$5,900	$212	$5,982	$276

Without a specific allowance recorded:
Commercial real estate	$2,923	$3,062	-	$2,991	$139
Commercial non-real estate	386	691	-	767	10
Construction	-	-	-	-	-
Consumer	549	548	-	550	28
	$3,858	$4,301	$-	$4,308	$177
Total	$9,334	$10,201	$212	$10,290	$453

The following tables present the aging of the recorded investment in past due loans and non-accrual loan balances as of June 30, 2016 and December 31, 2015 by class of loans. All loans greater than 90 days past due are non-accrual loans. The Bank had no loan modifications considered trouble debt restructurings during the six months ended June 30, 2016 or the year ended December 31, 2015.

	As of June 30, 2016
		Greater
	30-89 Days	Than	Total	Current	Total	Non
	Past Due	90 Days	Past Due	Loans	Loans	Accrual
Commercial real estate	$-	$-	$-	$131,307	$131,307	-
Commercial non-real estate	-	259	259	35,547	35,806	562
Construction	-	-	-	46,858	46,858	-
Consumer	-	-	-	29,782	29,782	-
Total	$-	$259	$259	$243,494	$243,753	$562

	As of December 31, 2015
		Greater
	30-89 Days	Than	Total	Current	Total	Non
	Past Due	90 Days	Past Due	Loans	Loans	Accrual
Commercial real estate	$-	$-	$-	$124,342	$124,342	$321
Commercial non-real estate	74	-	203	32,617	32,894	349
Construction	-	-	-	36,501	36,501	-
Consumer	-	-	-	29,312	29,312	-
Total	$74	$-	$203	$222,772	$223,049	$670

The Bank categorizes loans into various risk classifications based on review of current information about the borrowers’ ability to continue to service the debt. This review includes historical and current payment performance, financial information, economic trends, credit ratings, and other data that may become available during the credit review process. The analysis is performed regularly. Definitions of the risk rating classifications used by the Bank are as follows:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention and, if left uncorrected, could result in the weakening of the borrowers’ ability to repay the Bank in the future.

Substandard. Loans in this classification are not adequately covered by the net worth and/or current repayment capacity of the borrower or by the collateral if the loan is secured. Such loans are noted to have a defined weakness that could jeopardize the ultimate liquidation of the debt and are believed to possess a reasonable likelihood of causing loss to the Bank if the weaknesses are not remedied.

Doubtful. Loans classified as doubtful have all of the weaknesses inherent in those loans classified as substandard, in addition to added characteristics that such weaknesses make the collection of the debt in full, on the basis of currently existing facts and conditions, highly unlikely.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be Pass rated loans. As of June 30, 2016 and December 31, 2015, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

	As of June 30, 2016
		Special
	Pass	Mention	Substandard	Doubtful
Commercial real estate	$128,289	$-	$3,018	$-
Commercial non-real estate	35,137	53	616	-
Construction	46,858	-	-	-
Consumer	28,259	249	1,274	-
	$238,543	$302	$4,908	$-

	As of December 31, 2015
		Special
	Pass	Mention	Substandard	Doubtful
Commercial real estate	$116,323	$5,142	$2,875	$-
Commercial non-real estate	31,908	247	739	-
Construction	36,501	-	-	-
Consumer	27,727	232	1,352	-
	$212,459	$5,621	$4,966	$-

Note 6 – Fair Value Measurements and Disclosures

The Bank utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  Securities available-for-sale are recorded at fair value on a recurring basis.  Additionally, from time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate and repossessed assets. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

The Bank groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  These levels are:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability.  Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded or disclosed at fair value.

Cash and Cash Equivalents

For disclosure purposes, for cash, due from banks, and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.

Securities Available-for-Sale

Securities available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.

Mortgage Loans Held-for-Sale

Mortgage loans held-for-sale are recorded at fair value on a recurring basis. Fair value measurement for committed residential mortgage loans held-for-sale is determined by outstanding commitments from investors, and the fair value of uncommitted loans is based on current delivery prices in the secondary mortgage market.

Loans

The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired, and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At June 30, 2016 and December 31, 2015, impaired loans were evaluated based on the fair value of the collateral. Impaired loans for which an allowance is established based on the fair value of collateral, or loans that are charged down according to the fair value of collateral, require classification in the fair value hierarchy. Since the fair value is based generally on appraised values, the Bank records impaired loans as nonrecurring Level 3.

For disclosure purposes, the fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Bank-Owned Life Insurance

For disclosure purposes, the fair value of the cash surrender value of life insurance policies is equivalent to the carrying value.

Deposits

For disclosure purposes, the fair value of demand deposits, NOW and money market accounts, and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed rate maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Securities Sold Under Agreements to Repurchase

For disclosure purposes, the carrying amount of securities sold under agreements to repurchase is a reasonable estimate of fair value.

Federal Home Loan Bank Advances

For disclosure purposes, the fair value of the FHLB fixed rate borrowings are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

Commitments to Extend Credit and Standby Letters of Credit

Because commitments to extend credit and standby letters of credit are generally short-term and made using variable rates, the carrying value and estimated fair value associated with these instruments are immaterial.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis as of June 30, 2016 and December 31, 2015.

	Total carrying value in the financial condition	Quoted market prices in an active market (Level 1)	Internal models with significant observable market parameters (Level 2)	Internal models with significant unobservable market parameters (Level 3)
June 30, 2016
Available-for-sale securities	$15,514	$-	$15,514	$-
Mortgage loans held-for-sale	$23,447	$-	$23,447	$-

December 31, 2015
Available-for-sale securities	$16,716	$-	$16,716	$-
Mortgage loans held-for-sale	$27,599	$-	$27,599	$-

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Bank may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis in accordance with U.S. GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of June 30, 2016 and December 31, 2015.

			Internal	Internal
			models with	models with
	Total carrying	Quoted market	significant	significant
	value in the	prices in an	observable market	unobservable
	financial	active market	parameters	market parameters
	condition	(Level 1)	(Level 2)	(Level 3)
June 30, 2016
Impaired Loans, net of specific reserves	$6,961	$-	$-	$6,961

December 31, 2015
Impaired Loans, net of specific reserves	$5,705	$-	$-	$5,705

The carrying amounts and estimated fair values of the Bank’s financial instruments at June 30, 2016 and December 31, 2015 were as follows:

June 30, 2016	Carrying	Estimated Fair Value
	Amount	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$5,417	$5,417	$-	$-
Investment securities available-for-sale	15,514	-	15,514	-
Other investments	571	-	571	-
Mortgage loans held-for-sale	23,447	-	23,447	-
Loans	240,595	-	-	241,031
Bank-owned life insurance	3,249	-	3,249	-
Liabilities:
Deposits	252,714	-	-	250,365
Securities sold under agreements to repurchase	3,494	-	3,494	-
Federal Home Loan Bank advances	7,500	-	8,122	-

December 31, 2015	Carrying	Estimated Fair Value
	Amount	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$9,069	$9,069	$-	$-
Investment securities available-for-sale	16,716	-	16,716	-
Other investments	1,709	-	1,709	-
Mortgage loans held-for-sale	27,599	-	27,599	-
Loans	220,172	-	-	220,571
Bank-owned life insurance	3,204	-	3,204	-
Liabilities:
Deposits	214,188	-	-	212,197
Securities sold under agreements to repurchase	3,976	-	3,976	-
Federal Home Loan Bank advances	35,000	-	35,812	-

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Note 7 – Recently Issued Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-1, Financial Instruments Overall (Topic 825): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in ASU 2016-1: (a) require equity investments (except for those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value, with changes in fair value recognized in net income; (b) simplify the impairment assessment of equity securities without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminate the requirement for public business entities to disclose the method and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (d) require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (e) require an entity to present separately, in other comprehensive income, the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (f) require separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the notes to the financial statements; and (g) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company will evaluate the provisions of this ASU to determine the potential impact that the new standard will have on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this update supersedes the requirements in ASC Topic 840, Leases. The update will require business entities to recognize lease assets and liabilities on the balance sheet and to disclose key information about leasing arrangements. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2018, and is to be applied on a modified retrospective basis. The Company is currently assessing the impact that this guidance will have on its consolidated financial statements. Adoption of this guidance will increase the assets and liabilities of the Company.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. This standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. The Company is currently evaluating the impact that the standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  This update will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration.  This ASU is effective for SEC filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 (i.e., January 1, 2020, for calendar year entities). Early application will be permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact that the standard will have on its consolidated financial statements.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Private Bancshares, Inc.

Atlanta, Georgia

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Private Bancshares, Inc. and subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Private Bancshares, Inc. and its subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

March 1, 2016

Private Bancshares, Inc. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2015 and 2014

	2015	2014
Assets
Cash and due from banks	$9,069,279	14,775,917
Securities available-for-sale	16,716,497	22,530,070
Other investments	1,708,700	1,420,600
Mortgage loans held-for-sale	27,598,678	9,803,280
Loans, net	220,172,109	190,541,052
Premises and equipment, net	775,205	942,215
Other real estate	-	1,657,901
Cash surrender value of life insurance	3,204,414	3,118,256
Accrued interest receivable and other assets	1,230,847	954,451
Total assets	$280,475,729	245,743,742
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$92,836,601	70,615,710
Interest-bearing	121,351,243	114,431,180
Total deposits	214,187,844	185,046,890
Securities sold under agreements to repurchase	3,975,670	8,591,371
Federal Home Loan Bank advances	35,000,000	27,500,000
Notes payable	-	2,561,892
Accrued interest payable and other liabilities	1,475,811	1,026,401
Total liabilities	254,639,325	224,726,554
Commitments
Stockholders’ equity:
Common stock, $1 par value; 20,000,000 shares authorized; 1,926,027 and 1,919,268 shares issued and outstanding, respectively	1,926,027	1,919,268
Additional paid-in capital	19,228,993	19,147,581
Retained earnings	4,926,712	219,900
Accumulated other comprehensive loss	(245,328)	(269,561)
Total stockholders’ equity	25,836,404	21,017,188
Total liabilities and stockholders’ equity	$280,475,729	245,743,742

See accompanying notes to consolidated financial statements.

Private Bancshares, Inc. AND SUBSIDIARY

Consolidated Statements of Earnings

For the Years Ended December 31, 2015 and 2014

	2015	2014
Interest and dividend income:
Loans, including fees	$12,214,673	10,486,572
Investment securities	416,270	577,442
Other	64,249	56,920
Total interest income	12,695,192	11,120,934
Interest expense:
Deposits	466,125	527,755
Borrowings	312,846	451,590
Total interest expense	778,971	979,345
Net interest income	11,916,221	10,141,589
Reduction of (provision for) loan losses	42,027	(6,181)
Net interest income after reduction of (provision for) loan losses	11,958,248	10,135,408
Noninterest income:
Service charges on deposit accounts	301,822	264,404
Gain (loss) on sale of securities available-for-sale	10,117	(2,644)
Gain on sale of SBA loans	300,679	170,561
Mortgage fee income	6,484,677	2,657,551
Other fee income	287,009	275,370
Total noninterest income	7,384,304	3,365,242
Noninterest expense:
Salaries and employee benefits	8,398,546	6,024,644
Occupancy	1,014,707	912,659
Data processing	501,548	308,876
Professional fees	436,655	575,811
Loss on sale and writedown of other real estate	30,560	610,850
Other operating	3,677,943	3,383,782
Total noninterest expense	14,059,959	11,816,622
Net earnings	$5,282,593	1,684,028

See accompanying notes to consolidated financial statements.

Private Bancshares, Inc. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2015 and 2014

	2015	2014
Net earnings	$5,282,593	1,684,028
Other comprehensive income:
Unrealized gains on investment securities available-for-sale:
Holding gains arising during the period	34,350	1,652,937
Reclassification adjustment for (gains) losses included in net earnings	(10,117)	2,644
Total other comprehensive income	24,233	1,655,581
Comprehensive income	$5,306,826	3,339,609

See accompanying notes to consolidated financial statements.

Private Bancshares, Inc. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2015 and 2014

			(Accumulated	Accumulated
		Additional	Deficit)	Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders’
	Stock	Capital	Earnings	Income (Loss)	Equity

Balance, December 31, 2013	$1,919,268	19,076,577	(869,157)	(1,925,142)	18,201,546

Stock-based compensation expense	-	71,004	-	-	71,004

Net earnings	-	-	1,684,028	-	1,684,028

Cash dividends paid	-	-	(594,971)	-	(594,971)

Change in unrealized gain/loss on securities available-for-sale	-	-	-	1,655,581	1,655,581

Balance, December 31, 2014	1,919,268	19,147,581	219,900	(269,561)	21,017,188

Stock-based compensation expense	6,759	81,412	-	-	88,171

Net earnings	-	-	5,282,593	-	5,282,593

Cash dividends paid	-	-	(575,781)	-	(575,781)

Change in unrealized gain/loss on securities available-for-sale	-	-	-	24,233	24,233

Balance, December 31, 2015	$1,926,027	19,228,993	4,926,712	(245,328)	25,836,404

See accompanying notes to consolidated financial statements.

Private Bancshares, Inc. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities:
Net earnings	$5,282,593	1,684,028
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation, amortization and accretion	373,407	425,245
(Reduction in) provision for loan losses	(42,027)	6,181
Loss on sales of securities available-for-sale	(10,117)	2,644
Stock-based compensation expense	88,171	71,004
Loss on sale and writedown of other real estate	30,560	610,850
Increase in cash surrender value of life insurance	(86,158)	(84,139)
Change in:
Mortgage loans held-for-sale	(17,795,398)	(9,803,280)
Accrued interest receivable and other assets	(276,396)	6,421
Accrued interest payable and other liabilities	449,410	355,495
Net cash used in operating activities	(11,985,955)	(6,865,869)
Cash flows from investing activities:
Proceeds from sales of securities available-for-sale	4,080,827	5,019,383
Proceeds from paydowns, calls and maturities of securities available-for-sale	9,717,405	5,212,851
Purchases of securities available-for-sale	(7,996,292)	(7,429,481)
Purchases of other investments	(288,100)	(810,000)
Proceeds from sale of other investments	-	89,600
Increase in loans, net	(29,589,030)	(26,130,243)
Purchases of premises and equipment	(160,414)	(347,007)
Proceeds from sale of other real estate and repossessed assets	1,627,341	2,472,484
Net cash used in investing activities	(22,608,263)	(21,922,413)
Cash flows from financing activities:
Change in deposits	29,140,954	22,219,800
Change in securities sold under agreements to repurchase	(4,615,701)	2,388,915
Change in other borrowings	-	(1,000,000)
Proceeds from Federal Home Loan Bank advances	7,500,000	20,000,000
Repayment of Federal Home Loan Bank advances	-	(2,000,000)
Repayment of notes payable	(2,561,892)	(2,438,108)
Cash dividends paid	(575,781)	(594,971)
Net cash provided by financing activities	28,887,580	38,575,636
Net change in cash and cash equivalents	(5,706,638)	9,787,354
Cash and cash equivalents at beginning of the year	14,775,917	4,988,563
Cash and cash equivalents at end of the year	$9,069,279	14,775,917
Supplemental schedule of non-cash investing and financing activities:
Change in unrealized gain / loss on securities available-for-sale	$24,233	1,655,581
Transfer of loans to other real estate	$-	1,830,722
Cash paid during the year for interest	$786,221	789,678

See accompanying notes to consolidated financial statements.

(1)	Summary of Significant Accounting Policies

The accounting and reporting policies of Private Bancshares, Inc. and subsidiary (the “Company”) conform to accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. The following is a description of the more significant of those policies that the Company follows in preparing and presenting its consolidated financial statements.

Reporting Entity and Nature of Operations

The Company is a one-bank holding company headquartered in Atlanta, Georgia. Its subsidiary, Private Bank of Buckhead (the “Bank”), is a state bank chartered under the laws of Georgia that commenced operations on December 11, 2006. The Bank is regulated by the Georgia Department of Banking and Finance and is insured and subject to regulation by the Federal Deposit Insurance Corporation. The Bank’s main office is located in Atlanta, Georgia and also operates a branch in Decatur, Georgia. The main emphasis of the Bank is on commercial banking and it offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. The Bank’s primary source of revenue is providing loans to customers within its geographical area. During 2014, the Bank created a mortgage division, PrivatePlus Mortgage. PrivatePlus Mortgage offers a full range of mortgage products and does business nationally. PrivatePlus Mortgage's primary source of revenue is the sale of mortgage loans in the secondary market on a servicing released basis.

Principles of Consolidation and Statements Presentation

The consolidated financial statements include the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and valuation of other real estate.

Cash Equivalents

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents include all highly liquid investments whose original maturities are less than 90 days. Reserve requirements held in cash on hand or on deposit with the Federal Reserve by the Bank were $4,562,000 and $3,441,000 at December 31, 2015 and 2014, respectively.

Investment Securities

The Company classifies its securities in one of three categories: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2015 and 2014, all securities are classified as available-for-sale.

Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

(1)	Summary of Significant Accounting Policies, continued

Investment Securities, continued

Management evaluates investment securities for other-than-temporary impairment on an annual basis. A decline in the market value of any available-for-sale investment security below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established. The decline in value attributed to non-credit related factors is recognized in other comprehensive income.

Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

Other investments include equity securities with limited transferability and no readily determinable value. These investments are carried at cost.

Mortgage Loans Held-for-sale

At December 31, 2015, mortgage loans held-for-sale are accounted for under the fair value option. The fair value of committed residential mortgage loans held-for-sale is determined by outstanding commitments from investors and the fair value of uncommitted loans is based on current delivery prices in the secondary mortgage market. Origination fees and costs are recognized in earnings at the time of origination for residential mortgage loans held-for-sale. At December 31, 2015, the fair value adjustment related to mortgage loans held-for-sale was approximately $905,000, reflecting an equivalent increase in mortgage fee income during 2015.

At December 31, 2014, mortgage loans held-for-sale are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net earnings of the period in which the change occurs. At December 31, 2014, there was no valuation allowance associated with mortgage loans held-for-sale.

Loans, Loan Fees and Interest Income on Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest on loans is credited to income on a daily basis based upon the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and amortized over the life of the related loan.

The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Principal and/or interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame.

(1)	Summary of Significant Accounting Policies, continued

Allowance for Loan Losses

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. Management’s periodic evaluation of the adequacy of the allowance is comprised of an evaluation of specific risks identified by management, a general allocation of the remaining balance of loans outstanding and the comparison of these amounts to management’s desired reserve. Specific risks are identified through consideration of adverse situations which may affect a borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral and other relevant factors. Management’s allocation on the remainder of loans outstanding is based on peer bank loan loss experience, known and inherent risks in the portfolio, composition of the loan portfolio, current economic conditions and other relevant factors.

The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan’s initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable for foreclosure it has been charged down to the fair value of the collateral, less estimated cost to sell.

Management uses an outsourced independent loan review specialist on a regular basis to corroborate and challenge the internal loan grading system and methods used to determine the adequacy of the allowance for loan losses.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such regulators may require changes to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related asset. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of useful lives for furniture and equipment is 3-10 years. Leasehold improvements are amortized over the shorter of the asset’s useful life or the lease term.

Other Real Estate

Other real estate represents properties acquired through or in lieu of loan foreclosure and is initially recorded at fair value less estimated costs to sell. Accounting standards define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than a forced or liquidation sale; correspondingly, fair values at foreclosure are based on independent appraisals. Any write-down to fair value at the time of transfer to other real estate is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate and subsequent adjustments to the value are expensed.

Securities Sold Under Agreements to Repurchase

The Bank sells securities under agreements to repurchase. These repurchase agreements are treated as borrowings. The obligations to repurchase securities sold are reflected as a liability and the securities underlying the agreements are reflected as assets in the consolidated balance sheets.

(1)	Summary of Significant Accounting Policies, continued

Income Taxes

The Company, with the consent of its stockholders, elected under the Internal Revenue Code to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company’s taxable income. The stockholders generally receive distributions from the Company to assist in satisfying their income tax obligations.

Stock Compensation Plan

The Company accounts for its stock compensation plans on a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period which is usually the vesting period.

Reclassifications

Certain 2014 amounts have been reclassified to conform to the presentation used in 2015. These reclassifications had no effect on the operations, financial condition or cash flows of the Company.

Subsequent Events

Management has evaluated subsequent events for potential recognition or disclosure in the financial statements through March 1, 2016, the date on which the financial statements were available to be issued.

(2)	Securities Available-for-Sale

Investment securities available-for-sale at December 31, 2015 and 2014 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2015
U.S. government sponsored enterprises	$9,983,711	-	119,084	9,864,627
Mortgage-backed securities	6,978,114	-	126,244	6,851,870
Total	$16,961,825	-	245,328	16,716,497

December 31, 2014
U.S. government sponsored enterprises	$12,731,820	1,111	234,322	12,498,609
Mortgage-backed securities	10,067,811	27,673	64,023	10,031,461
Total	$22,799,631	28,784	298,345	22,530,070

The following table outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2015 and 2014.

	2015		2014
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
U.S. Government sponsored enterprises	$7,909,659	78,185	-	-
Mortgage backed securities	3,971,235	49,324	957,753	543
Less than 12 months	11,880,894	127,509	957,753	543

Unrealized loss for greater than 12 months:
U.S. Government sponsored enterprises	1,954,968	40,899	11,747,498	234,322
Mortgage backed securities	2,880,635	76,920	5,857,309	63,480
Total more than 12 months	4,835,603	117,819	17,604,807	297,802
Total	$16,716,497	245,328	18,562,560	298,345

At December 31, 2015, all unrealized losses in the investment portfolio related to debt securities and all of these securities were in an unrealized loss position.

(2)	Securities Available-for-Sale, continued

Management evaluates whether unrealized losses on investment securities represent impairment that is other than temporary. In making this evaluation, management considers changes in market interest rates relative to those available when the security is acquired, changes in market expectations about the timing of cash flows from securities that can be prepaid and changes in the market’s perception of the issuer’s financial condition and the security’s credit quality. Management then assesses the likelihood of a recovery in fair value and the length of time over which a recovery would occur, which could extend the holding period. Finally, management determines whether there is both the ability and intent to hold the impaired security until an anticipated recovery, in which case the impairment would be considered temporary.

The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are largely government backed. Additionally, management had both the ability and intent to hold impaired securities until maturity.

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2015, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
U.S Government sponsored enterprises:
Within 1 year	$3,000,000	2,970,529
One to five years	-	-
Five to ten years	5,987,844	5,924,162
Over ten years	995,867	969,936
Mortgage-backed securities	6,978,114	6,851,870
	$16,961,825	16,716,497

Proceeds from sales of available-for-sale investment securities in 2015 and 2014 totaled $4,080,827 and $5,019,383, respectively. For 2015, gross gains and losses on sales of investments totaled $15,816 and $5,699, respectively. For 2014, gross gains and losses on sales of investments totaled $12,117 and $14,761, respectively.

Securities with a carrying value of approximately $6,907,000 and $7,822,000 at December 31, 2015 and 2014, respectively, were pledged to secure public deposits as required by law and for other purposes.

(3)	Federal Home Loan Bank Stock

The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta and as such is required to maintain a minimum investment in its stock that varies with the level of FHLB advances outstanding. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment in accordance with GAAP. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB.

(4)	Loans and Allowance for Loan Losses

Major classifications of loans at December 31, 2015 and 2014 are summarized as follows:

	2015	2014
Commercial real estate	$124,341,939	111,481,977
Commercial non-real estate	32,893,943	22,047,962
Construction	36,500,804	32,869,133
Consumer	29,311,652	27,262,469
	223,048,338	193,661,541
Less: Allowance for loan losses	2,876,229	3,120,489
Loans, net	$220,172,109	190,541,052

The Bank grants loans and extensions of credit to individuals and a variety of businesses operating primarily in the metro Atlanta area. Although the Bank has a diversified loan portfolio, a substantial portion of the portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2015 and 2014:

December 31, 2015
Allowance for loan losses:	Commercial Real Estate	Commercial Non-Real Estate	Construction	Consumer	Total
Balance at beginning of the period	$1,699,292	320,287	477,485	623,425	3,120,489
Provision for loan losses	(241,105)	228,922	(35,619)	5,775	(42,027)
Charge-offs	-	-	-	(226,343)	(226,343)
Recoveries	-	-	-	24,110	24,110
Ending balance	$1,458,187	549,209	441,866	426,967	2,876,229
Ending balance individually evaluated for impairment	$52,059	122,712	-	37,302	212,073
Ending balance collectively evaluated for impairment	1,406,128	426,497	441,866	389,665	2,664,156
	$1,458,187	549,209	441,866	426,967	2,876,229
Loans:
Individually evaluated for impairment	$8,034,420	813,219	-	1,352,189	10,199,828
Collectively evaluated for impairment	116,307,519	32,080,724	36,500,804	27,959,463	212,848,510
	$124,341,939	32,893,943	36,500,804	29,311,652	223,048,338
December 31, 2014

Allowance for loan losses:
Balance at beginning of the period	$2,129,060	288,373	351,430	351,172	3,120,035
Provision for loan losses	(439,882)	50,452	126,055	269,556	6,181
Charge-offs	-	(18,538)	-	-	(18,538)
Recoveries	10,114	-	-	2,697	12,811
Ending balance	$1,699,292	320,287	477,485	623,425	3,120,489
Ending balance individually evaluated for impairment	$79,810	-	-	227,387	307,197
Ending balance collectively evaluated for impairment	1,619,482	320,287	477,485	396,038	2,813,292
	$1,699,292	320,287	477,485	623,425	3,120,489

(4)	Loans and Allowance for Loan Losses, continued

Loans:	Commercial Real Estate	Commercial Non-Real Estate	Construction	Consumer	Total
Individually evaluated for impairment	$3,824,919	311,313	-	280,329	4,416,561
Collectively evaluated for impairment	107,657,058	21,736,649	32,869,133	26,982,140	189,244,980
	$111,481,977	22,047,962	32,869,133	27,262,469	193,661,541

The Bank individually evaluates material loans for impairment that are on nonaccrual status or are rated substandard (as described below). Additionally, all troubled debt restructurings are individually evaluated for impairment. The Bank considers all loans that are on nonaccrual and all troubled debt restructurings to be impaired. A loan is considered impaired when, based on current events and circumstances it is probable that all amounts due, according to the contractual terms of the loan, will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest payments received on impaired loans are generally applied as a reduction of the outstanding principal balance.

The following table presents impaired loans by class of loans as of December 31, 2015 and 2014:

December 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with related allowance:
Commercial real estate	$4,548,772	4,972,795	52,059	5,032,444	239,394
Commercial non-real estate	122,712	122,712	122,712	137,109	-
Construction	-	-	-	-	-
Consumer	804,552	803,980	37,302	812,712	36,919
Impaired loans without related allowance:
Commercial real estate	$2,923,280	3,061,625	-	2,991,879	139,315
Commercial non-real estate	385,542	690,507	-	766,847	9,794
Construction	-	-	-	-	-
Consumer	549,206	548,209	-	550,451	27,976
Total:
Commercial real estate	$7,477,052	8,034,420	52,059	8,024,323	378,709
Commercial non-real estate	508,254	813,219	122,712	903,956	9,794
Construction	-	-	-	-	-
Consumer	1,353,758	1,352,189	37,302	1,363,163	64,895
December 31, 2014
Impaired loans with related allowance:
Commercial real estate	$3,441,386	3,526,336	79,810	3,490,162	148,281
Commercial non-real estate	-	-	-	-	-
Construction	-	-	-	-	-
Consumer	242,518	242,518	227,387	251,519	3,480
Impaired loans without related allowance:
Commercial real estate	$383,533	538,795	-	491,797	836
Commercial non-real estate	311,313	339,041	-	331,863	1,410
Construction	-	-	-	-	-
Consumer	37,811	37,811	-	41,906	1,811
Total:
Commercial real estate	$3,824,919	4,065,131	79,810	3,981,959	149,117
Commercial non-real estate	311,313	339,041	-	331,863	1,410
Construction	-	-	-	-	-
Consumer	280,329	280,329	227,387	293,425	5,291

(4)	Loans and Allowance for Loan Losses, continued

The following table presents the aging of the recorded investment in past due loans and non-accrual loan balances as of December 31, 2015 and 2014 by class of loans:

December 31, 2015	30 -59 Days Past Due	60- 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total	Non-accrual
Commercial real estate	$-	-	-	-	124,341,939	124,341,939	321,079
Commercial non-real estate	73,753	-	202,842	276,595	32,617,348	32,893,943	349,396
Construction	-	-	-	-	36,500,804	36,500,804	-
Consumer	-	-	-	-	29,311,652	29,311,652	-
Total	$73,753	-	202,842	276,595	222,771,743	223,048,338	670,475

December 31, 2014
Commercial real estate	$-	-	-	-	111,481,977	111,481,977	1,360,833
Commercial non-real estate	-	151,507	148,163	299,670	21,748,292	22,047,962	311,313
Construction	-	-	-	-	32,869,133	32,869,133	-
Consumer	-	-	-	-	27,262,469	27,262,469	227,281
Total	$-	151,507	148,163	299,670	193,361,871	193,661,541	1,899,427

There were no loans greater than 90 days past due and accruing at December 31, 2015 and $57,234 of commercial non-real estate loans greater than 90 days past due and accruing at December 31, 2014.

During 2015 and 2014, the Bank did not modify any material loans that would be considered troubled debt restructurings. At December 31, 2015 and 2014, the outstanding recorded investment of all troubled debt restructurings was $7,042,238 and $3,723,668, respectively, with an allocated specific allowance of $84,705 and $78,792, respectively. The Bank had no commitments to lend additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of December 31, 2015 or 2014.

The Bank categorized loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Bank uses the following definitions for its risk ratings:

Special Mention. Weakness exists that could cause future impairment, including the deterioration of financial ratios, past due status and questionable management capabilities. Collateral values generally afford adequate coverage, but may not be immediately marketable.

Substandard. Specific and well-defined weaknesses exist that may include poor liquidity and deterioration of financial ratios. The loan may be past due and related deposit accounts experiencing overdrafts. Immediate corrective action is necessary.

Doubtful. Specific weaknesses characterized as Substandard that are severe enough to make collection in full unlikely. There is no reliable secondary source of full repayment.

Loss. Loans categorized as Loss have the same characteristics as Doubtful; however, probability of loss is certain. Loans classified as such are generally charged-off.

(4)	Loans and Allowance for Loan Losses, continued

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of December 31, 2015 and 2014, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

December 31, 2015	Pass	Special Mention	Substandard	Doubtful/ Loss	Total
Commercial real estate	$116,323,188	5,143,711	2,875,039	-	124,341,938
Commercial non-real estate	31,907,893	246,584	739,466	-	32,893,943
Construction	36,500,805	-	-	-	36,500,805
Consumer	27,727,222	232,242	1,352,189	-	29,311,653
	$212,459,108	5,622,537	4,966,694	-	223,048,339
December 31, 2014
Commercial real estate	$105,528,944	2,674,327	3,278,706	-	111,481,977
Commercial non-real estate	21,313,884	416,940	317,138	-	22,047,962
Construction	30,286,007	-	2,583,126	-	32,869,133
Consumer	24,975,458	715,613	1,571,398	-	27,262,469
	$182,104,293	3,806,880	7,750,368	-	193,661,541

(5)	Premises and Equipment

Premises and equipment at December 31, 2015 and 2014, are summarized as follows:

	2015	2014
Leasehold improvements	$777,705	777,705
Furniture and equipment	1,807,313	1,646,899
	2,585,018	2,424,604
Less: accumulated depreciation and amortization	1,809,813	1,482,389
	$775,205	942,215

Depreciation expense was approximately $327,000 and $292,000 for the years ended December 31, 2015 and 2014, respectively.

(6)	Deposits

Deposit account balances at December 31, 2015 and 2014 are summarized as follows:

	2015	2014
Non-interest bearing demand deposits	$92,836,601	70,615,710
Savings (including money market and interest-bearing demand deposits)	98,482,364	93,178,544
Time, $250,000 and over	12,254,486	10,707,199
Other time	10,614,393	10,545,437
Total deposits	$214,187,844	185,046,890

At December 31, 2015, the contractual maturities of time deposits are summarized as follows:

2016	$15,015,280
2017	5,998,537
2018	897,804
2019	551,180
2020	301,527
Thereafter	104,551
$22,868,879

(6)	Deposits, continued

There was one deposit relationship representing greater than 5% of total deposits as of December 31, 2015 totaling approximately $24,924,000. There were two deposit relationships representing greater than 5% of total deposits as of December 31, 2014 totaling approximately $30,980,000.

(7)	Federal Funds Purchased

At December 31, 2015, the Bank had facilities in place to purchase $10,400,000 in federal funds under established credit arrangements.

(8)	Other Borrowings

At December 31, 2015 and 2014, the Bank had advances outstanding from the FHLB amounting to $35,000,000 and $27,500,000, respectively. The advances are collateralized by the Bank’s stock in the FHLB and a blanket lien on certain of the Bank’s 1-4 family first mortgage loans, multi-family first mortgage loans, commercial real estate loans and second mortgage loans which totaled approximately $73,884,000 at December 31, 2015. The advances for 2015 and 2014 are as follows:

December 31, 2015 Advance Date	Maturity Date	Fixed Rate	Principal Balance
December 20, 2007	December 20, 2017	3.42%	$3,500,000
July 2, 2008	July 2, 2018	2.60%	2,000,000
September 2, 2008	September 4, 2018	2.98%	2,000,000
Daily rate credit	NA	0.49%	27,500,000
			$35,000,000
December 31, 2014
December 20, 2007	December 20, 2017	3.42%	$3,500,000
July 2, 2008	July 2, 2018	2.60%	2,000,000
September 2, 2008	September 4, 2018	2.98%	2,000,000
Daily rate credit	NA	0.36%	20,000,000
			$27,500,000

At December 31, 2015, the Bank was able to borrow up to approximately $13,057,000 from the Federal Reserve Discount Window Primary Credit Program. The borrowing limit is based on the amount of collateral pledged, with certain loans totaling approximately $16,815,000 serving as collateral. Borrowings bear interest at 25 basis points over the current federal funds rate and have a maturity of one day. There were no advances outstanding at December 31, 2015.

(9)	Notes Payable

The Company has a $2,500,000 credit facility from an unaffiliated commercial bank as of December 31, 2015. There were no amounts outstanding on this credit facility as of December 31, 2015. The credit facility bears interest at .50% over the Prime Rate and matures December 29, 2016. This note is secured by all outstanding shares of the Bank’s common stock. There was $2,561,892 total outstanding on this credit facility as well as another note at December 31, 2014.

(10)	Related Party Transactions

The Bank conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Bank that loan transactions with directors and executive officers are made on substantially the same terms as those prevailing at the time for comparable loans to other persons. Loan transactions will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction. The following is a summary of activity for related party loans for 2015:

Beginning balance	$2,677,852
Loans advanced	1,490,000
Repayments	792,206
Ending balance	$3,375,646

The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $5,184,000 and $4,486,000 at December 31, 2015 and 2014, respectively.

(11)	Commitments

Lease Commitments

The Bank has leased space under noncancellable agreements that require the payment of monthly rentals, required maintenance, and insurance. The leases are accounted for as operating leases.

The projected minimum rental commitments due under all operating leases are summarized as follows:

Years Ending December 31,
2016	$610,150
2017	504,079
2018	440,972
2019	452,532
2020	464,440
Thereafter	1,945,598
$4,417,771

The total rental expense for the years ended December 31, 2015 and 2014 was approximately $550,000 and $510,000, respectively.

Financial Instrument Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk:

	December 31,
	2015	2014
Commitments to extend credit	$73,155,000	48,512,000
Standby letters of credit	2,142,000	1,056,000

(11)	Commitments, continued

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Bank upon extension of credit is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses within the Bank’s trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for these commitments at December 31, 2015 and 2014 varies.

(12)	Stockholders’ Equity

Stock Warrants

During 2006, the Company issued warrants that allow the original organizers of the Company to purchase up to 570,000 shares of common stock at $10 per share. All of these warrants are vested and may be exercised any time prior to December 11, 2016.

Stock Incentive Plan

The Company adopted a Stock Incentive Plan in 2006, covering up to 225,000 shares of the Company’s common stock. The Plan is administered by a committee of the Board of Directors and provides for the granting of shares of common stock, options to purchase shares of common stock and other stock-based incentives to officers, directors and key employees of the Company and Bank. The exercise price of each option granted under the Plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options are exercisable in whole or in part upon such terms as may be determined by the committee, and are exercisable no later than ten years after the date of grant.

A summary status of the Company’s stock option plan as of December 31, 2015 and 2014, and changes during the years, are presented below:

	December 31,
	2015		2014
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	180,200	$10.00	201,700	$10.00
Granted during the year	-	-	-	-
Forfeited during the year	-	$-	(21,500)	$10.09
Outstanding, end of year	180,200	$10.00	180,200	$10.00
Options exercisable at year end	180,200	$10.00	180,200	$10.00

At December 31, 2015, options have a weighted average remaining contractual life of approximately two years.

For the years ended December 31, 2015 and 2014, $6,538 and $13,743, respectively, in compensation expense was recorded related to the Stock Incentive Plan. There is no unrecognized compensation cost associated with unvested stock options as of December 31, 2015.

(12)	Stockholders’ Equity, continued

In September 2012, the Company instituted a Restricted Stock Unit Plan (“RSP”) for certain key employees covering up to 100,000 shares of the Company’s common stock. The Company granted 15,757 stock units in 2015 and 766 stock units in 2014. The RSP permits the grantee to receive stock units convertible to stock over a determined four year vesting period. The Company recorded compensation expense related to RSP of $81,603 and $57,261, for the years ended December 31, 2015 and 2014, respectively. Unrecognized compensation cost associated with unvested stock units was approximately $64,000 as of December 31, 2015. During 2015, the Company issued 6,759 shares of its common stock to employees for vested stock units related to the RSP.

(13)	Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In July 2013, the Federal bank regulatory agencies issued a final rule that revises their risk-based capital requirements and the method for calculating components of capital and of computing risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies. The rule establishes a new common equity Tier 1 minimum capital requirement, increases the minimum capital ratios and assigns a higher risk weight to certain assets based on the risk associated with these assets. The final rule includes transition periods that generally implement the new regulations over a five year period. These changes were phased in beginning in January 2015. Management continues to evaluate this final rule and its potential impact on the Bank and the Company. Preliminary assessments indicate that the Bank and the Company will continue to exceed all regulatory capital requirements under the phased in requirements of the new rule.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total common equity Tier 1, total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2015 and 2014, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2015 and 2014, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum common equity Tier 1 risk-based, total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution’s category.

(13)	Regulatory Matters, continued

The Bank’s actual capital amounts and ratios as of December 31, 2015 and 2014 are also presented below.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2015:
Common Equity Tier 1 (to risk-weighted assets)	$24,963	10.46%	$10,741	4.50%	$15,514	6.50%
Total Capital to Risk-Weighted Assets	$27,839	11.66%	$19,095	8.00%	$23,868	10.00%
Tier I Capital to Risk-Weighted Assets	$24,963	10.46%	$14,321	6.00%	$19,095	8.00%
Tier I Capital to Average Assets	$24,963	9.13%	$10,937	4.00%	$13,672	5.00%
December 31, 2014:
Total Capital to Risk-Weighted Assets	$25,464	12.55%	$16,228	8.00%	$20,286	10.00%
Tier I Capital to Risk-Weighted Assets	$22,921	11.30%	$8,114	4.00%	$12,171	6.00%
Tier I Capital to Average Assets	$22,921	9.52%	$9,632	4.00%	$12,040	5.00%

(14)	Limitations on Dividends

The sources of funds available to pay shareholder dividends are from the Bank’s earnings and Company equity. Bank regulatory authorities may impose restrictions on the amount of dividends that may be declared by the Bank without prior approval of the regulatory authorities. Further restrictions could result from a review by regulatory authorities of the Bank’s capital adequacy. At December 31, 2015, the maximum amount of dividends that could be paid by the Bank without regulatory approval was approximately $3,717,000.

(15)	Fair Value Measurements and Disclosures

The Company utilizes fair value measurements to record fair value adjustments to certain assets.  Investment securities available-for-sale and mortgage loans held-for-sale are recorded at fair value on a recurring basis.

Fair Value Hierarchy

The Company groups assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.  These levels are:

Level 1 –	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 –

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 –

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

(15)	Fair Value Measurements and Disclosures, continued

Following is a description of valuation methodologies used for assets which are recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.  Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds.  Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and state, county and municipal bonds.  Securities classified as Level 3 include asset-backed securities in less liquid markets.

Mortgage Loans Held-for-Sale

Mortgage loans held-for-sale are recorded at fair value on a recurring basis. Fair value measurement for committed residential mortgage loans held-for-sale is determined by outstanding commitments from investors and the fair value of uncommitted loans is based on current delivery prices in the secondary mortgage market.

Loans

The Company does not record loans at fair value on a recurring basis.  However, from time to time, a loan is considered impaired and a specific allocation is established within the allowance for loan losses.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Once a loan is identified as individually impaired, management measures impairment using one of three methods, including collateral value, market value of similar debt, and discounted cash flows.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  Impaired loans in which an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price, the Company records the impaired loan as nonrecurring Level 2.  When an appraised value is utilized or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate

Other real estate properties are adjusted to fair value less estimated selling costs upon transfer of the loans to other real estate.  Subsequently, other real estate assets are carried at the lower of carrying value or fair value.  Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.  When the fair value is based on an observable market price, the Company records the other real estate as nonrecurring Level 2. When the fair value is based on an appraised value, or when an appraised value is not available, the Company records the other real estate asset as nonrecurring Level 3.

(15)	Fair Value Measurements and Disclosures, continued

Assets Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis as of December 31, 2015 and 2014.

	Level 1	Level 2	Level 3	Total
December 31, 2015
Mortgage loans held-for-sale	$-	27,598,678	-	27,598,678
U.S. Government sponsored enterprises	-	9,864,627	-	9,864,627
Mortgage-backed securities	-	6,851,870	-	6,851,870
	$-	44,315,175	-	44,315,175
December 31, 2014
U.S. Government sponsored enterprises	$-	12,498,609	-	12,498,609
Mortgage-backed securities	-	10,031,461	-	10,031,461
	$-	22,530,070	-	22,530,070

Assets Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.  Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2015 and 2014.

	Level 1	Level 2	Level 3	Total
December 31, 2015
Impaired loans	$-	-	5,704,718	5,704,718
December 31, 2014
Impaired loans	$-	-	3,968,809	3,968,809
Other real estate	-	-	1,657,901	1,657,901
	$-	-	5,626,710	5,626,710

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

NATIONAL COMMERCE CORPORATION

(a Delaware corporation)

and

PRIVATE BANCSHARES, INC.

(a Georgia corporation)

Dated as of

August 30, 2016

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 30, 2016, by and between National Commerce Corporation (“NCC”), a corporation organized and existing under the Laws of the State of Delaware, with its principal office in Birmingham, Alabama, and Private Bancshares, Inc. (“PBI”), a corporation organized and existing under the Laws of the State of Georgia, with its principal office in Atlanta, Georgia.

Preamble

The respective Boards of Directors of NCC and PBI have determined that the transactions described herein are in the best interests of the Parties and their respective stockholders. This Agreement provides for the acquisition of PBI by NCC pursuant to the merger of PBI with and into NCC (the “Merger”). At the effective time of the Merger, and except as provided herein, the outstanding shares of the capital stock of PBI shall be converted into the right to receive shares of common stock of NCC or, at the election of the stockholders of PBI, into cash (subject to the requirements and limitations set forth herein).

The transactions described in or otherwise contemplated by this Agreement are subject to, among other things: (i) the filing by NCC and the effectiveness of a registration statement with respect to the shares of common stock of NCC to be issued to stockholders of PBI in the Merger; (ii) the approval of the stockholders of PBI; (iii) the approval of, notice to and/or waiver of the Federal Reserve Board, the OCC and the Georgia Department of Banking and Finance; and (iv) the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger and the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC.

Certain capitalized terms used but not otherwise defined in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

Article 1
Transaction and Terms of Merger

1.1     The Merger.      Subject to the terms and conditions of this Agreement, at the Effective Time, PBI shall be merged with and into NCC in accordance with the provisions of Section 252 of the DGCL and Section 14-2-1107 of the OCGA. At the Effective Time, the separate corporate existence of PBI shall cease. NCC shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the DGCL. The Merger will be consummated pursuant to the terms of this Agreement, which has been unanimously approved and adopted by the respective Boards of Directors of NCC and PBI.

1.2     Time and Place of Closing.      The place of the Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the chief executive officers of NCC and PBI, the Closing will take place at 9:00 a.m. Central Time on the last Business Day of the month in which the closing conditions set forth in Article 9 below (other than those conditions that are to be satisfied at the Closing) have been satisfied or waived pursuant to Section 11.4 of this Agreement (the date of such Closing, the “Closing Date”).

1.3     Effective Time. Subject to the terms and conditions of this Agreement and the occurrence of the Closing, the Merger shall become effective: (a) on the date and at the time that the later of the following shall occur: (i) the Certificate of Merger required by the DGCL (the “Certificate of Merger”) shall be accepted for filing by the Secretary of State of Delaware, and (ii) the Articles of Merger required by the OCGA (the “Articles of Merger”) shall be accepted for filing by the Secretary of State of Georgia; or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(a) above as may be specified by the Parties in the Certificate of Merger and Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed) (such time is hereinafter referred to as the “Effective Time”). Unless the chief executive officers of NCC and PBI otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the Closing Date.

1.4     Voting Agreements. Concurrently with the execution and delivery of this Agreement and as a material condition hereto, each member of the PBI Board and certain executive officers of PBI are entering into Shareholder Voting Agreements with NCC whereby, among other things, such Persons have agreed, upon the terms and subject to the conditions set forth therein, to vote all of the shares of PBI Common Stock owned by them in favor of this Agreement and the Merger and to support actions necessary to consummate the Merger and the Bank Merger.

1.5     Merger of Bank Subsidiaries. At the later of the Effective Time or such time as provided in Section 8.13, Private Bank of Buckhead, a Georgia state-chartered bank and wholly owned subsidiary of PBI (“Private Bank”) will be merged (the “Bank Merger”) with and into National Bank of Commerce, a national banking association and wholly owned subsidiary of NCC (“NBC”), with NBC as the surviving association, upon the terms and with the effect set forth in an agreement and plan of merger (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit A.

Article 2
Effect of Merger

2.1     Certificate of Incorporation and Bylaws. The Certificate of Incorporation of NCC in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time, unless and until amended in accordance with applicable Law. The Bylaws of NCC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately after the Effective Time, unless and until amended in accordance with applicable Law.

2.2     Officers and Directors. The directors of the Surviving Corporation immediately following the Effective Time shall consist of the directors of NCC immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. NCC shall take any and all steps required under its Certificate of Incorporation and Bylaws to increase the size of the NCC Board as of the Effective Time and to appoint the PBI Designee, effective as of the Effective Time, to fill such vacancy. Thereafter, NCC agrees to include the PBI Designee in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the Effective Time. Nothing in this Section 2.2 shall require NCC to elect, appoint, nominate or recommend the PBI Designee for election to the NCC Board if he or she shall become the subject of a Disqualification; provided, however, that if the PBI Designee becomes the subject of a Disqualification prior to the Effective Time, NCC shall select a substitute PBI Designee. The officers of the Surviving Corporation immediately following the Effective Time shall consist of the officers of NCC immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.3     Effect of Merger. At the Effective Time, the Merger shall have the effect set forth in Sections 259 and 261 of the DGCL and the comparable provisions of the OCGA. Without limiting the generality of the foregoing, all rights, franchises and interests of PBI and NCC in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by PBI and NCC at the Effective Time. All Liabilities and obligations of PBI and NCC shall be deemed to have been assumed by the Surviving Corporation, and the Surviving Corporation shall be bound thereby in the same manner and to the same extent as each of PBI and NCC was so bound at the Effective Time.

Article 3
Conversion of constituents’ CAPITAL STOCK

3.1     Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of NCC, PBI or the holders of any shares of capital stock thereof, the shares of capital stock and rights and options to acquire shares of capital stock of the constituent corporations shall be converted as follows:

(a)     NCC Capital Stock. Each share of capital stock of NCC issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of the capital stock of the Surviving Corporation from and after the Effective Time.

(b)     PBI Common Stock Held by Parties. Each share of PBI Common Stock issued and outstanding immediately before the Effective Time that is owned, directly or indirectly, by any PBI Company or any NCC Company (other than shares of PBI Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of PBI Common Stock held, directly or indirectly, in respect of a debt previously contracted) shall be cancelled and shall cease to exist at the Effective Time without any conversion thereof, and no shares of NCC Common Stock, cash or other consideration shall be delivered in exchange therefor.

(c)     Exchange Ratio for PBI Common Stock. Subject to Section 3.2 below, each share of PBI Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) shares cancelled pursuant to Section 3.1(b) above, (ii) Cash Election Shares described in Section 3.1(d) below, and (iii) shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.3 below) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.85417 shares of NCC Common Stock (the “Exchange Ratio”).

(d)     Cash Election Shares.

(i)     Holders of PBI Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving NCC Common Stock in the Merger, in accordance with the election procedures set forth below. Holders who elect to receive cash in lieu of exchanging their shares of PBI Common Stock for NCC Common Stock as specified below shall receive $20.50, without interest thereon (the “Per Share Cash Consideration”) for each share of PBI Common Stock that is so converted (each, a “Cash Election Share”). Notwithstanding the preceding sentence or anything in this Agreement to the contrary, the aggregate number of Cash Election Shares shall be equal to, as nearly as practicable, but shall not exceed 405,891 (the “Cash Election Share Limitation”), and the aggregate cash consideration to be paid in respect of such Cash Election Shares (excluding, for purposes of clarity, amounts paid or payable to holders of Dissenting Shares) shall be equal to, as nearly as practicable, but shall not exceed $8,320,766 (the “Total Cash Amount”). However, if the aggregate number of Cash Election Shares exceeds the Cash Election Share Limitation, then at NCC’s sole option and election by written notice to PBI, the Cash Election Share Limitation may be increased to a maximum of 541,188 and the Total Cash Amount may be increased to a maximum of $11,094,354. Subject to the foregoing limitation and the proration procedures set forth in Section 3.1(d)(v), at the Effective Time, each Cash Election Share shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Per Share Cash Consideration.

(ii)     The Exchange Agent shall mail an election form in such form as NCC and PBI shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement/Prospectus, to each holder of record of PBI Common Stock. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of PBI Common Stock to elect to receive cash with respect to all or a portion of such holder’s PBI Common Stock, subject to the Cash Election Share Limitation in Section 3.1(d)(i) above and the proration procedures set forth in Section 3.1(d)(v).

(iii)     Any shares of PBI Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form prior to 5:00 p.m. Eastern Time on the day before the PBI Stockholders’ Meeting (or such other time and date as NCC and PBI may mutually agree) (the “Election Deadline”), and any shares of PBI Common Stock with respect to which the holder shall have submitted an Election Form prior to the Election Deadline but with respect to which such holder shall have elected not to receive cash, shall, subject to the proration procedure in subsection (v) below, be converted into NCC Common Stock at the Effective Time as set forth in, and subject to, Section 3.1(c) above (all such shares described in this subsection (iii) being referred to as “Stock Election Shares”).

(iv)     Any Election Form may be revoked or amended by the Person submitting such Election Form at or prior to the Election Deadline. In the event that an Election Form is revoked and a replacement Election Form therefor is not submitted prior to the Election Deadline, the shares of PBI Common Stock represented by such Election Form shall become Stock Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decision of the Exchange Agent regarding such matters shall be binding and conclusive. Neither NCC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(v)     Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the allocation among the holders of PBI Common Stock in accordance with the Election Forms shall be effected by the Exchange Agent as follows:

(A)     Cash Elections More Than the Total Cash Amount. If the aggregate amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payment”) is greater than the Total Cash Amount, then:

(1)     the number of Cash Election Shares designated by each holder of PBI Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (i) the number of such holder’s Cash Election Shares designated in the Election Form and (ii) a fraction, the numerator of which is the Cash Election Share Limitation, and the denominator of which is the aggregate number of Cash Election Shares designated in all Election Forms;

(2)     each Cash Election Share remaining after adjustment pursuant to subsection (1) above shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(d)(i);

(3)     each share of PBI Common Stock that would have been a Cash Election Share but for the adjustment pursuant to subsection (1) above shall automatically be deemed to be a Stock Election Share; and

(4)     each Stock Election Share, including those so designated pursuant to subsection (3) above, shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(c).

(B)     Cash Elections Less Than the Total Cash Amount. If the Potential Cash Payment is less than the Total Cash Amount, then:

(1)     the Exchange Agent shall select first from among the Stock Election Shares that obtained such status because the holders thereof did not submit an effective, properly completed Election Form by the Election Deadline, by a pro rata selection process, and then (if necessary) from among the remaining Stock Election Shares, by a pro rata selection process, a sufficient number of Stock Election Shares to instead receive the Per Share Cash Consideration such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and each share of PBI Common Stock that would have been a Stock Election Share but for the adjustment pursuant to this subsection (1) shall automatically be deemed to be a Cash Election Share. The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes as shall be mutually determined by NCC and PBI before the Effective Time;

(2)     each Cash Election Share, including those so designated pursuant to subsection (1) above, shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(d)(i); and

(3)     each Stock Election Share remaining after the adjustment process pursuant to subsection (1) above shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(c).

(C)     Cash Elections Equal to the Total Cash Amount. If the Potential Cash Payment is equal or nearly equal (as determined by the Exchange Agent) to (but in no event in excess of) the Total Cash Amount, then subsections (A) and (B) above shall not apply and:

(1)     each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(d)(i); and

(2)     each Stock Election Share shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(c).

(e)     PBI Options. At the Effective Time, each outstanding and unexercised option to purchase shares of PBI Common Stock pursuant to the PBI Stock Option Plan (each, an “PBI Option”) will cease to represent an option to purchase PBI Common Stock and will be converted automatically into an option to purchase NCC Common Stock (each, an “NCC Option”), and NCC will assume the PBI Stock Option Plan and each PBI Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to the instruments governing such PBI Option; provided, however, that after the Effective Time:

(i)      the number of shares of NCC Common Stock purchasable upon exercise of each PBI Option will equal the product of (A) the number of shares of PBI Common Stock that were purchasable under the PBI Option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share;

(ii)      the per share exercise price for each PBI Option will equal the quotient obtained by dividing (A) the per share exercise price of the PBI Option in effect immediately before the Effective Time by (B) the Exchange Ratio, rounded to the nearest cent; and

(iii)      where the context so requires, all references to PBI shall be deemed to be references to NCC and its Subsidiaries, and all references to the PBI Board (or the Compensation Committee thereof) shall be deemed to be references to the NCC Board (or the Compensation Committee thereof).

Shares of PBI Common Stock issued to the holder of a PBI Option pursuant to the valid exercise thereof after the Election Deadline but prior to the Effective Time shall, automatically by virtue of this Agreement and without any action on the part of the holder thereof, be deemed Stock Election Shares and converted into the right to receive the form of consideration with respect thereto determined in accordance with Section 3.1(d).

Notwithstanding the foregoing, each PBI Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As soon as practicable after the Effective Time, NCC shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with the SEC, with respect to the shares of NCC Common Stock subject to converted or substitute PBI Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such converted or substitute PBI Options remain outstanding. Subject to the foregoing, the PBI Stock Option Plan shall be frozen as of the Effective Time such that no additional options shall be available or granted thereunder following the Effective Time.

(f)     PBI Warrants. No PBI Warrants, whether or not vested or exercisable, will be assumed by any NCC Company or converted into an option or warrant to purchase NCC Common Stock. Concurrently with the execution of this Agreement, PBI shall cause each holder of a PBI Warrant to enter into an amendment to such holder’s PBI Warrant Agreement that provides for the termination of the PBI Warrant and associated PBI Warrant Agreement immediately prior to the Effective Time in the event that the Effective Time occurs prior to any other event of termination set forth in such PBI Warrant Agreement. With respect to all PBI Warrants that are not PBI Capital Warrants, upon any such termination the PBI Warrants shall no longer be exercisable, shall be forfeited in their entirety, and shall not be assumed by any NCC Company or converted into the right to receive shares of PBI Common Stock, NCC Common Stock, cash or other consideration. With respect to PBI Capital Warrants only, if such PBI Capital Warrant has not been previously exercised or terminated but is terminated immediately prior to, and as a result of the occurrence of, the Effective Time pursuant to the amendment referenced above, then upon such termination such PBI Capital Warrant shall be automatically at the Effective Time be converted into and exchanged for the right to receive 0.4375 shares of NCC Common Stock (the “PBI Capital Warrant Conversion Ratio”) for each share of PBI Common Stock subject to such PBI Capital Warrant. Such shares of NCC Common Stock will be issued as soon as practicable after the Effective Time upon the surrender of such PBI Capital Warrants pursuant to a process to be implemented by NCC and the Exchange Agent, with such process to be substantially similar to the process provided for in Section 4.1 pertaining to the exchange of certificates representing PBI Common Stock for merger consideration. Shares of PBI Common Stock issued to the holder of a PBI Warrant pursuant to the valid exercise thereof after the Election Deadline but prior to the Effective Time shall, automatically by virtue of this Agreement and without any action on the part of the holder thereof, be deemed Stock Election Shares and converted into the right to receive the form of consideration with respect thereto determined in accordance with Section 3.1(d).

(g)     PBI Restricted Stock Units. In accordance with the terms of the PBI Restricted Stock Unit Plan, each PBI Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, become fully vested and shall be certificated by PBI and treated as an outstanding share of PBI Common Stock for purposes of this Agreement, which, for purposes of the election procedures set forth in Section 3.1(d), shall be deemed outstanding and of record at the time such election materials are provided to holders of record of PBI Common Stock and shall, without duplication, receive the form of consideration with respect thereto determined in accordance with Section 3.1(d), less applicable withholding Taxes; provided, however, that, with respect to any PBI Restricted Stock Unit that constitutes “deferred compensation” within the meaning of Section 409A of the IRC, such conversion and settlement shall occur on the date that it would otherwise occur under the applicable award agreement absent the application of this Section 3.1(g) to the extent necessary to avoid the imposition of any penalty or other Taxes under Section 409A of the IRC.

(h)     Maximum Shares of NCC Common Stock. Assuming that (i) there are no PBI Dissenting Shares, (ii) there is no adjustment to the Exchange Ratio pursuant to Section 3.2 below, (iii) the number of Cash Election Shares equals the Cash Election Share Limitation, (iv) the holders of PBI Options exercise all of the PBI Options and/or all of the NCC Options, as the case may be (and do so by paying the exercise price in cash), (v) the holders of PBI Warrants exercise all of the PBI Warrants prior to the Effective Time (and do so by paying the exercise price in cash), and (vi) all of the PBI Restricted Stock Units that are outstanding as of the date of this Agreement are converted into Stock Election Shares (subject to the proration procedures set forth in Section 3.1(d)(v)), then the holders of PBI Common Stock, the holders of PBI Options, the holders of PBI Warrants, and the holders of PBI Restricted Stock Units shall have the right to receive, in the aggregate, a maximum of 1,964,633 shares of NCC Common Stock as a result of the Merger.

3.2     Anti-Dilution Provisions. If NCC changes the number of shares of NCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor is prior to the Effective Time, then the Exchange Ratio and the PBI Capital Warrant Conversion Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties provided for in Section 3.1(c) and Section 3.1(f), respectively.

3.3     PBI Dissenting Stockholders. Notwithstanding the provisions of Section 3.1 or anything in this Agreement to the contrary, shares of PBI Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who properly dissents from the Merger (“Dissenting Shares”) when and in the manner required by Sections 14-2-1301 et seq. of the OCGA (the “Dissenter Provisions”) shall not be treated as Stock Election Shares or Cash Election Shares and shall not be converted into the right to receive either shares of NCC Common Stock or the Per Share Cash Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value thereof in accordance with the Dissenter Provisions. At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist or be outstanding, and the holder thereof shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the Dissenter Provisions; provided, however, that no payment shall be made with respect to any Dissenting Shares unless and until the holder thereof shall have complied with the applicable provisions of the Dissenter Provisions and surrendered to the Surviving Corporation the certificate or certificates representing the Dissenting Shares for which payment is to be made. If any holder of shares of PBI Common Stock shall have failed to perfect such holder’s right to receive, or shall have effectively waived, withdrawn, lost or forfeited any right to demand or receive, the fair value of such PBI Common Stock under the Dissenter Provisions, then such holder’s shares of PBI Common Stock shall thereupon be deemed and treated as if they had, at the Effective Time, been Stock Election Shares and converted into the right to receive shares of NCC Common Stock in accordance with Section 3.1(c), subject to the proration adjustment process in Section 3.1(d)(v). PBI shall give NCC (i) prompt notice of any written notices of any holder’s intent to demand payment or exercise appraisal rights in respect of any shares of PBI Common Stock, withdrawals or attempted withdrawals of such notices and any other notices or instruments served pursuant to the Dissenter Provisions and received by PBI relating to any attempted, purported or actual exercise of appraisal rights and (ii) the opportunity to participate in, direct and control all discussions, negotiations and proceedings with respect to the exercise of such appraisal rights under the Dissenter Provisions. Each holder of Dissenting Shares that becomes entitled, pursuant to the Dissenter Provisions, to payment for any Dissenting Shares shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissenter Provisions). PBI shall not, except with the prior written consent of NCC, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by a holder of Dissenting Shares. Nothing contained in this Section 3.3 shall in any way limit the right of NCC to terminate this Agreement and abandon the Merger under Section 10.1(i).

3.4     Fractional Shares. Fractional shares of NCC Common Stock shall not be issued upon the surrender of certificates representing PBI Common Stock for exchange or upon the surrender of PBI Capital Warrants for exchange; no dividend or distribution with respect to NCC Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NCC. In lieu of any such fractional share, NCC shall pay to each former stockholder of PBI or former holder of a PBI Capital Warrant who otherwise would be entitled to receive a fractional share of NCC Common Stock an amount in cash (without interest) equal to the product of (i) the Average Quoted Price multiplied by (ii) the fraction of a share of NCC Common Stock to which such holder would otherwise be entitled.

Article 4
exchange of shares

4.1     Exchange Procedures. Promptly (and within five (5) Business Days) after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of PBI (including former holders of PBI Restricted Stock Units immediately prior to the Effective Time) appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of PBI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(d)(v) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive promptly thereafter in exchange therefor: (a) that number of whole shares of NCC Common Stock which such holder of PBI Common Stock became entitled to receive pursuant to Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof, and the certificate or certificates so surrendered shall forthwith be canceled. The shares of NCC Common Stock to be issued pursuant to Article 3 and this Section 4.1 shall be in uncertificated book entry form, and upon compliance by a former holder of shares of PBI Common Stock with the provisions hereof and of the letter of transmittal, NCC shall instruct its registrar and transfer agent to make appropriate book entries with respect to such shares of NCC Common Stock. Such book entries of the issuance of uncertificated shares shall constitute delivery thereof for all purposes pursuant to this Agreement. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares, or any unpaid dividends and distributions, if any, payable to holders of certificates for PBI Common Stock. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of PBI Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of PBI Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for PBI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require.

4.2     Rights of Former PBI Stockholders. At the Effective Time, the stock transfer books of PBI shall be closed as to holders of PBI Common Stock immediately prior to the Effective Time, and no transfer of PBI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of PBI Common Stock (each, an “PBI Certificate”), other than shares to be canceled pursuant to Section 3.1(b) of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.3 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of PBI Common Stock shall be entitled to vote after the Effective Time at any meeting of NCC stockholders (with a record date after the Effective Time) the number of whole shares of NCC Common Stock into which their respective shares of PBI Common Stock (excluding Cash Election Shares) have been converted, regardless of whether such holders have exchanged their PBI Certificates for shares of NCC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by NCC on the NCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any Person holding any PBI Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of NCC Common Stock, which dividend or other distribution is attributable to such Person’s NCC Common Stock represented by said PBI Certificate held after the Cutoff, until such Person surrenders such PBI Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such PBI Certificate, appropriate book entries shall be made with respect to the NCC Common Stock and all such undelivered dividends or other distributions (without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such PBI Certificate. No holder of shares of PBI Common Stock shall be entitled to voting rights or to receive any dividends or distributions declared or made with respect to the NCC Common Stock with a record date before the Effective Time.

4.3     Identity of Recipient of NCC Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a Person other than the Person in whose name any certificate representing shares of PBI Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the Person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a Person other than the registered holder of such certificate surrendered or establish to the satisfaction of NCC that such tax has been paid or is not applicable.

4.4     Lost or Stolen Certificates. If any holder of PBI Common Stock convertible into the right to receive shares of NCC Common Stock or cash is unable to deliver the PBI Certificate that represents PBI Common Stock, NCC shall instruct its registrar and transfer agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, to make appropriate book entries with respect to such holder for the shares of NCC Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of NCC that any such PBI Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by NCC to indemnify and hold NCC and the Exchange Agent harmless; and (c) evidence satisfactory to NCC that such Person is the owner of the shares theretofore represented by each PBI Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the Person who would be entitled to present such PBI Certificate for exchange pursuant to this Agreement.

4.5     Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of PBI Common Stock is not paid or delivered within the time period specified by any applicable Laws concerning abandoned property, escheat or similar Laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, NCC or the Exchange Agent shall be entitled (but not required) to dispose of any such consideration or other payments in accordance with applicable Laws concerning abandoned property, escheat or similar Laws. Any other provision of this Agreement notwithstanding, none of NCC, PBI, the Exchange Agent or any other Person acting on their behalf shall be liable to a holder of PBI Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

Article 5
REPRESENTATIONS AND WARRANTIES OF PBI

PBI hereby represents and warrants to NCC as follows:

5.1     Organization, Standing and Power. PBI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. PBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI. PBI has delivered to NCC complete and correct copies of its Articles of Incorporation and Bylaws and the Articles of Incorporation, bylaws or similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2     Authority; No Breach By Agreement.

(a)     PBI has the corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of PBI, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of PBI Common Stock in accordance with the OCGA and PBI’s Articles of Incorporation and Bylaws. Subject to such requisite stockholder approval and required regulatory consents, this Agreement constitutes a legal, valid and binding obligation of PBI, enforceable against PBI in accordance with its terms.

(b)     Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by PBI or the Bank Merger Agreement by Private Bank, nor the consummation by PBI of the transactions provided for in this Agreement or by Private Bank of the transactions provided for in the Bank Merger Agreement, nor compliance by PBI with any of the provisions hereof or by Private Bank with any of the provisions of the Bank Merger Agreement, will (i) conflict with or result in a breach of any provision of PBI’s Articles of Incorporation or Bylaws or the Articles or Certificate of Incorporation or Bylaws or similar governing documents of any PBI Company or the Shareholders Agreement or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PBI Company under, any Contract or Permit of any PBI Company, where such Default or failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such PBI Company, or, (iii) subject to receipt of the requisite Consents and approvals of Regulatory Authorities referred to in this Agreement, violate or conflict with any Law or Order applicable to any PBI Company or any of their respective Assets.

(c)     Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of PBI of this Agreement and the Merger, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications that, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the PBI Company at issue, no notice to, filing with or Consent of any Person or public body or authority is necessary for the consummation by PBI of the Merger and the other transactions provided for in this Agreement or by Private Bank of the Bank Merger and the other transactions provided for in the Bank Merger Agreement. No consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by PBI of this Agreement.

5.3     Capital Stock.

(a)     The authorized capital stock of PBI consists of 20,000,000 shares of common stock, par value $1.00 per share (the “PBI Common Stock”), of which 10,000,000 shares are voting common stock (the “PBI Voting Common Stock”) and 10,000,000 shares are nonvoting common stock (the “PBI Nonvoting Common Stock”). As of the date hereof, there are: (i) 2,008,527 shares of PBI Voting Common Stock issued and outstanding; (ii) no shares of PBI Nonvoting Common Stock issued and outstanding; (iii) shares of PBI Voting Common Stock reserved for issuance or to be delivered in respect of 172,700 PBI Options that have been granted under the PBI Stock Option Plans; (iv) shares of PBI Voting Common Stock reserved for issuance or to be delivered in respect of 29,713 PBI Restricted Stock Units granted under the PBI Restricted Stock Unit Plan; and (v) shares of PBI Voting Common Stock reserved for issuance or to be delivered in respect of 495,000 PBI Warrants (inclusive of the PBI Capital Warrants). All of the issued and outstanding shares of PBI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness of PBI having the right to vote on any matters on which the holders of PBI Common Stock may vote are issued or outstanding. PBI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, agreements or arrangements of any kind calling for the purchase or issuance of, or the payment of any amount based on, any shares of PBI Common Stock or any other equity securities of PBI or any securities representing the right to purchase or otherwise receive any shares of PBI Common Stock or other equity securities of PBI, except for, as of the date of this Agreement, 172,700 shares of PBI Common Stock currently subject to awards under the PBI Stock Option Plan, 29,713 shares of PBI Common Stock currently subject to awards under the and the PBI Restricted Stock Unit Plan, and 495,000 shares of PBI Common Stock currently issuable pursuant to the exercise of the PBI Warrants. PBI has no Liability for dividends declared or accrued, but unpaid, with respect to any shares of its capital stock.

(b)     Immediately prior to the Effective Time, the total number of PBI Capital Warrants convertible into shares of NCC Common Stock pursuant to Section 3.1(f) does not and shall not exceed 33,000 in the aggregate. Immediately prior to the Effective Time, the total number of shares of PBI Common Stock outstanding or deemed outstanding for purposes of this Agreement does not and shall not exceed 2,705,940 in the aggregate, and all of such shares are outstanding by reason of constituting (i) shares of PBI Voting Common Stock issued and outstanding as of the date hereof, (ii) shares of PBI Voting Common Stock issued upon exercise of PBI Options, (iii) shares of PBI Voting Common Stock issued (or deemed issued in accordance with Section 3.1(g)) in respect of PBI Restricted Stock Units, or (iv) shares of PBI Voting Common Stock issued upon the exercise of PBI Warrants.

(c)     Schedule 5.3(c) sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of PBI Common Stock that have been issued under the PBI Stock Option Plan and PBI Restricted Stock Unit Plan; (ii) the number of shares of PBI Common Stock subject to outstanding awards granted under the PBI Stock Option Plan and PBI Restricted Stock Plan; (iii) the number of shares of PBI Common Stock reserved for future issuance under the PBI Stock Option Plan and PBI Restricted Stock Plan; (iv) the number of shares of PBI Common Stock reserved for issuance upon the exercise of PBI Warrants; (v) all outstanding PBI Stock Options and PBI Restricted Stock Units, indicating with respect to each the name of the holder thereof, the number and type of shares of PBI Common Stock subject to such PBI Stock Option or PBI Restricted Stock Unit, as the case may be, and (if applicable) the exercise price and termination date thereof; and (vi) all outstanding PBI Warrants, indicating with respect to each the name of the holder thereof, the number and type of shares of PBI Common Stock subject to such warrant and the exercise price and termination date thereof. Other than as set forth on Schedule 5.3(c) and other than pursuant to grants and awards made after the date of this Agreement in accordance with, and subject to, the terms of Section 7.2(d), no options, restricted share units, warrants or other equity-based awards are outstanding.

(d)     There are no contractual obligations of PBI (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity security of PBI, or any securities representing the right to purchase or otherwise receive any shares of capital stock or other equity security of PBI or (ii) pursuant to which PBI is or could be required to register shares of PBI capital stock or other securities under the 1933 Act.

(e)     Except as set forth on Schedule 5.3(e), neither PBI nor any PBI Subsidiary has any Liabilities of any nature for any Indebtedness. Except with respect to Liens securing Indebtedness, which Liens are listed on Schedule 5.3(e) and shall be paid by PBI prior to the Closing Date, no Liens exist on any of the property or assets of PBI or any PBI Subsidiary. Schedule 5.3(e) describes all Indebtedness and Liens relating thereto, and sets forth the principal amounts, interest rates and maturity dates for such Indebtedness.

5.4     PBI Subsidiaries.

(a)     The PBI Subsidiaries include Private Bank. Each of the PBI Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the PBI Subsidiaries has the power and authority necessary for it to own, lease and operate its Assets, to incur its Liabilities and to carry on its business as now conducted. Each PBI Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI on a consolidated basis.

(b)     The authorized, issued and outstanding capital stock of each PBI Subsidiary is set forth on Schedule 5.4(b). PBI owns all of the issued and outstanding shares of capital stock of each PBI Subsidiary. None of the shares of capital stock or other securities of any PBI Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. To the Knowledge of each PBI Company, none of the shares of capital stock or other securities of any PBI Subsidiary was issued in violation of the Securities Laws or any preemptive rights. No equity securities of any PBI Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such PBI Subsidiary, and there are no Contracts by which any PBI Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any PBI Company is or may be bound to transfer any shares of the capital stock of any PBI Subsidiary. There are no Contracts relating to the rights of any PBI Company to vote or to dispose of any shares of the capital stock of any PBI Subsidiary. All of the shares of capital stock of each PBI Subsidiary are fully paid and nonassessable under the applicable Law of the jurisdiction in which such PBI Subsidiary is organized and, except as set forth on Schedule 5.4(b), are owned by PBI free and clear of any Lien. No PBI Subsidiary has any Liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any PBI Company that is a limited liability company.

(c)     The minute books of PBI and each PBI Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective stockholders and Boards of Directors (including all committees thereof), since such entity’s formation.

(d)     No PBI Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including, without limitation, the Securities Laws and all state and federal banking Laws and regulations, and (ii) satisfy the definition of a “third party brokerage arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. There has been no misrepresentation or omission of a material fact by any PBI Company and/or any of their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

(e)     None of the PBI Companies is engaged in any activities that are not permissible for a national banking association.

5.5     Financial Statements. The PBI Financial Statements for periods ended prior to the date hereof are listed on Schedule 5.5 and have been previously furnished to NCC. The PBI Call Reports for periods ended prior to the date hereof have been filed with the FDIC and are available electronically at https://cdr.ffiec.gov. PBI will promptly deliver to NCC copies of all PBI Financial Statements and PBI Call Reports prepared subsequent to the date hereof. The PBI Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PBI Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (b) present or will present, as the case may be, fairly the consolidated financial position of the PBI Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the PBI Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The PBI Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) RAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein. Each PBI Call Report fairly presents, in all material respects, the financial position of PBI and the results of its operations at the date and for the period indicated in such PBI Call Report in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities.  None of the PBI Call Reports contains any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.

5.6     Absence of Undisclosed Liabilities. No PBI Company has any material Liabilities, except Liabilities (a) accrued or reserved against in the consolidated balance sheet of PBI as of December 31, 2015, that is included in the PBI Financial Statements or reflected in the notes thereto, (b) incurred or paid in the ordinary course of business consistent with past business practice, (c) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (d) disclosed on Schedule 5.6. No PBI Company has incurred or paid any material Liability since December 31, 2015, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice. No PBI Company is a party to any material agreement, commitment, transaction, arrangement or other relationship with any unconsolidated or other off balance sheet entity.

5.7     Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2015: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI or its Subsidiaries, including, without limitation, any change in the administrative or supervisory standing or rating of PBI with any Regulatory Authority, (ii) the PBI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of PBI provided in Article 7 of this Agreement, and (iii) to the Knowledge of each PBI Company, no fact or condition exists that will cause a Material Adverse Effect on PBI or its Subsidiaries in the future.

5.8     Tax Matters.

(a)     All Tax returns required to be filed by or on behalf of any of the PBI Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired; all returns filed are complete and accurate in all material respects; and all Taxes shown as due on filed returns, and all other material Taxes owed by any of the PBI Companies, have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of each PBI Company, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PBI, except as reserved against in the PBI Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b)     None of the PBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)     Adequate provision for any Taxes due or to become due for any of the PBI Companies for the period or periods through and including the date of the respective PBI Financial Statements has been made and is reflected on such PBI Financial Statements.

(d)     Any and all deferred Taxes of the PBI Companies have been provided for in accordance with GAAP.

(e)     None of the PBI Companies is responsible for the Taxes of any other Person other than the PBI Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f)     Except as set forth on Schedule 5.8(f), none of the PBI Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it or any NCC Company as the successor to any such PBI Company to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g)     There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which PBI or any PBI Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of PBI immediately preceding the date of this Agreement.

(h)     (i) Proper and accurate amounts have been withheld by the PBI Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the PBI Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment Taxes or charges due to any federal, state or local taxing authority, and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by PBI in the PBI Financial Statements.

(i)     PBI has delivered or made available to NCC correct and complete copies of all Tax returns filed by PBI and each PBI Subsidiary for each fiscal year ended on and after December 31, 2013.

(j)     None of the PBI Companies has (i) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign tax law) or (ii) taken any reporting position on a Tax return, which reporting position (1) if not sustained, would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income tax under Sections 6662 or 6676 of the IRC (or any similar provision of state, local or foreign tax law) and (2) has not adequately been disclosed on such Tax return in accordance with Section 6662(d)(2)(B) of the IRC (or similar provision of state, local or foreign tax Law).

(k)     None of the PBI Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of shares qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(c) of the IRC) in conjunction with the Merger.

(l)     At all times during its existence up to and including the Closing Date, PBI has been a validly electing “S corporation” (Subchapter S corporation) under Sections 1361 and 1362 of the IRC for federal income Tax purposes, and an “S corporation” in all states that permit comparable flow-through income Tax treatment for state purposes (whether or not the state requires a separate state election). No actions or omissions have been committed by PBI, holders of PBI Common Stock or otherwise to cause PBI to cease to so qualify as an “S corporation.” At no time has PBI had, within the meaning of IRC Section 1361(b) and the regulations thereunder: (i) more than 100 shareholders (taking into account the special rules regarding family members in IRC Section 1361(c)(1)); (ii) any shareholder who is a person (other than an estate, a trust described in IRC Section 1361(c)(2), or an organization described in IRC Section 1361(c)(6)) who is not an individual; (iii) any shareholder that is a nonresident alien; or (iv) more than one class of stock. No PBI Company is a financial institution that uses the reserve method of accounting for bad debts described in IRC Section 585. Any “trust preferred securities” issued by a PBI Company are properly treated as debt, rather than equity, for federal income Tax purposes. Neither PBI nor any PBI Subsidiary has, in the past five (5) years, acquired assets from a C corporation in a transaction in which the Tax basis of PBI or any PBI Subsidiary for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor.

(m)     At all times during its existence up to and including the Closing Date, each PBI Subsidiary that otherwise would be taxed as a domestic corporation, as that term is defined in IRC Section 7701(a)(3) and the regulations thereunder, is and always has been, within the meaning of IRC Section 1361(b)(3) and the regulations thereunder, a domestic corporation, a 100% subsidiary of PBI, and a properly electing ‘‘qualified subchapter S subsidiary’’ within the meaning of IRC Section 1361(b)(3)(B).

5.9     Loan Portfolio.

(a)     (i)     Except as set forth on Schedule 5.9(a)(i), as of the date of this Agreement, none of the PBI Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (excluding investment securities) (“Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii)     Except as set forth on Schedule 5.9(a)(ii) and except for Loans made after the date of this Agreement in accordance with, and subject to, Section 7.2(n), none of the PBI Companies is a creditor as to any Loan, including, without limitation, any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of each PBI Company, any Person controlling, controlled by or under common control with any of the foregoing.

(iii)     All of the Loans held by any of the PBI Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity. All Loans made by any of the PBI Companies were solicited, originated and exist in material compliance with all applicable Laws and PBI loan policies, except for deviations from such policies that (a) have been approved by current management of PBI, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of PBI, will not adversely affect the ultimate collectability of such Loan.

(iv)     Except as set forth on Schedule 5.9(a)(iv), as of the date of this Agreement, none of the PBI Companies holds any Classified Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate.

(v)     The allowance for possible loan or credit losses (the “PBI Allowance”) shown on the consolidated balance sheets of PBI included in the most recent PBI Financial Statements dated prior to the date of this Agreement was, and the PBI Allowance shown on the consolidated balance sheets of PBI included in the PBI Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the PBI Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the PBI Companies as of the dates thereof. PBI has calculated the PBI Allowance in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations.  The values to which PBI has ascribed to other real estate owned shown on the most recent PBI Financial Statements and PBI Call Reports reflect reasonable estimates of the fair value of such other real estate, less estimated costs to dispose of such other real estate, as of the dates thereof. The reserve for losses in respect of Litigation (the “PBI Litigation Reserve”) shown on the most recent PBI Financial Statements and PBI Call Reports and the PBI Litigation Reserve to be shown on the PBI Financial Statements and PBI Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or arising out of all pending or threatened Litigation applicable to PBI and the PBI Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b)     The documentation relating to each Loan made by any PBI Company and to all security interests, mortgages and other liens with respect to all collateral for Loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on PBI. Except as set forth on Schedule 5.9(b), no agreement pursuant to which any Loans or other assets have been or shall be sold by any PBI Companies entitles the buyer of such Loans or other assets to cause the PBI Companies to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against the PBI Companies, except in the event of a breach by the PBI Companies of representations or warranties therein. The PBI Companies have no Knowledge of a breach of a representation or warranty by the PBI Companies in any such agreement or of the occurrence of any other facts or circumstances that would entitle the buyer of any Loan or other asset to cause the PBI Companies to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against the PBI Companies.

(c)     All Loans made by any PBI Company have been made in material compliance with all applicable Laws at the time of such Loan or any renewal thereof, including, without limitation, Regulation Z, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, and all Laws governing the operation of Georgia-chartered banks. Each PBI Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such PBI Company.  Each Loan on the books of any PBI Company was made in the ordinary course of its business.

(d)     Without limiting the foregoing or anything else in this Agreement:

(i)      Each PBI Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage or other Loan originated, purchased or serviced by any PBI Company has satisfied in all material respects: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage and other Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages; (B) the responsibilities and obligations set forth in any agreement between any PBI Company and any Agency, Loan Investor or Insurer; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer; and (D) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each such Loan. Each PBI Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such PBI Company; and

(ii)      No Agency, Loan Investor or Insurer has (A) claimed in writing that any PBI Company has violated or has not complied with the applicable underwriting standards with respect to Loans sold by any PBI Company to a Loan Investor or Agency, or with respect to any sale of servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of any PBI Company or (C) indicated in writing to any PBI Company that it has terminated or intends to terminate its relationship with such PBI Company for poor performance, poor loan quality or concern with respect to such PBI Company’s compliance with Laws.

5.10     Assets; Real Property; Insurance. Except as set forth on Schedule 5.10, the PBI Companies have marketable title to, valid leasehold interests in, or valid licenses to use, in each case free and clear of all Liens, all of their respective Assets. All tangible real and personal properties and Assets used in the businesses of the PBI Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PBI’s past practices. All Assets that are material to PBI’s business on a consolidated basis, held under leases or subleases by any of the PBI Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by PBI or, to the Knowledge of each PBI Company, by any other party to the Contract. Schedule 5.10(a) identifies each parcel of real estate or interest therein owned by any of the PBI Companies or in which any PBI Company has any ownership interest. Schedule 5.10(b) identifies each parcel of real estate or interest therein leased or subleased by any of the PBI Companies or in which any PBI Company has any leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any PBI Company is the lessee of any real property. One of the PBI Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), free and clear of all Liens. None of the PBI Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described or required to be described in Schedules 5.10(a) and 5.10(b), including, without limitation, any Law relating to zoning, building, occupancy, environmental or comparable matters, which individually or in the aggregate would have a Material Adverse Effect on PBI. As to each parcel of real property owned or used by any PBI Company, no PBI Company has received notice of any pending or, to the Knowledge of each of the PBI Companies, threatened condemnation proceedings, Litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the PBI Companies include all assets required to operate the business of the PBI Companies as now conducted. The policies of fire, theft, liability, D&O and other insurance maintained with respect to the Assets or businesses of the PBI Companies provide coverage consistent with current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the PBI Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the PBI Companies, and PBI has provided true and correct copies of each such policy to NCC. Except as set forth on Schedule 5.10(c), no claims have been made under such policies or bonds, and no PBI Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.

5.11     Environmental Matters.

(a)     Each PBI Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

(b)     There is no Litigation pending or, to the Knowledge of any PBI Company, threatened before any court, governmental agency or authority or other forum in which any PBI Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any PBI Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

(c)     There is no Litigation pending or, to the Knowledge of any PBI Company, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or PBI with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

(d)     To the Knowledge of each PBI Company, there is no reasonable basis for any Litigation of a type described in Sections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

(e)     During the period of (i) any PBI Company’s ownership or operation of any of its respective current properties, (ii) any PBI Company’s participation in the management of any Participation Facility or (iii) any PBI Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI. Prior to the period of (i) any PBI Company’s ownership or operation of any of its respective current properties, (ii) any PBI Company’s participation in the management of any Participation Facility, or (iii) any PBI Company’s holding of a security interest in a Loan Property, to the Knowledge of each PBI Company, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

5.12     Compliance with Laws. PBI is duly registered as a bank holding company under the BHC Act. Each PBI Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI, and there has occurred no Default under any such Permit. Except as set forth on Schedule 5.12, each of the PBI Companies:

(a)     is and has been in material compliance with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business; and

(b)     has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any PBI Company is not, or suggesting that any PBI Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any PBI Company, or suggesting that any PBI Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any PBI Company, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, each PBI Company is and has been in compliance with the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as Title III of the USA PATRIOT Act, the Currency and Foreign Transactions Reporting Act of 1970, as amended, otherwise known as the Bank Secrecy Act, and all regulations issued thereunder, and each PBI Company has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. Each PBI Company has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the United States Department of the Treasury, including the Internal Revenue Service.  No PBI Company or, to the Knowledge of any PBI Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any PBI Company, is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United Stated Department of the Treasury (“OFAC”). No PBI Company or any of its Affiliates does business with the government of, or any Person located in, any country, or with any other Person, targeted by any of the economic sanctions of OFAC or any other Regulatory Authority. No PBI Company is controlled (within the meaning of Laws administered by OFAC) by any such government or Person. Each PBI Company has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network of the United Stated Department of the Treasury required to be filed by it under applicable Law. Each PBI Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such PBI Company.

5.13     Labor Relations; Employees.

(a)     No PBI Company is the subject of any Litigation asserting that it or any other PBI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other PBI Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any PBI Company pending or threatened, nor, to its Knowledge, is there any activity involving any PBI Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each PBI Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

(b)     Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the PBI Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2014, 2015 and 2016. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the PBI Companies.

5.14     Employee Benefit Plans.

(a)     Schedule 5.14(a) lists, and PBI has delivered or made available to NCC prior to the execution of this Agreement, correct and complete copies of all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreements, stock option, warrant, restricted stock unit, equity-based compensation, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans,” as defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to by any PBI Company, any Affiliate of a PBI Company, or any ERISA Affiliate thereof within the last five (5) years for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the “PBI Benefit Plans”). PBI also has delivered or made available to NCC prior to the execution of this Agreement correct and complete copies of (where applicable): (i) all current summary plan descriptions and summaries of material modifications related to such PBI Benefit Plans; (ii) the most recent determination or opinion letters, as applicable, received from the Internal Revenue Service; (iii) the three most recent Form 5500 Annual Reports; (iv) the three most recent audited financial statements and actuarial valuations; (v) all material documents relating to the funding of benefits under each such PBI Benefit Plan; and (vi) any notices to or from the Internal Revenue Service, any office or representative of the Department of Labor or any other governmental entity relating to any material matter of non-compliance in respect of any PBI Benefit Plan. Any PBI Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, is referred to herein as a “PBI ERISA Plan.” Except as set forth on Schedule 5.14(a), no PBI Benefit Plan is or has been a “defined benefit plan” (as defined in Section 414(j) of the IRC), a “multi-employer plan” (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 3(40) of ERISA) or Section 413(c) of the IRC, or a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA.

(b)     All PBI Benefit Plans and the administration thereof are in, and have been in, compliance with the applicable terms of ERISA, the IRC and any other applicable Law with respect to which a breach or violation thereof would be reasonably likely to lead to a Material Adverse Effect on PBI. Each PBI ERISA Plan that is intended to be qualified under Section 401(a) of the IRC and each corresponding trust exempt under Section 501(a) of the IRC has received a favorable determination letter or may rely upon an opinion letter issued to the sponsor of a prototype or volume submitter arrangement, as applicable, from the Internal Revenue Service, and PBI is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No transaction has been entered into with respect to any PBI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any PBI Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against any PBI Benefit Plan, any PBI Company or ERISA Affiliate with regard to any PBI Benefit Plan or related trust. To the Knowledge of each PBI Company, there are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against any trustee, fiduciary, custodian, administrator or other third party holding or controlling assets of any PBI Benefit Plan respecting such PBI Benefit Plan, and no basis for anticipating any such action, suit, arbitration, claim, investigation or audit exists.

(c)     Except as set forth on Schedule 5.14(c), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any PBI Company from any PBI Company under any PBI Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any PBI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(d)     With respect to all PBI Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract, inclusive of available extensions and grace periods. All contributions required to be made under any PBI Benefit Plan have been made by the applicable due date, inclusive of available extensions and grace periods and such contributions meet the requirements for deductibility under the IRC, and all contributions that are required and that have not been made have been properly recorded on the books of PBI in accordance with GAAP.

(e)     Each contract, arrangement, plan, or PBI Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the IRC) has been maintained and is, in form and operation, in compliance with Section 409A of the IRC and the applicable guidance issued thereunder, except to the extent of any applicable grandfathering or delayed effective dates permitted by transitional guidance issued by the United States Department of Treasury under Section 409A of the IRC.  No amounts under any such contract, arrangement, plan, or such PBI Benefit Plan are or have been subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the IRC.  No PBI Company or any of its Affiliates has any obligation to gross-up or indemnify any Person with respect to any Taxes imposed under Section 409A of the IRC.

(f)     (i)     Each PBI Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the IRC) has been operated in compliance in all material respects with all Laws applicable to such plan (including the Affordable Care Act), its terms, and the group health plan continuation coverage requirements of Section 4980B of the IRC and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the IRC and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable, including, but not limited to, the availability of any applicable grandfathering or delayed effective dates. Other than as required under COBRA Coverage or other similar applicable Law, no PBI Benefit Plan or written or oral agreement exists that obligates the PBI Companies or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or member of the PBI Board or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment, including, but not limited to, retiree medical, health or life benefits.

(ii)      No PBI Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA providing health, death or disability benefits is self-funded, self-insured or funded through the general assets of a PBI Company or an ERISA Affiliate, other than plans providing for short-term disability benefits, health reimbursement arrangements or health flexible spending accounts. No PBI Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the IRC.

5.15     Material Contracts. Except as set forth on Schedule 5.15, none of the PBI Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any PBI Company or the guarantee by any PBI Company of any such obligation (other than Contracts evidencing deposit Liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the PBI Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the PBI Companies, any member of the immediate family of the foregoing or, to the Knowledge of any PBI Company, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the PBI Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any PBI Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the PBI Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the PBI Companies of amounts aggregating $50,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “PBI Contracts”). PBI has delivered or made available to NCC correct and complete copies of all PBI Contracts. Each of the PBI Contracts is in full force and effect, and none of the PBI Companies is in Default under any PBI Contract. All of the indebtedness of any PBI Company for money borrowed is prepayable at any time by such PBI Company without penalty or premium.

5.16     Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of any PBI Company, threatened (or unasserted but considered probable of assertion) against any PBI Company, or against any Asset, interest, or right of any of them, other than any immaterial, ordinary routine Litigation incidental to the business of PBI and its Subsidiaries, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of any PBI Company, threatened against any PBI Company. No PBI Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, Litigation, investigation or proceeding which, if determined adversely to any PBI Company, would have a Material Adverse Effect on such PBI Company or would materially restrict the right of any PBI Company to carry on its businesses as presently conducted.

5.17     Reports. Since January 1, 2013, each PBI Company has timely filed all reports, registration statements, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the ordinary course of the business of the PBI Companies, to the Knowledge of any PBI Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any PBI Company, investigation into the business or operations of any PBI Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any PBI Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including, without limitation, all Securities Laws. As of its respective date, each of such reports, registrations, statements and documents complied in all material respects with the provisions of applicable Law. The financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) have been prepared in all material respects in accordance with GAAP or RAP, as applicable, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly present the financial position of the PBI Companies as of the respective dates thereof, and (c) fairly present the results of operations of the PBI Companies for the respective periods therein set forth. No PBI Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among PBI and any other PBI Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, PBI or any other PBI Company in PBI’s or such other PBI Company’s financial statements.

5.18     Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any PBI Company or any Affiliate thereof to NCC pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PBI Company or any Affiliate thereof for inclusion in the documents to be prepared by NCC in connection with the transactions provided for in this Agreement, including, without limitation: (i) documents to be filed with the SEC, including, without limitation, the Registration Statement on Form S-4 registering the shares of NCC Common Stock to be offered to the holders of PBI Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”), and the proxy statement and prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto, to be delivered to stockholders of PBI in accordance with the provisions of this Agreement (as amended and supplemented from time to time, the “Proxy Statement/Prospectus”); (ii) filings pursuant to any state securities Laws; and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, at the time that such documents are filed with a Regulatory Authority and at the time that they are distributed to stockholders of PBI, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any PBI Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19     Accounting, Tax and Regulatory Matters. No PBI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger and the Bank Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 9.1(b).

5.20     Offices. The headquarters of each PBI Company and each other office, branch or facility maintained and operated by each PBI Company (including, without limitation, representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the PBI Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.21     Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the PBI Companies, including both hardware and software, (i) are supplied by a third-party provider; (ii) satisfactorily perform the data processing function for which they are presently being used; and (iii) are wholly within the possession and control of one of the PBI Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of NCC’s third-party provider.

5.22     Intellectual Property. Each of the PBI Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the PBI Companies has received any notice of conflict with respect thereto that asserts the rights of others. The PBI Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the PBI Companies. Each of the PBI Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third parties.

5.23     Fiduciary Responsibilities. Neither PBI nor any of its Subsidiaries is authorized to act, or has acted or currently acts, in any fiduciary capacity.

5.24     Financial Advisor. PBI has retained BSP Securities, LLC, a subsidiary of Banks Street Partners, LLC (the “PBI Financial Advisor”) to serve as its financial advisor and has contracted to incur a Liability to the PBI Financial Advisor as of the Effective Time described on Schedule 5.24 (the “PBI Advisory Fee”) in connection with the Merger. Other than the PBI Financial Advisor and the PBI Advisory Fee, neither PBI nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement. Before the execution of this Agreement, the PBI Board has received a written opinion from the PBI Financial Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio and the Per Share Cash Consideration are fair to the stockholders of PBI from a financial point of view, and such opinion has not been withdrawn, amended, waived, modified or rescinded. The PBI Board may, at its option, elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to NCC.

5.25     Regulatory Approvals. PBI knows of no reason why all requisite regulatory approvals regarding the Merger and the Bank Merger should not or cannot be obtained. PBI is “well capitalized” (as defined in 12 C.F.R. Part 225.2(r)) and “well managed” (as defined in 12 C.F.R. Part 225.2(s)). Private Bank is an “eligible depository institution” (as defined in 12 C.F.R. Part 303.2(r)).

5.26     Opinion of Counsel. No PBI Company has Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

5.27     Repurchase Agreements; Derivatives; Securitizations. With respect to all agreements currently outstanding pursuant to which any PBI Company has purchased securities subject to an agreement to resell, such PBI Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any PBI Company has sold securities subject to an agreement to repurchase, no PBI Company has pledged collateral in excess of the amount of the debt secured thereby. No PBI Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of any PBI Company or for the account of a customer of any PBI Company, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of such PBI Company, enforceable according to their terms.  Each PBI Company has duly performed in all material respects all of its obligations under such arrangements to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. No PBI Company is a party to any agreement securitizing any of its assets.

5.28     Antitakeover Provisions. Each PBI Company has taken all actions required to exempt such PBI Company, this Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws or regulations (collectively, “Takeover Laws”). Each PBI Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any PBI Company or restrict or impair the ability of NCC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any PBI Company that may be directly or indirectly acquired or controlled by it.

5.29     Transactions with Management. Except for (a) deposits that are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of PBI at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a)(ii), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the PBI Companies set forth on Schedule 5.14(a), and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the PBI Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person) or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30     Absence of Certain Business Practices. No PBI Company or, to the Knowledge of any PBI Company, any officer, employee or agent of any PBI Company, or any other Person acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any PBI Company (or assist any PBI Company in connection with any actual or proposed transaction) that (a) might subject PBI to any damage or penalty in any civil, criminal or governmental Litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Effect on PBI or (c) if not continued in the future, might result in a Material Adverse Effect on PBI or might subject PBI to suit or penalty in any private or governmental Litigation or proceeding.

5.31     Privacy of Customer Information. The PBI Companies collectively are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons (“Identifiable Personal Information”) with respect to customers, former customers and prospective customers. The PBI Companies’ collection, use, and transfer of such Identifiable Personal Information complies with PBI’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy and other applicable Laws, and any agreement or industry standard relating to privacy.

5.32     Deposits. Except as set forth on Schedule 5.32, as of the date of this Agreement, none of the deposits of Private Bank are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, setoff rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of PBI represents a deposit of any Affiliate of PBI. The deposit accounts of Private Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act, and PBI has paid all regular premiums and special assessments and filed all reports required thereunder.

5.33     Accounting Controls. Each of the PBI Companies maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (a) transactions are executed with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of the PBI Financial Statements and PBI Call Reports in accordance with GAAP and RAP, and to maintain asset and Liability accountability; (c) access to each PBI Company’s assets and incurrence of each PBI Company’s Liabilities are permitted only in accordance with management’s specific or general authorizations; (d) the recorded accountability for assets and Liabilities is compared with the existing assets and Liabilities at reasonable intervals, and appropriate action is taken with respect to any difference; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  None of PBI’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the PBI Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on PBI.  No PBI Company has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management.  No material weakness in internal controls has been identified by PBI’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

5.34     Registration Obligations. No PBI Company is under any obligation, contingent or otherwise, to register its securities under the 1933 Act, the 1934 Act, or any state securities Laws.

Article 6
REPRESENTATIONS AND WARRANTIES OF NCC

NCC hereby represents and warrants to PBI as follows:

6.1     Organization, Standing and Power. NCC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. NCC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.2     Authority; No Breach By Agreement.

(a)     NCC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of NCC. Subject to required regulatory consents, this Agreement constitutes a legal, valid and binding obligation of NCC, enforceable against NCC in accordance with its terms.

(b)     Neither the execution and delivery of this Agreement by NCC or of the Bank Merger Agreement by NBC, nor the consummation by NCC of the transactions provided for in this Agreement or by NBC of the transactions provided for in the Bank Merger Agreement, nor compliance by NCC with any of the provisions of this Agreement or by NBC with any of the provisions of the Bank Merger Agreement, will (i) conflict with or result in a breach of any provision of NCC’s Certificate of Incorporation or Bylaws or similar governing documents of NBC, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NCC Company under, any Contract or Permit of any NCC Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such NCC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any NCC Company or any of their respective Assets.

(c)     Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules and requirements of Nasdaq, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) notices to or filings with Nasdaq regarding the listing on Nasdaq of the shares of NCC Common Stock to be issued in the Merger and (v) Consents, filings or notifications that, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, no notice to, filing with or Consent of any public body or authority is necessary for the consummation by NCC of the Merger and the other transactions provided for in this Agreement or for the consummation by NBC of the Bank Merger and the other transactions provided for in the Bank Merger Agreement. No consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by NCC of this Agreement.

6.3     Capital Stock. The authorized capital stock of NCC, as of the date of this Agreement, consists of (i) 30,000,000 shares of NCC Common Stock and (ii) 250,000 shares of NCC Preferred Stock. As of the date hereof, 10,903,277 shares of NCC Common Stock and no shares of NCC Preferred Stock are issued and outstanding. All of the shares of NCC Common Stock to be issued in exchange for shares of PBI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the shares of NCC Common Stock to be issued in exchange for shares of PBI Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the stockholders of NCC.

6.4     Reports and Financial Statements.

(a)     Since January 1, 2013, or the date of organization or acquisition if later, each NCC Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the NCC Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including, without limitation, the Securities Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The NCC Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (A) are, or if dated after the date of this Agreement, will be, in accordance with the books and records of the NCC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (B) present, or will present, fairly in all material respects the consolidated financial position of the NCC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the NCC Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material). Porter Keadle Moore, LLC is a registered public accounting firm and throughout the periods covered by the financial statements filed by NCC with the SEC has been “independent” with respect to NCC within the meaning of Regulation S-X under the 1934 Act.

(b)     NCC maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2015, there has not been any material change in the internal controls utilized by NCC to provide reasonable assurance that its consolidated financial statements conform with GAAP. NCC maintains disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information required to be disclosed by NCC in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to NCC’s management as appropriate to allow timely decisions regarding required disclosures and to allow NCC’s management to make the certifications of the Chief Executive Officer and Chief Financial Officer of NCC required under the 1934 Act.

(c)     Each of the principal executive officer and the principal financial officer of NCC (or each former principal executive officer and each former principal financial officer of NCC, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the reports of NCC filed with the SEC, and the statements contained in such certifications are true and accurate in all material respects. No NCC Company has outstanding (or has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any NCC Company, other than loans or extensions of credit permitted by, or excluded from the prohibition of, Section 402 of the Sarbanes Oxley Act. NCC is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     No NCC Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among NCC and any other NCC Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, NCC or any other NCC Company in NCC’s or such other NCC Company’s financial statements.

6.5     Absence of Undisclosed Liabilities. No NCC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, except Liabilities (i) accrued or reserved against in the consolidated balance sheets of NCC as of June 30, 2016, that are included in the NCC Financial Statements or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past business practice, (iii) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (iv) disclosed on Schedule 6.5. No NCC Company has incurred or paid any Liability since June 30, 2016, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.6     Absence of Certain Changes or Events. Since June 30, 2016: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, including, without limitation, any change in the administrative or supervisory standing or rating of NCC with any Regulatory Authority, (ii) the NCC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NCC provided in Article 7 of this Agreement, and (iii) to the Knowledge of each NCC Company, no fact or condition exists which NCC believes will cause a Material Adverse Effect on NCC in the future.

6.7     Compliance with Laws. NCC is duly registered as a financial holding company under the BHC Act. Each NCC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, and there has occurred no Default under any such Permit. Each of the NCC Companies:

(a)     is and since October 31, 2010, has been in compliance with all Laws, Orders or Permits applicable to its business or employees conducting its business; and

(b)     since October 31, 2010, has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any NCC Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any NCC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any NCC Company, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

6.8     Material Contracts. No NCC Company is in Default under any of its Contracts, other than Defaults that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.9     Legal Proceedings. Except as set forth on Schedule 6.9, there is no Litigation instituted or pending, or, to the Knowledge of each NCC Company, threatened (or unasserted but considered probable of assertion) against any NCC Company, or against any Asset, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of any NCC Company, threatened against any NCC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.10     Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any NCC Company or any Affiliate thereof to PBI pursuant to this Agreement, including the Exhibits or Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any NCC Company or any Affiliate thereof for inclusion in (i) the documents to be filed with the SEC, including, without limitation, the S-4 Registration Statement and the Proxy Statement/Prospectus to be mailed to PBI’s stockholders in connection with the PBI Stockholders’ Meeting and (ii) any other documents to be filed by an NCC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective times that such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of PBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NCC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.11     Tax and Regulatory Matters. No NCC Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger and the Bank Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.12     1933 Act and 1934 Act Compliance. The Proxy Statement/Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder; provided, however, that NCC makes no representation or warranty with respect to any information provided by or on behalf of any PBI Company for inclusion in the Proxy Statement/Prospectus.

6.13     Regulatory Approvals. NCC knows of no reason why all requisite regulatory approvals regarding the Merger and the Bank Merger should not or cannot be obtained. NCC is “well capitalized” (as defined in 12 C.F.R. Part 225.2(r)) and “well managed” (as defined in 12 C.F.R. Part 225.2(s)). NBC is an “eligible bank” (as defined in 12 C.F.R. Part 5.3(g)).

6.14     Opinion of Counsel. NCC has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

6.15     Financial Advisor. NCC has engaged Keefe, Bruyette & Woods, Inc. (the “NCC Financial Advisor”) to act as financial advisor to NCC in connection with the transaction, pursuant to which the NCC Financial Advisor agreed, upon request by NCC, to render an opinion to the NCC Board as to the fairness, from a financial point of view, to NCC of the consideration to be offered in the transaction. The NCC Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the NCC Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the merger consideration (defined in such opinion as the Exchange Ratio and the Per Share Cash Consideration, taken together) is fair, from a financial point of view, to NCC.

Article 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1     Covenants of All Parties.

(a)     Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, until the earlier of the Effective Time or the termination of this Agreement, each Party shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles (if applicable), (ii) preserve intact its business organization, goodwill, Assets and relationships with depositors, customers and employees and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, that would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)     During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, each of NCC and PBI shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of NCC and PBI shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of NCC and PBI shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of NCC and PBI shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to prevent or promptly respond to same.

7.2     Covenants of PBI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, PBI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of NCC, which consent shall not be unreasonably withheld, except in connection with the actions referenced in subsections (b), (c), (d) or (e), in which case such consent may be withheld for any reason or no reason:

(a)     amend the Articles of Incorporation, Bylaws or other governing instruments of any PBI Company;

(b)     incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of PBI or its Subsidiaries consistent with past practices (which shall include the creation of deposit Liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any PBI Company of any Lien or permit any such Lien to exist;

(c)     repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PBI Company, except in connection with the surrender of shares of PBI Common Stock in payment of the exercise price of PBI Options or PBI Warrants outstanding as of the date of this Agreement to purchase PBI Common Stock or the deemed acquisition of shares upon a “net exercise” of any such PBI Options or PBI Warrants, or declare or pay any dividend or make any other distribution in respect of PBI’s capital stock; provided, however, that PBI shall be permitted to pay (i) a distribution equal to 40% of the reasonably estimated taxable earnings of PBI from January 1, 2016 to the earlier of the Closing Date or December 31, 2016 and (ii) to the extent that the Closing Date occurs after January 1, 2017, a distribution equal to 40% of the reasonably estimated taxable earnings of PBI from January 1, 2017 to the Closing Date;

(d)     except for this Agreement or as required upon exercise of any of the PBI Options or the PBI Warrants that, in either case, are outstanding as of the date of this Agreement, or as provided for in Section 3.1(g) of this Agreement with respect to PBI Restricted Stock Units that are outstanding as of the date of this Agreement (which such PBI Options, PBI Warrants and PBI Restricted Stock Units do not and shall not result in the issuance of more than 697,413 shares of PBI Common Stock in the aggregate), issue, sell, grant, award, pledge, encumber, enter into any Contract to issue, sell, grant, award, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PBI Common Stock or any other capital stock of any PBI Company, or any stock appreciation rights or restricted stock units, or any option, warrant, conversion or other right to acquire any such stock, or any debt or security convertible into any shares of such stock;

(e)     adjust, split, combine or reclassify any capital stock of any PBI Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any PBI Company or, other than in the ordinary course of business for reasonable and adequate consideration, any Asset;

(f)     acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and (ii) acquisitions of equity interests by any PBI Company acting solely in a fiduciary capacity;

(g)     except for the payments and amounts set forth on Schedule 7.2(g), (i) grant any increase in compensation or benefits to the directors, officers or employees of any PBI Company, except in accordance with past practices with respect to employees; (ii) pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the PBI Board prior to the date of this Agreement; or (iii) except as may be required by applicable Law or the express terms of this Agreement, enter into or amend any severance agreement, change in control agreement, warrant agreement, option agreement, restricted unit agreement or similar agreement with any director, officer or employee of any PBI Company;

(h)     except as set forth on Schedule 7.2(h), enter into or amend any employment Contract between any PBI Company and any Person (unless such amendment is required by Law) that the PBI Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)     adopt any new employee benefit plan of any PBI Company or make any material change in or to any existing employee benefit plans of any PBI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan;

(j)     make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP or RAP;

(k)     (i) commence any Litigation other than in accordance with past practice, or (ii) settle any Litigation involving any Liability of any PBI Company for material money damages or restrictions upon the operations of any PBI Company;

(l)     enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws;

(m)     fail to file timely any report required to be filed by it with any Regulatory Authority;

(n)     make any Loan or advance to any 5% stockholder, director or officer of PBI, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of any PBI Company) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(n) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance;

(o)     cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any PBI Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of PBI or any of its Subsidiaries) of any of the foregoing;

(p)     except as set forth on Schedule 7.2(p), enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any PBI Company or any member of the immediate family of the foregoing, or any Related Interest of any of the foregoing;

(q)     modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

(r)     file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(s)     except as may be required by applicable Law or to comply with any request or recommendation made by any Regulatory Authority, change its or any of its Subsidiaries’ lending, investment, Liability management and other material banking policies in any material respect;

(t)     intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement;

(u)     take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law; and PBI shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect;

(v)     make or renew any Loan, other than a Loan secured by a residential mortgage that will be sold in the secondary market, to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any PBI Company more than an aggregate of $1,000,000 of secured indebtedness or more than $150,000 of unsecured indebtedness; provided, however, that NCC shall be deemed to have approved any written request by a PBI Company to make or renew a Loan pursuant to this subsection (v) if NCC does not respond to such request within two (2) Business Days of receipt from such PBI Company of such request, which request shall include reasonable information to allow NCC to respond to such request;

(w)     increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with PBI’s past policies;

(x)     purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of PBI with a Designated Representative of NCC), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation;

(y)     except for residential real property, “other real estate owned” and mobile home property owned by and reflected on the books of PBI as of the date hereof, the sale of which will not, individually or in the aggregate, result in a material loss, sell, transfer, convey or otherwise dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $100,000;

(z)     make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000;

(aa)     take any action that is likely to materially impair or delay PBI’s ability to perform any of its obligations under this Agreement or Private Bank’s ability to perform any of its obligations under the Bank Merger Agreement; or

(bb)      agree or commit to do any of the foregoing.

7.3     Adverse Changes in Condition. Each Party agrees to give written notice promptly (and in any event within two (2) Business Days) to the other Party upon becoming aware of the occurrence or impending occurrence or existence of any event, circumstance or fact relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party or (b) would reasonably be expected to cause, constitute, give rise to or result in a material breach at or prior to the Closing Date of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not (i) limit or otherwise affect any remedies available to the Party receiving such notice or (ii) be deemed to amend or supplement the Schedules to this Agreement or prevent or cure any inaccuracy, misrepresentations, breach of warranty or breach of covenant.

7.4     Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and PBI shall deliver to NCC copies of all such reports filed by PBI or its Subsidiaries promptly after the same are filed.

7.5     Acquisition Proposals.

(a)     PBI shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”), or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the PBI Stockholders’ Meeting, and without any breach of the terms of this Section 7.5(a), (A) PBI receives an unsolicited bona fide written Acquisition Proposal from any Person that in the good faith judgment of the PBI Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, and (B) the PBI Board determines in good faith, after consultation with outside legal counsel, that failure to participate in discussions with such Person concerning such Acquisition Proposal would likely result in a violation of its fiduciary duties under applicable Law, then PBI may (x) furnish information (including non-public information) with respect to PBI to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between NCC and PBI dated June 3, 2016 (provided that PBI must contemporaneously furnish to NCC all such information furnished to such Person), and (y) participate in negotiations with such Person regarding such Acquisition Proposal.

(b)     Except as set forth in Section 10.1(k) below, neither the PBI Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to NCC, the approval or recommendation by the PBI Board, or such committee, of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit PBI or any of its Subsidiaries to enter into any Acquisition Agreement.

(c)     PBI agrees that it and its Subsidiaries shall, and PBI shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. PBI agrees that it will notify NCC promptly (and in any event within 24 hours) if, to PBI’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, PBI, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and, thereafter, PBI shall keep NCC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions and negotiations. PBI also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.6     Stockholder Litigation. PBI shall provide NCC the opportunity to participate in the defense or settlement of any stockholder litigation against PBI or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and PBI shall in good faith consider the recommendations by NCC regarding such litigation. PBI shall not settle any stockholder litigation without NCC’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.7     Covenants of NCC. Except as expressly permitted or contemplated by this Agreement, or as required by applicable Law, or with the prior written consent of PBI, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NCC shall not, and shall not permit any of its Subsidiaries to, take any action that is reasonably likely to materially impair or delay NCC’s ability to consummate the Merger and the transactions provided for in this Agreement or NBC’s ability to consummate the Bank Merger and the transactions provided for in the Bank Merger Agreement.

Article 8
additional agreements

8.1     Regulatory Matters.

(a)     NCC shall prepare the S-4 Registration Statement as promptly as reasonably practicable after the date hereof. Assuming that PBI promptly furnishes all information concerning the PBI Companies needed for preparation of the S-4 Registration Statement, NCC shall use commercially reasonable efforts to file the S-4 Registration Statement with the SEC within 90 days following the date hereof. NCC shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the S-4 Registration Statement has been declared effective by the SEC, PBI shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the PBI Stockholders’ Meeting. NCC shall also use commercially reasonable efforts to obtain all necessary state securities Law Permits and approvals required to carry out the transactions provided for in this Agreement, and PBI shall furnish all information concerning PBI and the holders of PBI Common Stock as may be requested in connection with any such action. If, at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, PBI will promptly inform NCC and cooperate and assist NCC in preparing such amendment or supplement and mailing the same to the stockholders of PBI. Subject to Section 10.1(k) of this Agreement, the PBI Board shall unanimously recommend that the holders of PBI Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement. In accordance with the listing rules of the Nasdaq Stock Market, NCC shall either, as applicable: (i) cause the shares of NCC Common Stock issuable to holders of PBI Common Stock upon consummation of the Merger to be approved for listing on Nasdaq on or prior to the Closing Date or (ii) notify Nasdaq of the issuance of the shares of NCC Common Stock in the Merger within the requisite time period after the Closing Date.

(b)     The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions provided for in this Agreement and the Bank Merger Agreement. NCC and PBI shall have the right to review in advance, and to the extent practicable, each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to NCC or PBI, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c)     NCC and PBI shall, upon request, furnish to each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of NCC, PBI or any of their Subsidiaries to any Regulatory Authority in connection with the Merger, the Bank Merger or any other transactions provided for in this Agreement.

(d)     NCC and PBI shall promptly furnish to each other copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by NCC or PBI, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e)     NCC will indemnify and hold harmless PBI and its officers, directors and employees from and against any and all actions, causes of action, losses, damages, expenses or Liabilities to which PBI or any director, officer, employee or controlling person thereof may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse PBI and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the S-4 Registration Statement, the Proxy Statement/Prospectus, or any application, notice, petition, or filing with any Regulatory Authority, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any NCC Company.

(f)     PBI will indemnify and hold harmless NCC and its officers, directors and employees from and against any and all actions, causes of action, losses, damages, expenses or Liabilities to which NCC or any director, officer, employee or controlling person thereof may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse NCC and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the S-4 Registration Statement, the Proxy Statement/Prospectus, or any application, notice, petition, or filing with any Regulatory Authority, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any PBI Company.

8.2     Access to Information.

(a)     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to applicable Laws relating to the exchange of information, NCC and PBI shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other access to all of their respective properties, books, contracts, commitments and records, and, during such period, each of NCC and PBI shall, and shall cause its Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents that such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) such other information concerning its business, properties and personnel as the other Party may reasonably request; provided, however, that neither Party shall be required to provide any information to the other if such Party reasonably determines that providing such information violates the rights of such Party’s customers under applicable Law or jeopardizes the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties).

(b)     All information furnished by NCC to PBI or its representatives pursuant hereto shall be treated as the sole property of NCC and, if the Merger shall not occur, PBI and its representatives shall return to NCC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. PBI shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date on which the proposed Merger is abandoned and shall not apply to (i) any information that (x) was already in PBI’s possession prior to the disclosure thereof by NCC; (y) was then generally known to the public; or (z) was disclosed to PBI by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c)     All information furnished by PBI or its Subsidiaries to NCC or its representatives pursuant hereto shall be treated as the sole property of PBI and, if the Merger shall not occur, NCC and its representatives shall return to PBI all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. NCC shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date on which the proposed Merger is abandoned and shall not apply to (i) any information that (x) was already in NCC’s possession prior to the disclosure thereof by PBI or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to NCC by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d)     No investigation by any of the Parties or their respective representatives shall affect the representations and warranties of the other Parties set forth herein.

8.3     Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of PBI and NCC shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including, without limitation, obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof. Concurrently with the execution and delivery of this Agreement, PBI shall deliver to NCC all Voting Agreements, Non-Competition Agreements and Claims Letters required to be executed and delivered pursuant to Sections 1.4, 8.17 and 8.18 hereof.

8.4     Stockholders’ Meeting. PBI shall call the PBI Stockholders’ Meeting, to be held as soon as reasonably practicable after the date on which the S-4 Registration Statement is declared effective by the SEC, for the purpose of voting upon this Agreement and the Merger and such other related matters as PBI deems appropriate. In connection with the PBI Stockholders’ Meeting: (i) PBI shall, with the assistance of NCC, prepare, publish and mail a notice of meeting in accordance with the requirements of the OCGA; (ii) NCC shall furnish all information concerning it that PBI may reasonably request in connection with conducting the PBI Stockholders’ Meeting; (iii) NCC shall prepare and furnish to PBI, for printing, copying and distribution to PBI’s stockholders at PBI’s expense, the form of the Proxy Statement/Prospectus; (iv) PBI shall furnish all information concerning it that NCC may reasonably request in connection with preparing the Proxy Statement/Prospectus; (v) subject to Section 10.1(k) of this Agreement, the PBI Board shall recommend to its stockholders the approval of this Agreement; and (vi) PBI shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 60 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such materials to each other) prior to filing with the SEC and delivery to PBI stockholders.

8.5     Certificate of Objections. As soon as practicable (but in no event more than three (3) Business Days) after the PBI Stockholders’ Meeting, PBI shall deliver to NCC a certificate of the Secretary of PBI containing the names of the stockholders of PBI that (a) gave written notice at or prior to the taking of the vote on this Agreement at the PBI Stockholders’ Meeting that they dissent from the Merger, and (b) did not vote in favor of approval of this Agreement. Such certificate shall include the number of shares of PBI Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6     Publicity. Neither NCC nor PBI shall, or shall permit any of its Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld. Prior to issuing or publishing any press release or other public announcement or disclosure regarding the transactions contemplated by this Agreement, the releasing party shall provide a copy of the release or announcement to the other Party prior to the issuance, and shall provide a reasonable opportunity for comment. Nothing in this Section 8.6, however, shall be deemed to prohibit any Party from making any disclosure that it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or Nasdaq.

8.7     Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement and the Bank Merger Agreement, including, without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of a Party shall be paid by the Party incurring such costs and expenses. Each Party hereby agrees to satisfy, and shall indemnify the other Party against, any Liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8     Failure to Close.

(a)     NCC expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b)     PBI expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9     Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger and the Bank Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.

8.10     Compliance Matters. Prior to the Effective Time, PBI shall take, or cause to be taken, all commercially reasonable steps requested by NCC to cure any deficiencies in regulatory compliance by PBI; provided, however, that NCC shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to PBI, and shall not have any Liability resulting from such deficiencies or attempts to cure them.

8.11     Conforming Accounting and Reserve Policies. At the request of NCC, PBI shall, immediately prior to Closing, establish and take such charge-offs, reserves and accruals as NCC reasonably shall request to conform PBI’s loan, accrual, capital, reserve and other accounting policies to the policies of NBC (collectively, the “Conforming Adjustments”).

8.12     Notice of Deadlines. Schedule 8.12 lists the deadlines for extensions or terminations of any material leases, agreements or licenses listed on Schedule 5.15.

8.13     Bank Merger. NCC and PBI agree to take all action necessary and appropriate, including causing the entering into of the Bank Merger Agreement as soon as practicable following the date of this Agreement, to effectuate the Bank Merger in accordance with applicable Laws and the terms of the Bank Merger Agreement as of the Effective Time or such later time, if any, as determined by NCC. Notwithstanding the foregoing, the Bank Merger may be abandoned at the election of NCC at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

8.14     Directors’ and Officers’ Indemnification.

(a)     With respect to any claim for indemnification pursuant to this Section 8.14 that is received by NCC on or prior to the third (3rd) anniversary of the Effective Time, NCC shall indemnify each director and officer of PBI (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the extent permitted under the Articles of Incorporation and Bylaws of PBI as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such Articles of Incorporation and Bylaws, and (ii) applicable Law, including, without limitation, Section 14-2-851 of the OCGA. With respect to any claim for indemnification pursuant to this Section 8.14 that is received by NCC after the third (3rd) anniversary of the Effective Time but on or prior to the sixth (6th) anniversary of the Effective Time, NCC shall indemnify each Indemnified Party against all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the extent mandated under the Articles of Incorporation and Bylaws of the PBI as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, and (ii) applicable Law, including, without limitation, Section 14-2-851 of the OCGA.

(b)     Any Indemnified Party wishing to claim indemnification under Section 8.14(a) above, upon learning of any such Liability or Litigation, shall promptly notify NCC thereof; provided that the failure to so notify shall not affect the obligation of NCC under this Section 8.14 unless, and only to the extent that, NCC is actually and materially prejudiced in the defense of such claim as a consequence. In the event of any claim or Litigation that may give rise to indemnity obligations on the part of NCC (whether arising before or after the Effective Time), (i) NCC shall have the right to assume the defense thereof, and NCC shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if NCC elects not to assume such defense or counsel for the Indemnified Party advises that there are substantive issues that raise conflicts of interest between NCC and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and NCC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, that NCC shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) NCC shall not be liable for any settlement effected without its prior written consent; and provided further, that NCC shall not have any obligation hereunder to the extent that such arrangements are prohibited by applicable Law.

(c)     For a period of six (6) years following the Effective Time, NCC will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of PBI or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by PBI as of the date of this Agreement; provided, however, that (i) if NCC is unable to maintain or obtain the insurance called for by this Section 8.14(c), then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of PBI or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 8.14(c), NCC may require PBI to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not NCC or PBI shall procure such coverage, in no event shall PBI expend, or NCC be required to expend, for such tail insurance a premium amount in excess of $160,000 (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then PBI or NCC, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d)     If NCC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of NCC and its Subsidiaries shall assume the obligations set forth in this Section 8.14. The provisions of this Section 8.14 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.15     System Integration. From and after the date hereof, subject to applicable Law and regulation, PBI shall, and shall cause its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause Private Bank’s data processing consultants and software providers to, cooperate and assist Private Bank and NBC in connection with an electronic and systematic conversion of all applicable data of Private Bank to the NBC system following the Effective Time and the consummation of the Bank Merger, including the training of Private Bank employees during normal business hours without undue disruption to Private Bank’s business.

8.16     Coordination; Integration. Subject to applicable Law and regulation, during the period from the date hereof until the Effective Time, PBI shall cause the Chief Executive Officer of Private Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of NBC, on a weekly basis, relating to the development, coordination and implementation of the post-Bank Merger operating and integration plans of NBC, as the resulting association in the Bank Merger. Notwithstanding the conversion of the core processing and other data processing and information systems of Private Bank in conjunction with the Bank Merger, and subject to applicable provisions of Law and non-objection from any Regulatory Authorities, following the Bank Merger, the former main office and branches of Private Bank, along with any branches of NBC in the same market area and under common day-to-day management with the former branches of Private Bank, will operate and conduct business under either, as applicable, the trade name “Private Bank of Buckhead, a division of National Bank of Commerce,” the trade name “Private Bank of Decatur, a division of National Bank of Commerce,” or the trade name “Private Plus Mortgage, a division of National Bank of Commerce” for at least two (2) years following the Effective Time (along with signage, stationery and marketing materials in such name).

8.17     Non-Competition Agreements. PBI shall cause each non-employee director of PBI to execute and deliver to NCC a Non-Competition Agreement in the form attached hereto as Exhibit B concurrently with the execution and delivery of this Agreement and effective upon the Effective Time.

8.18     Claims Letters. PBI shall cause each director and executive officer of PBI to execute and deliver a Claims Letter in the form attached hereto as Exhibit C concurrently with the execution and delivery of this Agreement and effective upon the Effective Time.

8.19     Employment Agreements.

(a)     As of the date of this Agreement, PBI has entered into agreements that terminate, effective immediately prior to (and subject to the occurrence of) the Effective Time, the employment, consulting, severance, change in control, or similar agreements or arrangements with the individuals set forth on Schedule 8.19(a) (collectively, the “Employment Agreement Termination Letters”). The foregoing terminations shall be for payment amounts not to exceed those set forth on Schedule 8.19(a).

(b)     As of the date of this Agreement, NBC (as successor to Private Bank) has entered into five-year employment and non-competition agreements that become effective as of (and subject to the occurrence of) the Effective Time with the individuals set forth on Schedule 8.19(b).

(c)     As of the date of this Agreement, NBC (as successor to Private Bank) has entered into four-year employment and non-competition agreements that become effective as of (and subject to the occurrence of) the Effective Time with the individuals set forth on Schedule 8.19(c) (collectively with the agreements referenced in Section 8.19(b) above, the “Employment Agreements”).

8.20     Section 280G Matters. Prior to the Closing, NCC and PBI will work together in good faith to implement mutually satisfactory arrangements such that the Merger will not trigger or result in any payment, including, without limitation, any “excess parachute payment,” as defined in Section 280G of the IRC, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G of the IRC.

8.21     Employee Matters.

(a)     Following the Effective Time, NCC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of PBI and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of NCC or its Subsidiaries. Subject to applicable Law and the terms and conditions of NCC’s benefit plans and the requirements of the insurers thereunder, NCC shall give the Covered Employees full credit for their prior service with the PBI Companies (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by NCC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by NCC (which shall not include, for the sake of clarity, any severance obligations under Section 8.21(e) below). Each Covered Employee’s accrued paid time off and unused sick time will be credited towards one or a combination of NCC’s welfare benefit plans.

(b)     With respect to any employee benefit plan of NCC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, NCC shall use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such NCC plan to be waived with respect to such Covered Employee to the extent that such condition was or would have been covered under the PBI Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)     Prior to the Effective Time, PBI shall, and shall cause its Subsidiaries to, take all actions requested by NCC that may be necessary or appropriate to (i) cause one or more PBI Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any PBI Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any PBI Benefit Plan for such period as may be requested by NCC, or (iv) facilitate the merger of any PBI Benefit Plan into any employee benefit plan maintained by NCC or an NCC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 8.21(c) shall be subject to NCC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d)     Nothing in this Section 8.21 shall be construed to limit the right of NCC or any of its Subsidiaries to amend or terminate any PBI Benefit Plan or other employee benefit plan, to the extent that such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 8.21 be construed to require NCC or any of its Subsidiaries to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by NCC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to NCC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures and satisfactory employment performance.

(e)     If, within nine (9) months after the Effective Time, any Covered Employee becomes a PBI Terminated Employee, NCC will pay severance to such PBI Terminated Employee in an amount equal to two (2) weeks’ weekly salary or wages in effect for such PBI Terminated Employee at the Effective Time for each twelve (12) months of such PBI Terminated Employee’s prior employment with a PBI Company; provided, however, that in no event will the total amount of severance payable to any single PBI Terminated Employee exceed $45,000 in the aggregate or be less than four (4) weeks of such PBI Terminated Employee’s weekly salary or wages. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than nine (9) months after the Effective Time will be as set forth in, and subject to, any severance policies of NCC and its Subsidiaries as then in effect. For the sake of clarity, this Section 8.21(e) does not apply to or benefit any Covered Employee who is a party to an Employment Agreement or any change in control or severance agreement; rather, the terms and conditions of such Employment Agreement, change in control agreement or severance agreement, as applicable, shall govern and control upon any termination of employment.

8.22     Tax Status.

(a)      PBI shall not permit any of the holders of PBI Common Stock to revoke PBI’s election to be taxed as an “S corporation,” or take or allow any action or fail to take any action that would result in the termination of PBI’s status as a validly electing “S corporation” within the meaning of IRC Sections 1361 and 1362, or the termination of any PBI Subsidiary’s status as a ‘‘qualified subchapter S subsidiary’’ within the meaning of IRC Section 1361(b)(3)(B).

(b)     If any Tax authority determines or proposes to determine that PBI did not have a valid election in effect under IRC Section 1362(a) to be treated as an S corporation as of the Closing Date (without regard to the transfer of PBI Common Stock under this Agreement), then the PBI Tax Representative shall cooperate with NCC and use commercially reasonable efforts to obtain from the IRS a waiver of the termination and reinstatement of such S corporation status through the Closing Date pursuant to Section 1362(f) and any similar relief available with respect to state and local income taxation. In the event of such a challenge to its S corporation status, the PBI Tax Representative shall promptly take all steps pursuant to IRC Section 1362(f)(3), and shall make such adjustments as may be required by the IRS pursuant to IRC Section 1362(f)(4), as a condition to obtaining such waiver and reinstating the S corporation status through the Closing Date (and any similar adjustments required under analogous state and local Tax provisions).

(c)     The PBI Tax Representative shall prepare and file the S election termination or revocation Tax Return, Form 1120S, U.S. Income Tax Return for an S Corporation, of PBI, for any period ending on or before the Closing Date, and any related state or local income Tax return of PBI. For the sake of clarity, the holders of PBI Common Stock prior to the Effective Time shall be liable for any Taxes due on any such Tax returns covered by this sub-section (c). NCC shall be provided a copy of such Tax returns at least thirty (30) days prior to the filing thereof for the purpose of reviewing and offering comments thereon to the PBI Tax Representative. For avoidance of doubt, the taxable income of PBI for the final short S corporation tax year shall be based on a closing of the books as contemplated under IRC Section 1377(a) and shall be subject to the rules under IRC Section 1377(a)(2) as if the taxable year consisted of two separate taxable years (closing of the books).

(d)     The PBI Tax Representative, NCC and PBI shall cooperate with each other and provide access to such information as any of them reasonably may request of the others in connection with the preparation and filing of any Tax return pursuant to sub-section (c) or in connection with any audit or other action in respect of any such Tax return. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The PBI Tax Representative and NCC shall retain all Tax returns, schedules and work papers, records and other documents in its possession relating to any pre-Closing Tax matters of PBI, including Tax matters relating to Tax returns prepared and filed in accordance with sub-section (c), for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax returns and other documents relate, without regard to extensions, except to the extent notified in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax returns, schedules and work papers, records and other documents in its possession relating to Tax matters of PBI for any taxable period beginning before the Closing Date, the PBI Tax Representative, NCC and PBI (as the case may be) shall provide the other applicable Party or Parties with reasonable written notice and offer the other applicable Party or Parties the opportunity to take custody of such materials.

(e)     Prior to the Closing Date, PBI shall pay for the preparation and review of such Tax returns, schedules, and related forms as are required to be prepared and/or filed by the PBI Tax Representative pursuant to this Section 8.22.

Article 9
conditions precedent to obligations to consummate

9.1     Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.4 of this Agreement:

(a)     Stockholder Approval. The stockholders of PBI shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments.

(b)     Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Bank Merger shall have been obtained or made and shall be in full force and effect, and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) that in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger or the Bank Merger.

(c)     Consents and Approvals. Each of the Parties shall have obtained any and all Consents required for consummation of the Merger and the Bank Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party that, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner that in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or the Bank Merger.

(d)     Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transaction provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, that seeks to restrain the consummation of the Merger, the Bank Merger or any other transaction provided for in this Agreement that, in the opinion of the NCC Board or the PBI Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e)     Tax Opinion. PBI and NCC shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of PBI Common Stock for NCC Common Stock will not give rise to gain or loss to the stockholders of PBI with respect to such exchange (except to the extent of any cash received), and (iii) neither PBI nor NCC will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for NCC shall be entitled to rely upon representations of officers of PBI and NCC reasonably satisfactory in form and substance to such counsel.

(f)     S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. NCC shall have received all state securities Laws permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the NCC Common Stock pursuant to the terms of this Agreement.

(g)     Exchange Listing. In accordance with the listing rules of the Nasdaq Stock Market, NCC shall have either, as applicable: (i) caused the shares of NCC Common Stock issuable to holders of PBI Common Stock upon consummation of the Merger to be approved for listing on Nasdaq or (ii) made arrangements to notify Nasdaq of the issuance of the shares of NCC Common Stock in the Merger within the requisite time period after the Closing Date.

9.2     Conditions to Obligations of NCC. The obligations of NCC to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by NCC pursuant to Section 11.4(a) of this Agreement:

(a)     Representations and Warranties. The representations and warranties of PBI set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), and the representations and warranties of PBI set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of PBI set forth in Section 5.3(a) and Section 5.3(b) (Capital Stock), and the second sentence of Section 5.4(b) (PBI Subsidiaries) shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, and the representations and warranties of PBI set forth in Section 5.7 (Absence of Certain Changes or Events) and Section 5.18 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b)     Performance of Obligations. Each and all of the agreements, obligations and covenants of PBI to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates. PBI shall have delivered to NCC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to NCC’s obligations set forth in Sections 9.2(a), 9.2(b), 9.2(d) and 9.2(m) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the PBI Board and the PBI stockholders evidencing the taking of all corporate action necessary to authorize the Merger and the execution, delivery and performance of this Agreement, and (iii) certified copies of resolutions duly adopted by the Board of Directors of Private Bank and by PBI as the sole stockholder of Private Bank evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the Bank Merger Agreement and the consummation of the transactions provided for therein, all in such reasonable detail as NCC and its counsel shall request.

(d)     Net Worth Requirement. As of the close of business on the last Business Day prior to the Closing Date (the “PBI Measuring Date”), the Adjusted PBI Shareholders’ Equity shall not be less than $31,000,000, as determined in accordance with GAAP. For purposes of this Section 9.2(d), “Adjusted PBI Shareholders’ Equity” means the consolidated equity of PBI as set forth on the balance sheet of PBI on the PBI Measuring Date (excluding any Conforming Adjustments), minus any unrealized gains or plus any unrealized losses (as the case may be) in PBI’s securities portfolio due to mark-to-market adjustments as of the PBI Measuring Date and after adding the sum of (a) all fees and expenses of all attorneys, accountants, the PBI Financial Advisor and other advisors and agents for PBI and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and which do not exceed in the aggregate $1,000,000, and (b) the payments, if any, made by PBI under the Employment Agreement Termination Letters, (c) the premiums, if any, paid by PBI for the D&O Insurance in accordance with Section 8.14(c) above, (d) payments made by PBI in respect of the final Tax returns of PBI pursuant to Section 8.22(e) above, and (e) any other amounts requested by NCC in writing to be expensed by PBI prior to the PBI Measuring Date.

(e)     Indebtedness. PBI shall have delivered to NCC payoff letters, in form and substance acceptable to NCC, from the appropriate Persons relating to all items of Indebtedness (the “Payoff Letters”), together with all Lien release documents related to such Indebtedness and UCC-3 termination statements with respect to the financing statements filed against the assets of PBI or any of the PBI Subsidiaries, in each case, in form and substance acceptable to NCC, and all such Indebtedness shall have been paid, satisfied or discharged in full by PBI prior to the Closing Date.

(f)     Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of NCC in its sole discretion.

(g)     Matters Relating to 280G Taxes. NCC shall be reasonably satisfied, either through mutually agreeable pre-Closing amendments or otherwise, that PBI shall have taken any and all reasonably necessary steps such that neither the Merger nor the Bank Merger will trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any employment agreements, change in control agreements, PBI Benefit Plans, or supplemental compensation, retirement or similar arrangements between a PBI Company and any officers, directors, or employees thereof.

(h)     Employment Agreements. NCC shall have received documentation reasonably satisfactory to NCC that all of the Employment Agreement Termination Letters and all of the Employment Agreements have been duly executed and delivered and shall become fully binding and effective immediately prior to the Effective Time or as of the Effective Time, respectively, and that each of the individuals listed on Schedule 9.2(h) shall become employees of NBC as of the Effective Time under the terms of the Employment Agreements.

(i)     Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any PBI Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any PBI Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of NCC, restricts or impairs the conduct of such PBI Company’s business or future prospects.

(j)     Absence of Adverse Facts. There shall have been no reasonable determination by NCC in good faith that any fact, Litigation, claim, event or condition exists or has occurred that, in the reasonable judgment of NCC, (i) would have a Material Adverse Effect on, or may be foreseen to have a Material Adverse Effect on, PBI, (ii) would be materially adverse to the interests of NCC on a consolidated basis or (iii) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on any national securities exchange.

(k)     Consents Under Agreements. PBI shall have obtained all consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by a PBI Subsidiary of, as the case may be, any obligation, right or interest of PBI or such PBI Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of NCC, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or the PBI Subsidiary at issue or upon consummation of the transactions provided for in this Agreement.

(l)     Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority that, in connection with the grant of any Consent by any Regulatory Authority, imposes any restriction or condition on NCC or any NCC Subsidiary, which, even if not reasonably likely to have a Material Adverse Effect on NCC, in the opinion of NCC is materially and unreasonably burdensome on NCC’s business following the Effective Time or which would reduce the economic benefits of the transactions contemplated by this Agreement to NCC to such a degree that NCC would not have entered into this Agreement had such condition or restriction been known to it at the date hereof.

(m)     Deposits. NCC shall have received Schedule 5.32 updated as of the PBI Measuring Date and the brokered deposits and other items described or required to be described thereon shall not exceed, in the aggregate, $25,000,000.

(n)     Loan Portfolio. NCC shall have received Schedule 5.9(a)(iv) updated as of the PBI Measuring Date and there shall not have been any material increase since the date of this Agreement in the Loans described or required to be described thereon; provided, however, that regardless of any such increase, the condition in this Section 9.2(n) shall be deemed to be satisfied if the quotient of the aggregate amount of the Classified Loans of the PBI Companies as of the PBI Measuring Date divided by the sum of (i) PBI’s equity plus (ii) the PBI Allowance, both as set forth on PBI’s balance sheet on the PBI Measuring Date, is less than 0.30.

(o)     PBI Benefit Plans. NCC shall have received such evidence and documentation as it shall have reasonably requested to effectuate the provisions of Section 8.21(c) regarding the PBI Benefit Plans (including termination of the PBI Restricted Stock Unit Plan).

(p)     Bank Merger Agreement. Prior to the PBI Stockholders’ Meeting, the Bank Merger Agreement shall have been executed and delivered by Private Bank and approved by Private Bank’s shareholder.

(q)     Shareholders Agreement. PBI and its stockholders shall have taken all corporate action necessary to terminate the Shareholders Agreement.

9.3     Conditions to Obligations of PBI. The obligations of PBI to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by PBI pursuant to Section 11.4(b) of this Agreement:

(a)     Representations and Warranties. The representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), and the representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of NCC set forth in Section 6.6 (Absence of Certain Changes or Events) and Section 6.10 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b)     Performance of Obligations. Each and all of the agreements, obligations and covenants of NCC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates. NCC shall have delivered to PBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to PBI’s obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the NCC Board evidencing the taking of all corporate action necessary to authorize the Merger and the execution, delivery and performance of this Agreement by NCC, and the consummation of the transactions provided for herein, and (iii) certified copies of resolutions duly adopted by the Board of Directors of NBC and by NCC as the sole stockholder of NBC evidencing the taking of all corporate action necessary to authorize the Bank Merger and the execution, delivery and performance of the Bank Merger Agreement by NBC, and the consummation of the transactions provided for therein, all in such reasonable detail as PBI and its counsel shall request.

(d)     Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any NCC Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any NCC Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of PBI, restricts or impairs the conduct of such NCC Company’s business or future prospects.

Article 10
TERmination

10.1     Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of PBI, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)     by mutual written consent of the NCC Board and the PBI Board; or

(b)     by the NCC Board or the PBI Board in the event of an inaccuracy of any representation or warranty contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c)     by the NCC Board or the PBI Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d)     by the NCC Board or the PBI Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger, the Bank Merger or the other transactions provided for herein shall have been denied by final non-appealable action of such authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal, or (ii) the stockholders of PBI fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at the PBI Stockholders’ Meeting where the transactions are presented to such PBI stockholders for approval and voted upon; or

(e)     by the NCC Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to PBI, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement that are reasonably likely to cause or result in any Material Adverse Effect with respect to PBI, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by PBI of notice in writing from NCC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f)     by the PBI Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to NCC, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement that are reasonably likely to cause or result in any Material Adverse Effect with respect to NCC, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by NCC of notice in writing from PBI specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g)     by the NCC Board or the PBI Board if the Merger shall not have been consummated on or before 210 days following the date of this Agreement, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); provided, however, that if on such 210th day approval by a Regulatory Authority is pending and has not been finally resolved or any stockholder litigation referenced in Section 7.6 has not been resolved (by dismissal, settlement or otherwise), then such number of days shall be automatically increased from 210 to 270; or

(h)     by the NCC Board or the PBI Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating Party; or

(i)     by the NCC Board if (i) the holders of in excess of seven and one half percent (7.5%) of the outstanding shares of PBI Common Stock properly assert their dissenters’ rights of appraisal pursuant to applicable Law; or

(j)     by the NCC Board if (i) the PBI Board shall have withdrawn, or adversely modified, or failed upon NCC’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the PBI Board shall have approved or recommended to the stockholders of PBI that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) PBI fails to call the PBI Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than PBI or an Affiliate of PBI) or group becomes the beneficial owner of 50% or more of the outstanding shares of PBI Common Stock; or

(k)     by the PBI Board if it concludes in good faith that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with outside legal counsel) that failure to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal would likely result in a violation of its fiduciary duties under applicable Law; provided, however, that the PBI Board may not terminate this Agreement pursuant to this Section 10.1(k) unless and until (i) PBI shall have complied with the terms of this Agreement; (ii) the PBI Board determines in good faith (after consultation with outside legal counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by NCC under this Section 10.1(k); (iii) the PBI Board has given NCC at least three (3) Business Days’ prior written notice of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the Person making such Superior Proposal) and has contemporaneously provided to NCC an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (iv) PBI has negotiated, and has caused its representatives to negotiate, in good faith with NCC during such notice period (to the extent NCC wishes to negotiate) to enable NCC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, PBI shall, in each case, be required to deliver to NCC a new written notice, the notice period shall recommence, and PBI shall be required to comply with its obligations under this Section 10.1(k) with respect to such new written notice. Any termination under this Section 10.1(k) shall be subject to NCC’s receipt of the Termination Fee as set forth in Section 10.2(b) below, and if such amount is not received by NCC in accordance therewith, any purported termination pursuant to this Section 10.1(k) shall be null and void. PBI agrees (x) that it will not enter into a definitive agreement with respect to any Superior Proposal until at least the fifth (5th) Business Day after it has provided the notice to NCC required hereby, and (y) to notify NCC promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification; or

(l)     by the PBI Board if both of the following conditions are satisfied:

(i)	the Average Quoted Price is less than $19.20 (calculated as 80% of the Starting Price); and

(ii)

the quotient obtained by dividing the Average Quoted Price by the Starting Price is less than 80% of the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date.

If the PBI Board elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to NCC at any time during the two (2) Business Day period commencing on the Business Day following the Determination Date; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two (2) Business Day period. During the two (2) Business Day period commencing on the Business Day following the day on which NCC receives such notice, NCC shall have the option, but not the obligation, to increase the consideration to be paid for each Stock Election Share by making a cash payment (as part of the Merger consideration in addition to, and not in lieu of, the NCC Common Stock into which such Stock Election Share is converted pursuant to Section 3.1(c) of this Agreement) for each Stock Election Share (the “Cash Payment Per Stock Election Share”) in an amount (rounded to the nearest cent) equal to the product of (x) the Exchange Ratio and (y) the difference between (i) $19.20 and (ii) the Average Quoted Price; provided, however, that NCC shall not be permitted to elect to make the Cash Payment Per Stock Election Share if making such cash payments would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

If NCC makes this election within such two (2) Business Day period, it shall give prompt written notice to PBI of such election, whereupon no termination shall have occurred pursuant to this Section 10.1(l), and this Agreement shall remain in effect in accordance with its terms. If the Closing Date would naturally occur during NCC’s two (2) Business Day option period pursuant to the terms of this Agreement, the Closing Date shall be extended until a date selected by NCC no more than ten (10) Business Days following the close of such two-day period (unless NCC does not exercise its option and the Agreement is thereby terminated).

PBI and the PBI Subsidiaries shall not, and shall use their best efforts to ensure that their respective executive officers, directors, and stockholders who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of PBI do not, purchase or sell on Nasdaq, or submit a bid to purchase or an offer to sell on Nasdaq, directly or indirectly, any shares of NCC Common Stock or any options, rights or other securities convertible into shares of NCC Common Stock during the determination period for the Average Quoted Price.

For purposes of this Section 10.1(l), the following terms shall have the meanings indicated:

“Average Quoted Price” has the meaning defined in Section 11.1.

“Determination Date” means the Nasdaq trading day ending on the fifth (5th) Business Day prior to the date of the Closing.

“Index Price” on a given date means the closing price of the Nasdaq Bank Index as reported by Bloomberg LP (symbol: CBNK).

“Starting Date” means August 30, 2016, the effective date of this Agreement.

“Starting Price” means $24.00.

The calculations pursuant to this Section 10.1(l) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into NCC Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of NCC Common Stock outstanding after the date hereof and prior to the Closing Date.

10.2     Effect of Termination.

(a)     In the event of a termination of this Agreement by either the NCC Board or the PBI Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of NCC or PBI or their respective Subsidiaries or any of the officers or directors of any of them, except that this Section 10.2 and Article 11 and Sections 8.2 (Access to Information) and 8.7 (Expenses) of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b)     In the event that this Agreement is terminated (i) by the NCC Board pursuant to Section 10.1(j), (ii) by the PBI Board pursuant to Section 10.1(k), or (iii) otherwise by the PBI Board at a time when the NCC Board or NCC has grounds to terminate the Agreement pursuant to Section 10.1(j), then PBI shall, in the case of clause (i), two (2) Business Days after the date of such termination or, in the case of clause (ii) or (iii), on the date of such termination, pay to NCC, by wire transfer of immediately available funds, the amount of $1,750,000 (the “Termination Fee”).

(c)     In the event that (i) after the date hereof and prior to the PBI Stockholders’ Meeting, an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by PBI stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to PBI, and thereafter this Agreement is terminated by the NCC Board or the PBI Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine (9) months of such termination, PBI enters into a definitive agreement with respect to such Acquisition Proposal or consummates such Acquisition Proposal, then PBI shall, upon the earlier of entering into a definitive agreement with respect to such Acquisition Proposal or consummating such Acquisition Proposal, pay to NCC, by wire transfer of immediately available funds, the Termination Fee.

(d)     PBI acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, NCC would not enter into this Agreement; accordingly, if PBI fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, NCC commences a suit which results in a judgment for any of the Termination Fee, PBI shall pay NCC its costs and expenses (including attorneys’ fees) in connection with such suit.

10.3     Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

Article 11
MISCELLANEOUS

11.1     Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal,” with respect to PBI, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving PBI or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the business, Assets or deposits of, PBI or any of its Subsidiaries, including a plan of liquidation of PBI or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Regulatory Authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage Loans originated, purchased or serviced by any PBI Company or (ii) originate, purchase, or service mortgage Loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Quoted Price” shall mean the price (rounded to two decimal places) derived by adding the closing price of one share of NCC Common Stock as reported on Nasdaq on each of the ten (10) consecutive trading days ending on the fifth Business Day prior to the date of the Closing, and dividing such sum by ten (10).

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which national banking institutions in Alabama are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Classified Loans” means Loans that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by PBI or by any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Designated Representative” shall mean (i) with respect to PBI, Charles B. Crawford, Jr.; and (ii) with respect to NCC, John H. Holcomb, III; William E. Matthews, V; or Richard Murray, IV.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Disqualification” shall mean the occurrence of any of the following events: (i) the director or nominee shall be prohibited by Law, Order or otherwise from serving on the NCC Board or the board of directors of NBC, (ii) the director or nominee shall have been convicted of any felony, (iii) the director or nominee shall file (or any entity of which such director or nominee shall have been an executive officer or controlling person within the two (2) years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or the director or nominee shall become (or any entity of which the director or nominee shall have been an executive officer or controlling person within two (2) years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 90 days, (iv) the director or nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(2)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws, (v) the director or nominee shall have been removed from the NCC Board by the stockholders of NCC without the encouragement or recommendation of NCC, (vi) the members of NCC’s or NBC’s nominating committee, as applicable, shall have concluded in good faith that nominating such individual would constitute a breach of their fiduciary duties, or (vii) the director or nominee shall have resigned or retired from the NCC Board or the board of directors of NBC, as applicable.

“Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws that are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any related company or trade or business that is required to be aggregated with any PBI Company under Sections 414(b), (c), (m) or (o) of the IRC.

“Exchange Agent” shall mean Broadridge Corporate Issuer Solutions, Inc.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Indebtedness” means the aggregate amount (including the current portion thereof), without duplication, of:

(a)      all of PBI’s and each PBI Subsidiary’s indebtedness, contingent or otherwise, for money borrowed from others, purchase money indebtedness (other than accounts payable by PBI or a PBI Subsidiary to any Person in the ordinary course of business to the extent such accounts payable are not more than ninety (90) days past due) and reimbursement obligations of PBI or a PBI Subsidiary with respect to letters of credit;

(b)      all of the indebtedness and obligations of the type described in clause (a) of this definition guaranteed in any manner by PBI or a PBI Subsidiary through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding the endorsements of checks and other instruments in the ordinary course of business;

(c)      all of the indebtedness or obligations of the type described in clauses (a) and (b) of this definition secured by any Lien upon property owned by PBI or a PBI Subsidiary, even though neither PBI nor a PBI Subsidiary has in any manner become liable for the payment of such indebtedness;

(d)      all of PBI’s or a PBI Subsidiary’s obligations to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property that are required to be classified and accounted for as capital leases on a consolidated balance sheet of PBI as of such date computed in accordance with GAAP;

(e)      the deferred purchase price of assets, property or services incurred outside the ordinary course of business by PBI or a PBI Subsidiary;

(f)      all indebtedness of others guaranteed or in effect guaranteed directly or indirectly in any manner by PBI or a PBI Subsidiary;

(g)      all obligations pursuant to which PBI or a PBI Subsidiary is responsible for any earn-out or similar contingent purchase price payment arising from events occurring on or before the Effective Time; and

(h)      all accrued but unpaid interest expense and all penalties, fees, charges and prepayment premiums that are payable, in each case with respect to any of the indebtedness or obligations described in this definition, including as a result of the entry into this Agreement and the consummation of the Merger (including any repayment of Indebtedness at or prior to the Effective Time).

“Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage Loans originated, purchased or serviced by any PBI Company, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage Loans or the related collateral.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Party or any of its Subsidiaries shall mean the actual knowledge of the officers and directors of such Party or its Subsidiary, as applicable, and that knowledge that any director of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such Party or its Subsidiary, as applicable, and that knowledge that any officer of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party or its Subsidiary, as applicable.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage Loan originated, purchased or serviced by any PBI Company or a security backed by or representing an interest in any such mortgage Loan.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided, however, that “material adverse impact” shall not be deemed to include the impact of (v) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which a Party operates, (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (x) changes in GAAP or RAP generally applicable to banks and their holding companies, (y) actions or omissions of a Party taken as required by this Agreement or with the prior informed written consent of the other Party in contemplation of the transactions contemplated by this Agreement and (z) the Merger (including the incurrence of any expenses related thereto and required by this Agreement) or the announcement of the Merger on the operating performance of the Parties, except to the extent that the changes described in clauses (v), (w) and (x) have a materially disproportionate adverse effect on such Party relative to other similarly situated participants in the markets in which such Party operates.

“Nasdaq” shall mean the Nasdaq Global Select Market System.

“NCC Board” shall mean the Board of Directors of NCC.

“NCC Common Stock” shall mean the common stock of NCC, par value $0.01 per share.

“NCC Companies” shall mean, collectively, NCC and all NCC Subsidiaries.

“NCC Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of NCC as of December 31, 2015, 2014 and 2013, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, and (ii) the consolidated balance sheets of NCC (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2015.

“NCC Preferred Stock” shall mean the preferred stock of NCC, par value $0.01 per share.

“NCC Subsidiaries” shall mean the Subsidiaries of NCC.

“OCC” shall mean the Office of the Comptroller of the Currency.

“OCGA” shall mean the Official Code of Georgia Annotated.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean PBI or NCC, and “Parties” shall mean PBI and NCC.

“PBI 401(k) Plan” shall mean the Private Bank of Buckhead Section 401(k) Profit Sharing Plan.

“PBI Board” shall mean the Board of Directors of PBI.

“PBI Call Reports” shall mean (i) the Reports of Income and Condition of Private Bank for the years ended December 31, 2015, 2014 and 2013, as filed with the FDIC; (ii) the Reports of Income and Condition of Private Bank delivered by PBI to NCC with respect to periods ended subsequent to December 31, 2015; (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9SP, of PBI for the years ended December 31, 2015, 2014 and 2013; and (iv) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9SP, of PBI with respect to periods ended subsequent to December 31, 2015.

“PBI Capital Warrant” shall mean a PBI Warrant issued pursuant to an Organizer Warrant Agreement dated as of December 11, 2006, as amended, between PBI and the organizer of PBI named therein, of which there are no more than 33,000 in the aggregate outstanding as of the date of this Agreement.

“PBI Companies” shall mean, collectively, PBI and all PBI Subsidiaries.

“PBI Designee” means one (1) director of PBI to be identified by NCC before the Effective Time who is reasonably acceptable to PBI.

“PBI Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of PBI as of December 31, 2015, 2014 and 2013, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Porter Keadle Moore, LLC, independent certified public accountants, and (ii) the unaudited balance sheets of PBI (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2015.

“PBI Restricted Stock Unit” shall mean a restricted stock unit issued pursuant to the PBI Restricted Stock Unit Plan.

“PBI Restricted Stock Unit Plan” shall mean the Private Bancshares, Inc. Restricted Stock Unit Plan, effective as of January 1, 2011, as amended from time to time.

“PBI Stock Option Plan” shall mean the Private Bancshares, Inc. 2006 Stock Incentive Plan.

“PBI Stockholders’ Meeting” shall mean the meeting of the stockholders of PBI to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“PBI Subsidiaries” shall mean the Subsidiaries of PBI, which shall include the PBI Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of PBI in the future and owned by PBI at the Effective Time.

“PBI Tax Representative” means Terence B. Freeman.

“PBI Terminated Employee” means any Covered Employee who is terminated by any NCC Company solely as a result of the Merger (i.e., elimination of duplicative jobs, elimination of such person’s position, etc.), and not as a result of inadequate performance or other good cause. Any Covered Employee with respect to whom all of the following apply shall also be considered a PBI Terminated Employee: (i) such person is an employee of any PBI Company both on the date of this Agreement and immediately prior to the Effective Time, and (ii) such person is offered continued employment by an NCC Company that either (A) does not provide a salary at least equal to that provided to such person by a PBI Company on the date of this Agreement and benefits at least consistent with those provided by such NCC Company to its similarly situated employees or (B) requires such person to relocate his or her place of employment more than twenty five (25) miles from such person’s place of employment on the date of this Agreement, and (iii) such person does not accept such offer of continued employment by such NCC Company.

“PBI Warrant” shall mean a warrant representing the right to purchase a share of PBI Common Stock granted pursuant to a PBI Warrant Agreement.

“PBI Warrant Agreement” shall mean either a Director Warrant Agreement or an Organizer Warrant Agreement, as applicable, in each case dated as of December 11, 2006, between PBI and the director or organizer, respectively, of PBI named therein, as duly amended in accordance with Section 3.1(f) of this Agreement.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“RAP” means regulatory accounting principles.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, FINRA, and the SEC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement dated as of April 26, 2007, by and among PBI and the shareholders of PBI.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal that the PBI Board concludes in good faith to be materially more favorable from a financial point of view to PBI’s stockholders than the Merger and the other transactions contemplated hereby, after (i) receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, NCC agreeing that the PBI Financial Advisor is a nationally recognized investment banking firm), (ii) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) taking into account all legal (with the advice of outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of this definition of “Superior Proposal,” the references to “more than 10%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and the definition of Acquisition Proposal shall only refer to a transaction involving PBI and not its Subsidiaries.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

(b)     Capitalized terms defined in other Sections of this Agreement shall have the definitions set forth in such Sections, as indicated below.

Defined Term	Section

Adjusted PBI Shareholders’ Equity	9.2(d)

Acquisition Agreement	7.5(a)

Agreement	Preamble

Articles of Merger	1.3

Bank Merger	1.5

Bank Merger Agreement	1.5

Cash Election Share	3.1(d)(i)

Cash Election Share Limitation	3.1(d)(i)

Certificate of Merger	1.3

Closing Date	1.2

COBRA Coverage	5.14(f)(i)

Conforming Adjustments	8.11

Covered Employees	8.21(a)

Cutoff	4.2

D&O Insurance	8.14(c)

Determination Date Dissenter Provisions	10.1(l) 3.3

Dissenting Shares	3.3

Effective Time	1.3

Election Deadline	3.1(d)(iii)

Election Form	3.1(d)(ii)

Employment Agreements	8.19(c)

Defined Term	Section

Employment Agreement Termination Letters	8.19(a)

Exchange Ratio	3.1(c)

Identifiable Personal Information	5.31

Indemnified Party	8.14(a)

Index Price	10.1(l)

Loans	5.9(a)(i)

Maximum D&O Tail Premium	8.14(c)

Merger	Preamble

NBC	1.5

NCC	Preamble

NCC Financial Advisor	6.15

NCC Option	3.1(e)

OFAC	5.12(b)

PBI	Preamble

PBI Advisory Fee	5.24

PBI Allowance	5.9(a)(v)

PBI Benefit Plans	5.14(a)

PBI Capital Warrant Conversion Ratio PBI Certificate	3.1(f) 4.2

PBI Common Stock	5.3(a)

PBI Contracts	5.15

PBI ERISA Plan	5.14(a)

Defined Term	Section

PBI Financial Advisor	5.24

PBI Litigation Reserve	5.9(a)(v)

PBI Measuring Date	9.2(d)

PBI Nonvoting Common Stock	5.3(a)

PBI Option	3.1(e)

PBI Voting Common Stock	5.3(a)

Per Share Cash Consideration	3.1(d)(i)

Potential Cash Payment	3.1(d)(v)(A)

Private Bank	1.5

Proxy Statement/Prospectus	5.18

Related Interest	5.15

Starting Date Starting Price Stock Election Shares	10.1(l) 10.1(l) 3.1(d)(iii)

S-4 Registration Statement	5.18

Surviving Corporation	1.1

Takeover Laws	5.28

Tax Opinion	9.1(e)

Termination Fee	10.2(b)

Total Cash Amount	3.1(d)(i)

11.2     Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3     Amendments. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of PBI; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of PBI, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.4     Waivers.

(a)     Prior to or at the Effective Time, NCC, acting through the NCC Board, its chief executive officer or another authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PBI, to waive or extend the time for the compliance or fulfillment by PBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NCC under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NCC. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that NCC or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b)     Prior to or at the Effective Time, PBI, acting through the PBI Board, its chief executive officer or another authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NCC, to waive or extend the time for the compliance or fulfillment by NCC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PBI under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PBI. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that PBI or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5     Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to PBI, to:	Private Bancshares, Inc.
Three Piedmont Center 3565 Piedmont Road Atlanta, Georgia 30305 Telecopy Number: (404) 264-7970 Attention: Charles B. Crawford, Jr.

with a copy to:	Bryan Cave LLP
1201 West Peachtree Street NW 14th Floor Atlanta, Georgia 30309 Telecopy Number: (404) 420-0669 Attention: Jonathan S. Hightower

If to NCC, to:	National Commerce Corporation
813 Shades Creek Parkway, Suite 100 Birmingham, Alabama 35209 Telecopy Number: (205) 313-8101 Attention: William E. Matthews, V

with a copy to:	Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North 2400 Regions/Harbert Plaza Birmingham, Alabama 35203 Telecopy Number: (205) 254-1999 Attention: John P. Dulin, Jr., Esq

11.7     Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PBI or NCC, each of PBI and NCC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8     Governing Law; Jury Waiver. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent that federal Law shall be applicable. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH PARTY (I) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (II) MAKES THIS WAIVER VOLUNTARILY, AND (III) HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document. The exchange of copies of this Agreement and of signature pages by fax, email or similar electronic means shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Transmission of executed counterparts by fax, email or similar electronic means shall have the same effect as physical delivery of manually signed originals.

11.10     Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.11     Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any Litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13     Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14     Schedules. The disclosures in the Schedules to this Agreement must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15     Exhibits and Schedules. Each of the Exhibits and Schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

11.16     No Third Party Beneficiaries. Except (a) for Section 8.14, which is intended to benefit each Indemnified Party and his or her heirs and representatives, (b) the right of the PBI Designee to the benefits set forth in Section 2.2, and (c) if the Effective Time occurs, the right of the holders of PBI Common Stock and PBI Options to receive the Merger consideration payable pursuant to this Agreement, nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

11.17     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to or following the Effective Time, NCC shall be entitled to revise the structure of the Bank Merger in order to substitute a different NCC Subsidiary (or no NCC Subsidiary) in the place of NBC, whereby Private Bank or such other NCC Subsidiary would be the surviving bank upon consummation of the Bank Merger, or whereby the Bank Merger would be abandoned, provided in any case that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the IRC, (ii) be capable of consummation in as timely a manner as the Bank Merger provided for herein, and (iii) not otherwise be prejudicial to the interests of PBI’s stockholders. This Agreement, the Bank Merger Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by its respective authorized officers as of the day and year first above written.

NATIONAL COMMERCE CORPORATION
Attest:

By:	/s/ Cindy Payton	By:	/s/ John H. Holcomb, III
	Cindy Payton	Its:	Chairman and Chief Executive Officer
Secretary

PRIVATE BANCSHARES, INC.
Attest:

By:	/s/ Terence B. Freeman	By:	/s/ Charles B. Crawford, Jr.
	COO/CFO	Its:	Chairman, President & CEO

Signature Page to Agreement and Plan of Merger

List of Exhibits

Exhibit A	Bank Merger Agreement

Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Claims Letter

List of Schedules

Schedule 5.2(b):	No Conflict (PBI)

Schedule 5.2(c):	Notices; Consents (PBI)

Schedule 5.3(c):	Capitalization (PBI)

Schedule 5.3(e)	Indebtedness (PBI)

Schedule 5.4(b):	Subsidiaries’ Outstanding Capital Stock (PBI)

Schedule 5.5:	Financial Statements and Call Reports (PBI)

Schedule 5.6:	Undisclosed Liabilities (PBI)

Schedule 5.7:	Changes or Events (PBI)

Schedule 5.8(f):	Disallowed Deductions under IRC Sections 280G or 162(m) (PBI)

Schedule 5.9(a)(i):	Loans over 90 Days (PBI)

Schedule 5.9(a)(ii):	Insider Loans (PBI)

Schedule 5.9(a)(iv):	Classified Loans (PBI)

Schedule 5.9(b):	Loan Repurchase Obligations (PBI)

Schedule 5.10:	Liens (PBI)

Schedule 5.10(a):	Real Property (PBI)

Schedule 5.10(b):	Leasehold Property (PBI)

Schedule 5.10(c):	Insurance Policies (PBI)

Schedule 5.12:	Compliance With Laws (PBI)

Schedule 5.13(b):	Officers and Directors (PBI)

Schedule 5.14(a):	Employee Benefit Plans (PBI)

Schedule 5.14(c):	Payments Due Directors and Employees (PBI)

Schedule 5.15:	Material Contracts (PBI)

Schedule 5.16:	Legal Proceedings (PBI)

Schedule 5.20:	Offices (PBI)

Schedule 5.22:	Intellectual Property (PBI)

Schedule 5.24:	Broker’s Fees (PBI)

Schedule 5.29:	Management Contracts (PBI)

Schedule 5.32:	Brokered Deposits (PBI)

Schedule 6.5:	Undisclosed Liabilities (NCC)

Schedule 6.9:	Legal Proceedings (NCC)

Schedule 7.2(g):	Changes in Compensation (PBI)

Schedule 7.2(h):	Employment Agreements and Amendments (PBI)

Schedule 7.2(n):	Unfunded Loan Commitments (PBI)

Schedule 7.2(p):	Contracts with Insiders (PBI)

Schedule 8.12:	Deadlines for Extensions (PBI)

Schedule 8.19(a):	Employment Agreement Termination Letters

Schedule 8.19(b):	Five-Year Employment and Non-Competition Agreements

Schedule 8.19(c):	Four-Year Employment and Non-Competition Agreements

Schedule 9.2(h):	Identified Employees

Appendix B

Applicable dissent provisions

Official code of georgia

TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

CHAPTER 2. BUSINESS CORPORATIONS

ARTICLE 13. DISSENTERS’ RIGHTS

PART 1

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 14-2-1301. Definitions.

As used in this article, the term:

(1)      “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)      “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)      “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)      “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)      “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)      “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)      “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)      “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent.

(a)      A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)      Consummation of a plan of merger to which the corporation is a party:

(A)      If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)      The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)      Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)      The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)      If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)      Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)      Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)      An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)      Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)      A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)      Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)      In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A)      Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B)      Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2)      The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 14-2-1320. Notice of dissenters’ rights.

(a)      If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)      If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment.

(a)      If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)      Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)      Must not vote his shares in favor of the proposed action.

(b)      A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice.

(a)      If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)      The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)      State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)      Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)      Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)      Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment.

(a)      A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)      A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)      A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions.

(a)      The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)      The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Payment.

(a)      Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)      The offer of payment must be accompanied by:

(1)      The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)      A statement of the corporation’s estimate of the fair value of the shares;

(3)      An explanation of how the interest was calculated;

(4)      A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)      A copy of this article.

(c)      If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action.

(a)      If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)      If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a)      A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)      The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)      The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)      A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)      If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)      The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)      The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3

JUDICIAL APPRAISAL OF SHARES

§ 14-2-1330. Court action.

(a)      If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)      The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)      The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)      The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)      Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and attorney fees.

(a)      The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)      The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)      Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)      Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)      If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Appendix C

FAIRNESS OPINION OF BSP SECURITIES, LLC,

A SUBSIDIARY OF BANKS STREET PARTNERS, LLC,

TO THE PBI BOARD OF DIRECTORS

August 30, 2016

Board of Directors

Private Bancshares, Inc.

Three Piedmont Center, NE

3565 Piedmont Road, Suite 210

Atlanta, GA 30305

Members of the Board:

BSP Securities, LLC (“BSP”), a wholly owned broker/dealer subsidiary of Banks Street Partners, LLC, understands that Private Bancshares, Inc. (“PBI”) and National Commerce Corporation (“NCC”) have proposed to enter into an Agreement and Plan of Merger, dated as of August 30, 2016 (the “Agreement”), pursuant to which NCC will acquire PBI though the merger of PBI with and into NCC (the “Merger”). Following the Merger, PBI’s bank subsidiary, Private Bank of Buckhead (“Private Bank”), will be merged with and into National Bank of Commerce (“NBC”), a national banking association and wholly-owned subsidiary of NCC.

Each share of PBI Common Stock outstanding prior to the Effective Date, as defined in the Agreement, with the exception of any shares which the holders thereof have perfected dissenters’ rights (the “Dissenting Shares”), will be converted into and exchanged for the right to receive 0.85417 shares of NCC Common Stock (the “Exchange Ratio”) or cash in the amount of $20.50 per share (“Per Share Cash Consideration”), provided that the aggregate cash consideration will not exceed $8,320,766 (the “Total Cash Amount”). The Total Cash Amount may be increased to a maximum of $11,094,354, at the sole option of NCC and election by written notice to PBI, per the conditions described in the Agreement. The Exchange Ratio, Per Share Cash Consideration, and Total Cash Amount are referred to collectively herein as the Merger Consideration.

PBI has requested that BSP render its opinion (the “Opinion”) to PBI’s Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of PBI Common Stock under the terms of the Agreement. BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, private placements and valuations for corporate and other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of PBI and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. PBI has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by PBI in connection with the Merger. During the past two years, BSP has provided advisory services to PBI, for which it has received compensation, but has not provided advisory services to NCC, nor has BSP received compensation from NCC during the past two years.

Northside Parkway NW / Suite 800 / Atlanta, GA 30327  (404) 848-1571 (phone)

For purposes of this Opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the Agreement;

2.

Participated in discussions with PBI management concerning PBI’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and PBI’s and NCC’s future financial performance;

3.	Reviewed PBI’s audited financial statements for the years ended December 31, 2015, 2014 and 2013 and unaudited financial statements for the quarter ended June 30, 2016;

4.

Reviewed NCC’s recent filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended December 31, 2015, and 2014, as well as quarterly reports on Form 10-Q for the quarters ended June 30, 2016 and March 31, 2016;

5.	Reviewed certain financial forecasts and projections of PBI, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;

6.	Analyzed certain aspects of PBI’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to the PBI;

7.	Reviewed historical trading activity of NCC and analysts’ consensus estimates for Buyer’s future earnings;

8.

Compared the proposed financial terms of the Merger with the financial terms of certain other recent merger and acquisition transactions, involving acquired companies that we deemed to be relevant to PBI; and

9.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

Northside Parkway NW / Suite 800 / Atlanta, GA 30327  (404) 848-1571 (phone)

In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by PBI, and its representatives, and of the publicly available information for PBI and NCC that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the PBI at June 30, 2016 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to, nor did we conduct a physical inspection of any of the properties or facilities of PBI, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of PBI, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of PBI Common Stock, than the Merger.

With respect to the financial projections for PBI used by BSP in its analyses, management of PBI confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of PBI. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of PBI or NCC since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of PBI and NCC. We have assumed in all respects material to our analyses that the PBI and NCC will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice PBI received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

BSP’s Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by NCC to holders of PBI Common Stock in the Merger and does not address PBI’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of PBI, and our opinion does not constitute a recommendation to any director of PBI as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of PBI, or any class of such persons relative to the Merger Consideration to be received by the holders of PBI Common Stock in the Merger or with respect to the fairness of any such compensation.

Northside Parkway NW / Suite 800 / Atlanta, GA 30327  (404) 848-1571 (phone)

Except as hereinafter provided, this Opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated April 22, 2016. This letter is addressed and directed to the Board of Directors of PBI in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors and shareholders of PBI in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of PBI Common Stock, from a financial point of view.

Sincerely,

BSP Securities, LLC

Northside Parkway NW / Suite 800 / Atlanta, GA 30327  (404) 848-1571 (phone)

Appendix D

PRIVATE BANCSHARES, INC.

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

PRIVATE BANCSHARES, INC.

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (the “Agreement”), made by and among Private Bancshares, Inc., a Georgia corporation (the “Company”), and the shareholders of the Company and any future shareholder of the Company (individually, a “Shareholder,” and collectively, the “Shareholders”), is dated as of April 26, 2007.

W I T N E S S E T H:

WHEREAS, the Company and the Shareholders previously entered into a Shareholders

Agreement, dated December 6, 2006;

WHEREAS, each Shareholder is either an individual (who is not a nonresident alien), an estate, a trust described in Section 1361(c)(2)(A) of the Internal Revenue Code (the “Code”), including a trust for which an election is in effect under Section 1361(d) or (e) of the Code, or an organization described in Section 1361(c)(6) of the Code;

WHEREAS, the number of Shareholders of the Company is not more than one hundred (100) as determined in accordance with the provisions of Sections 1361(c)(1) and (2)(B) of the Code;

WHEREAS, the Board of Directors of the Company believes it is in the best interest of the Shareholders to amend the Company’s Shareholders Agreement;

WHEREAS, the existing Shareholders as of the date of this Agreement and all future shareholders of the Company will become parties to this Agreement;

NOW, THEREFORE, for and in consideration of the premises, the sum of Ten Dollars ($10.00), the mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Transfer Restrictions.

(a)     General Restriction. No Shareholder may sell, assign, transfer, pledge, hypothecate, mortgage, encumber, or otherwise dispose of any Shares, whether voluntarily, involuntarily or by operation of law (collectively, a “Disposition”) except as expressly provided in this Agreement. Any attempted Disposition of Shares that is not in accordance with the terms of this Agreement shall be void ab initio and will not be reflected in the Company’s records. All Shares held by the Shareholders are subject to purchase by the Company pursuant to this Agreement.

(b)      Permitted Transfer. A Shareholder may make a Disposition of all or any portion of such Shareholder’s Shares, provided that the Disposition satisfies all of the Transfer Conditions set forth in Section 1(c).

(c)      Transfer Conditions. Any Disposition of Shares by a Shareholder must satisfy all of the following conditions:

(i)     the Company does not exercise its Purchase Option as defined in Section 1(d);

(ii)     the transferee must satisfy all of the then-existing ownership requirements with respect to the stock of a corporation that has in effect an election to be taxed under the provisions of Subchapter S of the Code;

(iii)     the number of shareholders of the Company must not increase as a result of the Disposition unless such increase is approved by the affirmative vote of at least 66-2/3% of the directors of the Company then holding office; and

(iv)     the transferring Shareholder (or the transferring Shareholder’s Representative) (as defined in Section 3(a)) must have obtained the written agreement of the proposed transferee (satisfactory in form and substance to the Company), including without limitation any pledgee, that such transferee will be bound by, and the Shares proposed to be transferred will be subject to, this Agreement.

(d)       Purchase Option. The Company shall have the option (the “Purchase Option”) to purchase Shares from a Shareholder under the following conditions:

(i)     If a Shareholder receives a bona fide offer from a third party to purchase all or any part of the Shares then owned by the Shareholder, which offer the Shareholder desires to accept (or if the Shareholder makes such an offer and the proposed transferee desires to accept such offer), the Shareholder shall offer the same number of shares to the Company by written notice to the Company delivered within five (5) days after the Shareholder’s receipt of the third party offer, at the same price and upon substantially the same terms as provided in the third party offer. The notice shall state details of the third party offer, including (i) the name and address of the Shareholder and the proposed transferee, (ii) the purchase price offered by the proposed transferee, and (iii) the terms and method of payment. A copy of the offer shall be attached to the notice.

(ii)     The Company may exercise the Purchase Option for fifteen (15) days (the “Option Period”) after receipt of the notice to purchase the Shares subject to the offer. The Purchase Option shall be exercisable by the Company by giving written notice of exercise to the selling Shareholder before the expiration of the Option Period.

(iii)     If the Purchase Option described in this Section 1(d) is not exercised within the Option Period, the selling Shareholder may transfer the Shares subject to the offer to the proposed transferee at any time within thirty (30) days after the expiration of the Option Period. The Company shall not give effect on its books to any transfer or purported transfer of the Shares unless each and all of the conditions hereof affecting such transfer shall have been satisfied.

(iv)     If the Company exercises its Purchase Option, the closing of the purchase and sale contemplated under this Section 1(d) shall occur at the office of the Company no later than the fifteenth (15th) day immediately following expiration of the Option Period. Any acquisition hereunder shall be held at the principal office of the Company on a closing date and at a time as may be agreed upon by selling Shareholder and the Company.

2.     Pledge of Shares. A Shareholder may pledge his or her outstanding Shares of the Company that he or she holds to a lender (the “Lender”) as collateral (the “Collateral Shares”) to secure repayment of a loan, provided that: (i) the pledge agreement does not permit any transfer of the Collateral Shares, including a transfer to the pledgee, unless such transfer satisfies the transfer conditions of Section 1(c); (ii) the Shareholder complies with this Section; and (iii) such pledge is in compliance with the Financial Institutions Code of Georgia.

(a)     Notice of Default. In the event the pledging Shareholder defaults and the Lender is entitled and intends to force the sale of all or some of the Collateral Shares in order to secure payment of the debt, the Lender must promptly send a written notice to the Company (the “Lender’s Notice”) (with a copy to the pledging Shareholder) and shall offer (or be deemed to have offered) to sell all of the Collateral Shares to the Company. The Lender’s Notice must include the number of Collateral Shares offered (which can be no less than all of the Collateral Shares), the balance of the loan, the identity of the proposed transferee, the terms of the transfer and the price at which the Lender is offering the Collateral Shares to the proposed transferee. The Lender shall also provide the Company with any other information regarding the proposed transfer if such information is reasonably requested by the Company.

(b)     Purchase Option. The Company shall have thirty (30) days from its receipt of the Lender’s Notice in which to elect to purchase all of the Collateral Shares.

(c)     Price. Regardless of the remaining balance of the loan giving rise to the forced sale, and regardless of the terms specified in the Lender’s Notice as to the price at which the Lender is offering the Collateral Shares to the proposed transferee, the Company shall have the right to purchase the Collateral Shares at the purchase price set forth in Section 3(d), subject to the appraisal rights provided in Section 3(e).

(d)     Manner of Purchase. The price shall be paid in substantially the same manner as is specified in the Lender’s Notice.

(e)     Closing. The closing of the purchase and sale contemplated by this Section shall occur at the offices of the Company no later than 10:00 a.m. on the sixtieth (60th) day immediately following the later of the expiration of the option period provided for in Section 2(b) or the resolution of the appraisal process provided by Section 3(e).

(f)      Waiver. If the Company does not agree to purchase all (and not less than all) of the Collateral Shares, the Company shall endorse upon the certificate or certificates evidencing the Collateral Shares the specific waiver by the Company of the noticed transaction, so as to permit the transfer of the Collateral Shares. Any transfer shall be made only in strict accordance with the terms stated in the Lender’s Notice and the terms of this Agreement. If the Lender, acting on the pledging Shareholder’s behalf, shall fail to make the sale within sixty (60) days following endorsement of the Collateral Shares, the waiver for such sale shall lapse, and the Collateral Shares shall remain owned by, and registered in the name of, the pledging Shareholder.

(g)       Transfer Conditions Applicable. The sale must satisfy all of the Transfer Conditions set forth in Section 1(c). Any person acquiring the Collateral Shares shall take the Collateral Shares subject to all of the terms, conditions, and options of this Agreement and shall be required to execute and deliver a copy of this Agreement prior to receipt by any such person of any certificates representing the Collateral Shares.

3.         Death of Shareholder.

(a)       Generally. Upon the death of a Shareholder, the deceased Shareholder’s estate, executor, personal representative or other successor in interest (the “Shareholder’s Representative”) must sell the deceased Shareholder’s Shares to the Company, to the extent the Company exercises its right to acquire the deceased Shareholder’s Shares under this Section 3. Any purchase of a deceased Shareholder’s Shares by the Company under this Section 3 shall be for the purchase price and upon the terms set forth below.

(b)       Purchase Option.

(i)     Upon the death of any Shareholder, the Company may, for a period of thirty (30) days from the date of the Company’s receipt of written notice of the appointment of the Shareholder’s Representative, notify the Shareholder’s Representative of its intent to exercise its option to purchase from the deceased Shareholder’s Representative all or any portion of such Shareholder’s Shares. If the Company elects to purchase less than all of such Shareholder’s Shares, the Shareholder’s Representative will not be bound to sell such portion of the Shares to the Company.

(ii)     The Company shall not exercise this option in the event the Disposition of the Shares formerly held by the deceased Shareholder is made by the deceased Shareholder’s Representative in accordance with Section 1(c)(ii)- (iv), provided that the deceased Shareholder’s Representative gives prior written notice to the Company of the terms of the Disposition, including the number of Shares offered (which can be no less than all of the Shares formerly held by the deceased Shareholder), the identity of the proposed transferee, the terms of the transfer and the price at which the Shares are being offered to the proposed transferee. The deceased Shareholder’s Representative shall also provide the Company with any other information regarding the proposed transfer if such information is reasonably requested by the Company.

(c)       Failure to Exercise. If the Shares of the deceased Shareholder are not purchased as contemplated above, through no fault of the Shareholder’s Representative, such Representative or any beneficiary or heir of the deceased Shareholder succeeding in ownership of the Shares shall remain the owner of such Shares subject to this Agreement, provided that such transferee agrees in writing (satisfactory in form and substance to the Company), that such transferee will be bound by, and the Shares of such transferee will be subject to, this Agreement.

(d)      Purchase Price. The purchase price per share to be paid for any Shares sold by a Shareholder’s Representative to the Company pursuant to this Agreement must be equal to the Fair Market Value Per Share. For purposes of this Agreement, “Fair Market Value Per Share” shall mean the fair market value per share as determined reasonably and in good faith by the Company’s Board of Directors, which means the price a third party would pay for the Shares owned by the Shareholder’s Representative as of the applicable valuation date on a per Share basis. If the deceased Shareholder’s Representative, executor of the deceased Shareholder’s estate, or any beneficiary or heir of the deceased Shareholder (collectively referred to in this Section 3 as the “selling Shareholder”) is a member of the Board of Directors of the Company, the selling Shareholder shall not participate in the determination of the Fair Market Value Per Share.

(e)      Appraisal Rights. If the selling Shareholder does not agree with the Fair Market Value Per Share as determined by the Board of Directors, the selling Shareholder shall so notify the Company within ten (10) days after its receipt of the Board’s determination of the Fair Market Value Per Share. The selling Shareholder and Company shall, within ten (10) days thereafter, engage a qualified, independent appraiser (the “Appraiser”), experienced in appraising companies similar to the Company, to determine the Fair Market Value Per Share. The Company and the selling Shareholder must supply all information necessary to allow the Appraiser to perform the appraisal, and the Appraiser will be instructed to use its best efforts to complete the appraisal within thirty (30) days after its engagement. The Fair Market Value Per Share determined by the Appraiser will, absent fraud, be final and binding upon all interested parties to the particular transaction, free of challenge or review in any court. Upon the completion of the appraisal, the Appraiser will provide the Company and the other parties instituting the appraisal procedures a written determination of the Fair Market Value Per Share. All costs associated with such an appraisal will be borne equally by the selling Shareholder and the Company.

(f)       Purchase Price Determination Date. The Fair Market Value Per Share shall be determined as of the date of the death of the Shareholder.

(g)       Terms of Purchase. At the election of the Company, it must pay the purchase price at closing by the delivery of either cash or certified cashiers’ check.

(h)       Closing. The closing of each purchase and sale of Shares by the Company, as contemplated by this Section 3, must occur at the offices of the Company no later than 10:00 a.m. on the later to occur of:

(i)     the sixtieth (60th) day following the determination of the purchase price for the Shares pursuant to Section 3(b) above and, if applicable, the resolution of the appraisal process pursuant to Section 3(e) above;

(ii)     the sixtieth (60th) day following the Company’s receipt of written notice of the appointment of the executor or personal representative of the estate of the deceased Shareholder (if applicable under the circumstances);

(iii)     the sixtieth (60th) day following the date of the qualification of a guardian for the property of the deceased Shareholder (if applicable under the circumstances); or

(iv)     the sixtieth (60th) day following the date upon which the Company timely exercises its right to purchase Shares pursuant to Section 3(b).

4.          Management.

(a)     The Board of Directors shall manage the business and affairs of the Company in accordance with the Company's Articles of Incorporation and its Bylaws; provided, however, that the Board of Directors, and the officers of the Company acting at the direction of the Board of Directors, shall refrain from taking the following actions:

(i)     doing any act in contravention of this Agreement; or

(ii)     issuing additional Shares of Company stock such that the Company loses its eligibility to be taxed in accordance with the provisions of Subchapter S of the Code.

(b)     The Board of Directors intends, subject to applicable laws and regulatory requirements, limitations or approvals, to cause the Company to make annual or quarterly distributions which are equal, on an annualized basis, to approximately the amount which represents the tax liability attributable to the Company’s annual taxable income, calculated using the highest individual income tax rate set forth in the Code. In determining the amount of the distribution, in addition to computing annualized taxable income based upon year-to-date income, the Board of Directors may take into account future anticipated events which might increase or reduce the final amount of taxable income for the entire taxable year.

(c)     The Board of Directors shall, subject to applicable laws and regulatory requirements, limitations or approvals, cause the Company to exercise the option granted pursuant to Sections 2(b) and 3(b) of this Agreement to purchase the Shares held by a pledging Shareholder or a Shareholder’s Representative, as the case may be, if the Shares, upon transfer or distribution by a Lender or the Shareholder’s Representative, would be owned by a person who would cause a termination of the Company’s election to be taxed in accordance with the provisions of Subchapter S of the Code.

5.       Specific Enforcement. The Shareholders expressly agree that the Company and the Shareholders will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any Shareholder, the Company and the other Shareholders shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

6.       Legend. Each certificate evidencing any of the Shares owned by any Shareholder shall bear a legend substantially as follows:

On the face of the certificate:

“Transfer of these Shares is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse of the certificate:

“The Shares evidenced by this certificate are subject to and transferable only in accordance with that certain Amended and Restated Shareholders Agreement between Private Bancshares, Inc. (the “Company”) and its shareholders, dated as of April 26, 2007, a copy of which is on file at the principal office of the Company. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Agreement. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Agreement.”

“The shares evidenced by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended (the “Act”) or applicable state securities law (the “State Acts”), and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until registered under the Act, the State Acts and any other applicable securities laws unless, in the opinion of counsel satisfactory to the Company, in form and substance satisfactory to the Company, such offer, sale, transfer, pledge or hypothecation is exempt from registration or is otherwise in compliance with the Act, the State Acts and any other applicable securities laws.”

If a Shareholder should receive a certificate without the foregoing legend, such Shareholder shall promptly surrender such certificate to the Company so that the Company may affix the foregoing legend thereto.

7.         Securities Laws.

(a)     The Shareholders acknowledge that the Shares acquired by them have not been registered under the Securities Act of 1933 (the “Act”) or any other applicable state securities law (the “State Acts”).

(b)     Each Shareholder represents and warrants that he or she did not acquire his or her Shares with a view to effecting a distribution, and that he or she will hold such Shares indefinitely unless subsequently registered under the Act, and the State Acts, as applicable, or unless an exemption from such registration is available and, if so required by the Company, an opinion of counsel for the Company, in form and substance satisfactory to the Company, is obtained to that effect. The provisions of this Agreement are in all respects subject to the restrictions of the Act, and the State Acts and the rules and regulations thereunder.

(c)     Each Shareholder realizes that the Company does not file, and does not in the foreseeable future contemplate filing, periodic reports in accordance with the provisions of Section 13 or 15(d) of the Securities and Exchange Act of 1934, and also understands that the Company has not agreed to register any of its securities for distribution in accordance with the provisions of the Act or to take any actions respecting the obtaining of an exemption from registration for such securities or any transaction with respect thereto.

8.        Delivery of Certificates. On the closing date for any transfer of Shares as provided in this Agreement, certificates representing such Shares shall be delivered to the Company with appropriate stock powers or endorsements duly executed in blank. If the stock certificate or certificates with appropriate stock powers or endorsements duly executed as aforesaid are not delivered contemporaneously with the tender of the purchase price, then the

Company shall be appointed, and the Company is hereby irrevocably constituted and appointed, the attorney-in-fact with full power and authority to execute the necessary stock powers and to perform all other acts necessary and proper in order to transfer such stock certificate or certificates to the Company or other Shareholders in accordance with the provisions of this Agreement.

9.        Subchapter S Corporation Status. Notwithstanding the provisions of any other Section of this Agreement, the following provisions shall apply:

(a)     Subchapter S Election. Each Shareholder acknowledges that the Company has elected, and its Shareholders have consented, to have the Company treated for federal and state income tax purposes as a Subchapter S corporation and that each Shareholder, as necessary, has delivered to the Company a written consent to the Company’s treatment as a Subchapter S corporation. Each Shareholder will deliver to the Company, immediately upon the Company’s request, such properly signed consents or other documents as, in the opinion of the Company, may be necessary or useful in maintaining the Company’s status as a Subchapter S corporation. Each Shareholder covenants that such Shareholder will not do anything to interfere with the Company’s maintaining its status as a Subchapter S corporation.

(b)     Revocation of Election. In the event that the Company, by the affirmative vote of at least 66-2/3% of its directors then holding office, and the Shareholders of the Company, by the affirmative vote of at least 66-2/3% of the then issued and outstanding Shares of the Company, decide to terminate the Subchapter S election, each Shareholder will be provided a written notice of such determination. Within sixty (60) days after the delivery of such notice, each Shareholder, if requested, will sign and deliver a consent to such revocation to the Secretary of the Company in the form prescribed by the Internal Revenue Service or the State Department of Revenue, or both, as the case may be.

(c)     Inadvertent Termination of Subchapter S Election. In the event the Company’s status as a Subchapter S corporation is terminated inadvertently and the Company and any Shareholder desire that the Subchapter S election be continued, the Company and the Shareholders agree to use their best efforts to obtain a waiver of the terminating event on the ground of inadvertence from the Internal Revenue Service. The Company and the Shareholders further agree to take such steps, and make such adjustments, as may be required by the Internal Revenue Service pursuant to Sections 1362(f)(3) and (4) or any successor section of the Code. If a Shareholder causes the terminating event to occur, such Shareholder shall bear the expense of procuring the waiver, including the legal, accounting and tax costs of taking such steps and of making such adjustments as may be required.

(d)     Restrictions on Transfer. So long as the Company maintains its Subchapter S election, no Shareholder shall transfer or offer to transfer any Shares that would in any manner cause the termination of the status of the Company as a Subchapter S corporation. Any such action as may be attempted in violation of the foregoing shall be void ab initio. In the event of any purported or attempted transfer of Shares that does not comply with the provisions of this Agreement, the purported transferee shall not be deemed to be a shareholder of the Company and shall not be entitled to receive a new certificate evidencing the Shares or any dividends or other distributions with respect to the Shares.

(e)     Trust Shareholders. Each Shareholder hereby agrees that if his or her Shares are now or hereafter held by a trust, such Shareholder shall cause the trustee of such trust to take all such necessary or appropriate action to maintain such trust as a permissible shareholder of a Subchapter S corporation, including, without limitation, distributing all of the income of such trust currently to the income beneficiary of such trust.

(f)     Shares Owned By Husband and Wife. Shares owned as husband and wife (whether held jointly or individually) are treated as a single shareholder. In the event that the individuals are no longer husband and wife, the Shareholders may continue to be treated as a single shareholder as provided in Code Section 1361(c)(1). In such a case, each Shareholder agrees to remain bound by this Agreement.

(g)     State Tax Matters.

(i)     Each Shareholder hereby agrees to take all such actions as may be required by any state in which the Company does business to ensure recognition of the Company’s Subchapter S corporation status for state tax purposes, including without limitation, the payment, where applicable, of state taxes on such Shareholder’s allocable shares of the Company’s income attributable to each such state.

(ii)     In the event that the Company elects or is required to make any payment on behalf of any Shareholder in an amount required to discharge any legal obligation of the Company to withhold or make payment (“Tax Payment”) to any governmental authority with respect to any Federal, state, or local tax liability of such Shareholder arising as a result of the ownership of Shares by such Shareholder, then the Shareholder and the Company agree that the amount of any such Tax Payment shall be treated as a non-interest bearing loan made by the Company to such Shareholder, which amount shall be repaid by charging against and reducing the amount of any subsequent distribution made by the Company with respect to the Shares held by such Shareholder. By way of example, but not limitation, in the event that the Company elects to file a composite income tax return with the State of Georgia on behalf of the Company’s non-resident Shareholders, in lieu of the filing of individual income tax returns with the State of Georgia by each of such non-resident Shareholders, and to pay any income tax due with such income tax return, then each such non-resident Shareholder’s proportionate share of such income tax paid by the Company shall be regarded as a Tax Payment. If and to the extent the amount of Tax Payment exceeds the amount of distributions to which a Member is subsequently entitled, and all or a portion of the Tax Payment remains unpaid at the time of a subsequent disposition of Shares by the Shareholder, then the unpaid balance of the loan made by the Company to such Shareholder that is the result of any such remaining unpaid Tax Payment shall be repaid to the Company on demand and, in the event that such payment of such loan is not made within three (3) business days of such demand, such former Shareholder shall be charged interest at an annual rate equal to the Prime Rate plus two percent (2%) for the period beginning three (3) business days after such demand for payment ending on the date that repayment of the loan is made.

(h)     Indemnity. Each Shareholder hereby agrees to indemnify and hold the Company and each other Shareholder of the Company harmless from and against all loss, liability, damage, cost and expense, including reasonable attorneys’ fees and any additional federal or state tax liability, actually incurred by the Company or any other Shareholder, arising out of or in connection with any violation of this Agreement by such indemnifying Shareholder.

(i)     Close of Taxable Year. In the event a Shareholder sells or otherwise transfers all of such Shareholder’s Shares on any date other than the date on which the Company’s taxable year ends, to the extent permitted the Company may elect, pursuant to Code Section 1377(a)(2), or any successor section, of the Code, to treat its tax year as if it closes on the day of such Shareholder’s sale or transfer. In such event, the Company’s applicable tax year shall be treated as two tax years for the allocation of income and loss items pursuant to Code Section 1377(a)(1), or any successor section, of the Code. Each Shareholder who owned Shares in the Company during such taxable year agrees to consent to such an election. The Company and the Shareholders agree to execute such documents and take such actions as may be required by the Internal Revenue Service or any State Department of Revenue having jurisdiction, or both, as the case may be, to effect this election. In connection with this election, the selling Shareholder’s basis in such Shareholder’s Shares shall be determined as of the date of the sale or transfer of the selling Shareholder’s Shares. The Company shall bear the expense of carrying out the election, including the legal and accounting costs necessary to determine the basis of the selling Shareholder and to ascertain the applicable allocations attributable to the short taxable year.

10.          Notices. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as follows (or at such other address for the parties as shall be specified by like notice):

(a)	if to the Company:

Private Bancshares, Inc.
Three Piedmont Center
Suite 210
3565 Piedmont Road
Atlanta, Georgia 30305
Attention: Charles B. Crawford, Jr.

(b)           if to a Shareholder, to the Shareholder’s address as provided by the Shareholder in this Agreement or such address as the Shareholder otherwise designates to the Company in writing.

11.        Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

(a)        Shares. “Shares” means and includes (i) all shares of the Common Stock of the Company now or hereafter owned by the Shareholders, (ii) all securities of the Company that may be issued in exchange for or in respect of its Common Stock, and (iii) all securities of the Company hereafter acquired that may be exchangeable for or convertible into Common Stock.

(b)        Shareholder. “Shareholder” means each of the Shareholders of the Company and, also, any person who receives Shares of the Company following execution of this Agreement.

12.     Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. Except as otherwise provided in Section 20 below, neither this Agreement nor any provision hereof may be waived, modified, amended, or terminated except by a written agreement approved by the Company, by the affirmative vote of at least 66-2/3% of its directors then holding office, and by the Shareholders of the Company, by the affirmative vote of at least 66-2/3% of the then-issued and outstanding shares of the Company. To the extent any term or other provision of any other indenture, agreement, or instrument by which any party hereto is bound conflicts with this Agreement, this Agreement shall have precedence over such conflicting term or provision.

13.     Governing Law; Successors and Assigns. This Agreement shall be governed by the laws of Georgia without respect to conflicts of laws provisions thereof, and shall be binding upon the heirs, personal representatives, executors, administrators, successors, and permitted assigns of the parties.

14.     Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

15.     Severability. If any provision of this Agreement shall be held to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid, or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid, or unenforceable provision were not contained herein.

16.     Captions. Captions and section headings are for convenience only and are not deemed to be part of this Agreement.

17.     Effect of Other Laws and Agreements. The rights and obligations of the parties under this Agreement shall be subject to any restrictions on the purchase of Shares which may be imposed by the Georgia Business Corporation Code, federal or state regulations affecting financial institutions and their holding companies, and any agreement now or hereafter entered into between the Company and any financial institution with respect to loans or other financial accommodations made to the Company.

18.     Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

19.     Effective Date of Agreement. This Agreement shall be effective as to each Shareholder as of the date this Agreement or as of the date any counterpart of this Agreement is executed by such Shareholder.

20.     Termination. This Agreement shall remain in full force and effect until the earlier of (a) the effective date that a written agreement providing for termination of this Agreement is signed by the Company (authorized by the affirmative vote of 66-2/3% of its directors then holding office) and by the holders of 66-2/3% of the then issued and outstanding Shares of the Company, (b) the effective date of a registration statement filed by the Company with the Securities and Exchange Commission with respect to a public offering of the Company’s common Shares, (c) the effective date of dissolution of the Company, either voluntarily or involuntarily, in accordance with the Company’s articles of incorporation and/or bylaws, (d) 20 years after the effective date of the Agreement, but only if the Agreement is determined in good faith to be an agreement governed by Section 14-2-732 of the Georgia Business Corporation Code, as amended, or (e) the effective date of the termination of the subchapter S election by the

Company pursuant to Section 9(b) hereof.

21.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.     Enforcement. This Agreement has been negotiated, executed and delivered in the State of Georgia, and each party (a) submits to personal jurisdiction in the State of Georgia for the enforcement of this Agreement, and (b) waives any and all rights under the laws of any state to object to jurisdiction within the State of Georgia for the purposes of litigation to enforce this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent a party from bringing any action against another party within any other state or country. Initiating such proceeding or taking such action in any jurisdiction shall not constitute a waiver of the agreement that the laws of the State of Georgia shall govern or of the submission made by a party to personal jurisdiction within the State of Georgia.

23.     Enforcement Costs. Should a party be required to engage legal counsel to enforce or prevent the breach of any of the provisions of this Agreement, to institute any action or proceeding to enforce any such provision of this Agreement, to seek an injunction, to seek damages by reason of any alleged breach of any provisions, to seek a declaration of its rights or obligations, or to seek any other judicial or equitable remedy, then the prevailing party in such action shall be entitled to be reimbursed by the other party or parties for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees actually incurred.

24.     SEPARATE COUNSEL. BY SIGNING THIS AGREEMENT, THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO OBTAIN SEPARATE LEGAL COUNSEL AND ADVICE REGARDING THIS AGREEMENT AND THAT THEY HAVE READ AND UNDERSTAND THIS AGREEMENT.

IN WITNESS WHEREOF, this Agreement has been executed under seal as of the date and year first above written.

PRIVATE BANCSHARES, INC.

By:	/s/ Charles B. Crawford, Jr.

Name:	Charles B. Crawford, Jr.

Title:	Chairman, President and CEO

SCHEDULE I

PRIVATE BANCSHARES, INC.

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

SHAREHOLDERS OF PRIVATE BANCSHARES, INC.

Signature	Print Name	Date Agreement
Signed

Number of Shares Owned

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware General Corporation Law

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify any person, including directors, officers, employees, and agents, who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by such person in connection with such suit, action, or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided, that, in the case of any threatened, pending, or completed action by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under the DGCL to indemnify such person against any expenses (including attorneys’ fees) reasonably incurred by such person in connection with the action.

Certificate of Incorporation and Bylaws

Article 9 of NCC’s certificate of incorporation limits the personal liability of NCC’s directors to the company or its stockholders for monetary damages for breach of fiduciary duty to the extent provided by Section 102(b)(7) of the DGCL.

Pursuant to Article 6 of NCC’s bylaws, NCC will indemnify and hold harmless its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, from and against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of NCC’s directors or officers or, while a director or officer, is or was serving at NCC’s request in any position or capacity for any other entity. NCC’s bylaws further provide for the advancement of expenses to directors or officers in defending any proceeding in advance of its final disposition; provided, that, to the extent required by law, such an advancement will be made only upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined by final judicial decision that he or she is not entitled to be indemnified for such expenses. In addition, NCC’s bylaws permit the company’s board of directors to provide for indemnification and advancement of expenses to NCC’s employees and agents to the extent and in the manner permitted by the DGCL.

Insurance and Contractual Arrangements

NCC’s bylaws authorize the company to purchase and maintain insurance on behalf of its directors, officers, employees, and agents, and persons serving at the company’s request in any position or capacity for any other entity, against any liability asserted against or incurred by him or her, or arising out of his or her status as such, whether or not the company would have the power or obligation to indemnify such person against the liability.

NCC maintains standard policies of insurance under which coverage is provided (i) to NCC’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to NCC with respect to payments that may be made by NCC to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law. NCC currently maintains management liability insurance, excess director and officer liability insurance, and Side A director and officer liability insurance. NCC’s bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, rule of law, provision in the company’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. In this regard, NCC has entered into an indemnification agreement with each of its directors and executive officers that provides a contractual right to indemnification and advancement of expenses. These indemnification agreements require NCC to indemnify its directors and executive officers to the fullest extent permitted by Delaware law and for certain liabilities incurred as a result of actions brought, or threatened to be brought, against such directors and executive officers in connection with their duties, subject to certain limitations. NCC is also required to advance expenses to its directors and executive officers upon request to the fullest extent permitted by Delaware law and subject to the same restrictions applicable to indemnification payments. The agreements also contain various covenants by NCC regarding the maintenance of directors’ and officers’ liability insurance.

Item 21. Exhibits and Financial Statement Schedules

(a)      Index to Exhibits: The list of exhibits is set forth beginning on page II-6 of this registration statement and is incorporated herein by reference.

(b)      Financial Statement Schedules: No financial statement schedules are provided because the information called for is not applicable, is incorporated by reference or is shown in the financial statements or notes thereto.

(c)      Opinion of Financial Advisor: The opinion of BSP Securities, LLC, a subsidiary of Banks Street Partners, LLC, to the PBI board of directors is provided as Appendix C to the proxy statement-prospectus that forms a part of this registration statement.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)      (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (g)      (1)      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)      The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, National Commerce Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on October 21, 2016.

NATIONAL COMMERCE CORPORATION

/s/ John H. Holcomb, III
By: John H. Holcomb, III
Its: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes John H. Holcomb, III, Richard Murray, IV and William E. Matthews, V, or any of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 21, 2016.

Name and Signature	Title

/s/ John H. Holcomb, III	Chairman of the Board and Chief Executive Officer
John H. Holcomb, III	(Principal Executive Officer)

/s/ William E. Matthews, V	Vice Chairman of the Board and Chief Financial Officer
William E. Matthews, V	(Principal Financial Officer)

/s/ Richard Murray, IV	President, Chief Operating Officer and Director
Richard Murray, IV

/s/ Shelly S. Williams	Senior Vice President and Chief Accounting Officer
Shelly S. Williams	(Principal Accounting Officer)

/s/ Bobby A. Bradley	Director
Bobby A. Bradley

Name and Signature	Title

/s/ R. Holman Head	Director
R. Holman Head

/s/ Jerry D. Kimbrough	Director
Jerry D. Kimbrough

/s/ C. Phillip McWane	Director
C. Phillip McWane

/s/ G. Ruffner Page, Jr.	Director
G. Ruffner Page, Jr.

/s/ Stephen A. Sevigny	Director
Stephen A. Sevigny

/s/ W. Stancil Starnes	Director
W. Stancil Starnes

Director
Temple W. Tutwiler, III

/s/ Russell H. Vandevelde, IV	Director
Russell H. Vandevelde, IV

/s/ Donald F. Wright	Director
Donald F. Wright

Exhibit Index

Exhibit Number	Description

2.1††#

Agreement and Plan of Merger, dated August 30, 2016, by and among National Commerce Corporation and Private Bancshares, Inc. (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement and incorporated herein by reference)

3.1#

Certificate of Incorporation of National Commerce Corporation (incorporated herein by reference to Exhibit 3.1 to NCC’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

3.1A#

Amendment to Certificate of Incorporation of National Commerce Corporation (incorporated herein by reference to Exhibit 3.1A to NCC’s Annual Report on Form 10-K (File No. 000-55336), filed on February 20, 2015)

3.2#	Bylaws of National Commerce Corporation (incorporated herein by reference to Exhibit 3.2 to NCC’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

4.1#

Form of Common Stock Certificate of National Commerce Corporation (incorporated herein by reference to Exhibit 4.1 to NCC’s Registration Statement on Form S-1 (File No. 333-201371), filed on February 27, 2015)

5.1	Opinion of Maynard, Cooper & Gale, P.C. regarding legality of securities being registered (including its consent)

8.1	Opinion of Maynard, Cooper & Gale, P.C. regarding certain tax matters (including its consent)

10.1†	Private Bancshares, Inc. 2006 Stock Incentive Plan

10.2†	Form of Stock Option Agreement under Private Bancshares, Inc. 2006 Stock Incentive Plan

10.3	Form of Shareholder Voting Agreement, by and between National Commerce Corporation and each director and certain officers of Private Bancshares, Inc.

21.1	Subsidiaries of National Commerce Corporation

23.1	Consent of Maynard, Cooper & Gale, P.C. (included as part of Exhibit 5.1)

23.2	Consent of Maynard, Cooper & Gale, P.C. (included as part of Exhibit 8.1)

23.3	Consent of Porter Keadle Moore, LLC (with respect to National Commerce Corporation)

23.4	Consent of Porter Keadle Moore, LLC (with respect to Private Bancshares, Inc.)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Proxy Card of Private Bancshares, Inc.

99.2	Rule 438 Consent of Joel S. Arogeti

99.3	Consent of BSP Securities, LLC, a subsidiary of Banks Street Partners, LLC

Exhibit Number	Description

#	Incorporated by reference as indicated.

†	Denotes a management compensatory plan, agreement or arrangement.

††

Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. National Commerce Corporation agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.